Exhibit 4.2
Execution Version

TERM CREDIT AGREEMENT
among
REVLON CONSUMER PRODUCTS CORPORATION,
as the Borrower,
REVLON, INC.,
as Holdings,
THE LENDERS PARTY HERETO and
WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Administrative Agent and Collateral Agent
Dated as of August 6, 2019

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37287.000137287.000166

TABLE OF CONTENTS
Page

SECTION I.	DEFINITIONS 1

1.1	Defined Terms 1

1.2	Other Definitional Provisions 50

1.3	Pro Forma Calculations 52

1.4	Exchange Rates; Currency Equivalents 53

1.5	Agent’s Discretion 53

1.6	Covenants 54

SECTION II.	AMOUNT AND TERMS OF COMMITMENTS 55

2.1	Term Commitments 55

2.2	Procedure for Initial Term B Loan Borrowing 55

2.3	Repayment of Initial Term B Loans 55

2.4	[Reserved] 55

2.5	[Reserved] 55

2.6	[Reserved] 55

2.7	[Reserved] 55

2.8	Repayment of Loans 55

2.9	Fees 56

2.10	[Reserved] 56

2.11	Optional Prepayments; Premiums and Exit Fee 56

2.12	Mandatory Prepayments 57

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2.13	Continuation Options 59

2.14	Minimum Amounts and Maximum Number of Eurocurrency Tranches 60

2.15	Interest Rates and Payment Dates 60

2.16	Computation of Interest and Fees 60

2.17	[Reserved] 61

2.18	Pro Rata Treatment and Payments 61

2.19	[Reserved] 62

2.20	Taxes 62

2.21	Indemnity 65

2.22	[Reserved] 65

2.23	Change of Lending Office 65

2.24	Replacement of Lenders 66

2.25	[Reserved] 67

2.26	Extension of Term Loans 67

SECTION III.	[Reserved] 70

SECTION IV.	REPRESENTATIONS AND WARRANTIES 70

4.1	Financial Condition 70

4.2	No Change 70

4.3	Existence; Compliance with Law 70

4.4	Corporate Power; Authorization; Enforceable Obligations 70

4.5	No Legal Bar 71

4.6	No Material Litigation 71

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4.7	No Default 71

4.8	Ownership of Property; Liens 71

4.9	Intellectual Property 72

4.10	Taxes 72

4.11	Federal Regulations 72

4.12	ERISA. 72

4.13	Investment Company Act 73

4.14	Subsidiaries 73

4.15	Environmental Matters 73

4.16	Accuracy of Information, etc. 73

4.17	Security Documents 73

4.18	Solvency 74

4.19	Anti-Terrorism 74

4.20	Use of Proceeds 75

4.21	Labor Matters 75

4.22	Senior Indebtedness 75

4.23	OFAC 75

4.24	Anti-Corruption Compliance 75

SECTION V.	CONDITIONS PRECEDENT 75

5.1	Conditions to Initial Extension of Credit on the Closing Date 75

SECTION VI.	AFFIRMATIVE COVENANTS 77

6.1	Financial Statements 78

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6.2	Certificates; Other Information 78

6.3	Payment of Taxes 80

6.4	Conduct of Business and Maintenance of Existence, etc.; Compliance 80

6.5	Maintenance of Property; Insurance 80

6.6	Inspection of Property; Books and Records; Discussions 80

6.7	Notices 81

6.8	Additional Collateral, etc. 82

6.9	Use of Proceeds 87

6.10	Post Closing 87

6.11	Royalty Payments 87

6.12	Line of Business 87

6.13	Changes in Jurisdictions of Organization; Name 87

SECTION VII.	NEGATIVE COVENANTS 87

7.1	[reserved] 87

7.2	Indebtedness 88

7.3	Liens 93

7.4	Fundamental Changes 98

7.5	Dispositions of Property 99

7.6	Restricted Payments 102

7.7	Investments 105

7.8	Prepayments, Etc. of Indebtedness; Amendments 111

7.9	Transactions with Affiliates 112

7.10	Sales and Leasebacks 114

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7.11	Changes in Fiscal Periods 114

7.12	Negative Pledge Clauses 114

7.13	Clauses Restricting Subsidiary Distributions 116

7.14	Limitation on Hedge Agreements 118

7.15	Amendment of Company Tax Sharing Agreement 118

7.16	Financial Covenants 118

SECTION 7A. HOLDINGS NEGATIVE COVENANTS	118

SECTION 7B. BRANDCO ENTITIES PASSIVE COVENANT	119

SECTION 7C. BRANDCO REPRESENTATIONS AND COVENANTS	120

SECTION VIII.	EVENTS OF DEFAULT 120

8.1	Events of Default 120

SECTION IX.	THE AGENTS 125

9.1	Appointment 125

9.2	Delegation of Duties 125

9.3	Exculpatory Provisions 126

9.4	Reliance by the Agents 126

9.5	Notice of Default 127

9.6	Non-Reliance on Agents and Other Lenders 127

9.7	Indemnification 127

9.8	Agent in Its Individual Capacity 128

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9.9	Successor Agents 128

9.10	Certain Collateral Matters 129

9.11	Agents May File Proofs of Claim 129

SECTION X.	MISCELLANEOUS 130

10.1	Amendments and Waivers 130

10.2	Notices; Electronic Communications 133

10.3	No Waiver; Cumulative Remedies 135

10.4	Survival of Representations and Warranties 136

10.5	Payment of Expenses; Indemnification 136

10.6	Successors and Assigns; Participations and Assignments 137

10.7	Adjustments; Set off 142

10.8	Counterparts 143

10.9	Severability 143

10.10	Integration 143

10.11	GOVERNING LAW 143

10.12	Submission to Jurisdiction; Waivers 144

10.13	Acknowledgments 144

10.14	Confidentiality 145

10.15	Release of Collateral and Guarantee Obligations; Subordination of Liens 147

10.16	Accounting Changes 148

10.17	WAIVERS OF JURY TRIAL 149

10.18	USA PATRIOT ACT 149

10.19	[Reserved] 149

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10.20	Interest Rate Limitation 149

10.21	Payments Set Aside 149

10.22	Electronic Execution of Assignments and Certain Other Documents 150

10.23	Acknowledgement and Consent to Bail-In of EEA Financial Institutions 150

SCHEDULES:
2.1    Commitments
4.8    Owned Real Property
4.14    Subsidiaries
4.17    UCC Filing Jurisdictions
6.10    Post Closing Matters
7.2(d) to the 2016 Term Loan Agreement    Existing Indebtedness
7.3(f) to the 2016 Term Loan Agreement    Existing Liens
7.7 to the 2016 Term Loan Agreement    Existing Investments
7.9 to the 2016 Term Loan Agreement    Transactions with Affiliates
7.12 to the 2016 Term Loan Agreement    Existing Negative Pledge Clauses
7.13 to the 2016 Term Loan Agreement    Clauses Restricting Subsidiary Distributions

EXHIBITS:
A    [Reserved]
B    Form of Compliance Certificate
C    Form of Closing Certificate
D    Form of Assignment and Assumption
E    Form of Affiliate Lender Assignment and Assumption
F    Form of Exemption Certificate
G    Form of Solvency Certificate
H    [Reserved]
I    Form of Prepayment Option Notice
J    Form of Term Loan Note
K    [Reserved]
L    [Reserved]
M    Form of Mortgage

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TERM CREDIT AGREEMENT, dated as of August 6, 2019, among REVLON CONSUMER PRODUCTS CORPORATION, a Delaware corporation (the “Company” or the “Borrower”), REVLON, INC., a Delaware corporation (“Holdings”) solely for purposes of Section 7A, the financial institutions or other entities from time to time parties to this Agreement as lenders (the “Lenders”) and Wilmington Trust, National Association, as Administrative Agent and Collateral Agent.
The parties hereto hereby agree as follows:
SECTION I.DEFINITIONS
1.1    Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
“2016 Term Facility”: the “Initial Term B Facility” made available to the Borrower pursuant to the 2016 Term Loan Agreement.
2    “2016 Term Loan Documents”: the collective reference to the 2016 Term Loan Agreement and any other document, agreement and instrument executed and/or delivered in connection therewith or relating thereto, together with any amendment, supplement, waiver, or other modification to any of the foregoing.
3    “2016 Term Loan Agreement”: the Term Credit Agreement, dated as of September 7, 2016, among the Borrower, Holdings, the lenders from time to time party thereto and Citibank, N.A., as administrative agent and collateral agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, including, as the context may require, any term loans made from time to time thereunder.
4    “2021 Notes”: the Borrower’s 5.75% senior notes due 2021.
5    “2021 Notes Refinancing Basket”: as defined in Section 7.2.
6    “2024 Notes”: the Borrower’s 6.250% senior notes due 2024.
7    “ABL Documents”: the collective reference to the ABL Facility Agreement and any other document, agreement and instrument executed and/or delivered in connection therewith or relating thereto, together with any amendment, supplement, waiver, or other modification to any of the foregoing.
8    “ABL Facility”: the asset-based revolving credit facility made available to the Borrower pursuant to the ABL Facility Agreement.
9    “ABL Facility Agreement”: the Asset-Based Revolving Credit Agreement, dated as of September 7, 2016, as amended and restated on April 17, 2018 and amended on March 6, 2019, among the Borrower, the local borrowing subsidiaries party thereto, Holdings, the lenders and issuing lenders from time to time party thereto and Citibank, N.A., as administrative agent, collateral agent, issuing lender and swingline lender, as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time.
10    “ABL Facility First Priority Collateral”: as defined in the ABL Intercreditor Agreement.

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11    “ABL Intercreditor Agreement”: the ABL Intercreditor Agreement, dated as of September 7, 2016, among the Borrower, Holdings, the Subsidiary Guarantors, the collateral agent under the 2016 Term Loan Documents, the collateral agent under the ABL Documents and, via joinder, the Collateral Agent, as the same may be amended, supplemented, waived or otherwise modified from time to time. In no event shall the BrandCo Collateral be subject to the provisions of the ABL Intercreditor Agreement.
12    “ABL Loan”: any loan made pursuant to the ABL Facility.
13    “ABL Refinancing Conditions”: as defined in Section 7.2.
14    “Accelerated Maturity Date”: the date that is the earlier of (I)(i) 180 days prior to the stated maturity date of the 2016 Term Facility if on such date any loans remain outstanding under the 2016 Term Facility or (ii) if the 2016 Term Facility has been refinanced or replaced prior to such date, then 180 days prior to the stated maturity of such new facility if on such date, any loans remain outstanding under such new facility and (II) the date on which all or some of a principal amount of Term Loans under the 2016 Term Facility becomes due pursuant to the operation of (i) the definition of “Accelerated Maturity Date” as defined in 2016 Term Facility (as such definition may be modified from time to time) or (ii) any similar provision or definition under the 2016 Term Facility which may cause the then scheduled maturity date therein to “spring” forward.
15    “Accounting Changes”: as defined in Section 10.16.
16    “Administrative Agent”: Wilmington Trust, National Association, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors and permitted assigns in such capacity in accordance with Section 9.9.
17    “Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, in either case whether by contract or otherwise.
18    “Affiliate Lender Assignment and Assumption”: an Affiliate Lender Assignment and Assumption, substantially in the form of Exhibit E or such other form reasonably acceptable to the Administrative Agent and the Borrower.
19    “Agents”: the collective reference to the Collateral Agent and the Administrative Agent.
20    “Agreed Purposes”: as defined in Section 10.14.
21    “Agreement”: this Term Credit Agreement, as amended, supplemented, waived or otherwise modified from time to time.
22    “Anti-Corruption Law”: the United States Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, or any applicable law or regulation implementing the OECD Convention on Combatting Bribery of Foreign Public Officials.
“Applicable Make-Whole Amount” with respect to any repayment or prepayment or repayment required to be made, an amount equal to (i) the present value of the amount of interest that would have been paid on the principal amount of the Loans being so repaid or prepaid for the period from and including the date of such repayment, prepayment or date of required repayment to and including December

31, 2020 (in each case, calculated on the basis of the interest rate with respect to the Loans that is in effect on the date of such repayment, prepayment or date of required repayment and on the basis of actual days elapsed over a year of three hundred sixty-five (365) days) plus (ii) 10% of the aggregate principal amount prepaid, repaid or required to be repaid. The present value calculation in clause (i) of the Applicable Make-Whole Amount shall be calculated using the discount rate equal to the Treasury Rate as of such repayment or prepayment date or date of required repayment plus 50 basis points.
23    “Applicable Margin”: for any day, with respect to the Loans under the Initial Term B Facility, 9.50%.
24    “Applicable Premium” as defined in Section 2.11.
25    “Applicable Threshold Price”: as defined in the definition of “Dutch Auction”.
26    “Approved Fund”: as defined in Section 10.6(b).
27    “Ares” means Ares Management LLC, on behalf of one or more affiliated funds, investment vehicles and/or managed accounts.
28    “Asset Sale”: any Disposition of Property or series of related Dispositions of Property by the Borrower or any of its Restricted Subsidiaries (a) under Section 7.5(e), (k), (p) or (v) or (b) not otherwise permitted under Section 7.5, in each case, which yields Net Cash Proceeds in excess of $5,000,000.
29    “Assignee”: as defined in Section 10.6(b).
30    “Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit D or such other form reasonably acceptable to the Administrative Agent and the Borrower.
31    “Auction Amount”: as defined in the definition of “Dutch Auction”.
32    “Auction Assignment and Acceptance”: as defined in the definition of “Dutch Auction”.
33    “Auction Manager”: the party appointed by the Required Lenders, which may be the Administrative Agent or another financial institution or advisor.
34    “Auction Notice”: as defined in the definition of “Dutch Auction”.
35    “Auction Offeror”: as defined in the definition of “Dutch Auction”.
36    “Available Amount”: as at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:
(a)    [Reserved]; plus
(b)    an amount (which amount shall not be less than zero) equal to 50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from October 1, 2016 to the end of the Borrower’s most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 6.1; plus
(c)    [Reserved]; plus

(d)    (i) the cumulative amount of cash proceeds from (x) the sale of Capital Stock (other than Disqualified Capital Stock) of the Borrower, Holdings or any Parent Company (y) capital contributions, in each case, after the Closing Date, which proceeds have been contributed as common equity to the capital of the Borrower and not previously applied for a purpose other than use in the Available Amount, and (ii) Capital Stock (other than Disqualified Capital Stock) of Holdings, the Borrower or any Parent Company issued upon conversion of Indebtedness (other than Indebtedness that is contractually subordinated to the Obligations in right of payment) of the Borrower or any Restricted Subsidiary owed to a person other than the Borrower or a Restricted Subsidiary not previously applied for a purpose other than use in the Available Amount; provided, that this clause (d) shall exclude sales of Capital Stock financed as contemplated by Section 7.7(g) and any amounts used to finance the payments or distributions in respect of any Junior Financing pursuant to Section 7.8; plus
(e)    [reserved]; plus
(f)    [reserved]; plus
(g)    100% of the aggregate amount received by the Borrower or any Restricted Subsidiary in cash after the Closing Date from any dividend, other distribution or return of capital by an Unrestricted Subsidiary; plus
(h)    in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or any of its Restricted Subsidiaries, the Fair Market Value of the Investments of the Borrower or any of its Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) to the extent such prior Investment in the previously designated Unrestricted Subsidiary was made pursuant to Section 7.7(h)(B); plus
(i)    an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in cash or Cash Equivalents by the Borrower or any of its Restricted Subsidiaries in respect of any Investments made pursuant to Sections 7.7(h)(B) or 7.7(v)(ii); plus
(j)    Declined Amounts not otherwise used to make any Investment, Restricted Payment or payment or distribution made in respect of any Junior Financing not from the Available Amount; minus
(k)    any amounts thereof used to make Investments pursuant to Sections 7.7(h)(B) or 7.7(v)(ii)  after the Closing Date prior to such time; minus
(l)    the cumulative amount of Restricted Payments made pursuant to Section 7.6(b) prior to such time; minus
(m)    any amount thereof used to make payments or distributions in respect of Junior Financings pursuant to Section 7.8(a)(i) (other than payments made with proceeds from the issuance of Capital Stock that were excluded from the calculation of the Available Amount pursuant to clause (d) above).

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
37    “Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
38    “Benefited Lender”: as defined in Section 10.7(a).
39    “Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
40    “Board of Directors”: (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (b) with respect to a partnership, the board of directors of the general partner of the partnership, or any committee thereof duly authorized to act on behalf of such board or the board or committee of any Person serving a similar function; (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof or any Person or Persons serving a similar function; and (d) with respect to any other Person, the board or committee of such Person serving a similar function.
41    “Borrower”: as defined in the preamble hereto.
42    “Borrower Materials”: materials and/or information that the Borrower or Holdings may make available on behalf of the Borrower for the Lenders from time to time.
43    “Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.
44    “BrandCo”: Beautyge II, LLC, a Delaware limited liability company.
45    “BrandCo Cayman Holdings”: Beautyge I, an exempted company incorporated in the Cayman Islands.
46     “BrandCo Collateral”: all the “Collateral” as defined in any BrandCo Security Document.
47    “BrandCo Contribution”: the sale, transfer, assignment and contribution set forth in the BrandCo Contribution Agreements of all Initial Transferred Assets (as defined in the BrandCo Upper Tier Contribution Agreement).
48    “BrandCo Contribution Agreements”: the BrandCo Upper Tier Contribution Agreement and the BrandCo Lower Tier Contribution Agreement.
49    “BrandCo Entities”: Brandco and BrandCo Cayman Holdings.
50    “BrandCo License Agreement”: the Intellectual Property License Agreement, dated as of the date hereof, among BrandCo as licensor and the Borrower as licensee, as the same may be amended, supplemented, waived or otherwise modified from time to time.

51    “BrandCo License Documents” the BrandCo License Agreement and the BrandCo Non-Exclusive License.
52    “BrandCo Lower Tier Contribution Agreement”: the Lower Tier Transfer and Contribution Agreement by and among BrandCo Cayman Holdings and BrandCo, dated as of the date hereof.
53     “BrandCo Non-Exclusive License”: the Non-Exclusive License Agreement, by and among the Borrower, as licensor and BrandCo as licensee.
54    “BrandCo Permitted Liens”: (a) Liens arising under or permitted by the BrandCo Transaction Documents and (b) Liens arising under law or pursuant to documentation governing permitted accounts in connection with BrandCo’s cash management.
55    “BrandCo Products”: the consumer good products sold under the brand name “American Crew”.
“BrandCo Release”: the unconditional and irrevocable termination and release of all security interests in and on the BrandCo Collateral granted to or held by any of the administrative agents or collateral agents under the 2016 Term Facility or the ABL Facility, as the case may be, and their respective security documents, pursuant to the terms of that certain Confirmation of Release and those certain Notices of Release of Security Interest in Certain Trademark, in each case dated as of the date hereof.
56     “BrandCo Security Agreement”: the BrandCo Guarantee and Security Agreement, dated as of the date hereof, among the BrandCo Entities and the Collateral Agent, as the same may be amended, supplemented, waived or otherwise modified from time to time.
57     “BrandCo Security Documents”: the BrandCo Security Agreement, the BrandCo UK IP Agreement and all other security documents (including any Mortgages) hereafter delivered to the Administrative Agent or the Collateral Agent purporting to grant a Lien on any Property of any BrandCo Entity to secure the Secured Obligations.
58    “BrandCo Transaction Documents”: collectively, the BrandCo Security Documents, the BrandCo Contribution Agreements and the BrandCo License Documents.
59    “BrandCo Upper Tier Contribution Agreement”: the Upper Tier Transfer and Contribution Agreement by and among Beautyge Brands USA, Inc. as transferor, the Borrower and BrandCo Cayman Holdings, dated as of the date hereof.
60    “BrandCo UK IP Agreement”: the English law governed Charge over Intellectual Property, dated as of the date hereof, by and among BrandCo and the Collateral Agent.
61    “Business”: the business activities and operations of the Borrower and/or its Subsidiaries on the Closing Date, after giving effect to the Transactions.
62    “Business Day”: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s office is located, and if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, means any such day that is also a London Banking Day.

63    “Calculation Date”: as defined in Section 1.3(a).
64    “Canadian Security Agreement”: the Canada Term Loan Collateral Agreement, dated as of the date hereof, among each Subsidiary Guarantor from time to time party thereto and the Collateral Agent, as the same may be amended, supplemented, waived or otherwise modified from time to time.
65     “Capital Expenditures”: for any period, with respect to any Person, (a) the additions to property, plant and equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a balance sheet of such Person, and other capital expenditures of such Person that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by such Person; provided, that in any event the term “Capital Expenditures” shall exclude: (i) any Permitted Acquisition and any other Investment permitted hereunder; (ii) any expenditures to the extent financed with any Reinvestment Deferred Amount or the proceeds of any Disposition or Recovery Event that are not required to be applied to prepay Term Loans; (iii) expenditures for leasehold improvements for which such Person is reimbursed in cash or receives a credit; (iv) capital expenditures to the extent they are made with the proceeds of equity contributions (other than in respect of Disqualified Capital Stock) made to the Borrower after the Closing Date; (v) capitalized interest in respect of operating or capital leases; (vi) the book value of any asset owned to the extent such book value is included as a capital expenditure as a result of reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; and (vii) any non-cash amounts reflected as additions to property, plant or equipment on such Person’s consolidated balance sheet.
66    “Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal Property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP, provided, that for the purposes of this definition, “GAAP” shall mean generally accepted accounting principles in the United States as in effect on the Effective Date.
67    “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, and any and all equivalent ownership interests in a Person (other than a corporation).
68    “Cash Equivalents”:
(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within 18 months from the date of acquisition thereof;
(b)    certificates of deposit, time deposits and eurodollar time deposits with maturities of 18 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 18 months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus at the date of acquisition thereof in excess of $250,000,000;
(c)    repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above;

(d)    commercial paper having a rating of at least A-1 from S&P or P-1 from Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and maturing within 18 months after the date of acquisition and Indebtedness and preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 18 months or less from the date of acquisition;
(e)    readily marketable direct obligations issued by or directly and fully guaranteed or insured by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 18 months or less from the date of acquisition;
(f)    marketable short-term money market and similar securities having a rating of at least P-1 or A-1 from Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) and in each case maturing within 18 months after the date of creation or acquisition thereof;
(g)    Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AA- (or the equivalent thereof) or better by S&P or Aa3 (or the equivalent thereof) or better by Moody’s;
(h)    (x) such local currencies in those countries in which the Borrower and its Restricted Subsidiaries transact business from time to time in the ordinary course of business and (y) investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (g) or otherwise customarily utilized in countries in which the Borrower and its Restricted Subsidiaries operate for short term cash management purposes; and
(i)    Investments in funds which invest substantially all of their assets in Cash Equivalents of the kinds described in clauses (a) through (h) of this definition.
69    “Cash Management Obligations”: obligations in respect of any overdraft or other liabilities arising from treasury, depository and cash management services, credit or debit card, or any automated clearing house transfers of funds.
70    “Certificated Security”: as defined in the Guarantee and Collateral Agreement.
71    “Change of Control”: as defined in Section 8.1(j).
72    “Charges”: as defined in Section 10.20.
73    “Chattel Paper”: as defined in the Guarantee and Collateral Agreement.
74    “Closing Date”: August 6, 2019.
75    “Code”: the Internal Revenue Code of 1986, as amended from time to time (unless otherwise indicated).
76    “Collateral”: all the “Collateral” as defined in any Security Document; provided, however, for purposes of any Intercreditor Agreement, BrandCo Collateral shall not constitute “Shared Collateral” as defined in any Intercreditor Agreement.

77    “Collateral Agent”: Wilmington Trust, National Association, in its capacity as collateral agent for the Secured Parties under the Security Documents and any of its successors and permitted assigns in such capacity in accordance with Section 9.9.
78    “Commitment”: the Initial Term B Commitment.
79    “Commitment Letter”: the Commitment Letter, dated as of August 1, 2019, among the Borrower and Ares, as amended, restated, supplemented or otherwise modified from time to time.
80    “Committed Reinvestment Amount”: as defined in the definition of “Reinvestment Prepayment Amount”.
81    “Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
82    “Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
83    “Commonly Controlled Plan”: as defined in Section 4.12(b).
84    “Company”: as defined in the preamble hereto.
85    “Company Tax Sharing Agreement”: the Tax Sharing Agreement, dated as of March 26, 2004, among Holdings, the Company and certain of its Subsidiaries, as amended, supplemented or otherwise modified from time to time in accordance with the provisions of Section 7.15.
86    “Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B or such other form reasonably acceptable to the Administrative Agent and the Borrower.
87    “Confidential Information”: as defined in Section 10.14.
88    “Consolidated Current Assets”: with respect to any Person at any date, in accordance with GAAP, the total consolidated current assets on a consolidated balance sheet of such Person and its Subsidiaries less any cash and Cash Equivalents.
89    “Consolidated Current Liabilities”: with respect to any Person at any date, in accordance with GAAP, the total current liabilities on a consolidated balance sheet of such Person and its Subsidiaries less any short-term borrowings and the current portion of any long-term Indebtedness.
90    “Consolidated EBITDA”: of any Person for any period, shall mean the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, without duplication and, if applicable, except with respect to clauses (f) and (s) of this definition, to the extent deducted in calculating such Consolidated Net Income for such period, the sum of:
(a)    provisions for taxes based on income (or similar taxes in lieu of income taxes), profits, capital (or equivalents), including federal, foreign, state, local, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period (including penalties and interest related to taxes or arising from tax examinations);

(b)    Consolidated Net Interest Expense and, to the extent not reflected in such Consolidated Net Interest Expense, any net losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk or foreign exchange rate risk, amortization or write-off of debt discount and debt issuance costs and commissions, premiums, discounts and other fees and charges associated with Indebtedness (including commitment, letter of credit and administrative fees and charges with respect to the Facilities, the 2016 Term Loan Documents and the ABL Facility);
(c)    depreciation and amortization expense and impairment charges (including deferred financing fees, original issue discount, amortization of convertible notes and other convertible debt instruments, capitalized software expenditures, amortization of intangibles (including goodwill), organization costs and amortization of unrecognized prior service costs, and actuarial losses related to pensions, and other post-employment benefits);
(d)    all management, monitoring, consulting and advisory fees, and due diligence expense and other transaction fees and expenses and related expenses paid (or any accruals related to such fees or related expenses) (including by means of a dividend) during such period up to an amount not to exceed $10,000,000 in such period;
(e)    Subject to the Shared EBITDA Cap, any extraordinary, unusual or non-recurring charges, expenses or losses (including (x) losses on sales of assets outside of the ordinary course of business, (y) restructuring and integration costs or reserves, including any retention and severance costs, costs associated with office and facility openings, closings and consolidations, relocation costs, contract termination costs, future lease commitments, excess pension charges and other non-recurring business optimization expenses and legal and settlement costs, and (z) any expenses in connection with the Transactions);
(f)    to the extent covered by insurance and actually reimbursed, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (x) not denied by the applicable carrier in writing within 180 days and (y) in fact reimbursed within 365 days following the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption;
(g)    [reserved];
(h)    transaction costs, fees and expenses (including the Transactions) (in each case whether or not any transaction is actually consummated) (including those with respect to any amendments or waivers of the Loan Documents, the 2016 Term Loan Documents or the ABL Documents, and those payable in connection with the sale of Capital Stock, recapitalization, the incurrence of Indebtedness permitted by Section 7.2, transactions permitted by Section 7.4, Dispositions permitted by Section 7.5, or any Permitted Acquisition or other Investment permitted by Section 7.7);
(i)    accruals and reserves that are established or adjusted within twelve months after the Effective Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies;

(j)    all costs and expenses incurred in defending, settling and compromising any pending or threatened litigation claim, action or legal dispute up to an amount not to exceed $15,000,000 in such period;
(k)    charges, losses, lost profits, expenses or write-offs to the extent indemnified or insured by a third party, including expenses covered by indemnification provisions in any Qualified Contract or any agreement in connection with the Transactions, a Permitted Acquisition or any other acquisition or Investment permitted by Section 7.7, in each case, to the extent that coverage has not been denied (other than any such denial that is being contested by the Borrower and/or its Restricted Subsidiaries in good faith) and so long as such amounts are actually reimbursed to such Person and its Restricted Subsidiaries in cash within one year after the related amount is first added to Consolidated EBITDA pursuant to this clause (k) (and to the extent not so reimbursed within one year, such amount not reimbursed shall be deducted from Consolidated EBITDA during the next measurement period); it being understood that such amount may subsequently be included in Consolidated EBITDA in a measurement period to the extent of amounts actually reimbursed);
(l)    costs of surety bonds of such Person and its Restricted Subsidiaries in connection with financing activities;
(m)    costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith;
(n)    [reserved];
(o)    earn-out, contingent compensation and similar obligations incurred in connection with any acquisition or other investment and paid (if not previously accrued) or accrued;
(p)    net realized losses relating to mark-to-market of amounts denominated in foreign currencies resulting from the application of FASB ASC 830 (including net realized losses from exchange rate fluctuations on intercompany balances and balance sheet items, net of realized gains from related Hedge Agreements);
(q)    subject to the Shared EBITDA Cap, costs, charges, accruals, reserves or expenses attributable to cost savings initiatives, operating expense reductions, transition, opening and pre-opening expenses, business optimization, management changes, restructurings and integrations (including inventory optimization programs, software and other intellectual property development costs, costs related to the closure or consolidation of facilities and curtailments, costs related to entry into new markets, consulting fees, signing costs, retention or completion bonuses, relocation expenses, severance payments, and modifications to pension and post-retirement employee benefit plans, new systems design and implementation costs and project startup costs) or other fees relating to any of the foregoing;
(r)    (i) any net realized loss resulting from fair value accounting required by FASB ASC 815 (including as a result of the mark-to-market of obligations of Hedge Agreements and other derivative instruments), (ii) any net realized loss resulting in such period from currency translation losses related to currency re-measurements of Indebtedness and (iii) the amount of loss resulting in such period from a sale of receivables, payment intangibles and related assets in connection with a receivables financing; and

(s)    cash receipts (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDA in any period to the extent non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to the below for any previous period and not added back, minus, to the extent reflected as income or a gain in the statement of such Consolidated Net Income for such period, the sum, without duplication, of:
(A)    the amount of cash received in such period in respect of any non-cash income or gain in a prior period (to the extent such non-cash income or gain previously increased Consolidated Net Income in a prior period);
(B)    net realized gains relating to mark-to-market of amounts denominated in foreign currencies resulting from the application of FASB ASC 830 (including net realized gains from exchange rate fluctuations on intercompany balances and balance sheet items, net of realized losses from related Hedge Agreements);
(C)    (i) any net realized gain resulting from fair value accounting required by FASB ASC 815 (including as a result of the mark-to-market of obligations of Hedge Agreements and other derivative instruments), (ii) any net realized gain resulting in such period from currency translation gains related to currency re-measurements of Indebtedness and (iii) the amount of gain resulting in such period from a sale of receivables, payment intangibles and related assets in connection with a receivables financing; and
(D)    any (i) extraordinary, unusual or non-recurring income or gains (including gains on sales of assets outside of the ordinary course of business) and (ii) actuarial gains;
provided, that for purposes of calculating Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for any period, the Consolidated EBITDA of any Person or Properties constituting a division or line of business of any business entity, division or line of business, in each case, acquired by Holdings, the Borrower or any of the Restricted Subsidiaries during such period and assuming any synergies and other operating improvements to the extent determined by the Borrower in good faith to be reasonably anticipated to be realizable within 12 months following such acquisition, or of any Subsidiary designated as a Restricted Subsidiary during such period, shall be included on a pro forma basis for such period (but assuming the consummation of such acquisition or such designation, as the case may be, occurred on the first day of such period) subject to the Shared EBITDA Cap. With respect to each joint venture or minority investee of the Borrower or any of its Restricted Subsidiaries, for purposes of calculating Consolidated EBITDA, the amount of EBITDA (calculated in accordance with this definition) attributable to such joint venture or minority investee, as applicable, that shall be counted for such purposes (without duplication of amounts already included in Consolidated Net Income) shall equal the product of (x) the Borrower’s or such Restricted Subsidiary’s direct and/or indirect percentage ownership of such joint venture or minority investee and (y) the EBITDA (calculated in accordance with this definition) of such joint venture or minority investee, in each case to the extent such Borrower or Restricted Subsidiary actually receives any such dividends, return of capital or similar distributions during such period and not in excess thereof.

Unless otherwise qualified, all references to “Consolidated EBITDA” in this Agreement shall refer to Consolidated EBITDA of the Borrower.
91    “Consolidated Net First Lien Leverage”: at any date, (a) the aggregate principal amount of all senior secured Funded Debt of the Borrower and its Restricted Subsidiaries on such date that is secured by a lien on the Collateral (unless the lien securing such Funded Debt is junior or subordinated to the liens of both the Lenders and the lenders under the ABL Facility Agreement), minus (b) Unrestricted Cash on such date, in each case determined on a consolidated basis in accordance with GAAP.
92    “Consolidated Net First Lien Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated Net First Lien Leverage on such date to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period.
93    “Consolidated Net Income”: of any Person for any period, shall mean the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Borrower and its consolidated Restricted Subsidiaries for any period:
(a)    the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries shall be excluded;
(b)    the income (or loss) of any Person that is not a subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting shall be excluded, except to the extent of dividends, return of capital or similar distributions actually received by such Person or its Restricted Subsidiaries (which dividends, return of capital and distributions shall be included in the calculation of Consolidated Net Income);
(c)    (i) any net unrealized gains and losses resulting from fair value accounting required by FASB ASC 815 (including as a result of the mark-to-market of obligations of Hedge Agreements and other derivative instruments) and (ii) any net unrealized gains and losses resulting in such period from currency translation losses (or similar charges) related to currency re-measurements of Indebtedness or other liabilities or from currency fluctuations, in each case shall be excluded;
(d)    any net unrealized gains and losses relating to mark-to-market of amounts denominated in foreign currencies resulting from the application of FASB ASC 830 (including net unrealized gain and losses from exchange rate fluctuations on intercompany balances and balance sheet items) shall be excluded;
(e)    the cumulative effect of a change in accounting principles during such period shall be excluded;
(f)    non-cash interest expense resulting from the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition” shall be excluded;
(g)    any charges resulting from the application of FASB ASC 805 “Business Combinations,” FASB ASC 350 “Intangibles—Goodwill and Other,” FASB ASC 360-10-35-15 “Impairment or Disposal of Long-Lived Assets,” FASB ASC 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” or FASB ASC 820 “Fair Value Measurements and Disclosures” shall be excluded;

(h)    effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and its subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;
(i)    any income (or loss) for such period attributable to the early extinguishment or buy-back of indebtedness, Hedge Agreements or other derivative instruments shall be excluded;
(j)    any non-cash charges for deferred tax asset valuation allowances shall be excluded;
(k)    any other non-cash charges (including goodwill or asset impairment charges), expenses or losses, including write-offs and write-downs (including in respect of unamortized debt issuance costs and deferred financing fees) and any non-cash cost related to the termination of any employee pension benefit plan (except to the extent such charges, expenses or losses represent an accrual of or reserve for cash expenses in any future period or an amortization of a prepaid cash expense paid in a prior period) shall be excluded;
(l)    non-cash stock-based and other equity-based compensation expenses (including those realized or resulting from stock option plans, employee benefit plans, post-employment benefit plans, grants of sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights) shall be excluded;
(m)    the Transaction Costs shall be excluded;
(n)    any losses in respect of equity earnings for such period (other than in respect of losses from equity in affiliates) shall be excluded; and
(o)    gains (or losses) from the Specified Dispositions and the consolidated net income (or loss) of any Person or Properties constituting a division or line of business of any business entity, division or line of business or fixed asset, in each case, Disposed of, abandoned, closed or discontinued by Holdings, the Borrower or any of the Restricted Subsidiaries during such period other than in the ordinary course of business, or of any Subsidiary designated as an Unrestricted Subsidiary during such period, shall be excluded for such period (assuming the consummation of such Disposition or such designation, as the case may be, occurred on the first day of such period).
Unless otherwise qualified, all references to “Consolidated Net Income” in this Agreement shall refer to Consolidated Net Income of the Borrower.
94    “Consolidated Net Interest Expense”: of any Person for any period, (a) the sum of (i) total cash interest expense (including that attributable to Capital Lease Obligations) of such Person and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, plus (ii) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Capital Stock of such Person made during such period, minus (b) the sum of (i) total cash interest income of such Person and its Restricted Subsidiaries for such period (excluding any interest income earned on receivables due from customers), in each case determined in accordance with GAAP, plus (ii) any one time financing fees (to the extent included in such Person’s consolidated interest expense for such period), including, with respect to the Borrower, those paid in connection with the Loan Documents or in connection with any amendment thereof. Unless otherwise qualified, all references to “Consolidated Net Interest Expense” in this Agreement shall refer to Consolidated Net Interest Expense of the Borrower and its Restricted Subsidiaries. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments actually made or received by the Borrower or any Subsidiary with respect to interest rate Hedge Agreements.
95    “Consolidated Net Secured Leverage”: at any date, (a) the aggregate principal amount of all senior secured Funded Debt of the Borrower and its Restricted Subsidiaries on such date, minus (b) Unrestricted Cash on such date, in each case determined on a consolidated basis in accordance with GAAP.
96    “Consolidated Net Secured Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated Net Secured Leverage on such date to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period.
97    “Consolidated Net Total Leverage”: at any date, (a) the aggregate principal amount of all Funded Debt of the Borrower and its Restricted Subsidiaries on such date, minus (b) Unrestricted Cash on such date, in each case determined on a consolidated basis in accordance with GAAP.
98    “Consolidated Net Total Leverage Ratio”: as of any date of determination, the ratio of (a) Consolidated Net Total Leverage on such date to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period.
99    “Consolidated Secured Structural Senior Leverage Ratio”: as of any date of determination, the ratio of (i) the aggregate principal amount of (w) all senior secured Funded Debt of the Borrower and its Restricted Subsidiaries on such date plus without duplication, (x) all Funded Debt of the Excluded Subsidiaries minus (y) the amount equal to the amount of any Indebtedness outstanding pursuant to the 2021 Notes Refinancing Basket minus (z) Unrestricted Cash in an amount not to exceed $50,000,000 to (ii) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period.
100    “Consolidated Total Assets”: at any date, the total assets of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries for the most recently completed fiscal quarter for which financial statements have been delivered pursuant to Section 6.1, or prior to the first such delivery, delivered under the equivalent provision of the 2016 Term Loan Agreement, determined on a pro forma basis.
“Consolidated Working Capital”: at any date, the difference of (a) Consolidated Current Assets on such date minus (b) Consolidated Current Liabilities on such date; provided, that, for purposes of calculating Excess Cash Flow, increases or decreases in Consolidated Working Capital shall be calculated without regard to changes in the working capital balance as a result of non-cash increases or decreases thereof that will not result in future cash payments or receipts or cash payments or receipts in any previous period, in each case, including any changes in Consolidated Current Assets or Consolidated Current Liabilities as a result of (i) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent, (ii) the effects of purchase accounting and (iii) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under Hedge Agreements.
101    “Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any written or recorded agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.
102    “Debt Fund Affiliate” means any Affiliate of a Person and, in the case of the Sponsor, any Affiliate of the Sponsor (other than Holdings and its Subsidiaries), in each case, that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which such Person does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such Affiliate.
103    “Debtor Relief Laws”: means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
104    “Declined Amount”: as defined in Section 2.12(e).
105    “Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
106    “Designated Jurisdiction”: any country or territory that is the target of comprehensive Sanctions (as of the date of this Agreement, Iran, Sudan, Syria, Cuba, North Korea, Russia, Venezuela and Crimea).
107    “Designated Non-cash Consideration”: the Fair Market Value of non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with a Disposition that is so designated as Designated Non-cash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration within 180 days of receipt thereof.
108    “Designated Obligations”: each of (i) the ABL Designated Banking Services Obligations and Term Designated Banking Services Obligations, (ii) ABL Designated Swap Obligations and Term Designated Swap Obligations and (iii) ABL Designated Specified Additional Obligations and ABL Designated Additional Obligations, each as defined in the ABL Intercreditor Agreement.
109    “Designation Date”: as defined in Section 2.26(f).
110    “Discount Range”: as defined in the definition of “Dutch Auction”.
111    “Disinterested Director”: as defined in Section 7.9.
112    “Disposition”: with respect to any Property, any sale, sale and leaseback, assignment, conveyance, transfer or other disposition thereof, in each case, to the extent the same constitutes a complete sale, sale and leaseback, assignment, conveyance, transfer or other disposition, as applicable. The terms “Dispose” and “Disposed of” shall have correlative meanings.
113    “Disqualified Capital Stock”: Capital Stock that (a) requires the payment of any dividends (other than dividends payable solely in shares of Qualified Capital Stock), (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (other than solely for Qualified Capital Stock), in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Capital Stock or other assets other than Qualified Capital Stock, in the case of each of clauses (a), (b) and (c), prior to the date that is 91 days after the Latest Maturity Date in effect on the date such Capital Stock is issued (other than (i) upon payment in full of the Obligations (other than indemnification and other contingent obligations not yet due and owing) or (ii) upon a “change in control”; provided, that any payment required pursuant to this clause (ii) is subject to the prior repayment in full of the Obligations (other than indemnification and other contingent obligations not yet due and owing) that are then accrued and payable and the termination of the Commitments); provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of Holdings, the Borrower or the Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Holdings, the Borrower or a Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.
114    “Disqualified Institution”: (i) those institutions identified by the Borrower in writing to the Administrative Agent prior to the Closing Date and (ii) business competitors of Holdings and its Subsidiaries identified by Borrower in writing to the Administrative Agent from time to time and, in the case of clauses (i) and (ii) any known Affiliates readily identifiable by name (other than, in the case of cause (ii), any Debt Fund Affiliates). A list of the Disqualified Institutions will be posted by the Administrative Agent on the Platform and available for inspection by all Lenders. Any designation of Disqualified Institutions by the Borrower at any time after the Closing Date in accordance with the foregoing shall not apply retroactively to disqualify any Person that has previously acquired an assignment or participation interest in any Facility.
115    “Do not have Unreasonably Small Capital”: the Borrower and its Subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the Latest Maturity Date.
116    “Dollars” and “$”: dollars in lawful currency of the United States.
117    “Domestic Subsidiary”: any direct or indirect Restricted Subsidiary that (i) is organized under the laws of any jurisdiction within the United States and (ii) is not a direct or indirect Subsidiary of a Foreign Subsidiary.
118    “Dutch Auction”: an auction whereby any Term Lender may, at any time, assign all or a portion of its Term Loans on a non-pro rata basis to Holdings or one of its Subsidiaries (the “Auction Offeror”) in accordance with the procedures set forth below or such other procedures as may be agreed between the Administrative Agent and the Borrower from time to time, pursuant to an offer made available to all Term Lenders on a pro rata basis, subject to the limitations set forth in Section 10.6(h):
(a)    Notice Procedures. In connection with each Dutch Auction, the Auction Offeror will notify the Auction Manager (for distribution to the Term Lenders) of the Term Loans that will be the subject of the Dutch Auction by delivering to the Auction Manager a written notice in form and substance reasonably satisfactory to the Auction Manager (an “Auction Notice”). Each Auction Notice shall contain (i) the maximum principal amount of Term Loans the Auction Offeror is willing to purchase (by assignment) in the Dutch Auction (the “Auction Amount”), which shall be no less than $10,000,000 or an integral multiple of $1,000,0000 in excess of thereof, (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000 of Term Loans, at which the Auction Offeror would be willing to purchase Term Loans in the Dutch Auction and (iii) the date on which the Dutch Auction will conclude, on which date Return Bids (as defined below) will be due at the time provided in the Auction Notice (such time, the “Expiration Time”), as such date and time may be extended upon notice by the Auction Offeror to the Auction Manager not less than 24 hours before the original Expiration Time. The Auction Manager will deliver a copy of the auction procedures documentation (the “Offer Documents”) for such Dutch Auction to each Term Lender promptly following completion thereof.
(b)    Reply Procedures. In connection with any Dutch Auction, each Term Lender holding Term Loans wishing to participate in such Dutch Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation in form and substance reasonably satisfactory to the Auction Manager (the “Return Bid”) to be included in the Offer Documents, which shall specify (i) a discount to par that must be expressed as a price per $1,000 of Term Loans (the “Reply Price”) within the Discount Range and (ii) the principal amount of Term Loans, in an amount not less than $2,000,000, that such Term Lender is willing to offer for sale at its Reply Price (the “Reply Amount”); provided that each Term Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount equals the entire amount of the Term Loans held by such Term Lender at such time. A Term Lender may only submit one Return Bid per Dutch Auction, but each Return Bid may contain up to three component bids (or such other amount as may be determined by the Auction Manager), each of which may result in a separate Qualifying Bid (as defined below) and each of which will not be contingent on any other component bid submitted by such Term Lender resulting in a Qualifying Bid. In addition to the Return Bid, a participating Term Lender must execute and deliver, to be held by the Auction Manager, an assignment and acceptance in the form included in the Offer Documents which shall be in form and substance reasonably satisfactory to the Auction Manager (the “Auction Assignment and Acceptance”). The Auction Offeror will not purchase any Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price (as defined below).
(c)    Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the Auction Offeror, will calculate the lowest purchase price (the “Applicable Threshold Price”) for the Dutch Auction within the Discount Range for the Dutch Auction that will allow the Auction Offeror to complete the Dutch Auction by purchasing the full Auction Amount (or such lesser amount of Term Loans for which the Auction Manager has received Qualifying Bids). If the Applicable Threshold Price is not equal to the lowest Reply Price received pursuant to the Reply Bids, the Auction Offeror shall be entitled, at its election, to either (i) complete the Auction at the Applicable Threshold Price or (ii) withdraw the Auction. In the case of clause (i) above, the Auction Offeror shall purchase (by assignment) Term Loans from each Term Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”). All Term Loans included in Qualifying Bids received at a Reply Price lower than the Applicable Threshold Price will be purchased at a purchase price equal to the applicable Reply Price and shall not be subject to proration. If a Term Lender has submitted a Return Bid containing multiple component bids at different Reply Prices, then all Term Loans of such Term Lender offered in any such component bid that constitutes a Qualifying Bid with a Reply Price lower than the Applicable Threshold Price shall also be purchased at a purchase price equal to the applicable Reply Price and shall not be subject to proration.
(d)    Proration Procedures. In the case of clause (c)(i) above, all Term Loans offered in Return Bids (or, if applicable, any component bid thereof) constituting Qualifying Bids equal to the Applicable Threshold Price will be purchased at a purchase price equal to the Applicable Threshold Price; provided that if the aggregate principal amount of all Term Loans for which Qualifying Bids have been submitted in any given Dutch Auction equal to the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all Term Loans purchased below the Applicable Threshold Price), the Borrower shall purchase the Term Loans for which the Qualifying Bids submitted were at the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount up to the amount necessary to complete the purchase of the Auction Amount. For the avoidance of doubt, no Return Bids (or any component thereof) will be accepted above the Applicable Threshold Price.
(e)    Notification Procedures. The Auction Manager will calculate the Applicable Threshold Price no later than the third Business Day after the date that the Return Bids were due. The Auction Manager will insert the amount of Term Loans to be assigned and the applicable settlement date determined by the Auction Manager in consultation with the Auction Offeror onto each applicable Auction Assignment and Acceptance received in connection with a Qualifying Bid. Upon written request of the submitting Term Lender, the Auction Manager will promptly return any Auction Assignment and Acceptance received in connection with a Return Bid that is not a Qualifying Bid.
(f)    Additional Procedures.
(i)    Once initiated by an Auction Notice, the Auction Offeror may withdraw a Dutch Auction by written notice to the Auction Manager (x) in the circumstances described in clause (c)(i) above or (y) no later than 24 hours before the original Expiration Time so long as no Qualifying Bids have been received by the Auction Manager at or prior to the time the Auction Manager receives such written notice from the Auction Offeror. Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be modified, revoked, terminated or cancelled; provided that a Term Lender may modify a Return Bid at any time prior to the Expiration Time solely to reduce the Reply Price included in such Return Bid. However, a Dutch Auction shall become void if the Auction Offeror fails to satisfy one or more of the conditions to the purchase of Term Loans set forth in, or to otherwise comply with the provisions of Section 10.6 of this Agreement. The purchase price for all Term Loans purchased in a Dutch Auction shall be paid in cash by the Auction Offeror directly to the respective assigning Term Lender on a settlement date as determined by the Auction Manager in consultation with the Auction Offeror (which shall be no later than ten (10) Business Days after the date Return Bids are due), along with accrued and unpaid interest (if any) on the applicable Term Loans up to the settlement date. The Auction Offeror shall execute each applicable Auction Assignment and Acceptance received in connection with a Qualifying Bid.
(ii)    All questions as to the form of documents and validity and eligibility of Term Loans that are the subject of a Dutch Auction will be determined by the Auction Manager, in consultation with the Auction Offeror, and the Auction Manager’s determination will be conclusive, absent manifest error. The Auction Manager’s interpretation of the terms and conditions of the Offer Document, in consultation with the Auction Offeror, will be final and binding.
(iii)    None of the Auction Manager, any other Agent or any of their respective Affiliates assumes any responsibility for the accuracy or completeness of the information concerning Holdings, its Subsidiaries or any of their Affiliates contained in the Offer Documents or otherwise or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information.

(iv)    The Auction Manager acting in its capacity as such under a Dutch Auction shall be entitled to the benefits of the provisions of Section 9 and Section 10.5 of this Agreement to the same extent as if each reference therein to the “Loan Documents” were a reference to the Offer Documents, the Auction Notice and Auction Assignment and Acceptance and each reference therein to the “Transactions” were a reference to the transactions contemplated hereby.
(v)    The procedures listed in clauses (a) through (f) above shall not require Holdings or any of its Subsidiaries to initiate any Dutch Auction, nor shall any Term Lender be obligated to participate in any Dutch Auction.
119    “EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
120    “EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
121    “EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
122    “Effective Date”: September 7, 2016.
123    “Eligible Assignee”: any Person that meets the requirements to be an assignee under Section 10.6(b) (subject to receipt of such consents, if any, as may be required for the assignment of the applicable Loan or Commitment to such Person under Section 10.6(b)(i)).
124    “English Security Agreement”: the English law governed Term Loan Debenture, dated as of the date hereof, by and among each Subsidiary Guarantor from time to time party thereto and the Collateral Agent, as the same may be amended, supplemented, waived or otherwise modified from time to time.
125    “Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, codes or decrees (including principles of common law) of any international authority, foreign government, the United States, or any state, provincial, local, municipal or other Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning pollution, the preservation or protection of the environment, natural resources or human health and safety (as related to Releases of or exposure to Materials of Environmental Concern), as have been, are now, or at any time hereafter are, in effect.
126    “Environmental Liability”: any liability, claim, action, suit, judgment or order under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, to the extent arising from or relating to: (a) non-compliance with any Environmental Law or any permit, license or other approval required thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the Release or threatened Release of any Materials of Environmental Concern, (e) any investigation, remediation, removal, clean-up or monitoring required under Environmental Laws or required by a Governmental Authority (including without limitation Governmental Authority oversight costs that the party conducting the investigation, remediation, removal, clean-up or monitoring is required to reimburse) or (f) any contract, agreement or other consensual arrangement pursuant to which any Environmental Liability under clause (a) through (e) above is assumed or imposed.
127    “Equity Issuance”: any issuance by the Borrower or any Restricted Subsidiary of its Capital Stock in a public or private offering.
128    “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
129    “Escrow Entity”: any direct or indirect Subsidiary of the Borrower formed solely for the purposes of issuing any bonds, notes, term loans, debentures or other debt.
130    “EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
131    “Eurocurrency Base Rate”: for any Interest Period with respect to a Eurocurrency Loan, the rate per annum equal to (i) the London Interbank Offered Rate (the ICE Benchmark Administration Limited LIBOR Rate as published by Bloomberg or any other commercially available source providing quotations of ICE LIBOR as designated by the Administrative Agent from time to time, “LIBOR”) or a comparable or successor rate, which is approved by the Required Lenders, as published on the applicable Bloomberg screen page (or other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that, if LIBOR shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement or (ii) if such rate is not available at such time for any reason for such Interest Period (an “Impacted Interest Period”), then the Eurocurrency Base Rate shall be the Interpolated Rate; provided that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
132    “Eurocurrency Loans”: Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.
133    “Eurocurrency Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula:

Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Requirements

134    “Eurocurrency Reserve Requirements”: for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

135    “Eurocurrency Tranche”: the collective reference to Eurocurrency Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
136    “Event of Default”: any of the events specified in Section 8.1; provided, that any requirement set forth therein for the giving of notice, the lapse of time, or both, has been satisfied.
137    “Excess Cash Flow”: for any Excess Cash Flow Period of the Borrower, an amount (not less than zero) equal to the amount by which, if any, of
(a)    the sum, without duplication, of:
(i)    Consolidated Net Income of the Borrower for such Excess Cash Flow Period;
(ii)    the amount of all non-cash charges (including depreciation, amortization, deferred tax expense and equity compensation expenses) deducted in arriving at such Consolidated Net Income;
(iii)    the amount of the decrease, if any, in Consolidated Working Capital for such Excess Cash Flow Period (excluding any decrease in Consolidated Working Capital relating to leasehold improvements for which the Borrower or any of its Subsidiaries is reimbursed in cash or receives a credit);
(iv)    the aggregate net amount of non-cash loss on the Disposition of Property by the Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income; and
(v)    to the extent not otherwise included in determining Consolidated Net Income, the aggregate amount of cash receipts for such period attributable to Hedge Agreements or other derivative instruments;
exceeds
(b)    the sum, without duplication (including, in the case of clauses (ii) and (viii) below, duplication across periods (provided, that all or any portion of the amounts referred to in clauses (ii) and (viii) below with respect to a period may be applied in the determination of Excess Cash Flow for any subsequent period to the extent such amounts did not previously result in a reduction of Excess Cash Flow in any prior period)) of:
(i)    the amount of all non-cash gains or credits to the extent included in arriving at such Consolidated Net Income (including credits included in the calculation of deferred tax assets and liabilities) and cash charges to the extent excluded from Consolidated Net Income pursuant to the last sentence thereof;
(ii)    the aggregate amount (A) actually paid by the Borrower and its Restricted Subsidiaries in cash during such Excess Cash Flow Period (or, at the Borrower’s election, after such Excess Cash Flow Period but prior to the time of determination of Excess Cash Flow for such Excess Cash Flow Period, and excluding any amounts paid during such Excess

Cash Flow Period which the Borrower elected to apply to the calculation in a prior Excess Cash Flow Period) on account of Capital Expenditures and Permitted Acquisitions and (B) committed during such Excess Cash Flow Period to be used to make Capital Expenditures or Permitted Acquisitions which in either case have been actually made or consummated or for which a binding agreement exists as of the time of determination of Excess Cash Flow for such Excess Cash Flow Period (in each case under this clause (ii) other than to the extent any such Capital Expenditure or Permitted Acquisition is made (or, in the case of the preceding clause (B), is expected at the time of determination to be made) with the proceeds of new long-term Indebtedness or an Equity Issuance or with the proceeds of any Reinvestment Deferred Amount), in each case to the extent not already deducted from Consolidated Net Income;
(iii)    the aggregate amount of all regularly scheduled principal payments and all prepayments of Indebtedness (including the Term Loans) of the Borrower and its Restricted Subsidiaries made during such Excess Cash Flow Period and, at the option of the Borrower, all prepayments of Indebtedness made (or committed to be made by irrevocable written notice) after such Excess Cash Flow Period but prior to the time of determination of Excess Cash Flow for the applicable Excess Cash Flow Period, and excluding any amounts paid during such Excess Cash Flow Period which the Borrower elected to apply to the calculation in a prior Excess Cash Flow Period (other than, in each case, (x) in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder, (y) to the extent any such prepayments are the result of the incurrence of additional indebtedness and (z) optional prepayments of the Term Loans, the 2016 Term Loan Agreement and optional prepayments of ABL Loans to the extent accompanied by permanent optional reductions of the applicable commitments);
(iv)    the amount of the increase, if any, in Consolidated Working Capital for such Excess Cash Flow Period (excluding any increase in Consolidated Working Capital relating to leasehold improvements for which the Borrower or any of its Restricted Subsidiaries is reimbursed in cash or receives a credit);
(v)    the aggregate net amount of non-cash gain on the Disposition of Property by the Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income;
(vi)    Transaction Costs and fees and expenses incurred in connection with any Permitted Acquisition or Investment permitted by Section 7.7, any Equity Issuance, any incurrence of Indebtedness permitted by Section 7.2, any Restricted Payment permitted by Section 7.6 and any Disposition permitted by Section 7.5 (in each case, whether or not consummated), in each case to the extent not already deducted from Consolidated Net Income;
(vii)    purchase price adjustments and earnouts paid, in each case to the extent not already deducted from Consolidated Net Income, or received, in each case to the extent not already included in arriving at Consolidated Net Income, in connection with any acquisition or Investment consummated prior to the Closing Date, any Permitted Acquisition or any other acquisition or Investment permitted under Section 7.7;

(viii)    (A) the net amount of Permitted Acquisitions and Investments made in cash during such period pursuant to paragraphs (a)(ii), (a)(iii), (d), (f), (h), (k), (l), (v), (x), (z) and (hh) of Section 7.7 (to the extent, in the case of clause (x), such Investment relates to Restricted Payments permitted under Section 7.6(c)(ii), (e), (f)(iii), (h), (i), (m) or (o)) or, at the option of the Borrower, committed during such period to be used to make Permitted Acquisitions and Investments pursuant to such paragraphs of Section 7.7 which have been actually made or for which a binding agreement exists as of the time of determination of Excess Cash Flow for such period (but excluding Investments among the Borrower and its Restricted Subsidiaries) and (B) permitted Restricted Payments made in cash or subject to a binding agreement, in each case by the Borrower during such period and permitted Restricted Payments made by any Restricted Subsidiary to any Person other than the Borrower or any of the Restricted Subsidiaries during such period, in each case, to the extent permitted by Section 7.6(c)(ii), (e), (f)(iii), (h), (i), (m), or (o), in each case to the extent not already deducted from Consolidated Net Income; provided, that the amount of Restricted Payments made pursuant to Section 7.6(e) and deducted pursuant to this clause (viii) shall not exceed $12,500,000 in any Excess Cash Flow Period;
(ix)    the amount (determined by the Borrower) of such Consolidated Net Income which is mandatorily prepaid or reinvested pursuant to Section 2.12(b) (or as to which a waiver of the requirements of such Section applicable thereto has been granted under Section 10.1) prior to the date of determination of Excess Cash Flow for such Excess Cash Flow Period as a result of any Asset Sale or Recovery Event, in each case to the extent not already deducted from Consolidated Net Income;
(x)    (A) the aggregate amount of any premium or penalty actually paid in cash that is required to be made in connection with any prepayment of Indebtedness made (or committed to be made by irrevocable written notice) during the applicable Excess Cash Flow Period or, at the option of the Borrower, after the end of such Excess Cash Flow Period but prior to the time of calculation of Excess Cash Flow, in each case to the extent not already deducted from Consolidated Net Income and (B) to the extent included in determining Consolidated Net Income, the aggregate amount of any income (or loss) for such period attributable to the early extinguishment of Indebtedness, Hedge Agreements or other derivative instruments;
(xi)    cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness, in each case to the extent not already deducted from Consolidated Net Income;
(xii)    the aggregate amount of (I) expenditures actually made by the Borrower and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees), in each case, to the extent not deducted during a prior period and (II) expenditures committed during such Excess Cash Flow Period to be made for which a binding agreement exists as of the time of determination of Excess Cash Flow for such Excess Cash Flow Period, in each such case, to the extent that such expenditures are not expensed during such period and are not deducted in calculating Consolidated Net Income;

(xiii)    cash expenditures in respect of Hedge Agreements or other derivative instruments during such period to the extent not deducted in arriving at such Consolidated Net Income;
(xiv)    the amount of taxes (including penalties and interest) paid in cash in such period or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, including the amount of any distributions pursuant to Sections 7.6(c)(i), (ii)(A) and (B);
(xv)    the amount of cash payments made in respect of pensions and other post-employment benefits in such period, in each case to the extent not deducted in determining Consolidated Net Income;
(xvi)    payments made in respect of the minority equity interests of third parties in any non-wholly owned Restricted Subsidiary in such period, including pursuant to dividends declared or paid on Capital Stock held by third parties (or other distributions or return of capital) in respect of such non-wholly-owned Restricted Subsidiary, in each case to the extent not deducted in determining Consolidated Net Income;
(xvii)    the amount representing accrued expenses for cash payments (including with respect to retirement plan obligations) that are not paid in cash in such Excess Cash Flow Period, in each case to the extent not deducted in determining Consolidated Net Income; provided, that such amounts will be added to Excess Cash Flow for the following fiscal year to the extent not paid in cash and deducted from Consolidated Net Income during such following fiscal year;
(xviii)    to the extent not otherwise deducted in calculating Consolidated Net Income, cash used to pay deferred acquisition consideration (including earn outs), except to the extent such cash is from proceeds of Indebtedness, equity issuances or other proceeds that would not be included in Consolidated Net Income; and
(xix)    the aggregate amounts of cash payments made during such fiscal year pursuant to any long term incentive plan of the Borrower or any of its Subsidiaries or any related agreement to the extent not otherwise deducted in calculating Consolidated Net Income.
138    “Excess Cash Flow Application Amount”: with respect to any Excess Cash Flow Period, the product of the Excess Cash Flow Percentage applicable to such Excess Cash Flow Period times the Excess Cash Flow for such Excess Cash Flow Period.
139    “Excess Cash Flow Application Date”: as defined in Section 2.12(c).
140    “Excess Cash Flow Percentage”: with respect to an Excess Cash Flow Period, 50%; provided, that if the Consolidated Net First Lien Leverage Ratio at the end of any Excess Cash Flow Period is (i) less than or equal to 3.00 to 1.00 but greater than 2.50 to 1.00, the Excess Cash Flow Percentage shall be 25% or (ii) less than or equal to 2.50 to 1.00, the Excess Cash Flow Percentage shall be 0%.
141    “Excess Cash Flow Period”: each fiscal year of the Borrower beginning with the fiscal year ending December 31, 2020.

142    “Exchange Act”: the Securities Exchange Act of 1934, as amended.
143    “Excluded Account”: as defined in the Guarantee and Collateral Agreement.
144    “Excluded Collateral”: as defined in Section 6.8(e); provided that the Borrower may designate in a written notice to the Administrative Agent any asset not to constitute “Excluded Collateral”, whereupon the Borrower shall be obligated to comply with the applicable requirements of Section 6.8 as if it were newly acquired.
145    “Excluded Equity Securities”: (i) to the extent applicable law requires that any Subsidiary issue directors’ qualifying shares, such shares or nominee or other similar shares, (ii) Capital Stock of any first-tier Foreign Subsidiary or any Foreign Subsidiary Holding Company in excess of 66% of the voting Capital Stock of such entity, (iii) any Capital Stock of any Foreign Subsidiary that is not a first-tier Foreign Subsidiary, (iv) any Capital Stock in joint ventures or other entities in which the Loan Parties directly own 50% or less of the Capital Stock, (v) any Capital Stock in Unrestricted Subsidiaries, and (vi) any other Capital Stock owned on or acquired after the Closing Date (other than Capital Stock in a wholly owned Subsidiary) in accordance with this Agreement but only in the case of this clause (vi) if, and to the extent that, and for so long as granting a security interest or other Liens therein would violate applicable law or regulation or a shareholder agreement or other contractual obligation (in each case, after giving effect to Section 9-406(d), 9-407(a) or 9-408 of the Uniform Commercial Code, if and to the extent applicable, and other applicable law) binding on such Capital Stock and not created in contemplation of such acquisition.
146    “Excluded Real Property”: (a) any Real Property that is subject to a Lien expressly permitted by Section 7.3(j) (solely to the extent that the Indebtedness secured by such Lien would prohibit a Lien on such Real Property to secure the Obligations) or Section 7.3(g) (solely to the extent securing Indebtedness under Sections 7.2(c) or 7.2(t)), (b) any Real Property with respect to which, in the reasonable judgment of the Borrower and the Administrative Agent, the cost of providing a mortgage on such Real Property in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Lenders therefrom and (c) any Real Property to the extent providing a mortgage on such Real Property would (i) result in material adverse tax consequences to Holdings or the Borrower or any of its Restricted Subsidiaries as reasonably determined by the Borrower (provided, that any such designation of Real Property as Excluded Real Property shall be subject to the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed)), (ii) violate any applicable Requirement of Law, (iii) be prohibited by any applicable Contractual Obligations (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code) to the extent such prohibition was not created in contemplation of a mortgage on such Real Property or (iv) give any other party (other than a Loan Party or a wholly-owned Subsidiary) to any contract, agreement, instrument or indenture governing such Real Property the right to terminate its obligations thereunder (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law) to the extent such right was not created in contemplation of a mortgage on such Real Property; provided that the Borrower may designate in a written notice to the Administrative Agent any Real Property not to constitute “Excluded Real Property”, whereupon the Borrower shall be obligated to comply with the applicable requirements of Section 6.8 as if it were newly acquired.
147    “Excluded Subsidiary”: any Subsidiary that is
(a)    an Unrestricted Subsidiary,
(b)    not wholly owned directly by the Borrower or one or more of its wholly owned Restricted Subsidiaries,

(c)    an Immaterial Subsidiary,
(d)    a Foreign Subsidiary Holding Company,
(e)    established or created pursuant to Section 7.7(p) and meeting the requirements of the proviso thereto; provided, that such Subsidiary shall only be an Excluded Subsidiary for the period, as contemplated by Section 7.7(p),
(f)    a Subsidiary that is prohibited by applicable Requirement of Law from guaranteeing or granting a Lien on its assets to secure obligations in respect of the Facilities, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee or grant any Lien unless, such consent, approval, license or authorization has been received,
(g)    a Subsidiary that is prohibited from guaranteeing or granting a Lien on its assets to secure obligations in respect of the Facilities by any Contractual Obligation in existence on the Closing Date (or, in the case of any newly-acquired Subsidiary, in existence at the time of acquisition thereof but not entered into in contemplation thereof) and not created in contemplation of such guarantee, provided, that this clause (g) shall not be applicable if (1) the other party to such Contractual Obligation is a Loan Party or a wholly-owned Restricted Subsidiary of the Borrower or (2) consent has been obtained to provide such guarantee or such prohibition is otherwise no longer in effect,
(h)    a Subsidiary with respect to which a guarantee by it of, or granting a Lien on its assets to secure obligations in respect of, the Facilities could reasonably be expected to result in material adverse tax consequences (including as a result of Section 956 of the Code or any related provision) to Holdings or the Borrower or any of its Restricted Subsidiaries, as reasonably determined in good faith by the Borrower in consultation with the Administrative Agent,
(i)    [reserved],
(j)    any Foreign Subsidiary or any Domestic Subsidiary of a Foreign Subsidiary,
(k)    [reserved], or
(l)    any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences of guaranteeing or granting a Lien on its assets to secure obligations in respect of the Facilities shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom;
provided, that (x) if a Subsidiary executes the Guarantee and Collateral Agreement as a “Guarantor,” then it shall not constitute an “Excluded Subsidiary” (unless released from its obligations under the Guarantee and Collateral Agreement as a “Guarantor” in accordance with the terms hereof and thereof) and (y) the Borrower may designate in a written notice to the Administrative Agent a Subsidiary not to constitute an “Excluded Subsidiary” whereupon such Subsidiary shall be obligated to comply with the applicable requirements of Section 6.8 as if it were newly acquired; provided further that no Loan Party that is a Loan Party on the Closing Date may be designated an Excluded Subsidiary and each such Loan Party shall remain a Guarantor hereunder unless all of its equity or all or substantially all of its assets is Disposed of in a Disposition permitted by Section 7.5.
148    “Excluded Taxes”: any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to any Recipient, (i) net income Taxes (however denominated), net profits Taxes, franchise Taxes, and branch profits Taxes (and net worth Taxes and capital Taxes imposed in lieu of net income Taxes), in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, if such Recipient is a Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) as a result of a present or former connection between such Recipient and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein, (ii) any withholding Taxes (including backup withholding) imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Loan or Commitment or this Agreement pursuant to a law in effect on the date on which (A) such Recipient becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 2.24) or (B) if such Recipient is a Lender, such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Recipient's assignor immediately before such Recipient became a party hereto or, if such Recipient is a Lender, to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with paragraphs (e) or (g), as applicable, of Section 2.20 and (iv) any withholding Taxes imposed under FATCA.
149    “Existing Loans”: as defined in Section 2.26(a).
150    “Existing Notes Financing”: collectively, the 2021 Notes and the 2024 Notes, together with any Permitted Refinancing thereof.
151    “Existing Term Loans”: as defined in Section 2.26(a).
152    “Existing Term Tranche”: as defined in Section 2.26(a).
153    “Existing Tranche”: as defined in Section 2.26(a).
154    “Exit Fee”: as defined in Section 2.9.
155    “Expiration Time”: as defined in the definition of “Dutch Auction”.
156    “Extended Loans”: as defined in Section 2.26(a).
157    “Extended Term Loans”: as defined in Section 2.26(a).
158    “Extended Term Tranche”: as defined in Section 2.26(a).
159    “Extended Tranche”: as defined in Section 2.26(a).
160    “Extending Lender”: as defined in Section 2.26(b).
161    “Extension”: as defined in Section 2.26(b).
162    “Extension Amendment”: as defined in Section 2.26(c).

163    “Extension Date”: as defined in Section 2.26(d).
164    “Extension Election”: as defined in Section 2.26(b).
165    “Extension Request”: as defined in Section 2.26(a).
166    “Extension Series”: all Extended Loans that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Loans provided for therein are intended to be part of any previously established Extension Series) and that provide for the same interest margins and amortization schedule.
167    “Facility”: each of (a) the Initial Term B Loans (the “Initial Term B Facility”), (b) any Extended Loans (of the same Extension Series) and (c) any Refinancing Term Loans of the same Tranche, it being understood that, as of the Closing Date, the only Facility is the Initial Term B Facility (and the extensions of credit thereunder) and thereafter, the term “Facility” may include any other Tranche of Commitments and the extensions of credit thereunder.
168    “Fair Market Value”: with respect to any asset (including any Capital Stock of any Person), the fair market value thereof as determined in good faith by the Borrower, the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset; provided that with respect to any such asset determined to have a Fair Market Value in excess of (i) $10,000,000, such Fair Market Value shall be determined in good faith by the board of directors or, pursuant to a specific delegation of authority by such board of directors or a designated senior executive officer, of the Borrower, or the Subsidiary of the Borrower which is selling or owns such asset and (ii) $25,000,000, such Fair Market Value shall be determined by (x) a nationally recognized investment banking firm which determination shall be documented in a letter delivered to the Administrative Agent stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or (y) a written valuation of such asset from a recognized independent third party appraiser reasonably acceptable to the Administrative Agent.
169    “Fair Value”: the amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole and after giving effect to the consummation of the Transactions would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.
170    “FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements (together with any law implementing such agreements).
171    “Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided, that if the Federal Funds Effective Rate is less than zero, it shall be deemed to be zero hereunder for all instances.

172    “Fixed Basket”: as defined in Section 1.6.
173    “Fixed Basket Item or Event”: as defined in Section 1.6.
174    “Fixed Charge Coverage Ratio”: as of any date of determination, the ratio of (a) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended Test Period to (b) Fixed Charges of the Borrower and its Restricted Subsidiaries for such Test Period. In the event that the Borrower or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness or issues or redeems Disqualified Capital Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is being calculated, then the Fixed Charge Coverage Ratio will be calculated on a pro forma basis as if such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness or issuance or redemption of Disqualified Capital Stock, and the use of the proceeds therefrom, had occurred at the beginning of the Test Period.
175    “Fixed Charges”: for any Test Period, the sum of, without duplication, (a) Consolidated Net Interest Expense and (b) the product of (x) all dividend payments on any series of Disqualified Capital Stock of the Borrower paid, accrued or scheduled to be paid or accrued during the applicable Test Period, times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of the Borrower expressed as a decimal.
176    “Foreign Subsidiary”: any Restricted Subsidiary of the Borrower that is not a Domestic Subsidiary in accordance with clause (i) of such definition and each direct or indirect Restricted Subsidiary of another Foreign Subsidiary.
177    “Foreign Subsidiary Holding Company”: any Restricted Subsidiary of the Borrower which is a Domestic Subsidiary substantially all of the assets of which consist of the Capital Stock (or Capital Stock and Indebtedness) of one or more Foreign Subsidiaries.
178    “Funded Debt”: with respect to any Person, (i) for purposes of the Consolidated Net First Lien Leverage Ratio, clause (i)(w) of the Consolidated Secured Structural Senior Leverage Ratio, Section 7.16(a)(I)(i) and the Consolidated Net Secured Leverage Ratio, all Indebtedness of such Person of the types described in clauses (a), (b)(i) and (e) of the definition of “Indebtedness” or, to the extent related to Indebtedness of the types described in the preceding clauses (but without duplication), (d) of the definition of “Indebtedness”, in each case, to the extent reflected as indebtedness on such Person’s balance sheet and (ii) for purposes of the Consolidated Net Total Leverage Ratio, clause (i)(x) of the Consolidated Secured Structural Senior Leverage Ratio and Section 7.16(a)(I)(ii), all Indebtedness of such Person of the types described in clauses (a), (b)(i), (e), (g)(ii), (h) or, to the extent related to Indebtedness of the types described in the preceding clauses (but without duplication), (d) of the definition of “Indebtedness”, in each case, to the extent reflected as indebtedness on such Person’s balance sheet.
179    “Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.
180    “GAAP”: generally accepted accounting principles in the United States as in effect from time to time. If at any time the SEC permits or requires U.S.-domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes and the Borrower notifies the Administrative Agent that it will effect such change, without limiting Section 10.16, effective from and after the date on which such transition from GAAP to IFRS is completed by the Borrower, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the required transition date or the date specified in such notice, as the case may be, IFRS as in effect from time to time and (b) for prior periods, GAAP as defined in the first sentence of this definition.
181    “Governmental Authority”: any nation or government, any state, province or other political subdivision thereof and any governmental entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and, as to any Lender, any securities exchange, any self-regulatory organization (including the National Association of Insurance Commissioners) and any supranational bodies (including the European Union and the European Central Bank).
182    “Guarantee”: collectively, the guarantee made by the Guarantors under the Guarantee and Collateral Agreement in favor of the Secured Parties, together with each other guarantee delivered pursuant to Section 6.8.
183    “Guarantee and Collateral Agreement”: the Term Loan Guarantee and Collateral Agreement, dated as of the date hereof, among the Borrower, each Subsidiary Guarantor from time to time party thereto and the Collateral Agent, as the same may be amended, supplemented, waived or otherwise modified from time to time.
184    “Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) pursuant to which the guaranteeing person has issued a guarantee, reimbursement, counterindemnity or similar obligation, in either case guaranteeing or by which such Person becomes contingently liable for any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets or any Investment permitted under this Agreement. The amount of any Guarantee Obligation of any guaranteeing Person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such Person in good faith.
185    “Guarantors”: the collective reference to Holdings and the Subsidiary Guarantors.
186    “Hedge Agreements”: all agreements with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, entered into by the Borrower or any Restricted Subsidiary; provided, that no phantom stock, deferred compensation or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or any of its Subsidiaries shall be a Hedge Agreement.
187    “Holdings”: as defined in the introductory paragraph of this Agreement.
188    “Holdings Guarantee and Pledge Agreement”: the Holdings Term Loan Guarantee and Pledge Agreement, dated as of the date hereof, among Holdings and the Collateral Agent, as the same may be amended, supplemented, waived or otherwise modified from time to time.
189    “IFRS”: International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.
190    “Immaterial Subsidiary”: shall mean, PPI Two Corporation, a Delaware corporation.
191    “Impacted Interest Period”: as defined in the definition of “Eurocurrency Base Rate”.
192    “Indebtedness” of any Person: without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by (i) bonds (excluding surety bonds), debentures, notes or similar instruments, and (ii) surety bonds, (c) all obligations of such Person for the deferred purchase price of Property or services already received, (d) all Guarantee Obligations by such Person of Indebtedness of others, (e) all Capital Lease Obligations of such Person, (f) [reserved], (g) the principal component of all obligations, contingent or otherwise, of such Person (i) as an account party in respect of letters of credit (other than any letters of credit, bank guarantees or similar instrument in respect of which a back-to-back letter of credit has been issued under or permitted by this Agreement) and (ii) in respect of bankers’ acceptances and (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Capital Stock of such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; provided, that Indebtedness shall not include (A) trade and other payables, accrued expenses and liabilities and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue arising in the ordinary course of business, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset, (D) earn-out and other contingent obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP and (E) obligations owing under any Hedge Agreements or in respect of Cash Management Obligations. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof (or provides for reimbursement to such Person).
193    “Indebtedness for Borrowed Money”: (a) to the extent the following would be reflected on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries prepared in accordance with GAAP, the principal amount of all Indebtedness of the Borrower and its Restricted Subsidiaries with respect to (i) borrowed money, evidenced by debt securities, debentures, acceptances, notes or other similar instruments and (ii) Capital Lease Obligations, (b) reimbursement obligations for letters of credit and financial guarantees (without duplication) (other than ordinary course of business contingent reimbursement obligations) and (c) Hedge Agreements; provided, that the Obligations shall not constitute Indebtedness for Borrowed Money.
194    “Indemnified Liabilities”: as defined in Section 10.5.
195    “Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.
196    “Indemnitee”: as defined in Section 10.5.
197    “Initial Term B Commitment”: as to any Initial Term B Lender, the obligation of such Initial Term B Lender to make an Initial Term B Loan to the Borrower in the principal amount set forth under the heading “Initial Term B Commitment” opposite such Initial Term B Lender’s name on Schedule 2.1 to this Agreement. The aggregate principal amount of the Initial Term B Commitments as of the Closing Date is $200,000,000.
198    “Initial Term B Facility”: as defined in the definition of “Facility.”
199    “Initial Term B Lenders”: each Lender that holds an Initial Term B Loan or an Initial Term B Commitment.
200    “Initial Term B Loans”: as defined in Section 2.1.
201    “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
202    “Insolvent”: pertaining to a condition of Insolvency.
203    “Instrument”: as defined in the Guarantee and Collateral Agreement.
204    “Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, domain names, patents, patent licenses, trademarks, trademark licenses, trade names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
205    “Intercreditor Agreements”: collectively, the ABL Intercreditor Agreement and any Other Intercreditor Agreement.
206    “Interest Payment Date”: (a) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, (b) as to any Eurocurrency Loan having an Interest Period longer than three months, each day that is three months or a whole multiple thereof after the first day of such Interest Period and the last day of such Interest Period and (c) as to any Loan, the date of any repayment or prepayment made in respect thereof.
207    “Interest Period”: as to any Eurocurrency Loan, (a) initially, the period commencing on the borrowing date with respect to such Eurocurrency Loan and ending one or (if consented to by all Lenders under the relevant Facility) two, three, six or twelve months (or such other period acceptable to all such

Lenders) thereafter, as selected by the Borrower in its notice of borrowing or notice of continuation, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one or (if consented to by all Lenders under the relevant Facility) two, three, six or twelve months (or such other period acceptable to all such Lenders) thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 1:00 p.m., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided, that all of the foregoing provisions relating to Interest Periods are subject to the following:
(i)    if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(ii)    any Interest Period that would otherwise extend beyond the date final payment is due on the Term Loans shall end on such due date; and
(iii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.
208    “Interpolated Rate”: at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as LIBOR) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between (a) LIBOR for the longest period (for which LIBOR is available) that is shorter than the Impacted Interest Period and (b) LIBOR for the shortest period (for which LIBOR is available) that exceeds the Impacted Interest Period, in each case, at such time.
209    “Investments”: as defined in Section 7.7.
210    “IRS”: the United States Internal Revenue Service.
211    “Junior Financing”: as defined in Section 7.8.
212    “Junior Financing Documentation”: any documentation governing any Junior Financing.
213    “Latest Maturing Term Loans”: at any date of determination, the Tranche (or Tranches) of Term Loans maturing later than all other Term Loans outstanding on such date.
214    “Latest Maturity Date”: at any date of determination, the latest maturity date or termination date applicable to any Loan or Commitment hereunder at such time.
215    “LCA Election”: as defined in Section 1.2(h).
216    “LCA Test Date”: as defined in Section 1.2(h).
217    “Lenders”: as defined in the preamble hereto.
218    “Liabilities”: the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions determined in accordance with GAAP consistently applied.
219    “LIBOR”: as defined in the definition of “Eurocurrency Base Rate”.
220    “Lien”: any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
221    “Limited Condition Acquisition”: any acquisition, including by way of merger, amalgamation or consolidation, by one or more of the Borrower and its Restricted Subsidiaries of any assets, business or Person permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party acquisition financing and which is designated as a Limited Condition Acquisition by the Borrower or such Restricted Subsidiary in writing to the Administrative Agent and Lenders.
222    “Limited Condition Acquisition Provision”: as defined in Section 1.2(h).
223    “Liquidity”: at any time, the sum of, without duplication: (a) all Unrestricted Cash of the Borrower and its Restricted Subsidiaries, (b) the aggregate revolving indebtedness permitted to be borrowed under the ABL Facility Agreement (as amended, replaced or refinanced in accordance with the ABL Refinancing Conditions other than with respect to clause (A) of such definition) without causing a default or event of default thereunder or hereunder and (c) the amount of credit availability permitted to be incurred at such time under that certain 2018 Senior Unsecured Line of Credit Agreement (as amended, replaced or refinanced in accordance with the ABL Refinancing Conditions other than with respect to clause (A) of such definition and clause (E) of such definition shall be modified for purposes of clause (c) of this definition by replacing “third party commercial banks that customarily provide asset based lending credit facilities or cash flow revolving credit facilities” with “Mafco”), dated as of June 27, 2019, among the Borrower, Mafco and the other parties party thereto from time to time.
224    “Loan”: any loan made by any Lender pursuant to this Agreement.
225    “Loan Documents”: the collective reference to this Agreement, the Intercreditor Agreements, the Security Documents, the BrandCo License Documents, the BrandCo Contribution Agreements, the Amended and Restated Operating Agreement of BrandCo, the Amended and Restated Memorandum of Association of BrandCo Cayman Holdings and the Notes (if any), together with any amendment, supplement, waiver, or other modification to any of the foregoing.
226    “Loan Parties”: the Borrower and each Subsidiary Guarantor.
227    “London Banking Day”: any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
228    “Mafco”: MacAndrews & Forbes Incorporated and its successors.
229    “Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans outstanding under such Facility.
230    “Mandatory Prepayment Date”: as defined in Section 2.12(e).

231    “Material Adverse Effect”: a material adverse effect on (a) the business, operations, assets, financial condition or results of operations of the Borrower and its Restricted Subsidiaries, taken as a whole, or (b) the material rights and remedies available to the Administrative Agent and the Lenders, taken as a whole, or on the ability of the Loan Parties, taken as a whole, to perform their payment obligations to the Lenders, in each case, under the Loan Documents.
232    “Material Real Property”: any Real Property located in the United States and owned in fee by the Borrower or any Subsidiary Guarantor on the Closing Date having an estimated Fair Market Value exceeding $10,000,000 and any after-acquired Real Property located in the United States owned by a Loan Party having a gross purchase price exceeding $10,000,000 at the time of acquisition.
233    “Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity and any other substances that are defined, listed or regulated as hazardous, toxic (or words of similar regulatory intent or meaning) under any Environmental Law, or that are regulated pursuant to Environmental Law or which may give rise to any Environmental Liability.
234    “Maximum Rate”: as defined in Section 10.20.
235    “Minimum Extension Condition”: as defined in Section 2.26(g).
236    “Moody’s”: Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.
237    “Mortgage”: any mortgage, deed of trust, hypothec, assignment of leases and rents or other similar document delivered on or after the Closing Date in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties, with respect to Mortgaged Properties, each substantially in the form of Exhibit M or otherwise in form and substance reasonably acceptable to the Administrative Agent and the Borrower (taking into account the law of the jurisdiction in which such mortgage, deed of trust, hypothec or similar document is to be recorded), as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
238    “Mortgaged Properties”: all Material Real Property owned by the Borrower or any Subsidiary Guarantor that is, or is required to be, subject to a Mortgage pursuant to the terms of this Agreement.
239    “Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
240    “Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event occurring on or after the Closing Date, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) received by any Loan Party, net of (i) (x) selling expenses, attorneys’ fees, accountants’ fees, investment banking fees, brokers’ fees and consulting fees, (y) the principal amount, premium or penalty, if any, interest and other amounts required to be applied to the repayment of Indebtedness secured by a Lien permitted hereunder (including because the asset sold is removed from a borrowing base supporting such Indebtedness) on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and (z) other customary fees and expenses actually incurred by any Loan Party in connection therewith; (ii) Taxes paid or reasonably estimated to be payable by any Loan Party as a result thereof and, without duplication, any tax distribution that may be required as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements); (iii) the amount of any liability paid or to be paid or reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (ii) above) (A) associated with the assets that are the subject of such event and (B) retained by the Borrower or any of its Restricted Subsidiaries, provided, that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such event occurring on the date of such reduction and (iv) the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (iv)) attributable to minority interests and not available for distribution to or for the account of the Borrower or any Domestic Subsidiary as a result thereof and (b) in connection with any Equity Issuance or issuance or sale of debt securities or instruments or the incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, consulting fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.
241    “Net Sales”: has the meaning assigned to such term in the BrandCo License Agreement.
242    “New Subsidiary”: as defined in Section 7.2(t).
243    “No Undisclosed Information Representation”: with respect to any Person, a representation that such Person is not in possession of any material non-public information with respect to Holdings or any of its Subsidiaries that has not been disclosed to the Lenders generally (other than those Lenders who have elected not to receive any non-public information with respect to Holdings or any of its Subsidiaries), and if so disclosed could reasonably be expected to have a material effect upon, or otherwise be material to, the market price of the applicable Loan, or the decision of an assigning Lender to sell, or of an assignee to purchase, such Loan.
244    “Non-Excluded Subsidiary”: any Subsidiary of the Borrower which is not an Excluded Subsidiary.
245    “Non-Extending Lender”: as defined in Section 2.26(e).
246    “Non-Guarantor Subsidiary”: any Subsidiary of the Borrower which is not a Subsidiary Guarantor.
247    “Non-Recourse Debt”: Indebtedness (a) with respect to which no default would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Borrower or any of its Restricted Subsidiaries the outstanding principal amount of which individually exceeds $25,000,000 to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity and (b) as to which the lenders or holders thereof will not have any recourse to the capital stock or assets of the Borrower or any of its Restricted Subsidiaries.
248    “Non-US Lender”: as defined in Section 2.20(e).
249    “Not Otherwise Applied”: with reference to any proceeds of any transaction or event or of Excess Cash Flow or the Available Amount that is proposed to be applied to a particular use or transaction, that such amount (a) was not required to prepay Loans pursuant to Section 2.12 and (b) has not previously been (and is not simultaneously being) applied to anything other than such particular use or transaction.
250    “Note”: any promissory note evidencing any Loan, which promissory note shall be in the form of Exhibit J, or such other form as agreed upon by the Administrative Agent and the Borrower.

251    “Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the Loans and all other obligations and liabilities (including fees, premiums and make-whole) of the Borrower to the Agents or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, in each case, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Agents or any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.
252    “OFAC”: the Office of Foreign Assets Control of the United States Department of the Treasury.
253    “Offer Documents”: as defined in the definition of “Dutch Auction”.
254    “Open Market Purchase”: the purchase by Holdings or any of its Subsidiaries by way of open market purchases of Term Loans in an aggregate principal amount of Term Loans not to exceed of 20% of the principal amount of all Term Loans then outstanding (calculated as of the date of such purchase).
255    “Other Affiliate”: the Sponsor and any Affiliate of the Sponsor, other than Holdings, any Subsidiary of Holdings and any natural person.
256    “Other Intercreditor Agreement”: an intercreditor agreement, (a) to the extent in respect of Indebtedness intended to be secured by some or all of the Collateral (but not the BrandCo Collateral) on a pari passu basis with the Obligations, the Pari Passu Intercreditor Agreement and any other intercreditor agreement the terms of which are consistent with market terms governing security arrangements for the sharing of liens on a pari passu basis at the time such intercreditor agreement is proposed to be established in light of the type of Indebtedness to be secured by such liens, as determined in good faith by the Borrower and the Administrative Agent, and (b) to the extent in respect of Indebtedness intended to be secured by some or all of the Collateral (but not the BrandCo Collateral) on a junior priority basis with the Obligations, an intercreditor agreement the terms of which are consistent with market terms governing security arrangements for the sharing of liens on a junior basis at the time such intercreditor agreement is proposed to be established in light of the type of Indebtedness to be secured by such liens, as determined in good faith by the Borrower and the Administrative Agent. In no event shall the BrandCo Collateral be subject to the provisions of an Other Intercreditor Agreement including the Pari Passu Intercreditor Agreement.
257    “Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
258    “Parent Company”: any direct or indirect parent of Holdings.
259    “Pari Passu Intercreditor Agreement”: the First Lien Pari Passu Intercreditor Agreement, dated as of the Closing Date, among the Administrative Agent, the Collateral Agent and Citibank, N.A., as administrative agent and collateral agent under the 2016 Term Loan Agreement. In no event shall the BrandCo Collateral be subject to the provisions of the Pari Passu Intercreditor Agreement.
260    “Pari Passu Replacement Agreement”: as defined in Section 10.1(h).

261    “Participant”: as defined in Section 10.6(c)(i).
262    “Participant Register”: as defined in Section 10.6(c)(iii).
263    “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
264    “Permitted Acquisition”: (a) any acquisition or other Investment approved by the Required Lenders, (b) any acquisition or other Investment made solely with the Net Cash Proceeds of any substantially concurrent Equity Issuance or capital contribution (other than Disqualified Capital Stock) and such Equity Issuance or capital contribution is Not Otherwise Applied or (c) any acquisition, in a single transaction or a series of related transactions, of a majority controlling interest in the Capital Stock, or all or substantially all of the assets, of any Person, or of all or substantially all of the assets constituting a division, product line or business line of any Person, in each case to the extent the applicable acquired company or assets engage in or constitute a Permitted Business or Related Business Assets, so long as in the case of any acquisition described in this clause (c), no Event of Default shall be continuing immediately after giving pro forma effect to such acquisition.
265    “Permitted Business”: (i) the Business or (ii) any business that is a natural outgrowth or a reasonable extension, development or expansion of any such Business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing.
266    “Permitted Investors”: the collective reference to (i) the Sponsor and any Affiliates of any Person included in the definition of “Sponsor”, (but excluding any operating portfolio companies of the foregoing), (ii) the members of management of any Parent Company, Holdings or any of its Subsidiaries that have ownership interests in any Parent Company or Holdings as of the Closing Date, (iii) the directors of Holdings or any of its Subsidiaries or any Parent Company as of the Closing Date and (iv) the members of any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) of which any Person described in clause (i), (ii) or (iii) of this definition is a member; provided that, in the case of such group and without giving effect to the existence of such group or any other group, Persons who are either Persons described in clause (i), (ii) or (iii) of this definition have aggregate beneficial ownership of more than 50% of the total voting power of the voting stock of the Borrower, Holdings or any Parent Company.
267    “Permitted Refinancing”: with respect to any Person, refinancings, replacements, modifications, refundings, renewals or extensions of Indebtedness (or of a prior Permitted Refinancing of Indebtedness); provided, that any such refinancing, replacement, modification, refunding, renewal or extension of Indebtedness effected pursuant to a clause in Section 7.2 or 7.3 in reliance on the term “Permitted Refinancing” must comply with the following conditions:
(a)     there is no increase in the principal amount (or accreted value) thereof (except by an amount equal to accrued interest, fees, discounts, redemption and tender premiums, penalties and expenses and by an amount equal to any existing commitment unutilized thereunder and as otherwise permitted under the applicable clause of Section 7.2);
(b)     the Weighted Average Life to Maturity of such Indebtedness is greater than or equal to the shorter of (i) the Weighted Average Life to Maturity of the Indebtedness being refinanced and (ii) the remaining Weighted Average Life to Maturity of the Latest Maturing

Term Loans and such Indebtedness shall not have a final maturity earlier than the maturity date of the Indebtedness being refinanced;
(c)     immediately after giving effect to such refinancing, replacement, refunding, renewal or extension, no Event of Default shall be continuing;
(d)    neither the Borrower nor any Restricted Subsidiary shall be an obligor or guarantor of any such refinancings, replacements, modifications, refundings, renewals or extensions except to the extent that such Person was (or would have been required to be) such an obligor or guarantor in respect of the applicable Indebtedness being modified, refinanced, replaced, refunded, renewed or extended; provided, that any other such Person shall be permitted to be such an obligor or guarantor to the extent that (x) such obligation or guaranty is created utilizing any applicable clause of Section 7.2 (other than Section 7.2(e)(ii) or (iv)) and (y) such Person would not have been restricted from being an obligor or guarantor, as applicable, of the Indebtedness being refinanced under this Agreement when the Indebtedness being refinanced was incurred (provided, that any such Indebtedness existing on the Closing Date shall be deemed to satisfy this clause (y));
(e)    except in the case of a Permitted Refinancing under Section 7.2(p), any Liens securing such Permitted Refinancing shall be limited to the assets or property that secured the Indebtedness being refinanced; provided, that Liens in respect of assets or property granted as a result of the operation of after-acquired property clauses shall be permitted to the extent any such assets or property secured (or would have secured) the Indebtedness the subject of the Permitted Refinancing; provided, further, a Permitted Refinancing under Section 7.2(p) shall not be secured by any assets or property other than Collateral (but not, for the avoidance of doubt, BrandCo Collateral) and shall be subject to an Other Intercreditor Agreement; provided, further, that Liens on other assets or property shall be permitted to the extent that (x) such Liens are granted utilizing any applicable clause of Section 7.3 and (y) the Indebtedness being refinanced would not have been restricted from being secured by such Liens when the Indebtedness being refinanced was incurred (provided, that any such Indebtedness existing on the Closing Date shall be deemed to satisfy this clause (y));
(f)     to the extent the Indebtedness being refinanced is subject to the ABL Intercreditor Agreement or an Other Intercreditor Agreement, to the extent that it is secured by the Collateral (but not, for the avoidance of doubt, BrandCo Collateral), the Permitted Refinancing shall be subject to the ABL Intercreditor Agreement or Other Intercreditor Agreement, as applicable, on terms no less favorable to the Lenders, taken as a whole (as determined in good faith by the Borrower); and
(g)     except as otherwise permitted by this definition of “Permitted Refinancing”, the covenants and events of default applicable to such Permitted Refinancing shall be not materially more restrictive, taken as a whole, to the Borrower and its Restricted Subsidiaries than the covenants and events of default contained in customary agreements governing similar indebtedness in light of prevailing market conditions at the time of such Permitted Refinancing (as determined in good faith by the Borrower).

“Permitted Refinancing Obligations”: any Indebtedness (which Indebtedness may be unsecured or secured by the Collateral (but not, for the avoidance of doubt, BrandCo Collateral) on a pari passu or, at the Borrower’s option, junior basis with the Liens securing the Obligations), including customary bridge financings and any debt securities, in each case issued or incurred by the Borrower or a Guarantor to refinance, extend, renew, replace, modify or refund Indebtedness (and, if such Indebtedness consists of revolving loans, to pro rata reduce the associated revolving commitments) and/or Commitments incurred under this Agreement and the Loan Documents and to pay fees, discounts, accrued interest, premiums and expenses in connection therewith; provided, that, in the case of Indebtedness incurred to refinance any Term Loans (and to pay fees, discounts, premiums and expenses in connection therewith) which is incurred otherwise than under this Agreement (any such Indebtedness, “Refinancing Debt”), such Refinancing Debt:
(a)    shall not be Guaranteed by any Person that is not a Guarantor;
(b)    shall be unsecured or secured by the Collateral on a pari passu or, at the Borrower’s option, junior basis with the Liens securing the Obligations;
(c)    shall not be secured (to the extent secured) by any Lien on any asset of any Loan Party that does not also secure the Obligations;
(d)    if secured by Collateral, such Indebtedness (and all related obligations) either shall be incurred under this Agreement on a senior secured pari passu basis with the other Obligations or shall be subject to the terms of an Other Intercreditor Agreement;
(e)    (i) shall have a final maturity no earlier than the maturity date of the Indebtedness being refinanced and shall have a Weighted Average Life to Maturity not shorter than the Weighted Average Life to Maturity of the Indebtedness being refinanced (other than an earlier maturity date and/or shorter Weighted Average Life to Maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date than the maturity date of the Indebtedness being refinanced or a shorter Weighted Average Life to Maturity than the Weighted Average Life to Maturity of the Indebtedness being refinanced) and (ii) any such Indebtedness that is a revolving credit facility shall not mature prior to the maturity date of the revolving commitments being replaced;
(f)    shall not be subject to amortization prior to the final maturity thereof or any mandatory redemption or prepayment provisions (except customary asset sale, recovery event and change of control provisions), except to the extent any such mandatory redemption or prepayment is required or permitted to be applied on a not less than pro rata basis to the Initial Term B Loans and any other Refinancing Debt that, in each case, are secured on a pari passu basis with the Liens securing the Obligations prior to or concurrently with the application to such Permitted Refinancing Obligations; and
(g)    except as otherwise permitted by this definition of “Permitted Refinancing Obligations”, all terms (other than with respect to pricing, fees and optional prepayments, which terms shall be as agreed by the Borrower and the applicable lenders) applicable to such Refinancing Debt shall be substantially identical to, or (when taken as a whole, as shall be determined in good faith by the Borrower) less favorable to the lenders providing such Refinancing Debt than those applicable to such Indebtedness being refinanced, other than for any covenants and other terms applicable solely to any period after the Latest Maturity Date.
268    “Permitted Transferees” means, with respect to any Person that is a natural person (and any Permitted Transferee of such Person), (a) such Person’s immediate family, including his or her spouse, ex-spouse, children, step-children and their respective lineal descendants, (b) the estate of Ronald O. Perelman and (c) any other trust or other legal entity the primary beneficiary of which is such Person and/or such Person’s immediate family, including his or her spouse, ex-spouse, children, stepchildren or their respective lineal descendants.
269    “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
270    “Platform”: Debtdomain or another similar electronic system for posting Borrower Materials and other information to the Lenders.
271    “Plan”: at a particular time, any employee benefit plan as defined in Section 3(3) of ERISA and in respect of which the Borrower or any of its Restricted Subsidiaries is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, including a Multiemployer Plan.
272    “Pledged Securities”: as defined in the Guarantee and Collateral Agreement.
273    “Pledged Stock”: as defined in the Guarantee and Collateral Agreement.
274    “Prepayment Option Notice”: as defined in Section 2.12(e).
275    “Present Fair Salable Value”: the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its Subsidiaries taken as a whole and after giving effect to the consummation of the Transactions are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.
276    “Prior Tax Sharing Agreement”: the Tax Sharing Agreement entered into as of June 24, 1992, as amended and restated, among the Company and certain of its Subsidiaries, Holdings and Mafco.
277    “Proceeding”: as defined in Section 10.5(c).
278    “Property”: any right or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.
279    “PPSA”: the Personal Property Security Act (Ontario), as amended from time to time, together with all regulations made thereunder; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by (a) personal property security legislation as in effect in a Canadian jurisdiction other than Ontario, or (b) the Civil Code of Quebec, “PPSA” means the personal property security or corresponding legislation as in effect from time to time in such other jurisdiction or the Civil Code of Quebec, as applicable, for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority in such Collateral.

280    “Qualified Capital Stock”: any Capital Stock that is not Disqualified Capital Stock.
281    “Qualified Contract”: any new intellectual property license entered into by the Borrower or any of its Restricted Subsidiaries in respect of any brand so long as an officer of the Borrower has certified to the Administrative Agent that the revenues generated by such license in the next succeeding 12 months would reasonably be expected to exceed $10,000,000.
“Ratio Basket”: as defined in Section 1.6.
“Ratio Basket Item or Event”: as defined in Section 1.6.
“Real Property”: collectively, all right, title and interest of the Borrower or any of its Restricted Subsidiaries in and to any and all parcels of real property owned or leased by the Borrower or any such Restricted Subsidiary together with all improvements and appurtenant fixtures, easements and other property and rights incidental to the ownership, lease or operation thereof.
282    “Receivables and Related Assets”: obligations arising from a sale of merchandise, goods or insurance, or the rendering of services which have been completed, together with (a) all interest in any goods, merchandise or insurance (including returned goods or merchandise) relating to any sale giving rise to such obligations, (b) all other security interests or Liens and property subject thereto from time to time purporting to secure payment of such obligations, whether pursuant to the contract related to such obligations or otherwise, together with all financing statements describing any collateral securing such obligations, (c) all rights to payment of any interest or finance charges and other obligations related thereto, (d) all supporting obligations, including but not limited to, all guarantees, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such obligations whether pursuant to the contract related to such obligations or otherwise, (e) all contracts, chattel paper, instruments and other documents, books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such obligations, (f) any other property and assets that in accordance with market requirements at the time thereof are sold, transferred or pledged pursuant to receivables conduit securitization transactions and (g) collections and proceeds with respect to the foregoing, in each case, excluding the Capital Stock of any Receivables Subsidiary.
“Receivables Facility”: one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated, refunded, replaced or refinanced from time to time, the Indebtedness of which is non-recourse (except for representations, warranties, covenants and indemnities made in connection with such facilities that the Borrower has determined in good faith to be customary in financings similar to a Receivables Facility, including those relating to servicing of the assets of a Receivables Subsidiary and those relating to any obligation of the Borrower or any of its Restricted Subsidiaries to repurchase the assets it sold thereunder as a result of a breach of a representation, warranty or covenant or otherwise) to the Borrower and its Restricted Subsidiaries pursuant to which the Borrower or any of its Restricted Subsidiaries sells or transfers its Receivables and Related Assets to either (x) a Person that is not a Restricted Subsidiary or (y) a Receivables Subsidiary that in turn sells or transfers its accounts receivable, payment intangibles and related assets to a Person that is not a Restricted Subsidiary.
283    “Receivables Subsidiary”: any subsidiary formed solely for the purpose of engaging, and that engages only, in one or more Receivables Facilities.
284    “Recipient”: (a) any Lender, (b) the Administrative Agent and (c) the Collateral Agent, as applicable.

285    “Recovery Event”: any settlement of or payment in respect of any Property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any Restricted Subsidiary, in an amount for each such event exceeding $5,000,000.
286    “Refinanced Term Loans”: as defined in Section 10.1(c).
287    “Refinancing Debt”: as defined in the definition of “Permitted Refinancing Obligations”.
288    “Refinancing Term Loans”: as defined in Section 10.1(c).
289    “Register”: as defined in Section 10.6(b)(iv).
290    “Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Loan Party or any Restricted Subsidiary thereof for its own account in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.12 as a result of the delivery of a Reinvestment Notice.
291    “Reinvestment Event”: any Asset Sale or Recovery Event occurring after the Closing Date in respect of which a Loan Party has delivered a Reinvestment Notice.
292    “Reinvestment Notice”: a written notice signed on behalf of any Loan Party by a Responsible Officer stating that such Loan Party (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire property or make investments used or useful in a Permitted Business; provided that in the event any Asset Sale giving rise to any such Reinvestment Notice consisted solely of Collateral, all of such Net Cash Proceeds shall be applied to acquire property or make investments used or useful in a Permitted Business constituting Collateral.
293    “Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount (or the relevant portion thereof, as contemplated by clause (ii) of the definition of “Reinvestment Prepayment Date”) relating thereto less any amount contractually committed by the applicable Loan Party (directly or indirectly through a Subsidiary) prior to the relevant Reinvestment Prepayment Date to be expended prior to the relevant Trigger Date (a “Committed Reinvestment Amount”), or actually expended prior to such date, in each case to acquire assets or make investments useful in a Permitted Business; provided that the Reinvestment Prepayment Amount with respect to all Asset Sales shall not exceed $50,000,000 for the term of this Agreement.
294    “Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (i) the date occurring 15 months after such Reinvestment Event and (ii) with respect to any portion of a Reinvestment Deferred Amount, the date that is five Business Days following the date on which any Loan Party or any Restricted Subsidiary thereof shall have determined not to acquire assets or make investments useful in a Permitted Business with such portion of such Reinvestment Deferred Amount.
295    “Related Business Assets”: assets (other than cash and Cash Equivalents) used or useful in a Permitted Business; provided, that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

296    “Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
297    “Related Person”: as defined in Section 10.5.
298    “Release”: any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure or facility.
299    “Replaced Lender”: as defined in Section 2.24.
300    “Reply Amount”: as defined in the definition of “Dutch Auction”.
301    “Reply Price”: as defined in the definition of “Dutch Auction”.
302    “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived by the PBGC in accordance with the regulations thereunder.
303    “Representatives”: as defined in Section 10.14.
304    “Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of the aggregate unpaid principal amount of the Term Loans then outstanding.
305    “Required Prepayment Lenders”: the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans.
306    “Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.
307    “Responsible Officer”: any officer at the level of Vice President or higher of the relevant Person or, with respect to financial matters, the Chief Financial Officer, Treasurer, Controller or any other Person in the Treasury Department at the level of Vice President or higher of the relevant Person.
308    “Restricted Payments”: as defined in Section 7.6.
309    “Restricted Subsidiary”: any Subsidiary of the Borrower which is not an Unrestricted Subsidiary.
310    “Return Bid”: as defined in the definition of “Dutch Auction”.
311    “S&P”: Standard & Poor’s Ratings Group, Inc., or any successor to the rating agency business thereof.
312    “Sanction(s)”: any international economic sanction administered or enforced by OFAC, the United Nations Security Council, the European Union or Her Majesty’s Treasury.

313    “Screen”: the relevant display page for the Eurocurrency Base Rate (as reasonably determined by the Administrative Agent) on the Bloomberg Information Service or any successor thereto; provided, that if the Administrative Agent determines that there is no such relevant display page or otherwise in Bloomberg for the Eurocurrency Base Rate, “Screen” means such other comparable publicly available service for displaying the Eurocurrency Base Rate (as reasonably determined by the Administrative Agent).
314    “SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).
315    “Section 2.26 Additional Amendment”: as defined in Section 2.26(c).
316    “Secured Obligations”: the Obligations.
317    “Secured Parties”: collectively, the Lenders, the Administrative Agent, the Collateral Agent, any other holder from time to time of any of the Secured Obligations and, in each case, their respective successors and permitted assigns.
318    “Securities Act”: the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
319    “Security”: as defined in the Guarantee and Collateral Agreement.
320    “Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Holdings Guarantee, Pledge Agreement, the BrandCo Security Documents, the English Security Agreement, the Canadian Security Agreement and all other security documents (including any Mortgages) hereafter delivered to the Administrative Agent or the Collateral Agent purporting to grant a Lien on any Property of any Loan Party or BrandCo Entity to secure the Secured Obligations.
321    “Single Employer Plan”: any Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and in respect of which the Borrower or any of its Restricted Subsidiaries is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
322    “Shared EBITDA Cap”: an amount when combined with adjustments pursuant to clauses (e), (q) and the proviso in the second to last paragraph of the definition of “Consolidated EBITDA”, not to exceed for each Test Period ending (x) on or prior to December 31, 2019, $60,000,000, (y) after December 31, 2019 and on or prior to December 31, 2020, $50,000,000 and (z) after December 31, 2020, $25,000,000.
323    “Solvent”: with respect to the Borrower and its Subsidiaries, as of any date of determination, (i) the Fair Value of the assets of the Borrower and its Subsidiaries taken as a whole exceeds their Liabilities, (ii) the Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceeds their Liabilities; (iii) the Borrower and its Subsidiaries taken as a whole Do not have Unreasonably Small Capital; and (iv) the Borrower and its Subsidiaries taken as a whole Will be able to pay their Liabilities as they mature.
324    “Specified Disposition”: the Disposition by the Borrower and/or any Subsidiary of one or more lines of Business (and/or any assets relating thereto) disclosed in a schedule to be provided to the Administrative Agent prior to the Closing Date.
325    “Specified Existing Tranche”: as defined in Section 2.26(a).

326    “Specified Transactions”: those certain transactions undertaken from time to time for planning and reorganization purposes of Holdings or its Subsidiaries as described in a writing reasonably acceptable to the Administrative Agent delivered prior to the Closing Date.
327    “Sponsor”: (a) Mafco, (b) each of Mafco’s direct and indirect Subsidiaries and Affiliates, (c) Ronald O. Perelman, (d) any of the directors or executive officers of Mafco or (e) any of their respective Permitted Transferees.
328    “Stated Maturity”: with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the re-purchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).
329    “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of the Borrower.
330    “Subsidiary Guarantors”: (a) each Domestic Subsidiary other than any Excluded Subsidiary and (b) any other Subsidiary of the Borrower that is a party to the Guarantee and Collateral Agreement.
331    “Successor Borrower”: as defined in Section 7.4(j).
332    “Successor Holdings”: as defined in Section 7A.
333    “Swap Obligations”: with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
334    “Tax Payments”: payments pursuant to the Company Tax Sharing Agreement and the Prior Tax Sharing Agreement, without duplication.
335    “Taxes”: all present and future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.
336    “Term Lender”: a Lender holding a Term Loan.
337    “Term Loans”: the Initial Term B Loans, Extended Term Loans and/or Refinancing Term Loans in respect of either of the foregoing, as the context may require.
338    “Term Maturity Date”: (a) with respect to the Initial Term B Loans, the earlier of (x) August 6, 2023 (or as otherwise provided in Section 2.26 for any Extended Term Tranche) and (y) the Accelerated Maturity Date, (b) with respect to any Extended Term Loans, the maturity date set forth in the applicable Extension Amendment and (c) with respect to any Tranche of Refinancing Term Loans, the maturity date set forth in the applicable amendment pursuant to Section 10.1(c); provided that, in each case of clauses (a),

(b) and (c), if such date is not a Business Day, the Term Maturity Date will be the next succeeding Business Day.
339    “Term Prepayment Amount”: as defined in Section 2.12(e).
340    “Test Period”: on any date of determination, the period of four consecutive fiscal quarters of the Borrower (in each case taken as one accounting period) most recently ended on or prior to such date for which financial statements have been or are required to be delivered pursuant to Section 6.1 or, prior to the first such delivery, delivered under the equivalent provision of the 2016 Term Loan Agreement.
341     “Tranche”: with respect to Term Loans or commitments, refers to whether such Term Loans or commitments are (1) Initial Term B Loans, (2) Extended Term Loans (of the same Extension Series) or (3) Refinancing Term Loans with the same terms and conditions made on the same day.
342    “Transaction Costs”: as defined in the definition of “Transactions.”
343    “Transactions”: each of the following transactions:
(a)    the Borrower obtaining the Initial Term B Facility;
(b)    the BrandCo Release;
(c)    the BrandCo Contribution; and
(d)    the payment of all fees, costs and expenses incurred in connection with the transactions described in the foregoing provisions of this definition (the “Transaction Costs”).
344    “Treasury Rate” for purposes of calculating the Applicable Make-Whole Amount if then applicable, as of the date of any prepayment, repayment or date of required repayment pursuant to Section 2.11(a), Section 2.12(a) or (b), the Accelerated Maturity Date or following acceleration of the Loans, the yield to maturity as of the most recently issued United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the date of such prepayment, repayment or date of required repayment to and including December 31, 2020; provided, however, that if the period from the date of such prepayment, repayment or date of required repayment to December 31, 2020 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. Any such Treasury Rate shall be obtained by the Borrower.
345    “Trigger Date”: as defined in Section 2.12(b).
346    “United States”: the United States of America.
347    “Unrestricted Cash”: as at any date of determination, the aggregate amount of cash and Cash Equivalents included in the cash accounts (but, for purposes of the definitions of “Liquidity” and “Consolidated Secured Structural Senior Leverage Ratio,” cash accounts located in the United States only) that would be listed on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at such date, to the extent such cash and Cash Equivalents are not (a) subject to a Lien securing any Indebtedness or other obligations, other than (i) the Secured Obligations or (ii) any such other Indebtedness that is subject to any Intercreditor Agreement or (b) classified as “restricted” (unless so classified solely because of any provision under the Loan Documents or any other agreement or instrument governing other Indebtedness that is subject to any Intercreditor Agreement governing the application thereof or because they are subject to a Lien securing the Secured Obligations or other Indebtedness that is subject to any Intercreditor Agreement).
348    “Unrestricted Subsidiary”: (i) any Escrow Entity, (ii) any Subsidiary of the Borrower designated as such and listed on Schedule 4.14 to the 2016 Term Loan Agreement and (iii) any Subsidiary of the Borrower that is designated by a resolution of the Board of Directors of the Borrower as an Unrestricted Subsidiary, but only to the extent that, in the case of each of clauses (ii) and (iii), such Subsidiary:
(a)    has no Indebtedness other than Non-Recourse Debt (other than such Indebtedness to the extent any related obligations of the Borrower or its Restricted Subsidiaries would otherwise be permitted under Section 7.7);
(b)    is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary unless (x) the terms of any such agreement, contract, arrangement or understanding, taken as a whole (as shall be determined by the Borrower in good faith), are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower or (y) the Borrower or any Restricted Subsidiary would be permitted to enter into such agreement, contract, arrangement or understanding with an Unrestricted Subsidiary pursuant to Section 7.9;
(c)    is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Capital Stock or warrants, options or other rights to acquire Capital Stock or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results, unless, in each case, the Borrower or any Restricted Subsidiary would be permitted to incur any such obligation with respect to an Unrestricted Subsidiary pursuant to Section 7.7; and
(d)    does not guarantee or otherwise provide credit support after the time of such designation for any Indebtedness of the Borrower or any of its Restricted Subsidiaries unless it also guarantees or provides credit support in respect of the Obligations, in the case of clauses (a), (b) and (c), except to the extent not otherwise prohibited by Section 7.7.
If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes hereof. Subject to the foregoing, the Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary or any Restricted Subsidiary to be an Unrestricted Subsidiary; provided, that (i) such designation shall only be permitted if no Event of Default would be in existence following such designation, (ii) any designation of an Unrestricted Subsidiary as a Restricted Subsidiary shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary, (iii) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be deemed to be an Investment in an Unrestricted Subsidiary and shall reduce amounts available for Investments in Unrestricted Subsidiaries permitted by Section 7.7 in an amount equal to the Fair Market Value of the Property of the Subsidiary so designated and (iv) any designation or re-designation of a Subsidiary as an Unrestricted Subsidiary or Restricted Subsidiary shall be consistent for the purposes of this Agreement, the 2016 Term Loan Agreement, the ABL Facility Agreement, the 2021 Notes and the 2024 Notes.
349    “US Lender”: as defined in Section 2.20(g).
350    “USA Patriot Act”: as defined in Section 10.18.
351    “Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
352    “Will be able to pay their Liabilities as they mature”: for the period from the date hereof through the Latest Maturity Date, the Borrower and its Subsidiaries taken as a whole and after giving effect to the consummation of the Transactions will have sufficient assets, credit capacity and cash flow to pay their Liabilities as those Liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Borrower and its Subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.
353    “Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.2    Other Definitional Provisions.
(a)    Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(b)    As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (iii) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.
(c)    The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(d)    The term “license” shall include sub-license. The term “documents” includes any and all documents whether in physical or electronic form.
(e)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(f)    Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
(g)    In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of determining compliance with any provision of this Agreement which requires that no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, at the option of the Borrower pursuant to an LCA Election such condition shall be deemed satisfied so long as no Default, Event of Default or specified Event of Default, as applicable, exists on the date the definitive agreements for such Limited Condition Acquisition are entered into after giving pro forma effect to such Limited Condition Acquisition and the actions to be taken in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if such Limited Condition Acquisition and other actions had occurred on such date. For the avoidance of doubt, if the Borrower has exercised its option under the first sentence of this clause (g), and any Default or Event of Default occurs following the date the definitive agreements for the applicable Limited Condition Acquisition were entered into and prior to the consummation of such Limited Condition Acquisition, any such Default or Event of Default shall be deemed not to have occurred or be continuing solely for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted hereunder.
(h)    In connection with any action being taken solely in connection with a Limited Condition Acquisition, for purposes of:
(i)    determining compliance with any provision of this Agreement which requires the calculation of the Consolidated Secured Structural Senior Leverage Ratio, Consolidated Net First Lien Leverage Ratio, Consolidated Net Secured Leverage Ratio, Consolidated Net Total Leverage Ratio or Fixed Charge Coverage Ratio; or
(ii)    testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated Total Assets);
in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCA Test Date for which consolidated financial statements of the Borrower are available, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated Total Assets of the Borrower or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) have been consummated; provided that the calculation of Consolidated Net Income (and any defined term a component of which is Consolidated Net Income) shall not include the Consolidated Net Income of the Person or assets to be acquired in any Limited Condition Acquisition for usages other than in connection with the applicable transaction pertaining to such Limited Condition Acquisition until such time as such Limited Condition Acquisition is actually consummated (clauses (g) and (h), collectively, the “Limited Condition Acquisition Provision”).
(i)    Any references in this Agreement to “Obligations” or “Lenders” (or any similar terms) in the phrase “pari passu basis with the Liens securing the Obligations” or “pari passu with the Liens of the Lenders” (or any similar phrases) or in the phrase “secured on a junior basis with the Liens securing the Obligations” or “junior to the Liens of the Lenders” (or any similar phrases) shall, in each case, be deemed to refer to the Obligations in effect on the Closing Date (i.e. the Initial Term B Loans) or the Initial Term B Lenders, as applicable, and any other Indebtedness or commitments incurred under this Agreement that is intended to be secured on a pari passu basis with the liens securing the Initial Term B Loans or the lenders thereunder, as applicable. Any references in this Agreement to “junior or pari passu to the Liens of the lenders under the ABL Facility Agreement” (or any similar phrases) shall, in each case, be deemed to refer to the Liens of such lenders with respect to the ABL Facility First Priority Collateral.
1.3    Pro Forma Calculations. (i) Any calculation to be determined on a “pro forma” basis, after giving “pro forma” effect to certain transactions or pursuant to words of similar import and (ii) the Consolidated Net First Lien Leverage Ratio, the Consolidated Secured Structural Senior Leverage Ratio, the Consolidated Net Secured Leverage Ratio, the Consolidated Net Total Leverage Ratio, and the Fixed Charge Coverage Ratio, in each case, shall be calculated as follows (subject to the provisions of Section 1.2):
(a)    for purposes of making the computation referred to above, in the event that the Borrower or any of its Restricted Subsidiaries incurs, assumes, guarantees, redeems, retires, defeases or extinguishes any Indebtedness or enters into, terminates or cancels a Qualified Contract, other than the completion thereof in accordance with its terms, subsequent to the commencement of the period for which such ratio is being calculated but on or prior to or substantially concurrently with or for the purpose of the event for which the calculation is made (a “Calculation Date”), then such calculation shall be made giving pro forma effect to such incurrence, assumption, guarantee, redemption, retirement, defeasance or extinguishment of Indebtedness or entry into, termination or cancellation of such Qualified Contract (other than the completion thereof in accordance with its terms) as if the same had occurred at the beginning of the applicable Test Period; provided, that the aggregate amount of revenues (and related assets) included in such pro forma calculation for any Test Period pursuant to this clause 1.3(a) with respect to Qualified Contracts shall not exceed $50 million in revenues (and any such related assets); provided, further, that for purposes of making the computation of the Consolidated Secured Structural Senior Leverage Ratio, Consolidated Net First Lien Leverage, Consolidated Net Secured Leverage, Consolidated Net Total Leverage or Fixed Charges for the computation of the Consolidated Net First Lien Leverage Ratio, Consolidated Net Secured Leverage Ratio, Consolidated Net Total Leverage Ratio or Fixed Charge Coverage Ratio, as applicable, the Consolidated Secured Structural Senior Leverage Ratio, Consolidated Net First Lien Leverage, Consolidated Net Secured Leverage, Consolidated Net Total Leverage or Fixed Charges, as applicable, shall be the Consolidated Secured Structural Senior Leverage Ratio, Consolidated Net First Lien Leverage, Consolidated Net Secured Leverage, Consolidated Net Total Leverage or Fixed Charges as of the date the relevant action is being taken giving pro forma effect to any redemption, retirement or extinguishment of Indebtedness in connection with such event; and
(b)    for purposes of making the computation referred to above, if any Investments (including the Transactions), brand acquisitions, Dispositions or designations of Unrestricted Subsidiaries or Restricted Subsidiaries are made (or committed to be made pursuant to a definitive agreement) subsequent to the commencement of the period for which such calculation is being made but on or prior to or simultaneously with the relevant Calculation Date, then such calculation shall be made giving pro forma effect to such Investments, brand acquisitions, Dispositions and designations as if the same had occurred at the beginning of the applicable Test Period in a manner consistent, where applicable, with the pro forma adjustments set forth in clause (n) of the definition of “Consolidated EBITDA” and clause (o) of the definition of “Consolidated Net Income”. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, brand acquisitions or Disposition that would have required adjustment pursuant to this provision, then such calculation shall be made giving pro forma effect thereto for such Test Period as if such Investment, brand acquisitions or Disposition had occurred at the beginning of the applicable Test Period.
1.4    Exchange Rates; Currency Equivalents. If any basket is exceeded solely as a result of fluctuations in applicable currency exchange rates after the last time such basket was utilized, such basket will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates. For purposes of determining the Consolidated Net First Lien Leverage Ratio, the Consolidated Net Secured Leverage Ratio, the Consolidated Secured Structural Senior Leverage Ratio, the Consolidated Net Total Leverage Ratio and the Fixed Charge Coverage Ratio, amounts denominated in a currency other than Dollars will be converted to Dollars for the purposes of calculating any Consolidated Net Total Leverage Ratio, the Consolidated Net Secured Leverage Ratio, the Consolidated Secured Structural Senior Leverage Ratio, the Consolidated Net First Lien Leverage Ratio and the Fixed Charge Coverage Ratio, at the exchange rate as of the date of calculation, and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Hedge Agreements permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

1.5    Agent’s Discretion. For purposes of this Agreement and the other Loan Documents in which an Agent is required or permitted to exercise discretion (including consultations and designations) hereunder or thereunder, such discretion may be determined and/or exercised at the Required Lender’s direction, other than with respect to matters relating to any such Agent’s liabilities, indemnity, authority and such other related matters set forth in Section 9 hereof.
1.6    Covenants. For purposes of determining compliance with Section 7 (other than Section 7.6), in the event that an item or event (or any portion thereof) meets the criteria of one or more of the categories described in a particular covenant contained in Section 7 (other than Section 7.6), the Borrower may, in its sole discretion, classify and reclassify or later divide, classify or reclassify (as if incurred at such later time) such item or event (or any portion thereof) and may include the amount and type of such item or event (or any portion thereof) in one or more of the relevant clauses or subclauses, in each case, within such covenant and will be entitled to include such item or event (or any portion thereof) only in one of the relevant clauses or subclauses (or any portion thereof). In the case of an item or event (or any portion thereof) that is incurred pursuant to or otherwise included in a clause or subclause (or any portion thereof) of a covenant that does not rely on criteria based on the Consolidated Net First Lien Leverage Ratio, the Consolidated Net Secured Leverage Ratio, the Consolidated Net Total Leverage Ratio or the Fixed Charge Coverage Ratio (any such item or event, a “Fixed Basket Item or Event” and any such clause, subclause or any portion thereof, a “Fixed Basket”) substantially concurrently with an item or event (or any portion thereof) that is incurred pursuant to or otherwise included in a clause or subclause (or any portion thereof) of a covenant that relies on criteria based on such financial ratios or tests (any such item or event, a “Ratio Basket Item or Event” and any such clause, subclause or any portion thereof, a “Ratio Basket”), such Ratio Basket Item or Event shall be treated as having been incurred or existing pursuant only to such Ratio Basket without giving pro forma effect to any such Fixed Basket Item or Event (other than a Fixed Basket Item or Event that relies on the term “Permitted Refinancing” or “Permitted Refinancing Obligations”) incurred pursuant to or otherwise included in a Fixed Basket substantially concurrently with such Ratio Basket Item or Event when calculating the amount that may be incurred or existing pursuant to any such Ratio Basket. Furthermore, (A) for purposes of Section 7.2, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on the applicable exchange rate, in the case of such Indebtedness incurred (in respect of funded term Indebtedness) or committed (in respect of revolving or delayed draw Indebtedness), on the date that such Indebtedness was incurred (in respect of funded term Indebtedness) or committed (in respect of revolving or delayed draw Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the applicable exchange rate on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of accrued interest, fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing, (B) for purposes of Sections 7.3, 7.5, 7.6 and 7.7, the amount of any Liens, Dispositions, Restricted Payments and Investments, as applicable, denominated in any currency other than Dollars shall be calculated based on the applicable exchange rate, (C) for purposes of any calculation under Sections 7.2 and 7.3, if the Borrower elects to give pro forma effect in such calculation to the entire committed amount of any proposed Indebtedness, whether or not then drawn, such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with Section 7.2 or 7.3, but for so long as such Indebtedness is outstanding or in effect, the entire committed amount of such Indebtedness then in effect shall be included in any calculations under Sections 7.2 and 7.3, (D) any cash proceeds of Indebtedness shall be excluded as Unrestricted Cash and not netted for purposes of calculating any financial ratios and tests with respect to any substantially concurrent incurrence of a Ratio Basket Item or Event pursuant to a Ratio Basket and (E) any Fixed Basket Item or Event incurred pursuant to or otherwise included pursuant to a Fixed Basket based on Consolidated Total Assets shall be calculated based upon the Consolidated Total Assets at the time of such incurrence (it being understood that a Default shall be deemed not to have occurred solely to the extent that the Consolidated Total Assets after the time of such incurrence declines).
SECTION II.    AMOUNT AND TERMS OF COMMITMENTS
2.1    Term Commitments. Subject to the terms and conditions hereof, each Initial Term B Lender severally agrees to make a term loan (an “Initial Term B Loan”) in Dollars to the Borrower on the Closing Date in an amount which will not exceed the amount of the Initial Term B Commitment of such Lender. The aggregate outstanding principal amount of the Initial Term B Loans for all purposes of this Agreement and the other Loan Documents shall be the stated principal amount thereof outstanding from time to time. The Initial Term B Loans will be Eurocurrency Loans.
2.2    Procedure for Initial Term B Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable written notice (which notice must be received by the Administrative Agent at least one Business Day prior to the anticipated Closing Date or such later date as the Administrative Agent may agree) requesting that the Initial Term B Lenders make the Initial Term B Loans on the Closing Date and specifying the amount to be borrowed and the requested Interest Period, if applicable. Upon receipt of such notice the Administrative Agent shall promptly notify each Initial Term B Lender thereof. Not later than 11:00 a.m., New York City time, on the Closing Date, each Initial Term B Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Initial Term B Loan to be made by such Lender. The Administrative Agent shall credit the account designated in writing by the Borrower to the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Initial Term B Lenders in immediately available funds.
2.3    Repayment of Initial Term B Loans. The Initial Term B Loan of each Initial Term B Lender shall be payable in full on the Term Maturity Date together with the Exit Fee; provided that no Exit Fee shall be payable if the Term Maturity Date occurs pursuant to the operation of the definition Accelerated Maturity Date.
2.4    [Reserved].
2.5    [Reserved].
2.6    [Reserved].
2.7    [Reserved].
2.8    Repayment of Loans.
(a)    The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Term Lender, the principal amount of each outstanding Term Loan of such Term Lender made to the Borrower on the Term Maturity Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8.1). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans made to the Borrower from time to time outstanding from the date made until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.15.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
(c)    The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(b)(iv), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan and each Interest Period applicable thereto, (ii) the amount of any principal, interest and fees, as applicable, due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
(d)    The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(c) shall, to the extent permitted by applicable law, be presumptively correct absent demonstrable error of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.
2.9    Fees. The Borrower agrees to pay (x) to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent, (y) to the Administrative Agent on behalf of the Lenders, an exit fee on the Term Maturity Date in an amount equal to 0.05 multiplied by the outstanding principal amount of Loans repaid thereon (the “Exit Fee”); provided that no Exit Fee shall be payable if the Term Maturity Date occurs pursuant to the operation of the definition Accelerated Maturity Date and (z) such other fees as agreed in writing to be paid by the Borrower to the Lenders.
2.10    [Reserved].
2.11    Optional Prepayments; Premiums and Exit Fee.
(a)    The Borrower may at any time and from time to time prepay any Tranche of Term Loans, in whole or in part, without premium or penalty except as specifically provided in Section 2.11(b), upon irrevocable written notice delivered to the Administrative Agent no later than 12:00 Noon, New York City time, three Business Days prior thereto, which notice shall specify the date and amount of prepayment; provided, that if a Eurocurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein (provided, that any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any transaction or the receipt of proceeds to be used for such payment, in each case specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied), together with accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof, and in each case shall be subject to the provisions of Section 2.18.
(b)    In the event that all or any portion of the Loans is repaid or prepaid pursuant to Section 2.11(a), Section 2.12(a) or (b), Section 2.8(a) or pursuant to the Accelerated Maturity Date or following acceleration of the Loans, such prepayment or repayment shall be accompanied by a fee (the “Applicable Premium”) in an amount equal to (i) prior to January 1, 2021, the Applicable Make-Whole Amount, (ii) on and after January 1, 2021 but prior to January 1, 2022, 10% of the aggregate principal amount prepaid, repaid or required to be repaid, (iii) on and after January 1, 2022 but prior to January 1, 2023, 7.5% of the aggregate principal amount prepaid, repaid or required to be repaid or (iv) thereafter, 5% of the aggregate principal amount prepaid, repaid or required to be repaid. If the Loans are accelerated or otherwise become due prior to their maturity date, in each case as a result of an Event of Default (including upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the amount of principal of and premium on the Loans that becomes due and payable shall automatically equal 100% of the principal amount of the Loans plus the Exit Fee plus the Applicable Premium in effect on the date of such acceleration or such other prior due date as if such acceleration or other occurrence were a voluntary prepayment of the Loans or otherwise becoming due and, for purposes of calculating such Exit Fee, a repayment in full on the Term Maturity Date (without giving effect to the operation of the definition Accelerated Maturity Date), and such Exit Fee and Applicable Premium shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s loss as a result thereof. Any premium payable above shall be presumed to be the liquidated damages sustained by each Lender and the Borrower agrees that it is reasonable under the circumstances currently existing. THE BORROWER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE APPLICABLE PREMIUM AND EXIT FEE IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower expressly agrees (to the fullest extent it may lawfully do so) that: (A) each of the Applicable Premium and Exit Fee is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) each of the Applicable Premium and Exit Fee shall be payable notwithstanding the then prevailing market rates at the time payment is made; and (C) there has been a course of conduct between the Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the Applicable Premium and Exit Fee and (D) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph and in Sections 2.3 and 2.9 of this Agreement.
(c)    In connection with any optional prepayments by the Borrower of the Term Loans pursuant to this Section 2.11, such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans being prepaid.
2.12    Mandatory Prepayments.
(a)    Unless the Required Prepayment Lenders shall otherwise agree, if any Indebtedness (excluding any Indebtedness permitted to be incurred in accordance with Section 7.2) shall be incurred by the Borrower or any Restricted Subsidiary, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied not later than one Business Day after the date of receipt of such Net Cash Proceeds toward the prepayment of the Term Loans as set forth in Section 2.12(d).
(b)    Unless the Required Prepayment Lenders shall otherwise agree, if on any date the Borrower or any Restricted Subsidiary shall for its own account receive Net Cash Proceeds from any Asset

Sale or Recovery Event (except to the extent such Asset Sale or Recovery Event, as applicable, relates to any ABL Facility First Priority Collateral so long as such ABL Facility First Priority Collateral secures the ABL Facility), then, unless a Reinvestment Notice shall be delivered to the Administrative Agent in respect thereof, such Net Cash Proceeds shall be applied not later than 10 Business Days after such date toward the prepayment of the Term Loans as set forth in Section 2.12(d); provided, that, notwithstanding the foregoing, (i) if a Reinvestment Notice has been delivered to the Administrative Agent, the Term Loans shall be prepaid as set forth in Section 2.12(d) by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event on the applicable Reinvestment Prepayment Date and (ii) on the date (the “Trigger Date”) that is six months after any such Reinvestment Prepayment Date, the Term Loans shall be prepaid as set forth in Section 2.12(d) by an amount equal to the portion of any Committed Reinvestment Amount with respect to the relevant Reinvestment Event not actually expended by such Trigger Date.
(c)    Unless the Required Prepayment Lenders shall otherwise agree, if, for any Excess Cash Flow Period, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply an amount equal to (A) the Excess Cash Flow Application Amount, minus (B) the aggregate amount of all prepayments of ABL Loans during such Excess Cash Flow Period to the extent accompanied by permanent optional reductions of the applicable commitments, and all optional prepayments of Term Loans or of the 2016 Term Loan Agreement during such Excess Cash Flow Period (excluding any such optional prepayments during such Excess Cash Flow Period which the Borrower elected to apply to the calculation pursuant to this paragraph (c) in a prior Excess Cash Flow Period) and, at the option of the Borrower, optional prepayments of Term Loans or of the 2016 Term Loan Agreement after such Excess Cash Flow Period but prior to the time of the Excess Cash Flow Application Date, in each case other than to the extent any such prepayment is funded with the proceeds of long-term Indebtedness, toward the prepayment of Term Loans as set forth in Section 2.12(d), in each case of this clause (B), to the extent not deducted in accordance with clause (b)(iii) of the definition of “Excess Cash Flow”. Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than ten days after the date on which the financial statements referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders.
(d)    Amounts to be applied in connection with prepayments of Term Loans pursuant to this Section 2.12 shall be applied to the prepayment of the Term Loans in accordance with Section 2.18(b) until paid in full. In connection with any mandatory prepayments by the Borrower of the Term Loans pursuant to this Section 2.12, such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans being prepaid and (to the extent required by the terms thereof) may be applied, along with such prepayments of Term Loans, to purchase, redeem or repay any other Indebtedness secured by the Collateral on a pari passu basis with the Liens securing the Obligations pursuant to one or more Other Intercreditor Agreements, pursuant to the agreements governing such other Indebtedness, on not more than a pro rata basis with respect to such prepayments of Term Loans. Each prepayment of the Term Loans under this Section 2.12 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.
(e)    Notwithstanding anything to the contrary in Section 2.12 or 2.18, with respect to the amount of any mandatory prepayment pursuant to Section 2.12(b) or (c) (such amount, the “Term Prepayment Amount”), the Borrower may, in its sole discretion, in lieu of applying such amount to the prepayment of Term Loans as provided in paragraph (d) above, not later than 12:00 p.m. (New York City time) on the Business Day prior to the date specified in this Section 2.12 for such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each Term Lender (which, for avoidance of doubt, includes each New Term Lender and Extended Lender) a notice (each, a “Prepayment Option Notice”) as described below. As promptly as practicable after receiving such notice from the Borrower, the Administrative Agent will send to each

Term Lender a Prepayment Option Notice, which shall be in the form of Exhibit I (or such other form approved by the Administrative Agent and the Borrower), and shall include an offer by the Borrower to prepay, on the date (each a “Mandatory Prepayment Date”) that is ten Business Days after the date of the Prepayment Option Notice, the Term Loans of such Lender by an amount equal to the portion of the Term Prepayment Amount indicated in such Lender’s Prepayment Option Notice as being applicable to such Lender’s Term Loans. Each Term Lender may reject all or a portion of its Term Prepayment Amount by providing written notice to the Administrative Agent and the Borrower no later than 5:00 p.m. (New York City time) five Business Days after such Term Lender’s receipt of the Prepayment Option Notice (which notice shall specify the principal amount of the Term Prepayment Amount to be rejected by such Lender) (such rejected amounts collectively, the “Declined Amount”); provided, that any Term Lender’s failure to so reject such Term Prepayment Amount shall be deemed an acceptance by such Term Lender of such Prepayment Option Notice and the amount to be prepaid in respect of Term Loans held by such Term Lender. On the Mandatory Prepayment Date, the Borrower shall pay to the relevant Term Lenders the aggregate amount necessary to prepay that portion of the outstanding Term Loans in respect of which such Lenders have (or are deemed to have) accepted prepayment as described above. Any such Declined Amounts may be used by the Borrower for any purpose not prohibited by this Agreement.
(f)    [Reserved].
(g)    Notwithstanding any other provisions of this Section 2.12, (A) to the extent that any or all of the Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary (a “Foreign Asset Sale”) or the Net Cash Proceeds of any Recovery Event with respect to a Foreign Subsidiary (a “Foreign Recovery Event”), in each case giving rise to a prepayment event pursuant to Section 2.12(b), or Excess Cash Flow derived from a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.12(c), are or is prohibited, restricted or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.12 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit or restricts repatriation to the United States (the Borrower hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than five Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof including, without duplication, any repatriation costs associated with repatriation of such proceeds from the applicable recipient to the Borrower) to the repayment of the Term Loans in accordance with this Section 2.12 and (B) to the extent that the Borrower has determined in good faith that repatriation of any or all of the Net Cash Proceeds of any Foreign Asset Sale or any Foreign Recovery Event or any Excess Cash Flow derived from a Foreign Subsidiary could reasonably be expected to result in a material adverse tax consequence (taking into account any foreign tax credit or benefit, in the Borrower’s reasonable judgment, expected to be realized in connection with such repatriation) with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary, provided, that, in the case of this clause (B), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to this Section 2.12 (or fifteen months after the date such Excess Cash Flow would have been so required to be applied if it were Net Cash Proceeds), (x) the Borrower shall apply an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash

Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds or Excess Cash Flow shall be applied to the repayment of Indebtedness of a Foreign Subsidiary, in each case, other than as mutually agreed by the Borrower and the Administrative Agent.
2.13    Continuation Options.
(a)    [Reserved].
(b)    Any Eurocurrency Loan may be continued as such by the Borrower giving irrevocable written notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1 and no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed continuation date, of the length of the next Interest Period to be applicable to such Loans; provided, that if any such Eurocurrency Loan is so continued on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21; provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph such Eurocurrency Loans shall be automatically continued as Eurocurrency Loans having an Interest Period of one month’s duration on the last day of such then-expiring Interest Period; provided, further, that if the Borrower wishes to, and is otherwise permitted to, request Eurocurrency Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing or continuation, whereupon the Administrative Agent shall give prompt notice to the appropriate Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
2.14    Minimum Amounts and Maximum Number of Eurocurrency Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, continuations and optional prepayments of Eurocurrency Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that no more than six Eurocurrency Tranches shall be outstanding at any one time.
2.15    Interest Rates and Payment Dates.
(a)    Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin.
(b)    [Reserved].
(c)    If all or a portion of the principal amount of any Loan, interest payable on any Loan or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall automatically bear interest at a rate per annum equal to the rate applicable to Eurocurrency Loans with an Interest Period of one month plus 2.00% from the date of such nonpayment until such amount is paid in full (after as well as before judgment).

(d)    Interest shall be payable by the Borrower in arrears on each Interest Payment Date; provided, that interest accruing pursuant to paragraph (c) of this Section 2.15 shall be payable from time to time on demand.
2.16    Computation of Interest and Fees.
(a)    Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurocurrency Rate. Any change in the interest rate on a Loan resulting from a change in the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.
(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be presumptively correct in the absence of demonstrable error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15(a) and Section 2.15(b).
2.17    [Reserved].
2.18    Pro Rata Treatment and Payments.
(a)    Except as expressly otherwise provided herein (including as expressly provided in Sections 2.12, 2.15(c), 2.20, 2.21, 2.24, 2.26, 10.5, 10.6 and 10.7), each payment (other than prepayments) in respect of principal or interest in respect of any Tranche of Term Loans and each payment in respect of fees payable hereunder with respect to the Term Loans of such Tranche shall be applied to the amounts of such obligations owing to the Term Lenders of such Tranche, pro rata according to the respective amounts then due and owing to such Term Lenders.
(b)    Each mandatory prepayment of the Term Loans shall be allocated among the Tranches of Term Loans then outstanding pro rata, in each case except as affected by the opt-out provision under Section 2.12(e); provided, that at the request of the Borrower, in lieu of such application to the Term Loans on a pro rata basis among all Tranches of Term Loans, such prepayment may be applied to any Tranche of Term Loans so long as the maturity date of such Tranche of Term Loans precedes the maturity date of each other Tranche of Term Loans then outstanding or, in the event more than one Tranche of Term Loans shall have an identical maturity date that precedes the maturity date of each other Tranche of Term Loans then outstanding, to such Tranches on a pro rata basis; provided, further, that in connection with a mandatory prepayment under Section 2.12(a) in connection with the incurrence of Permitted Refinancing Obligations, such prepayment shall be allocated to the Tranches as specified by the Borrower (but to the Loans within such Tranches on a pro rata basis). Each optional prepayment of the Term Loans shall be applied to the remaining installments thereof as specified by the Borrower (and absent such specification, in direct order of maturity). Each mandatory prepayment of the Term Loans shall be applied to the remaining installments thereof in direct order of maturity. Amounts repaid or prepaid on account of the Term Loans may not be reborrowed.
(c)    [Reserved].

(d)    All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff, deduction or counterclaim and shall be made prior to 3:00 p.m., New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Funding Office, in immediately available funds. Any payment received by the Administrative Agent after 3:00 p.m., New York City time may be considered received on the next Business Day in the Administrative Agent’s sole discretion. The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.
(e)    Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be presumptively correct in the absence of demonstrable error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall give notice of such fact to the Borrower and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Eurocurrency Loans with an Interest Period of one month, on demand, from the Borrower.
(f)    Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the relevant Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each relevant Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.19    [Reserved].
2.20    Taxes.
(a)    Except as otherwise provided in this Agreement or as required by law, all payments made by or on account of the Borrower or any Loan Party under this Agreement and the other Loan Documents to any Recipient under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes. If any Indemnified Taxes or Other Taxes are required to be deducted or withheld from any such payments, the amounts so payable to the applicable Recipient shall be increased to the extent necessary so that after deduction or withholding of such Indemnified Taxes and Other Taxes (including Indemnified Taxes attributable to amounts payable under this Section 2.20(a)) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)    In addition, the Borrower or any Loan Party under this Agreement and the other Loan Documents shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    Whenever any Taxes are payable by the Borrower and any Loan Party under this Agreement and the other Loan Documents, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the Administrative Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower or Loan Party showing payment thereof if such receipt is obtainable, or, if not, such other evidence of payment as may reasonably be required by the Administrative Agent or such Lender. If the Borrower or any Loan Party under this Agreement and the other Loan Documents fails to pay any Indemnified Taxes or Other Taxes that the Borrower or any Loan Party under this Agreement and the other Loan Documents is required to pay pursuant to this Section 2.20 (or in respect of which the Borrower or any Loan Party under this Agreement and the other Loan Documents would be required to pay increased amounts pursuant to Section 2.20(a) if such Indemnified Taxes or Other Taxes were withheld) when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower or any Loan Party under this Agreement and the other Loan Documents shall indemnify the applicable Recipient for any payments by them of such Indemnified Taxes or Other Taxes, including any amounts payable pursuant to Section 2.20(a), and for any Incremental Taxes that become payable by such Recipient as a result of any such failure within thirty days after the Lender or the Administrative Agent delivers to the Borrower or Loan Party (with a copy to the Administrative Agent) either (a) a copy of the receipt issued by a Governmental Authority evidencing payment of such Taxes or (b) certificates as to the amount of such payment or liability prepared in good faith.
(d)    [reserved]
(e)    Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “Non-US Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) (A) (i) two accurate and complete copies of IRS Form W-8ECI, W-8BEN or W-8BEN-E, as applicable, (ii) in the case of a Non-US Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit F and two accurate and complete copies of IRS Form W-8BEN or W-8BEN-E, or any subsequent versions or successors to such forms, in each case properly completed and duly executed by such Non-US Lender claiming complete exemption from, or reduced rate of, U.S. federal withholding tax on all payments by the Borrower or any Loan Party under this Agreement and the other Loan Documents, or (iii) IRS Form W-8IMY (or any applicable successor form) and all necessary attachments (including the forms described in clauses (i) and (ii) above, provided that if the Non-US Lender is a partnership, and one or more of the partners is claiming portfolio interest treatment, the certificate in the form of Exhibit F may be provided by such Non-US Lender on behalf of such partners) and (B) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made. Such forms shall be delivered by each Non-US Lender before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related Participation). In addition, each Non-US Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-US Lender, and from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent. Each Non-US Lender shall (i) promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower and the Administrative Agent (or any other form of certification adopted by the United States taxing authorities for such purpose) and (ii) take such steps as shall not be disadvantageous to it, in its reasonable judgment, and as may be reasonably necessary (including the re-designation of its lending office pursuant to Section 2.23) to avoid any requirement of applicable laws of any such jurisdiction that the Borrower or any Loan Party make any deduction or withholding for Taxes from amounts payable to such Lender. Notwithstanding any other provision of this paragraph, a Non-US Lender shall not be required to deliver any form pursuant to this paragraph that such Non-US Lender is not legally able to deliver provided that it shall promptly notify the Borrower and the Administrative Agent in writing of such inability.
(f)    [reserved]
(g)    Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “US Lender”) shall deliver to the Borrower and the Administrative Agent two accurate and complete copies of IRS Form W-9, or any subsequent versions or successors to such form and certify that such Lender is not subject to backup withholding. Such forms shall be delivered by each US Lender on or before the date it becomes a party to this Agreement. In addition, each US Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such US Lender, and from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent. Each US Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certifications to the Borrower (or any other form of certification adopted by the United States taxing authorities for such purpose).
(h)    If any Recipient determines, in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall promptly pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid under this Section 2.20 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such indemnifying party, upon the request of such Recipient, agrees to repay the amount paid over to the indemnifying party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority other than any such penalties, interest or other charges resulting from the gross negligence or willful misconduct of the relevant Recipient (as determined by a final and non-appealable judgment of a court of competent jurisdiction)) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Authority; provided, further, that such Recipient shall, at the indemnifying party’s request, provide a copy of any notice of assessment or other evidence of the requirement to pay such refund received from the relevant Governmental Authority (provided that the Recipient may delete any information therein that it deems confidential). This paragraph shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person. In no event will any Recipient be required to pay any amount to an indemnifying party the payment of which would place such Recipient in a less favorable net after-tax position than such Recipient would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid. The agreements in this Section 2.20 shall survive the termination of this Agreement and the payment of the Obligations.
(i)    [reserved]
(j)    If a payment made to a Lender under any Loan Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Administrative Agent as may be necessary for the Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.20(j), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(k)    To the extent required by any applicable laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting the provisions of Section 2.20, each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(c)(iii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (h).
(l)    The agreements in this Section 2.20 shall survive the termination of this Agreement and payment of the Loans and all other amounts payable under any Loan Document, the resignation of the Administrative Agent and any assignment of rights by, or replacement of, any Lender.
(m)    For purposes of this Section 2.20, for the avoidance of doubt, applicable law includes FATCA.
2.21    Indemnity. Other than with respect to Taxes, which shall be governed solely by Section 2.20, the Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense (other than lost profits, including the loss of Applicable Margin) that such Lender actually sustains or incurs as a consequence of (a) any failure by the Borrower in making a borrowing of or continuation of Eurocurrency Loans after the Borrower has given notice requesting the same in accordance with the provisions of this Agreement, (b) any failure by the Borrower in making any prepayment of Eurocurrency Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or continuation of Eurocurrency Loans on a day that is not the last day of an Interest Period with respect thereto. A reasonably detailed certificate as to (showing in reasonable detail the calculation of) any amounts payable pursuant to this Section 2.21 submitted to the Borrower by any Lender shall be presumptively correct in the absence of demonstrable error. This covenant shall survive the termination of this Agreement and the payment of the Obligations.
2.22    [Reserved].
2.23    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.20(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to avoid or minimize any amounts payable pursuant to such Sections (including by designating another lending office for any Loans affected by such event with the object of avoiding the consequences of such event); provided, that such designation is made on terms that, in the good faith judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage; provided, further, that nothing in this Section 2.23 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.20(a).
2.24    Replacement of Lenders. The Borrower shall be permitted to (a) replace with a financial entity or financial entities, or (b) prepay or terminate, without premium or penalty (but subject to Section 2.21), the Loans or Commitments, as applicable, of any Lender (each such Lender, a “Replaced Lender”) that (i) requests reimbursement for amounts owing or otherwise results in increased costs imposed on the Borrower or on account of which the Borrower is required to pay additional amounts to any Governmental Authority, in each case, pursuant to Section 2.20 or 2.21 (to the extent a request made by a Lender pursuant to the operation of Section 2.21 is materially greater than requests made by other Lenders), (ii) is, or the Borrower reasonably believes could constitute, a Disqualified Institution, or (iii) has refused to consent to any waiver or amendment with respect to any Loan Document that requires such Lender’s consent and has been consented to by the Required Lenders; provided, that, in the case of a replacement pursuant to clause (a) above:
(A)     such replacement does not conflict with any Requirement of Law;
(B)     the replacement financial entity or financial entities shall purchase, at par, all Loans and other amounts owing to such Replaced Lender on or prior to the date of replacement;
(C)     the Borrower shall be liable to such Replaced Lender under Section 2.21 (as though Section 2.21 were applicable) if any Eurocurrency Loan owing to such Replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto;

(D)     the replacement financial entity or financial entities, (x) if not already a Lender, shall be reasonably satisfactory to the Administrative Agent to the extent that an assignment to such replacement financial institution of the rights and obligations being acquired by it would otherwise require the consent of the Administrative Agent pursuant to Section 10.6(b)(i)(2) and (y) shall pay (unless otherwise paid by the Borrower) any processing and recordation fee required under Section 10.6(b)(ii)(2);
(E)     the Administrative Agent and any replacement financial entity or entities shall execute and deliver, and such Replaced Lender shall thereupon be deemed to have executed and delivered, an appropriately completed Assignment and Assumption to effect such substitution;
(F)     the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.20, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated;
(G)     in respect of a replacement pursuant to clause (iii) above, the replacement financial entity or financial entities shall consent to such amendment or waiver; and
(H)     any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the Replaced Lender.
Prepayments pursuant to clause (b) above (i) shall be accompanied by accrued and unpaid interest on the principal amount so prepaid up to the date of such prepayment and (ii) shall not be subject to the provisions of Section 2.18. In connection with any such replacement under this Section 2.24, if the Replaced Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Assumption and/or such other documentation and (b) the date as of which all obligations of the Borrower owing to the Replaced Lender relating to the Loans and participations so assigned shall be paid in full to such Replaced Lender, then such Replaced Lender shall be deemed to have executed and delivered such Assignment and Assumption and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption and/or such other documentation on behalf of such Replaced Lender, and the Administrative Agent shall record such assignment in the Register.
2.25    [Reserved].
2.26    Extension of Term Loans.
(a)    The Borrower may at any time and from time to time request that all or a portion of the (i) Term Loans of one or more Tranches existing at the time of such request (each, an “Existing Term Tranche” or an “Existing Tranche”, and the Term Loans of such Tranche, the “Existing Term Loans” or the “Existing Loans”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of any Existing Tranche (any such Existing Tranche which has been so extended, an “Extended Term Tranche” or an “Extended Tranche”, and the Term Loans of such Extended Tranches, the “Extended Term Loans” or the “Extended Loans”) and to provide for other terms consistent with this Section 2.26; provided, that (i) any such request shall be made by the Borrower to all

Lenders with Term Loans with a like maturity date (whether under one or more Tranches) on a pro rata basis (based on the aggregate outstanding principal amount of the applicable Term Loans) and (ii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower in its sole discretion. In order to establish any Extended Tranche, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Tranche to be established, which terms shall be substantially similar to those applicable to the Existing Tranche from which they are to be extended (the “Specified Existing Tranche”), except (x) all or any of the final maturity or termination dates of such Extended Tranches may be delayed to later dates than the final maturity or termination dates of the Specified Existing Tranche, (y) (A) the interest margins with respect to the Extended Tranche may be higher or lower than the interest margins for the Specified Existing Tranche and/or (B) additional fees may be payable to the Lenders providing such Extended Tranche in addition to or in lieu of any increased margins contemplated by the preceding clause (A) and/or (C) prepayment premiums may be different and (z) in the case of an Extended Term Tranche, so long as the weighted average life to maturity of such Extended Tranche would be no shorter than the remaining weighted average life to maturity of the Specified Existing Tranche, amortization rates with respect to the Extended Term Tranche may be higher or lower than the amortization rates for the Specified Existing Tranche, in each case to the extent provided in the applicable Extension Amendment; provided, that, notwithstanding anything to the contrary in this Section 2.26 or otherwise, assignments and participations of Extended Tranches shall be governed by the same or, at the Borrower’s discretion, more restrictive assignment and participation provisions applicable to Term Loans set forth in Section 10.6. No Lender shall have any obligation to agree to have any of its Existing Loans converted into an Extended Tranche pursuant to any Extension Request. Any Extended Tranche shall constitute a separate Tranche of Loans from the Specified Existing Tranches and from any other Existing Tranches (and any other Extended Tranches so established on such date).
(b)    The Borrower shall provide the applicable Extension Request at least 10 Business Days (or such shorter period as the Administrative Agent may agree to) prior to the date on which Lenders under the applicable Existing Tranche or Existing Tranches are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Tranche converted into an Extended Tranche shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Tranche that it has elected to convert into an Extended Tranche. In the event that the aggregate amount of the Specified Existing Tranche subject to Extension Elections exceeds the amount of Extended Tranches requested pursuant to the Extension Request, the Specified Existing Tranches subject to Extension Elections shall be converted to Extended Tranches on a pro rata basis based on the amount of Specified Existing Tranches included in each such Extension Election. In connection with any extension of Loans pursuant to this Section 2.26 (each, an “Extension”), the Borrower shall agree to such procedures regarding timing, rounding and other administrative adjustments to ensure reasonable administrative management of the credit facilities hereunder after such Extension, as may be established by, or acceptable to, the Administrative Agent and the Borrower, in each case acting reasonably to accomplish the purposes of this Section 2.26.
(c)    Extended Tranches shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to provisions related to maturity, interest margins, prepayment premiums or fees referenced in clauses (x) and (y) of Section 2.26(a), or, in the case of Extended Term Tranches, amortization rates referenced in clause (z) of Section 2.26(a), and which, in each case, except to the extent expressly contemplated by the last sentence of this Section 2.26(c) and notwithstanding anything to the contrary set forth in Section 10.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Tranches established thereby) executed by the Loan Parties, the Administrative Agent, and the Extending Lenders. Subject to the requirements of this

Section 2.26 and without limiting the generality or applicability of Section 10.1 to any Section 2.26 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.26 Additional Amendment”) to this Agreement and the other Loan Documents; provided, that such Section 2.26 Additional Amendments do not become effective prior to the time that such Section 2.26 Additional Amendments have been consented to (including pursuant to consents applicable to holders of any Extended Tranches provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.26 Additional Amendments to become effective in accordance with Section 10.1; provided, further, that no Extension Amendment may provide for (i) any Extended Tranche to be secured by any Collateral or other assets of any Loan Party that does not also secure the Existing Tranches or be guaranteed by any Person other than the Guarantors and (ii) so long as any Existing Term Tranches are outstanding, any mandatory or voluntary prepayment provisions that do not also apply to the Existing Term Tranches (other than Existing Term Tranches secured on a junior basis by the Collateral or ranking junior in right of payment, which shall be subject to junior prepayment provisions) on at least a pro rata basis (or otherwise provide for more favorable prepayment treatment for Extending Term Tranches than such Existing Term Tranches as contemplated by Section 2.12). Notwithstanding anything to the contrary in Section 10.1, any such Extension Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable judgment of the Borrower and the Administrative Agent, to effect the provisions of this Section 2.26; provided, that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Section 2.26 Additional Amendment.
(d)    Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Tranche is converted to extend the related scheduled maturity or termination date(s) in accordance with Section 2.26(a) above (an “Extension Date”), in the case of the Specified Existing Tranche of each Extending Lender, the aggregate principal amount of such Specified Existing Tranche shall be deemed reduced by an amount equal to the aggregate principal amount of the Extended Tranche so converted by such Lender on such date, and such Extended Tranches shall be established as a separate Tranche from the Specified Existing Tranche and from any other Existing Tranches (and any other Extended Tranches so established on such date).
(e)    If, in connection with any proposed Extension Amendment, any Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such other Lender, a “Non-Extending Lender”) then the Borrower may, on notice to the Administrative Agent and the Non-Extending Lender, replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.6 (with the assignment fee and any other costs and expenses to be paid by the Borrower or the assignee in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided, that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Extended Loans on the terms set forth in such Extension Amendment; provided, further, that all obligations of the Borrower owing to the Non-Extending Lender relating to the Existing Loans so assigned (including pursuant to Section 2.21 (as though Section 2.21 were applicable)) shall be paid in full by the assignee Lender to such Non-Extending Lender concurrently with such Assignment and Assumption or Affiliated Lender Assignment and Assumption, as applicable. In connection with any such replacement under this Section 2.26, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption or Affiliated Lender Assignment and Assumption, as applicable, by the later of (A) the date on which the replacement Lender executes and delivers such Assignment and Assumption or Affiliated Lender Assignment and Assumption, as applicable, and (B) the date as of which all obligations of the Borrower owing to the

Non-Extending Lender relating to the Existing Loans so assigned shall be paid in full to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Assumption or Affiliated Lender Assignment and Assumption, as applicable, as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption or Affiliated Lender Assignment and Assumption, as applicable, on behalf of such Non-Extending Lender.
(f)    Following any Extension Date, with the written consent of the Borrower, any Non-Extending Lender may elect to have all or a portion of its Existing Loans deemed to be an Extended Loan under the applicable Extended Tranche on any date (each date a “Designation Date”) prior to the maturity or termination date of such Extended Tranche; provided, that such Lender shall have provided written notice to the Borrower and the Administrative Agent at least 10 Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion); provided, further, that no greater amount shall be paid by or on behalf of the Borrower or any of its Affiliates to any such Non-Extending Lender as consideration for its extension into such Extended Tranche than was paid to any Extended Lender as consideration for its Extension into such Extended Tranche. Following a Designation Date, the Existing Loans held by such Lender so elected to be extended will be deemed to be Extended Loans of the applicable Extended Tranche, and any Existing Loans held by such Lender not elected to be extended, if any, shall continue to be “Existing Loans” of the applicable Tranche.
(g)    With respect to all Extensions consummated by the Borrower pursuant to this Section 2.26, (i) such Extensions shall not constitute optional or mandatory payments or prepayments for purposes of Sections 2.11 and 2.12 and (ii) no Extension Request is required to be in any minimum amount or any minimum increment, provided, that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Request in the Borrower’s sole discretion and which may be waived by the Borrower) of Existing Loans of any or all applicable Tranches be extended. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.26 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Request) and hereby waive the requirements of any provision of this Agreement (including Sections 2.8, 2.11 and 2.12) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.26.
SECTION III.    [RESERVED]
SECTION IV.    REPRESENTATIONS AND WARRANTIES
To induce the Agents and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants (as to itself and each of its Restricted Subsidiaries) to the Agents and each Lender, which representations and warranties shall be deemed made on the Closing Date (after giving effect to the Transactions) and on the date of each borrowing of Loans hereunder that:
4.1    Financial Condition. The audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 2016, December 31, 2017 and December 31, 2018, and the related statements of income, stockholders’ equity and of cash flows for the fiscal years ended on such date, reported on by and accompanied by an unqualified report from KPMG LLP, present fairly in all material respects the financial condition of the Borrower and its consolidated Subsidiaries as at such dates and the results of their operations, their cash flows and their changes in stockholders’ equity for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto and year-end adjustments, have been prepared in accordance with GAAP (except as otherwise noted therein).
4.2    No Change. Since December 31, 2018, there has been no event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.
4.3    Existence; Compliance with Law. Each of the Borrower and its Restricted Subsidiaries (other than any Immaterial Subsidiaries) (a) (i) is duly organized (or incorporated), validly existing and in good standing (or, only where applicable, the equivalent status in any foreign jurisdiction) under the laws of the jurisdiction of its organization or incorporation, except in each case (other than with respect to the Borrower) to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) has the corporate or other organizational power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect and (iii) is duly qualified as a foreign corporation or other entity and in good standing (where such concept is relevant) under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except, in each case, to the extent that the failure to be so qualified or in good standing (where such concept is relevant) would not have a Material Adverse Effect and (b) is in compliance with all Requirements of Law except to the extent that any such failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.
4.4    Corporate Power; Authorization; Enforceable Obligations.
(a)    Each Loan Party has the corporate or other organizational power and authority to execute and deliver, and perform its obligations under, the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder, except in each case (other than with respect to the Borrower) to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect. Each Loan Party has taken all necessary corporate or other action to authorize the execution and delivery of, and the performance of its obligations under, the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement, except in each case (other than with respect to the Borrower) to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect.
(b)    No consent or authorization of, filing with, or notice to, any Governmental Authority is required to be obtained or made by any Loan Party for the extensions of credit hereunder or such Loan Party’s execution and delivery of, or performance of its obligations under, or validity or enforceability of, this Agreement or any of the other Loan Documents to which it is party, as against or with respect to such Loan Party, except (i) consents, authorizations, filings and notices which have been obtained or made and are in full force and effect, (ii) consents, authorizations, filings and notices the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect and (iii) the filings referred to in Section 4.17.
(c)    Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. Assuming the due authorization of, and execution and delivery by, the parties thereto (other than the applicable Loan Parties), this Agreement constitutes, and each other Loan Document upon execution and delivery by each Loan Party that is a party thereto will constitute, a legal, valid and binding obligation of each such Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms (provided, that, with respect to the creation and perfection of security interests with respect to the Capital Stock of Foreign Subsidiaries, only to the extent enforceability thereof is governed by the Uniform Commercial Code), except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing.
4.5    No Legal Bar. Assuming the consents, authorizations, filings and notices referred to in Section 4.4(b) are obtained or made and in full force and effect, the execution, delivery and performance of this Agreement and the other Loan Documents by the Loan Parties thereto, the borrowings hereunder and the use of the proceeds thereof will not (a) violate the organizational or governing documents of (i) the Borrower or (ii) except as would not reasonably be expected to have a Material Adverse Effect, any other Loan Party, (b) except as would not reasonably be expected to have a Material Adverse Effect, violate any Requirement of Law binding on Holdings, the Borrower or any of its Restricted Subsidiaries, (c) except as would not reasonably be expected to have a Material Adverse Effect, violate any Contractual Obligation of Holdings, the Borrower or any of its Restricted Subsidiaries or (d) except as would not have a Material Adverse Effect, result in or require the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens permitted by Section 7.3).
4.6    No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Restricted Subsidiaries or against any of their Properties which, taken as a whole, would reasonably be expected to have a Material Adverse Effect.
4.7    No Default. No Default or Event of Default has occurred and is continuing.
4.8    Ownership of Property; Liens. Each of the Borrower and its Restricted Subsidiaries has good title in fee simple to, or a valid leasehold interest in, all of its Real Property, and good title to, or a valid leasehold interest in, all of its other Property (other than Intellectual Property), in each case, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and none of such Property is subject to any Lien, except as permitted by the Loan Documents. Schedule 4.8 lists all Real Property owned in fee simple with a Fair Market Value in excess of $10,000,000 by any Loan Party as of the Closing Date.
4.9    Intellectual Property. Each of the Borrower and its Restricted Subsidiaries owns, or has a valid license or right to use, all Intellectual Property necessary for the conduct of its business as currently conducted free and clear of all Liens, except as permitted by the Loan Documents and except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. To the Borrower’s knowledge, neither the Borrower nor any of its Restricted Subsidiaries is infringing, misappropriating, diluting or otherwise violating any Intellectual Property rights of any Person in a manner that would reasonably be expected to have a Material Adverse Effect. The Borrower and its Restricted Subsidiaries take all reasonable actions that in the exercise of their reasonable business judgment should be taken to protect their Intellectual Property, including Intellectual Property that is confidential in nature, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

4.10    Taxes. Each of the Borrower and its Restricted Subsidiaries (a) has filed or caused to be filed all federal, state, provincial and other Tax returns that are required to be filed and (b) has paid or caused to be paid all taxes shown to be due and payable on said returns and all other taxes, fees or other charges imposed on it or on any of its Property by any Governmental Authority (other than (i) any returns or amounts that are not yet due or (ii) amounts the validity of which are currently being contested in good faith by appropriate proceedings and with respect to which any reserves required in conformity with GAAP have been provided on the books of the Borrower or such Restricted Subsidiary, as the case may be), except in each case where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
4.11    Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for any purpose that violates the provisions of the regulations of the Board.
4.12    ERISA.
(a)    Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect: (i) neither a Reportable Event nor a failure to meet the minimum funding standards (within the meaning of Section 412(a) of the Code or Section 302(a)(2) of ERISA) has occurred during the five-year period prior to the date on which this representation is made with respect to any Single Employer Plan, and each Single Employer Plan has complied with the applicable provisions of ERISA and the Code; (ii) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen on the assets of the Borrower or any of its Restricted Subsidiaries, during such five-year period; the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits; (iii) none of the Borrower or any of its Restricted Subsidiaries has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a liability under ERISA; (iv) none of the Borrower or any of its Restricted Subsidiaries would become subject to any liability under ERISA if the Borrower or such Restricted Subsidiary were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made; and (v) no Multiemployer Plan is Insolvent.
(b)    The Borrower and its Restricted Subsidiaries have not incurred, and do not reasonably expect to incur, any liability under ERISA or the Code with respect to any plan within the meaning of Section 3(3) of ERISA which is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that is maintained by a Commonly Controlled Entity (other than the Borrower and its Restricted Subsidiaries) (a “Commonly Controlled Plan”) merely by virtue of being treated as a single employer under Title IV of ERISA with the sponsor of such plan that would reasonably be likely to have a Material Adverse Effect and result in a direct obligation of the Borrower or any of its Restricted Subsidiaries to pay money.
4.13    Investment Company Act. No Loan Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
4.14    Subsidiaries. Schedule 4.14 contains a structure chart showing all of the Subsidiaries of the Borrower as of the Closing Date, together with the name and jurisdiction of incorporation of each such Subsidiary, the breakdown of ownership of each class of Capital Stock of such Subsidiary and whether any such Subsidiary is an Excluded Subsidiary or Unrestricted Subsidiary. There are no Unrestricted Subsidiaries as of the Closing Date.
4.15    Environmental Matters. Other than exceptions to any of the following that would not reasonably be expected to have a Material Adverse Effect, (A) none of the Borrower or any of its Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law for the operation of the Business; or (ii) has become subject to any pending or threatened Environmental Liability and (B) to Borrower’s knowledge, there are no existing facts or circumstances (including any presence or Release of Materials of Environmental Concern at any Real Property or any real property formerly owned or operated by Borrower or its Subsidiaries) that are reasonably likely to give rise to any Environmental Liability of Borrower or any of its Restricted Subsidiaries.
4.16    Accuracy of Information, etc. As of the Closing Date, no statement or information (excluding the projections and pro forma financial information referred to below) contained in this Agreement, any other Loan Document or any certificate furnished to the Administrative Agent or the Lenders or any of them (in their capacities as such), by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, including the Transactions, when taken as a whole, contained as of the date such statement, information or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading. As of the Closing Date, the projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, in light of the circumstances under which they were made, it being recognized by the Agents and the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.
4.17    Security Documents.
(a)    The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein (other than Excluded Collateral) of a type in which a security interest can be created under Article 9 of the UCC (including any proceeds of any such item of Collateral) or analogous filings under the PPSA. In the case of (i) the Pledged Securities described in the Guarantee and Collateral Agreement or any other Security Document (other than Excluded Collateral), when any stock certificates or notes, as applicable, representing such Pledged Securities are delivered to the applicable collateral agent (or, with respect to BrandCo Collateral, the Collateral Agent) pursuant to the Intercreditor Agreements together with any proper indorsements executed in blank and such other actions have been taken with respect to the Pledged Securities of Foreign Subsidiaries as are required under the applicable Law of the jurisdiction of organization of the applicable Foreign Subsidiary (it being understood that no such actions under applicable Law of the jurisdiction of organization of the applicable Foreign Subsidiary shall be required by any Loan Document) and (ii) the other Collateral described in the Guarantee and Collateral Agreement and the other Security Documents (other than Excluded Collateral), when financing statements in appropriate form are filed in the offices specified on Schedule 4.17 (or, in the case of other Collateral not in existence on the Closing Date, such other offices as may be appropriate) (which financing statements have been duly completed and executed (as applicable) and delivered to the Collateral Agent) and such other filings as are specified on Schedule 4.17 are made (or, in the case of other Collateral not in existence on the Closing Date, such other filings as may be appropriate), the Collateral Agent shall have a fully perfected first priority Lien (or, with respect to the ABL Facility First Priority Collateral, a fully perfected second priority Lien) on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (including any proceeds of any item of Collateral) (to the extent a security interest in such Collateral can be perfected through the filing of such documents and financing statements in the offices specified on Schedule 4.17 (or, in the case of other Collateral not in existence on the Closing Date, such other offices as may be appropriate) and the other filings specified on Schedule 4.17 (or, in the case of other Collateral not in existence on the Closing Date, such other filings as may be appropriate), and through the delivery of the Pledged Securities required to be delivered pursuant to the ABL Intercreditor Agreement or Pari Passu Intercreditor Agreement or, with respect to any Pledged Securities constituting BrandCo Collateral, required to be delivered pursuant to such BrandCo Security Documents), as security for the Secured Obligations, in each case prior in right to the Lien of any other Person (except (i) in the case of Collateral other than Pledged Securities that comprise stock of wholly-owned Subsidiaries, Liens permitted by Section 7.3 and (ii) Liens having priority by operation of law) to the extent required by the Guarantee and Collateral Agreement or the other Security Documents; provided that, for the avoidance of doubt, no such Pledged Securities constituting BrandCo Collateral shall be subject to any Intercreditor Agreement.
(b)    Upon the execution and delivery of any Mortgage to be executed and delivered pursuant to Section 6.8(b), such Mortgage shall be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable Lien on the Mortgaged Property described therein and proceeds thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and the implied covenants of good faith and fair dealing; and when such Mortgage is filed in the recording office designated by the Borrower and all relevant mortgage taxes and recording charges are duly paid, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Party in such Mortgaged Property and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case subject only to Liens permitted by Section 7.3 or other encumbrances or rights permitted by the relevant Mortgage.
4.18    Solvency. As of the Closing Date, the Borrower and its Subsidiaries are (on a consolidated basis), and immediately after giving effect to the Transactions will be, Solvent.
4.19    Anti-Terrorism. As of the Closing Date, Holdings, the Borrower and its Restricted Subsidiaries are in compliance with the USA Patriot Act, except as would not reasonably be expected to have a Material Adverse Effect.
4.20    Use of Proceeds. The Borrower will use the proceeds of the Loans solely in compliance with Section 6.9 of this Agreement.
4.21    Labor Matters.  Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Borrower or its Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of the Borrower or its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from the Borrower or any of its Restricted Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Borrower or such Restricted Subsidiary, as applicable.
4.22    Senior Indebtedness.  The Obligations constitute senior Indebtedness in accordance with the terms of the 2021 Notes and the 2024 Notes.
4.23    OFAC.  No Loan Party, nor, to the knowledge of any Loan Party, any Related Party, (i) is currently the target of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, or (iii) is or has been (within the previous five years) engaged in any transaction with any Person who is now or was then the target of Sanctions or who is located, organized or residing in any Designated Jurisdiction; in each case in violation of any applicable Sanctions. No Loan, nor the proceeds from any Loan, has been used by any Loan Party, directly or indirectly, to lend, contribute, provide or has otherwise been made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the target of any Sanctions, or in any other manner that will, in each case, result in any violation by any party hereto (including any Lender or the Administrative Agent) of Sanctions.
4.24    Anti-Corruption Compliance.  The Borrower and each of its Subsidiaries (and all Persons acting on behalf of the Borrower and each of its Subsidiaries) is in compliance with applicable Anti-Corruption Laws and has implemented and maintains in effect policies and procedures reasonably designed to facilitate continued compliance. No part of the proceeds of the Loans has been or will be used by the Borrower or its Subsidiaries, directly or indirectly, for any payments to any Person, governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any applicable Anti-Corruption Law.
SECTION V.    CONDITIONS PRECEDENT
5.1    Conditions to Initial Extension of Credit on the Closing Date. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction (or waiver), prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:
(a)    Credit Agreement; Guarantee and Collateral Agreement and other Security Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by Holdings and the Borrower, (ii) the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Subsidiary Guarantor party thereto, (iii) the Holdings Guarantee and Pledge Agreement, executed and delivered by Holdings, (iv) the joinder agreement to the ABL Intercreditor Agreement, executed and delivered by the Borrower, the Agents and Citibank, N.A., (v) the Pari Passu Intercreditor Agreement, executed and delivered by Citibank, N.A., (vi) the BrandCo Security Agreement, executed and delivered by the BrandCo Entities, (vii) the BrandCo UK IP Agreement, executed and delivered by BrandCo, (viii) the Canadian Security Agreement, executed and delivered by Revlon Canada Inc. and Elizabeth Arden (Canada) Limited and (ix) the English Security Agreement, executed and delivered by Elizabeth Arden (UK) LTD.;

(b)    Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to any of the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or a Material Adverse Effect) on the Closing Date;
(c)    Borrowing Notice. The Administrative Agent shall have received a notice of borrowing from the Borrower with respect to the Initial Term B Loans;
(d)    Fees. (i) Ares shall have received the Commitment Fee (as defined in the Commitment Letter) and (ii) the Administrative Agent shall have received all fees due and payable on or prior to the Closing Date in respect of the Initial Term B Facility and, to the extent invoiced at least two Business Days prior to the Closing Date (or such later date as the Borrower may reasonably agree), shall have been reimbursed for all reasonable and documented out-of-pocket expenses (including the reasonable fees, charges and disbursements of each of Milbank LLP, Covington and Burling LLP, Appleby (Cayman) Ltd. and Stikeman Elliott LLP) required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document;
(e)    Legal Opinion. The Administrative Agent shall have received an executed legal opinion of (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, special New York counsel to the Loan Parties and BrandCo Entities (including with respect to no conflicts), (ii) in-house counsel for Holdings, (iii) Eversheds Sutherland LLP special England and Wales counsel to the Loan Parties and BrandCo Entities, (iv) Walkers, special Cayman Islands counsel to the Loan Parties and BrandCo Entities and (v) Osler, Hoskin & Harcourt LLP, special Canadian counsel to the Loan Parties and BrandCo Entities, in each case, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders;
(f)    Fairness Opinion. The Administrative Agent shall have received an executed fairness opinion of Murray, Devine & Co., Inc. in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.
(g)    Closing Certificate. The Administrative Agent shall have received a certificate of the Borrower, dated as of the Closing Date, substantially in the form of Exhibit C;
(h)    Secretary Certificates. Such certificates of good standing (to the extent such concept exists) from the applicable secretary of state of the state of organization of each Loan Party, certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;
(i)    USA Patriot Act. The Administrative Agent and the Lenders shall have received from the Borrower and each of the Loan Parties, at least 2 Business Days prior to the Closing Date, all documentation and other information reasonably requested by the Administrative Agent and any Lender no less than 5 calendar days prior to the Closing Date that the Administrative Agent and any such Lender reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act;
(j)    Filings. Except as set forth on Schedule 6.10, each Uniform Commercial Code financing statement, PPSA filing, English law governed debenture and each intellectual property security agreement required by the Security Documents to be filed with the U.S. Patent and Trademark Office, the

U.S. Copyright Office, Canadian Intellectual Property Office, UK Intellectual Property Office, EU Intellectual Property Office and the Russian Federal Service for Intellectual Property in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected Lien (or, with respect to the ABL Facility First Priority Collateral, a fully perfected second priority Lien) on the Collateral described therein shall have been delivered to the Collateral Agent in proper form for filing;
(k)    Pledged Stock; Stock Powers. Except as set forth on Schedule 6.10, (x) the applicable collateral agent pursuant to the terms of the Intercreditor Agreements shall have received the certificates, if any, representing the shares of Pledged Stock held by a Loan Party pledged pursuant to the Guarantee and Collateral Agreement and the BrandCo Security Documents and (y) the Collateral Agent shall have received the certificates, representing the shares of Pledged Stock held by BrandCo Cayman Holdings pledged pursuant to the BrandCo Security Agreement representing the equity interests in BrandCo, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof;
(l)    Solvency Certificate. The Administrative Agent shall have received a solvency certificate signed by the chief financial officer on behalf of the Borrower, substantially in the form of Exhibit G, after giving effect to the Transactions or, at the Borrower’s option, a solvency opinion from an independent investment bank or valuation firm of nationally recognized standing;
(m)    BrandCo Contribution Agreements. The Administrative Agent shall have received the BrandCo Contribution Agreements, duly executed by the parties thereto and delivered by the applicable BrandCo entities.
(n)    BrandCo Release. The Administrative Agent shall have received the documentation effecting the BrandCo Release, in form and substance reasonably satisfactory to the Administrative Agent.
(o)    Additional Indebtedness. The Borrower and its Restricted Subsidiaries shall not have incurred any third party Indebtedness for Borrowed Money on or after August 1, 2019 other than amounts previously disclosed to Ares on or prior to August 1, 2019.
(p)    Financial Statements. The Administrative Agent shall have received (i) audited consolidated balance sheets of the Borrower and related statements of income, changes in equity and cash flows of the Borrower for each of its three (3) most recently completed fiscal years ended at least 90 days before the Closing Date and (ii) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of the Borrower for each subsequent fiscal quarter after the audited financial statements referred to above and ended at least 45 days before the Closing Date (other than any fiscal fourth quarter).
SECTION VI.    AFFIRMATIVE COVENANTS
The Borrower (on behalf of itself and each of its Restricted Subsidiaries) hereby agrees that, from and after the Closing Date, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or any Agent hereunder (other than contingent or indemnification obligations not then due), the Borrower shall, and shall cause (except in the case of the covenants set forth in Section 6.1, Section 6.2, Section 6.7 and Section 6.11) each of its Restricted Subsidiaries to:

6.1    Financial Statements. Furnish to the Administrative Agent for delivery to each Lender (which may be delivered via posting on the Platform):
(a)    within 90 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2019, (i) a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth, commencing with the financial statements with respect to the fiscal year ending December 31, 2019, in comparative form the figures as of the end of and for the previous year, reported on without qualification, exception or explanatory paragraph as to “going concern” or arising out of the scope of the audit (other than any such exception or explanatory paragraph (but not qualification) that is expressly solely with respect to, or expressly resulting solely from, an upcoming maturity date of the Facilities, the ABL Facility or the 2016 Term Facility occurring within one year from the time such report is delivered), by KPMG LLP or other independent certified public accountants of nationally recognized standing and (ii) a management’s discussion and analysis of the important operational and financial developments during such fiscal year; and
(b)    within 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, commencing with the fiscal quarter ending September 30, 2019, (i) the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth, in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as fairly presenting in all material respects the financial condition of the Borrower and its consolidated Subsidiaries in conformity with GAAP (subject to normal year-end audit adjustments and the lack of complete footnotes) and (ii) a management’s discussion and analysis of the important operational and financial developments during such fiscal quarter.
All such financial statements shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as disclosed therein and except in the case of the financial statements referred to in clause (b), for customary year-end adjustments and the absence of complete footnotes). Any financial statements or other deliverables required to be delivered pursuant to this Section 6.1 and any financial statements or reports required to be delivered pursuant to clause (d) of Section 6.2 shall be deemed to have been furnished to the Administrative Agent on the date that (i) such financial statements or deliverable (as applicable) are posted on the SEC’s website at www.sec.gov or the website for Holdings and (ii) the Administrative Agent has been provided written notice of such posting.
Documents required to be delivered pursuant to this Section 6.1 may also be delivered by posting such documents electronically with written notice of such posting to the Administrative Agent and if so posted, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s behalf on the Platform.
6.2    Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Lender or, in the case of clause (e), to the relevant Lender (in each case, which may be delivered via posting on the Platform):
(a)    each Borrowing Base Certificate (as defined in the ABL Facility Agreement) concurrent with the delivery under the ABL Facility Agreement;

(b)    concurrently with the delivery of any financial statements pursuant to Section 6.1, commencing with delivery of financial statements for the first period ending after the Closing Date, (i) a Compliance Certificate of a Responsible Officer on behalf of the Borrower stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default that has occurred and is continuing except as specified in such certificate and (ii) to the extent not previously disclosed to the Administrative Agent, (x) a description of any Default or Event of Default that occurred, (y) a description of any new Subsidiary and of any change in the name or jurisdiction of organization of any Loan Party since the date of the most recent list delivered pursuant to this clause (or, in the case of the first such list so delivered, since the Closing Date) to the extent not previously disclosed pursuant to Section 6.8 and (z) solely in the case of financial statements delivered pursuant to Section 6.1(a), a listing of any registrations of or applications for United States Intellectual Property by any Loan Party filed since the last such report, together with a listing of any intent-to-use applications for trademarks or service marks for which a statement of use or an amendment to allege use has been filed since the last such report;
(c)    not later than 90 days after the end of each fiscal year of Holdings, commencing with the fiscal year ending December 31, 2019, a consolidated forecast for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year and the related consolidated statements of projected cash flow and projected income);
(d)    promptly after the same become publicly available, copies of all financial statements and material reports that Holdings sends to the holders of any class of its publicly traded debt securities or public equity securities (except for those provided solely to the Permitted Investors), in each case to the extent not already provided pursuant to Section 6.1 or any other clause of this Section 6.2;
(e)    promptly, such additional financial and other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary as the Administrative Agent (for its own account or upon the request from any Lender) may from time to time reasonably request to the extent such additional financial or other information is reasonably available to, or can be reasonably obtained by, the Borrower; and
(f)    within a reasonable period following the delivery of any financial statements pursuant to Section 6.1, dial-in details in respect of a conference call with Lenders (which may be satisfied by a call with holders of Holdings’ publicly listed debt or equity securities attended by any Lender) and during which representatives from the Borrower will be available to discuss the details of the relevant financial statements and otherwise address additional matters in a manner consistent with Holdings’ past practice.
Notwithstanding anything to the contrary in this Section 6.2, none of the Borrower or any of its Restricted Subsidiaries will be required to disclose any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited or restricted by Requirements of Law or any binding agreement or obligation, (iii) is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) constitutes classified information ).
Documents required to be delivered pursuant to this Section 6.2 may be delivered by posting such documents electronically with notice of such posting to the Administrative Agent and if so posted, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website or (ii) on which such documents are posted on the Borrower’s behalf on the Platform.

6.3    Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its Taxes, governmental assessments and governmental charges (other than Indebtedness), except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves required in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Restricted Subsidiaries, as the case may be, or (b) to the extent that failure to pay or satisfy such obligations would not reasonably be expected to have a Material Adverse Effect.
6.4    Conduct of Business and Maintenance of Existence, etc.; Compliance. (a) Preserve and keep in full force and effect its corporate or other existence and take all reasonable action to maintain all rights, privileges and franchises necessary in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 or except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Requirements of Law (including ERISA, Environmental Laws, and the USA Patriot Act) except to the extent that failure to comply therewith would not reasonably be expected to have a Material Adverse Effect; provided, that with respect to Environmental Laws, none of the Borrower or any Restricted Subsidiary shall be required to undertake any remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
6.5    Maintenance of Property; Insurance.
(a)    Keep all Property useful and necessary in its business in reasonably good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
(b)    Take all commercially reasonable steps, including in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the United States Intellectual Property owned by the Borrower or its Restricted Subsidiaries, including filing of applications for renewal, affidavits of use and affidavits of incontestability, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
(c)    Maintain insurance with financially sound and reputable insurance companies on all its Property that is necessary in, and material to, the conduct of business by the Borrower and its Restricted Subsidiaries, taken as a whole, in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, and use its commercially reasonable efforts to ensure that all such material insurance policies shall, to the extent customary (but in any event, not including business interruption insurance and personal injury insurance) name the applicable collateral agent pursuant to the terms of the applicable Intercreditor Agreements.
(d)    With respect to any Mortgaged Properties, if at any time the area in which the Premises (as defined in the Mortgages, if any) are located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such reasonable total amount as the Collateral Agent may from time to time reasonably require, and otherwise to ensure compliance with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

6.6    Inspection of Property; Books and Records; Discussions.
(a)    Keep proper books of records and accounts in a manner to allow financial statements to be prepared in conformity with GAAP (or, with respect to Subsidiaries organized outside of the United States, the local accounting standards applicable to the relevant jurisdiction; provided, that, to the extent that any such Subsidiary is permitted to prepare financial statements in accordance with different local accounting standards, such Subsidiary shall continue to apply the local accounting standard applied as of the Closing Date (as such standard may be updated or revised from time to time and, for the avoidance of doubt, with any discretions, judgments and elections afforded by such local accounting standard, including any changes in the application of such discretions, judgments and elections as such Subsidiary shall determine) except to the extent of changes between local accounting standards required by applicable law or regulation).
(b)    Permit representatives designated by the Administrative Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records upon reasonable notice and at such reasonable times during normal business hours (provided, that (i) such visits shall be limited to no more than one such visit per calendar year at each facility, and (ii) such visits by the Administrative Agent or its designee shall be at the Administrative Agent’s expense, except in the case of the foregoing clauses (i) and (ii) during the continuance of an Event of Default).
(c)    Permit representatives designated by the Administrative Agent to have reasonable discussions regarding the business, operations, properties and financial and other condition of the Borrower and its Restricted Subsidiaries with officers of the Borrower and its Restricted Subsidiaries upon reasonable notice and at such reasonable times during normal business hours (provided, that (i) a Responsible Officer of the Borrower shall be afforded the opportunity to be present during such discussions, (ii) such discussions shall be coordinated by the Administrative Agent, and (iii) such discussions shall be limited to no more than once per calendar year except during the continuance of an Event of Default).
(d)    Permit representatives of the Administrative Agent to have reasonable discussions regarding the business, operations, properties and financial and other condition of the Borrower and its Restricted Subsidiaries with its independent certified public accountants to the extent permitted by the internal policies of such independent certified public accountants upon reasonable notice and at such reasonable times during normal business hours (provided, that (i) a Responsible Officer of the Borrower shall be afforded the opportunity to be present during such discussions and (ii) such discussions shall be limited to no more than once per calendar year except during the continuance of an Event of Default).
Notwithstanding anything to the contrary in this Section 6.6, none of the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discuss, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited or restricted by Requirements of Law or any binding agreement or obligation, (iii) is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) constitutes classified information.
6.7    Notices. Promptly upon a Responsible Officer of the Borrower obtaining knowledge thereof, give notice to the Administrative Agent of:
(a)    the occurrence of any Default or Event of Default;

(b)    any litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Restricted Subsidiaries and any other Person, that in either case, would reasonably be expected to have a Material Adverse Effect;
(c)    the occurrence of any Reportable Event, where there is any reasonable likelihood of the imposition of liability on any Loan Party or Brandco Entity as a result thereof that would reasonably be expected to have a Material Adverse Effect; and
(d)    any other development or event that has had or would reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth in reasonable detail the occurrence referred to therein and stating what action the Borrower or the relevant Restricted Subsidiary proposes to take with respect thereto.
6.8    Additional Collateral, etc.
(a)    With respect to any Property (other than Excluded Collateral) located in the United States having a value, individually or in the aggregate, of at least $10,000,000 acquired after the Closing Date by the Borrower or any Subsidiary Guarantor (other than (i) any interests in Real Property and any Property described in paragraph (c) or paragraph (d) of this Section 6.8, (ii) any Property subject to a Lien expressly permitted by Section 7.3(g) or 7.3(y), and (iii) Instruments, Certificated Securities, Securities and Chattel Paper, which are referred to in the last sentence of this paragraph (a)) as to which the Collateral Agent for the benefit of the Secured Parties does not have a perfected Lien, promptly (A) give notice of such Property to the Collateral Agent and execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent reasonably requests to grant to the Collateral Agent for the benefit of the Secured Parties a security interest in such Property and (B) take all actions reasonably requested by the Collateral Agent to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (to the extent required by the Loan Documents and with the priority required by Section 4.17) in such Property (with respect to Property of a type owned by the Borrower or any Subsidiary Guarantor as of the Closing Date to the extent the Collateral Agent, for the benefit of the Secured Parties, has a perfected security interest in such Property as of the Closing Date), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent. If any amount in excess of $10,000,000 payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument, Certificated Security, Security or Chattel Paper (or, if more than $10,000,000 in the aggregate payable under or in connection with the Collateral shall become evidenced by Instruments, Certificated Securities, Securities or Chattel Paper), such Instrument, Certificated Security, Security or Chattel Paper shall be promptly delivered to the applicable collateral agent in accordance with the Intercreditor Agreements indorsed in a manner reasonably satisfactory to such collateral agent.
(b)    With respect to any fee interest in any Material Real Property acquired after the Closing Date by the Borrower or any Subsidiary Guarantor (other than Excluded Real Property):
(i)    give notice of such acquisition to the Collateral Agent and, if requested by the Collateral Agent or the Borrower, execute and deliver a Mortgage (subject to liens permitted by Section 7.3 or other encumbrances or rights permitted by the relevant Mortgage) in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such Real Property (provided, that no Mortgage shall be obtained if the Administrative Agent reasonably determines in consultation with the Borrower that the costs of obtaining such Mortgage are excessive in relation to the value of the security to be afforded thereby);
(ii)    (A) if reasonably requested by the Collateral Agent provide the Lenders with a lenders’ title insurance policy with extended coverage covering such Real Property in an amount equal to the purchase price (if applicable) or the Fair Market Value of the applicable Material Real Property, as determined in good faith by the Borrower and reasonably acceptable to the Administrative Agent, as well as an ALTA survey thereof, together with a surveyor’s certificate unless the title insurance policy referred to above shall not contain an exception for any matter shown by a survey (except to the extent an existing survey has been provided and specifically incorporated into such title insurance policy or if the Administrative Agent reasonably determines in consultation with the Borrower that the costs of obtaining such survey are excessive in relation to the value of the security to be afforded thereby), each in form and substance reasonably satisfactory to the Collateral Agent, and (B) provide to the Administrative Agent evidence of flood hazard insurance if any portion of the improvements on the owned Material Real Property is currently or at any time in the future identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (and any amendment or successor act thereto) or otherwise being designated as a “special flood hazard area or part of a 100 year flood zone”, in an amount equal to 100% of the full replacement cost of the improvements; provided, however, that a portion of such flood hazard insurance may be obtained under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended; and
(iii)    if reasonably requested by the Collateral Agent deliver to the Collateral Agent customary legal opinions regarding the enforceability, due authorization, execution and delivery of the Mortgages and such other matters reasonably requested by the Collateral Agent, which opinions shall be in form and substance reasonably satisfactory to the Collateral Agent.
(c)    Except as otherwise contemplated by Section 7.7(p), with respect to any new Domestic Subsidiary that is a Non-Excluded Subsidiary created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any Subsidiary that was previously an Excluded Subsidiary that becomes a Non-Excluded Subsidiary) by the Borrower or any Subsidiary Guarantor, promptly:
(i)    give notice of such acquisition or creation to the Collateral Agent and, if requested by the Collateral Agent or the Borrower, execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent reasonably deems necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in the Capital Stock of such new Subsidiary that is owned by the Borrower or such Subsidiary Guarantor (as applicable);
(ii)    deliver to the applicable collateral agent pursuant to the terms of the Intercreditor Agreements, the certificates, if any, representing such Capital Stock (other than Excluded Collateral), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary Guarantor (as applicable); and
(iii)     cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) (x) to take such actions reasonably necessary to grant to the Collateral Agent,

for the benefit of the Secured Parties, a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary (to the extent the Collateral Agent, for the benefit of the Secured Parties, has a perfected security interest in the same type of Collateral as of the Closing Date), including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent and (y) comply with the provisions of Section 6.8(b) with respect to any Material Real Property (other than Excluded Real Property) owned by such new Subsidiary.
Without limiting the foregoing, if the aggregate Consolidated Total Assets or annual consolidated revenues of the “Immaterial Subsidiary” hereunder shall at any time exceed 1.0% of Consolidated Total Assets or 1.0% of annual consolidated revenues, respectively, of the Borrower and its Restricted Subsidiaries (based on the most recent financial statements delivered pursuant to Section 6.1 prior to such time), the Borrower shall promptly, (x) rescind the designation as “Immaterial Subsidiary” of such Person so that, after giving effect thereto, the aggregate Consolidated Total Assets or annual consolidated revenues, as applicable, of all Restricted Subsidiaries so designated (and which designations have not been rescinded) shall not exceed 1.0% of Consolidated Total Assets or 1.0% of annual consolidated revenues, respectively, of the Borrower and its Restricted Subsidiaries (based on the most recent financial statements delivered pursuant to Section 6.1 prior to such time), as applicable and (y), to the extent not already effected, (A) cause each affected Restricted Subsidiary to take such actions to become a “Subsidiary Guarantor” hereunder and under the Guarantee and Collateral Agreement and execute and deliver the documents and other instruments referred to in this paragraph (c) to the extent such affected Subsidiary is not otherwise an Excluded Subsidiary and (B) cause the owner of the Capital Stock of such affected Restricted Subsidiary to take such actions to pledge such Capital Stock to the extent required by, and otherwise in accordance with, the Guarantee and Collateral Agreement and execute and deliver the documents and other instruments required hereby and thereby unless such Capital Stock otherwise constitutes Excluded Collateral.
(d)    Except as otherwise contemplated by Section 7.7(p), with respect to any new first-tier Foreign Subsidiary created or acquired after the Closing Date by the Borrower or any Subsidiary Guarantor, promptly (i) give notice of such acquisition or creation to the Collateral Agent and, if requested by the Collateral Agent, execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement as the Collateral Agent reasonably deems necessary or reasonably advisable in order to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (to the extent required by the Security Documents and with the priority required by Section 4.17) in the Capital Stock of such new Subsidiary (other than any Excluded Collateral) that is owned by the Borrower or such Subsidiary Guarantor (as applicable) and (ii) deliver to the applicable collateral agent pursuant to the terms of the applicable Intercreditor Agreements the certificates, if any, representing such Capital Stock (other than any Excluded Collateral), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary Guarantor (as applicable).
(e)    Notwithstanding anything in this Section 6.8 or any Security Document to the contrary, (i) neither Holdings nor the Borrower nor any of its Restricted Subsidiaries shall be required to take any actions in order to create or perfect the security interest in the Collateral granted to the Collateral Agent for the benefit of the Secured Parties under the laws of any jurisdiction outside the United States other than with respect to the BrandCo Collateral, (ii) no control agreement shall be required other than pursuant to the BrandCo Transaction Documents and (iii) no Liens shall be required to be pledged or created with respect to any of the following (collectively, the “Excluded Collateral”):

(A)    (x) unless also constituting ABL Facility First Priority Collateral or BrandCo Collateral, assets located outside the United States, (y) motor vehicles or other assets subject to certificates of title or (z) any “intent-to-use” application for registration of a trademark or service mark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law;
(B)    any property or asset to the extent that such grant of a security interest is prohibited or effectively restricted by any applicable law (only so long as such prohibition exists) or requires a consent not obtained of any Governmental Authority pursuant to such applicable laws;
(C)    any Excluded Accounts and any Excluded Equity Securities;
(D)    (w) any assets owned on or acquired after the Closing Date, to the extent that, and for so long as, taking such actions would violate applicable law or regulation (after giving effect to Section 9-406(d), 9-407(a), 9-408 or 9-409 of the Uniform Commercial Code and other applicable law), (x) any assets acquired before or after the Closing Date, to the extent that and for so long as such grant would violate an enforceable contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets, (y) any assets (1) owned on the Closing Date or (2) acquired after the Closing Date, in each case in this clause (y), securing Indebtedness of the type permitted pursuant to Section 7.2(c) (or other Indebtedness permitted under Section 7.2(d), 7.2(j), 7.2(t) or 7.2(v) if such Indebtedness is of the type that is contemplated by Section 7.2(c)) that is secured by a Lien permitted by Section 7.3 so long as the documents governing such Lien do not permit the pledge of such assets to the Collateral Agent, or (z) any lease, license or other agreement, any asset embodying rights, priorities or privileges granted under such leases, licenses or agreements, or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate, breach or invalidate such lease, license or agreement or purchase money arrangement or create a right of acceleration, modification, termination or cancellation in favor of any other party thereto (other than any Loan Party) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or applicable law, other than proceeds and receivables thereof, and only for so long such prohibition exists and to the extent such prohibition was not creation in contemplation of such grant;
(E)    (x) any assets to the extent a security interest in such assets could reasonably be expected to result in material adverse tax consequences (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction) as reasonably determined in good faith by the Borrower, or (y) any assets as to which the Administrative Agent and the Borrower shall reasonably determine that the costs and burdens of obtaining a security interest therein outweigh the value of the security afforded thereby;

(F)    any leasehold interest in Real Property (and any Fixtures relating thereto) and any Fixtures relating to any owned Real Property to the extent that the Collateral Agent is not otherwise entitled to a security interest with respect to such owned Real Property under the terms of this Agreement; and
(G)    any owned Real Property other than Material Real Property, but in any event excluding any Excluded Real Property.
(f)    Notwithstanding the foregoing, to the extent any new Restricted Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to an acquisition permitted by Section 7.7, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it substantially contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be required to take the actions set forth in Section 6.8(c) or 6.8(d), as applicable, until the respective acquisition is consummated (at which time the surviving entity of the respective merger transaction shall be required to so comply within ten Business Days (or such longer period as the Administrative Agent shall agree, at the direction of the Required Lenders)).
(g)    From time to time the Loan Parties shall execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Collateral Agent may reasonably request for the purposes implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of renewing the rights of the Secured Parties with respect to the Collateral as to which the Collateral Agent, for the benefit of the Secured Parties, has a perfected Lien pursuant hereto or thereto, including filing any financing or continuation statements or financing statement amendments under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created thereby; provided, that the Loan Parties shall use commercially reasonable efforts to deliver landlord lien waivers, estoppels or collateral access letters if such landlord lien waivers, estoppels or collateral access letters are required or provided under the ABL Documents. Notwithstanding the foregoing, the provisions of this Section 6.8 shall not apply to assets as to which the Administrative Agent and the Borrower shall reasonably determine that the costs and burdens of obtaining a security interest therein or perfection thereof outweigh the value of the security afforded thereby. The Administrative Agent may grant extensions of time or waivers of requirement for the creation or perfection of security interests in or the obtaining of insurance (including title insurance) or surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents.
(h)    Notwithstanding the foregoing, if (a) the Borrower or any Restricted Subsidiary acquires any Material Real Property (other than Excluded Real Property) or (b) the Required Lenders or Administrative Agent shall have notified the Borrower in writing that they have or it has a reasonable belief that either the Borrower or any of its Restricted Subsidiaries is in breach of its obligations under Section 6.4 (to the extent applicable to Environmental Law or Releases of Materials of Environmental Concern), then the Borrower shall deliver within 60 days after the Required Lenders or the Administrative Agent, as applicable, requests therefor or such longer period as the Administrative Agent shall agree, at the Borrower’s cost and expense, an environmental assessment report, in the case of clause (b) above of a scope reasonably appropriate to address the subject of the Required Lenders’ or the Administrative Agent’s, as applicable, reasonable belief that such a breach exists, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent, indicating the presence or absence of Materials of Environmental Concern or noncompliance with Environmental Law and the estimated cost of any compliance, response or other corrective action to address any identified Materials of Environmental Concern, to the extent required by Environmental Law, or noncompliance on such properties. Without limiting the generality of the foregoing, if the Administrative Agent reasonably determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower (which report would be addressed to the Borrower), and the Borrower hereby grants and agrees to cause any Subsidiary that owns or leases any property described in such request to grant the Administrative Agent, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants or necessary consent of landlords, to enter onto their respective properties to undertake such an assessment on behalf of the Borrower. By virtue of the foregoing, the Borrower does not intend to waive the attorney-client privilege with respect to any information or advice provided by the environmental consulting firm.
(i)    In the event BrandCo Products generate net sales in excess of $5,000,000 in Australia (determined on a quarterly annualized basis as of any fiscal quarter end), the Borrower shall cause the Intellectual Property (as defined in the BrandCo Upper Tier Contribution Agreement) attributable to such net sales that is registered to an Australian Subsidiary of the Borrower in Australia or owned, licensed or otherwise used by an Australian Subsidiary of the Borrower to become BrandCo Collateral pursuant to a structure and security documentation to be reasonably agreed among the Borrower and the Administrative Agent at the direction of the Required Lenders.
6.9    Use of Proceeds. Use proceeds of the Initial Term B Loans for general corporate purposes of the Borrower and its Subsidiaries not prohibited by this Agreement, including to pay the Transaction Costs.
6.10    Post Closing. Satisfy the requirements set forth on Schedule 6.10, on or before the date set forth opposite such requirements or such later date as consented to by the Administrative Agent in its reasonable discretion.
6.11    Royalty Payments. Make Royalty (as defined in the BrandCo License Agreement), any applicable GMR Payment (as defined in the BrandCo License Agreement) and any other payments made under or in connection with the BrandCo License Agreement directly into a securities account of BrandCo subject to a control agreement.
6.12    Line of Business. Continue to operate solely as a Permitted Business.
6.13    Changes in Jurisdictions of Organization; Name. Provide prompt written notice to the Collateral Agent of any change of name or change of jurisdiction of organization of any Loan Party, and deliver to the Collateral Agent all additional executed financing statements, financing statement amendments and other documents reasonably requested by the Collateral Agent to maintain the validity, perfection and priority of the security interests to the extent provided for in the Security Documents.
SECTION VII.    NEGATIVE COVENANTS
The Borrower hereby agrees that, from and after the Closing Date, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or any Agent hereunder (other than contingent or indemnification obligations not then due), the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to:

7.1    [reserved].
7.2    Indebtedness. Create, issue, incur, assume, or permit to exist any Indebtedness, except:
(a)    Indebtedness of the Borrower and any of its Restricted Subsidiaries pursuant to this Agreement and any other Loan Document and any Permitted Refinancing thereof;
(b)    unsecured Indebtedness of the Borrower or any of its Restricted Subsidiaries owing to the Borrower or any of its Restricted Subsidiaries, provided, that any such Indebtedness owing by a non-Loan Party to a Loan Party is permitted by Section 7.7 (other than by reference to Section 7.2 or any clause thereof); provided, further, that such Indebtedness of the Borrower or any of its Restricted Subsidiaries owing to a Loan Party may be secured by Liens permitted pursuant to Section 7.3(ff);
(c)    (i) Capital Lease Obligations, and Indebtedness of the Borrower or any of its Restricted Subsidiaries incurred to finance or reimburse the cost of the acquisition, development, construction, purchase, lease, repair, addition or improvement of any property (real or personal), equipment or other assets used or useful in a Permitted Business, whether such property, equipment or assets were originally acquired directly or as a result of the purchase of any Capital Stock of any Person owning such property, equipment or assets, in an aggregate outstanding principal amount for this clause (i) not to exceed the sum of (A) the greater of (x) 10.0% of Consolidated Total Assets, at the time of incurrence and (y) 10.0% of Consolidated Total Assets as of the Effective Date plus (B) $7,500,000, plus (C) for each period of twelve consecutive months after December 31, 2009, an additional $7,500,000 and (ii) subject to the last sentence of this Section 7.2, Permitted Refinancings in respect of the Indebtedness incurred pursuant to clause (c)(i) above;
(d)    (i) Indebtedness outstanding or incurred pursuant to facilities outstanding on the Effective Date or committed to be incurred as of such date and, in each case, up to the aggregate principal amounts listed on Schedule 7.2(d) to the 2016 Term Loan Agreement and any Permitted Refinancing thereof, (ii) Indebtedness incurred in connection with transactions permitted under Section 7.10 and any Permitted Refinancing thereof and (iii) Indebtedness contemplated by or incurred in connection with a Specified Transaction;
(e)    Guarantee Obligations (i) by the Borrower or any of its Restricted Subsidiaries of obligations of the Borrower or any Subsidiary Guarantor not prohibited by this Agreement to be incurred, (ii) by the Borrower or any Subsidiary Guarantor of obligations of Holdings, any Non-Guarantor Subsidiary or joint venture or other Person that is not a Subsidiary to the extent permitted by Section 7.7 (other than by reference to Section 7.2 or any clause thereof), (iii) by any Non-Guarantor Subsidiary of obligations of any other Non-Guarantor Subsidiary; and (iv) by any Non-Guarantor Subsidiary of the obligations of any other Person that is not a Subsidiary to the extent permitted by Section 7.7 (other than by reference to Section 7.2 or any clause thereof);
(f)    Indebtedness of the Borrower or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Borrower or such Restricted Subsidiary in the ordinary course of business against insufficient funds, so long as such Indebtedness is promptly repaid;
(g)    [reserved];

(h)    Indebtedness in the form of earn-outs, indemnification, incentive, non-compete, consulting, ordinary course deferred purchase price, purchase price adjustment or other similar arrangements and other contingent obligations in respect of the Transactions and other acquisitions or Investments permitted by Section 7.7 (other than by reference to Section 7.2 or any clause thereof) (both before or after any liability associated therewith becomes fixed), including any such obligations which may exist on the Closing Date as a result of acquisitions consummated prior to the Closing Date;
(i)    Indebtedness of the Borrower and any of its Restricted Subsidiaries constituting (i) Permitted Refinancing Obligations and (ii) Permitted Refinancings in respect of Indebtedness incurred pursuant to the preceding clause (i);
(j)    (i) Indebtedness of the Borrower or any of its Restricted Subsidiaries in an aggregate principal amount (for the Borrower and all Restricted Subsidiaries) not to exceed the greater of (x) $100,000,000 and (y) 3.0% of Consolidated Total Assets at the time of such incurrence, at any time outstanding and (ii) subject to the last sentence of this Section 7.2, Permitted Refinancings in respect of the Indebtedness incurred pursuant to clause (j)(i) above;
(k)    (i) Indebtedness of Non-Guarantor Subsidiaries, in an aggregate principal amount not to exceed the greater of (x) $250,000,000 and (y) 8.0% of Consolidated Total Assets at the time of such incurrence, at any time outstanding (provided, however, that for purposes of this clause (k)(i), such aggregate principal amount shall not include an amount equal to the aggregate principal amount of Indebtedness of the Non-Guarantor Subsidiaries to any bank which is offset by compensating balances at such bank (which Indebtedness shall be permitted hereunder)) and (ii) subject to the last sentence of this Section 7.2, Permitted Refinancings in respect of the Indebtedness incurred pursuant to clause (k)(i) above;
(l)    Indebtedness of the Borrower or any of its Restricted Subsidiaries in respect of workers’ compensation claims, bank guarantees, warehouse receipts or similar facilities, property casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations, performance, bid, customs, government, VAT, duty, tariff, appeal and surety bonds, completion guarantees, and other obligations of a similar nature, in each case in the ordinary course of business;
(m)    Indebtedness incurred by the Borrower or any of its Restricted Subsidiaries arising from agreements providing for indemnification related to sales, leases or other Dispositions of goods or adjustment of purchase price or similar obligations in any case incurred in connection with the acquisition or Disposition of any business, assets or Subsidiary;
(n)    Indebtedness supported by a letter of credit issued under the ABL Facility Agreement (or any other revolving credit or letter of credit facility permitted by this Section 7.2), including in respect of unpaid reimbursement obligations relating thereto, in a principal amount not in excess of the stated amount of such letter of credit;
(o)    Indebtedness issued in lieu of cash payments of Restricted Payments permitted by Section 7.6 (other than by reference to Section 7.2 or any clause thereof);
(p)    Indebtedness of the Borrower or any Restricted Subsidiary under the Existing Notes Financing and any Permitted Refinancing thereof;
(q)    Indebtedness of the Borrower or any Restricted Subsidiary as an account party in respect of trade letters of credit issued in the ordinary course of business or otherwise consistent with industry practice;

(r)    Indebtedness (i) owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company in the ordinary course of business and (ii) in the form of pension and retirement liabilities not constituting an Event of Default, to the extent constituting Indebtedness;
(s)    (i) Guarantee Obligations made in the ordinary course of business; provided, that such Guarantee Obligations are not of Indebtedness for Borrowed Money, (ii) Guarantee Obligations in respect of lease obligations of the Borrower and its Restricted Subsidiaries, (iii) Guarantee Obligations in respect of Indebtedness of joint ventures or Unrestricted Subsidiaries; provided, that the aggregate principal amount of any such Guarantee Obligations under this sub-clause (iii) shall not exceed the greater of (A) $150,000,000 and (B) 5.0% of Consolidated Total Assets at the time of such incurrence, at any time outstanding, (iv) Guarantee Obligations in respect of Indebtedness permitted by clause (r)(ii) above and (v) Guarantee Obligations by the Borrower or any of its Restricted Subsidiaries of any Restricted Subsidiary’s purchase obligations under supplier agreements and in respect of obligations of or to customers, distributors, franchisees, lessors, licensees and sublicensees; provided, that such Guarantee Obligations are not of Indebtedness for Borrowed Money;
(t)    (x) Indebtedness (including pursuant to any factoring arrangements) of any Person that becomes a Restricted Subsidiary or is merged with or into the Borrower or any of its Restricted Subsidiaries after the Closing Date (a “New Subsidiary”) or that is associated with assets being purchased or otherwise acquired, in each case, as part of an acquisition, merger or consolidation or amalgamation or other Investment not prohibited hereunder; provided, that (A) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary or is acquired, merged, consolidated or amalgamated by, with or into the Borrower or such Restricted Subsidiary or when such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary or with such merger (except to the extent such Indebtedness refinanced other Indebtedness to facilitate such Person becoming a Restricted Subsidiary or to facilitate such merger) or such asset acquisition and (B) neither the Borrower nor any of its Restricted Subsidiaries (other than the applicable New Subsidiary and its Subsidiaries) shall provide security or any guarantee therefor and (y) Permitted Refinancings of the Indebtedness referred to in clause (x) of this paragraph (t);
(u)    (i) Indebtedness incurred to finance any acquisition or Investment permitted under Section 7.7 to the extent (A) unsecured at all times during the term of this Agreement and (B) in an aggregate outstanding principal amount for all such Indebtedness under this clause (u)(i) not to exceed the greater of (x) $50,000,000 and (y) 1.5% of Consolidated Total Assets at the time of such incurrence, at any time outstanding and (ii) subject to the last sentence of this Section 7.2, Permitted Refinancings in respect of the Indebtedness incurred pursuant to clause (u)(i) above;
(v)    (A) other Indebtedness so long as at the time of incurrence thereof:
(a)    if unsecured, after giving pro forma effect to the incurrence of such Indebtedness and the intended use of proceeds thereof determined as of the last day of the fiscal quarter most recently then ended for which financial statements have been delivered pursuant to Section 6.1, the Fixed Charge Coverage Ratio of the Borrower and its Restricted Subsidiaries shall be no less than 2.00 to 1.00;
(b)    if secured on a junior basis to the Obligations, after giving pro forma effect to the incurrence of such Indebtedness and the intended use of proceeds thereof determined as of the last day of the fiscal quarter most recently then ended for which financial statements have been delivered pursuant to Section 6.1, the Consolidated Net Secured Leverage Ratio of the Borrower and its Restricted Subsidiaries shall be no greater than 4.25 to 1.00;
(c)    if secured on a pari passu basis with the Obligations, after giving pro forma effect to the incurrence of such Indebtedness and the intended use of proceeds thereof determined as of the last day of the fiscal quarter most recently then ended for which financial statements have been delivered pursuant to Section 6.1, the Consolidated Net First Lien Leverage Ratio of the Borrower and its Restricted Subsidiaries shall be no greater than 3.50 to 1.00;
(d)    no Event of Default shall be continuing immediately after giving effect to the incurrence of such Indebtedness;
(e)    the terms of which Indebtedness do not provide for a maturity date or weighted average life to maturity earlier than the Latest Maturity Date in effect at such time of incurrence or shorter than the Weighted Average Life to Maturity of the Latest Maturing Term Loans in effect at such time of incurrence (other than an earlier maturity date and/or shorter weighted average life to maturity for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or a shorter weighted average life to maturity than the Latest Maturity Date or the weighted average life to maturity of the Latest Maturing Term Loans, as applicable); and
(f)    any such Indebtedness that is secured shall be subject to an Other Intercreditor Agreement;
provided, that the amount of Indebtedness which may be incurred pursuant to this paragraph (v) by Non-Guarantor Subsidiaries and any Permitted Refinancings thereof pursuant to clause (B) below shall not exceed, at any time outstanding, the greater of $325,000,000 and 10.0% of Consolidated Total Assets, at the time of such incurrence; and
(B) Permitted Refinancings of any of the Indebtedness referred to in clause (A) of this paragraph (v) subject to the proviso thereof;
(w)    (i) Indebtedness representing deferred compensation or stock-based compensation to employees of Holdings, any Parent Company, the Borrower or any Restricted Subsidiary incurred in the ordinary course of business and (ii) Indebtedness consisting of obligations of the Borrower or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred in connection with the Transactions and any Investment permitted hereunder;
(x)    Indebtedness issued by the Borrower or any of its Restricted Subsidiaries to the officers, directors and employees of Holdings, any Parent Company, the Borrower or any Restricted Subsidiary of the Borrower or their respective estates, trusts, family members or former spouses, in lieu of or combined with cash payments to finance the purchase of Capital Stock of Holdings, any Parent Company or the Borrower, in each case, to the extent such purchase is permitted by Section 7.6;

(y)    Indebtedness (and Guarantee Obligations in respect thereof) in respect of overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business;
(z)    (i) Indebtedness of the Borrower or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business and (ii) Indebtedness of the Borrower or any of its Restricted Subsidiaries to any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the cash management operations (including in respect of intercompany self-insurance arrangements);
(aa)    (i) Indebtedness of the Borrower and any of its Restricted Subsidiaries under the ABL Facility Agreement in an aggregate outstanding principal amount not to exceed the greater of (x) $450,000,000 and (y) the Borrowing Base (as defined in the ABL Facility Agreement on the date hereof) and (ii) subject to the last sentence of this Section 7.2, Permitted Refinancings in respect of the Indebtedness incurred pursuant to clause (aa)(i) above;
(bb)    Indebtedness to any Person (other than an Affiliate of the Borrower) in respect of the undrawn portion of the face amount of or unpaid reimbursement obligations in respect of letters of credit not issued under the ABL Facility Agreement for the account of the Borrower or any of its Subsidiaries in an aggregate amount at any one time outstanding not to exceed (x) $20,000,000, plus (y) an additional $30,000,000 to the extent that the amounts incurred under this clause (y) are offset or secured by a counterpart deposit, compensating balance or a pledge of cash deposits;
(cc)    (i) unsecured Indebtedness of the Borrower that is subordinated in right of payment to the Obligations and is issued by the Borrower or a Restricted Subsidiary to Holdings, any Parent Company or any Affiliate of the Borrower, Holdings or any Parent Company in an aggregate principal amount at any time outstanding not to exceed $75,000,000 and (ii) subject to the last sentence of this Section 7.2, Permitted Refinancings in respect of the Indebtedness incurred pursuant to clause (cc)(i) above;
(dd)    (i) Indebtedness of the Borrower and any of its Restricted Subsidiaries under the 2016 Term Loan Agreement or otherwise in an aggregate outstanding principal amount not to exceed the sum of (A) $1,800,000,000 plus (B) additional amounts that under this clause (B) do not exceed clause (a) of the Maximum Incremental Facilities Amount (as defined in the 2016 Term Loan Agreement as in effect on the date hereof) at the time of incurrence of such Indebtedness, which amounts in this clause (B), for the avoidance of doubt, shall be reduced to the extent provided in the 2016 Term Loan Agreement as in effect on the date hereof by the incurrence of New Incremental Debt (as defined in the 2016 Term Loan Agreement as in effect on the date hereof) in reliance on such clause (a), and (ii) subject to the last sentence of this Section 7.2, Permitted Refinancings in respect of the Indebtedness incurred pursuant to clause (dd)(i) above; and
(ee)    all premiums (if any), interest (including post-petition interest), fees, expenses, charges, accretion or amortization of original issue discount, accretion of interest paid in kind and additional or contingent interest on obligations described in clauses (a) through (dd) above.
Notwithstanding anything in this Agreement to the contrary and in addition to the foregoing, the Borrower and its Restricted Subsidiaries shall not create, issue, incur or assume any additional secured Indebtedness on or after the Closing Date other than:

(i) revolving Indebtedness under the ABL Facility Agreement and any Permitted Refinancing thereof so long as (in addition to the terms and conditions of the definition of Permitted Refinancing):
(A) the aggregate principal amount of Indebtedness permitted by this clause (i) at all times (inclusive of fees, discounts, accrued interest, premiums, “payment in kind” (regardless if so capitalized) and expenses) shall not exceed an amount equal to the amount of the Commitments under the ABL Facility Agreement in effect on the date hereof;
(B)     such Indebtedness is not secured by any property or any Lien other than those securing such Indebtedness being refinanced; provided that (i) any such Lien shall have the same priority as the Lien securing such Indebtedness being refinanced and (ii) any such Lien that is subordinated to the Lien securing the Obligations shall be subordinated to the same extent, and shall otherwise be subject to substantially similar intercreditor provisions (if any), as such Indebtedness being refinanced;
(C)     such Indebtedness has no obligor or guarantor other than entities that are obligors or guarantors with respect to the Indebtedness being refinanced or that become Loan Parties hereunder;
(D)    if the Indebtedness being refinanced is subordinated in right of payment to the Obligations, then such refinancing of Indebtedness shall be subordinated in right of payment on terms no less favorable to the Lenders to the same extent as such Indebtedness being refinanced or any Guarantee Obligations thereof are subordinated to the Obligations; and
(E)    such Indebtedness consists of revolving indebtedness and its aggregate commitments are provided by lenders who are third party commercial banks that customarily provide asset based lending credit facilities or cash flow revolving credit facilities and other financial institutions consented to by the Administrative Agent (the conditions to refinancing set forth in this clause (i) and inclusive of clauses (A) through (E), the “ABL Refinancing Conditions”);
(ii)     additional Indebtedness secured by the Collateral on a pari passu or junior basis (which Indebtedness shall not be secured by the BrandCo Collateral) in an amount necessary (and which proceeds shall be used) to repay in full the 2021 Notes not to exceed (x) $500,000,000 exclusive of fees, discounts, accrued interest, premiums and expenses in connection therewith and (y) $550,000,000, inclusive of fees, discounts, accrued interest, premiums, “payment in kind” (regardless if so capitalized) and expenses in connection therewith (this clause (ii), the “2021 Notes Refinancing Basket”) and subject to an Other Intercreditor Agreement; and
(iii)     additional Indebtedness of up to $50,000,000 (this clause (iii), the “Additional General Debt Basket”).
To the extent that any Indebtedness incurred under Section 7.2(c), (j), (i), (k), (u), (aa), (cc), (dd) or clause (i) of the paragraph immediately following Section 7.2(ee) is refinanced in a Permitted Refinancing under clause (ii) (or clause (i) with respect to paragraph immediately following Section 7.2(ee)) of the relevant foregoing Section, then the aggregate outstanding principal amount of such Permitted Refinancing shall be deemed to utilize the related basket under the relevant foregoing Section on a dollar for dollar basis (it being understood that a Default shall be deemed not to have occurred solely to the extent that the incurrence of a Permitted Refinancing (and with the respect to clause (i) of the paragraph immediately following Section 7.2(ee), the additional limitations and restrictions set forth therein) would cause the permitted amount under such Section to be exceeded and such excess shall be permitted hereunder).

7.3    Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:
(a)    Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings; provided, that adequate reserves with respect thereto are maintained on the books of the Borrower or its Restricted Subsidiaries, as the case may be, to the extent required by GAAP;
(b)    landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;
(c)    (i) pledges, deposits or statutory trusts in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) Liens incurred in the ordinary course of business securing liability for reimbursement or indemnification obligations of insurance carriers providing property, casualty or liability insurance to the Borrower or any of its Restricted Subsidiaries in respect of such obligations;
(d)    deposits and other Liens to secure the performance of bids, government, trade and other similar contracts (other than for borrowed money), leases, subleases, statutory or regulatory obligations, surety, judgment and appeal bonds, performance bonds and other obligations of a like nature and liabilities to insurance carriers incurred in the ordinary course of business;
(e)    (i) Liens and encumbrances shown as exceptions in the title insurance policies insuring the Mortgages, and (ii) easements, zoning restrictions, rights-of-way, leases, licenses, covenants, conditions, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;
(f)    Liens (i) in existence on the Effective Date listed on Schedule 7.3(f) to the 2016 Term Loan Agreement (or to the extent not listed on such schedule, where the Fair Market Value of the Property to which such Lien is attached is less than $10,000,000), (ii) securing Indebtedness permitted by Section 7.2(d) and (iii) created after the Effective Date in connection with any refinancing, refundings, or renewals or extensions thereof permitted by Section 7.2(d); provided, that no such Lien is spread to cover any additional Property of the Borrower or any of its Restricted Subsidiaries after the Effective Date unless such Lien utilizes a separate basket under this Section 7.3;
(g)    (i) Liens securing Indebtedness of the Borrower or any of its Restricted Subsidiaries incurred pursuant to Sections 7.2(c), 7.2(e), 7.2(g), and 7.2(i) (provided that (i) no such Lien securing debt pursuant to Sections 7.2(c), 7.2(k), 7.2(u) (in each case, to the extent incurred after the Closing Date) shall exceed the amounts set forth in the second to last sentence of Section 7.2 and (ii) no such Liens securing debt pursuant to Section 7.2(g) or 7.2(i) shall apply to any other Property of the Borrower or any of its Restricted Subsidiaries that is not Collateral (or does not concurrently become Collateral) unless such Lien utilizes a separate basket under this Section 7.3) and Sections 7.2(j), 7.2(k), 7.2(r), 7.2(s), 7.2(t) and 7.2(v); provided, that (A) in the case of any such Liens securing Indebtedness pursuant to Section 7.2(k), such Liens do not at any time encumber any Property of the Borrower or any Subsidiary Guarantor, (B) in the case of any such Liens securing Indebtedness incurred pursuant to Section 7.2(r), such Liens do not encumber any Property other than cash paid to any such insurance company in respect of such insurance, (C) in the case of any such Liens securing Indebtedness pursuant to Section 7.2(t)(x), such Liens exist at the time that the relevant Person becomes a Restricted Subsidiary or such assets are acquired and are not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary or the acquisition of such assets (except to the extent such Liens secure Indebtedness which refinanced other secured Indebtedness to facilitate such Person becoming a Restricted Subsidiary or to facilitate the merger, consolidation or amalgamation or other acquisition of assets referred to in such Section 7.2(t)(x)) and (D) in the case of Liens securing Guarantee Obligations pursuant to Section 7.2(e), the underlying obligations are secured by a Lien permitted to be incurred pursuant to this Agreement and (ii) any extension, refinancing, renewal or replacement of the Liens described in clause (i) of this Section 7.3(g) in whole or in part; provided, that such extension, renewal or replacement shall be limited to all or a part of the property which secured (or was permitted to secure) the Lien so extended, renewed or replaced (plus improvements on such property, if any);
(h)    Liens created pursuant to the Loan Documents or any other Lien securing all or a portion of the Obligations or any obligations in respect of a Permitted Refinancing thereof in accordance with Section 7.2;
(i)    Liens arising from judgments in circumstances not constituting an Event of Default under Section 8.1(h);
(j)    Liens on Property or assets acquired pursuant to an acquisition permitted under Section 7.7 (and the proceeds thereof) or assets of a Restricted Subsidiary in existence at the time such Restricted Subsidiary is acquired pursuant to an acquisition permitted under Section 7.7 and not created in contemplation thereof and Liens created after the Closing Date in connection with any refinancing, refundings, replacements or renewals or extensions of the obligations secured thereby permitted hereunder, provided, that no such Lien is spread to cover any additional Property (other than other Property of such Restricted Subsidiary or the proceeds or products of the acquired assets or any accessions or improvements thereto and after-acquired property, subjected to a Lien pursuant to terms existing at the time of such acquisition) after the Closing Date (unless such Lien utilizes a separate basket under this Section 7.3);
(k)    (i) Liens on Property of Non-Guarantor Subsidiaries securing Indebtedness or other obligations not prohibited by this Agreement to be incurred by such Non-Guarantor Subsidiaries and (ii) Liens securing Indebtedness or other obligations of the Borrower or any of its Restricted Subsidiaries in favor of any Loan Party;
(l)    receipt of progress payments and advances from customers in the ordinary course of business to the extent same creates a Lien on the related inventory and proceeds thereof;
(m)    Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods;
(n)    Liens arising out of consignment or similar arrangements for the sale by the Borrower and its Restricted Subsidiaries of goods through third parties in the ordinary course of business or otherwise consistent with past practice;
(o)    Liens solely on any cash earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with an Investment permitted by Section 7.7;
(p)    Liens deemed to exist in connection with Investments permitted by Section 7.7(b) that constitute repurchase obligations;
(q)    Liens upon specific items of inventory, equipment or other goods and proceeds of the Borrower or any of its Restricted Subsidiaries arising in the ordinary course of business securing such

Person’s obligations in respect of bankers’ acceptances and letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, equipment or other goods;
(r)    Liens (i) on cash deposits securing any Hedge Agreements permitted hereunder, and not for speculative purposes, in an aggregate amount not to exceed $10,000,000 at any time outstanding or (ii) securing Hedging Agreements of the Borrower and its Restricted Subsidiaries entered into in the ordinary course of business for the purpose of providing foreign exchange for their respective operating requirements or of hedging interest rate or currency exposure, and not for speculative purposes;
(s)    any interest or title of a lessor under any leases or subleases entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business and any financing statement filed in connection with any such lease;
(t)    Liens on cash and Cash Equivalents (including the net proceeds of the incurrence of Indebtedness) used to defease or to satisfy and discharge or redeem or repurchase Indebtedness, provided, that such defeasance or satisfaction and discharge or redemption or repurchase is not prohibited hereunder;
(u)    (i) Liens that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with distributors, clients, customers, vendors or suppliers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business, (ii) other Liens securing cash management obligations in the ordinary course of business and (iii) Liens encumbering reasonable and customary initial deposits and margin deposits in respect of, and similar Liens attaching to, commodity trading accounts and other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(v)    Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;
(w)    Liens on Capital Stock in joint ventures and other non-wholly owned entities securing obligations of such joint venture or entity and options, put and call arrangements, rights of first refusal and similar rights relating to Capital Stock in joint ventures and other non-wholly owned entities;
(x)    Liens securing obligations in respect of trade-related letters of credit permitted under Section 7.2 and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;
(y)    other Liens with respect to obligations the principal amount of which do not exceed the greater of (i) $75,000,000 and (ii) 2.0% of Consolidated Total Assets at the time of such incurrence, at any time outstanding;
(z)    licenses, sublicenses, cross-licensing or pooling of, or similar arrangements with respect to, Intellectual Property granted by the Borrower or any of its Restricted Subsidiaries which do not interfere in any material respect with the ordinary conduct of the business of the Borrower or such Restricted Subsidiary;

(aa)    Liens arising from precautionary UCC financing statement filings (or other similar filings in non-U.S. jurisdictions) regarding leases, subleases, licenses or consignments, in each case, entered into by the Borrower or any of its Restricted Subsidiaries;
(bb)    Liens on cash and Cash Equivalents (and the related escrow accounts) in connection with the issuance into (and pending the release from) escrow of, any Permitted Refinancing Obligations, any Indebtedness permitted under Section 7.2 and, in each case, any Permitted Refinancing thereof;
(cc)    Liens on the Collateral securing (i) Indebtedness incurred pursuant to Section 7.2(aa) and (dd) and (ii) Designated Obligations;
(dd)    (i) zoning or similar laws or rights reserved to or vested in any Governmental Authority to control or regulate the use of any real property and (ii) Liens in favor of the United States of America for amounts paid by the Borrower or any of its Restricted Subsidiaries as progress payments under government contracts entered into by them (provided, that no such Lien described in this clause (ii) shall encumber any Collateral);
(ee)    any extension, renewal or replacement of any Liens permitted by this Section 7.3; provided, that the Liens permitted by this clause (ee) shall not extend to or cover any additional Indebtedness (other than applicable Permitted Refinancings) or property (other than the proceeds or products thereof or any accessions or improvements thereto and after-acquired property subjected to a Lien pursuant to terms no broader than the equivalent terms existing at the time of such extension, renewal or replacement, and other than a substitution of like property) unless such Lien uses a separate basket under this Section 7.3;
(ff)    Liens in favor of the Borrower or any Subsidiary Guarantor securing Indebtedness permitted under Section 7.2(b); provided, that to the extent such Liens are on the Collateral such Liens shall be junior to the Liens on the Collateral securing the Obligations and subject to an Other Intercreditor Agreement;
(gg)    Liens on inventory or equipment of the Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Borrower’s or such Restricted Subsidiary’s (as applicable) distributor, vendor, supplier, client or customer at which such inventory or equipment is located;
(hh)    other Liens incidental to the conduct of business of the Borrower and its Restricted Subsidiaries or the ownership of any of their assets not incurred in connection with Indebtedness, which Liens do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary course of business of the Borrower or any of its Restricted Subsidiaries;
(ii)    [reserved];
(jj)    Liens on Receivables and Related Assets (other than the Capital Stock of any Receivables Subsidiary) incurred in connection with a Receivables Facility or in connection with factoring arrangements permitted under Section 7.2(t);
(kk)    Liens on cash deposits in respect of Indebtedness permitted under Section 7.2(n) or 7.2(bb); provided, that, with respect to Indebtedness permitted under Section 7.2(bb)(y), the amount of any such deposit does not exceed the amount of the Indebtedness such cash deposits secures;

(ll)    Liens on the Collateral securing Indebtedness permitted under Section 7.2(p) and Permitted Refinancings in respect thereof; provided, that such Liens shall be junior to the Liens on the Collateral securing the Obligations and subject to an Other Intercreditor Agreement; and
(mm)    Liens on all premiums (if any), interest (including post-petition interest), fees, expenses, charges, accretion or amortization of original issue discount, accretion of interest paid in kind and additional or contingent interest on obligations permitted to be incurred pursuant to Sections 7.2(a) through (cc) and the subject of any Lien permitted pursuant to clauses (a) through (ll) above.
Notwithstanding anything in this Agreement to the contrary and in addition to the foregoing, no Lien shall be permitted on any of the BrandCo Collateral, except BrandCo Permitted Liens.
7.4    Fundamental Changes. Consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:
(a)    (i) any Restricted Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, the Borrower (provided, that the Borrower shall be the continuing or surviving corporation) or (ii) any Restricted Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any Subsidiary Guarantor (provided, that (x) a Subsidiary Guarantor shall be the continuing or surviving corporation or (y) substantially simultaneously with such transaction, the continuing or surviving corporation shall become a Subsidiary Guarantor and the Borrower shall comply with Section 6.8 in connection therewith);
(b)    any Non-Guarantor Subsidiary may be merged or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary that is a Restricted Subsidiary;
(c)    any Restricted Subsidiary may Dispose of all or substantially all of its assets upon voluntary liquidation or otherwise to any Loan Party;
(d)    any Non-Guarantor Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding-up or otherwise) to any other Non-Guarantor Subsidiary that is a Restricted Subsidiary or to Holdings;
(e)    Dispositions permitted by Section 7.5 (other than Section 7.5(c)) and any merger, dissolution, liquidation, consolidation, amalgamation, investment or Disposition, the purpose of which is to effect a Disposition permitted by Section 7.5 (other than Section 7.5(c)), may be consummated;
(f)    any Investment expressly permitted by Section 7.7 (other than Section 7.7(o)) may be structured as a merger, consolidation or amalgamation;
(g)    The Borrower and its Restricted Subsidiaries may consummate the Transactions and a Specified Transaction;
(h)    any Restricted Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interest of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Loan Party, any assets or business of such Restricted Subsidiary not otherwise disposed of or transferred in accordance with Section 7.4 or 7.5 or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Loan Party after giving effect to such liquidation or dissolution;

(i)    any Escrow Entity may be merged with and into the Borrower or any Restricted Subsidiary (provided that the Borrower or such Restricted Subsidiary shall be the continuing or surviving entity); and
(j)    if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would result therefrom, any Person may be merged, amalgamated or consolidated with or into the Borrower, provided, that (A) the Borrower shall be the surviving entity or (B) if the surviving entity is not the Borrower (such other person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (2) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and the Required Lenders, (3) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guarantee and Collateral Agreement confirmed that its guarantee thereunder shall apply to any Successor Borrower’s obligations under this Agreement, (4) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to any applicable Security Document affirmed that its obligations thereunder shall apply to its guarantee as reaffirmed pursuant to clause (3), (5) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have affirmed that its obligations under the applicable Mortgage shall apply to its guarantee as reaffirmed pursuant to clause (3) and (6) the Successor Borrower shall deliver to the Administrative Agent (x) an officer’s certificate stating that such merger or consolidation does not violate this Agreement or any other Loan Document and (y) an opinion of counsel to the effect that such merger or consolidation does not violate this Agreement or any other Loan Document and covering such other matters as are contemplated by the opinions of counsel delivered on the Closing Date pursuant to Section 5.1(e) (it being understood that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement).
7.5    Dispositions of Property. Dispose of any of its owned Property (including receivables) whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock (other than directors’ qualifying shares) to any Person, except:
(a)    (i) the Disposition of surplus, obsolete, damaged or worn out Property (including scrap and byproducts) in the ordinary course of business, Dispositions of Property no longer used or useful or economically practicable to maintain in the conduct of the business of the Borrower and other Restricted Subsidiaries in the ordinary course and Dispositions of Property necessary in order to comply with applicable Requirements of Law or licensure requirements (as determined by the Borrower in good faith), (ii) the sale of defaulted receivables in the ordinary course of business, (iii) abandonment, cancellation or disposition of any Intellectual Property in the ordinary course of business and (iv) sales, leases or other dispositions of inventory determined by the management of the Borrower to be no longer useful or necessary in the operation of the Business;
(b)    (i) the sale of inventory or other Property in the ordinary course of business, (ii) the cross-licensing, pooling, sublicensing or licensing of, or similar arrangements (including disposition of marketing rights) with respect to, Intellectual Property in the ordinary course of business or otherwise consistent with past practice or not materially disadvantageous to the Lenders, and (iii) the contemporaneous exchange, in the ordinary course of business, of Property for Property of a like kind, to the extent that the Property received in such exchange is of a Fair Market Value equivalent to the Fair Market Value of the Property exchanged (provided, that after giving effect to such exchange, the Fair Market Value of the Property of any Loan Party subject to Liens in favor of the Collateral Agent under the Security Documents is not materially reduced);
(c)    Dispositions permitted by Section 7.4 (other than Section 7.4(e));
(d)    the sale or issuance of (i) any Subsidiary’s Capital Stock to any Loan Party; provided, that the sale or issuance of Capital Stock of an Unrestricted Subsidiary to the Borrower or any of its Restricted Subsidiaries is otherwise permitted by Section 7.7, (ii) the Capital Stock of any Non-Guarantor Subsidiary that is a Restricted Subsidiary to any other Non-Guarantor Subsidiary that is a Restricted Subsidiary or to Holdings and (iii) the Capital Stock of any Subsidiary that is an Unrestricted Subsidiary to any other Subsidiary that is an Unrestricted Subsidiary, in each case, including in connection with any tax restructuring activities not otherwise prohibited hereunder;
(e)    any Disposition of assets; provided, that if (i) the total consideration of such Disposition is in excess of $20,000,000, it shall be for Fair Market Value, (ii) at least 75% of the total consideration received by the Borrower and its Restricted Subsidiaries is in the form of cash or Cash Equivalents, (iii) no Event of Default then exists or would result from such Disposition (except if such Disposition is made pursuant to an agreement entered into at a time when no Event of Default exists), and (iv) the requirements of Section 2.12(b), to the extent applicable, are complied with in connection therewith; provided, however, that for purposes of clause (ii) above, the following shall be deemed to be cash: any Designated Non-cash Consideration received by the Borrower or any of its Restricted Subsidiaries in such Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (e) that is at that time outstanding, not to exceed the greater of (I) $75,000,000 and (II) 2.0% of Consolidated Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value);
(f)    (i) any Recovery Event; provided, that the requirements of Section 2.12(b) are complied with in connection therewith and (ii) any event that would constitute a Recovery Event but for the Dollar threshold set forth in the definition thereof;
(g)    the leasing, licensing, occupying pursuant to occupancy agreements or sub-leasing of Property that would not materially interfere with the required use of such Property by the Borrower or its Restricted Subsidiaries;
(h)    the transfer for Fair Market Value of Property (including Capital Stock of Subsidiaries) to another Person in connection with a joint venture arrangement with respect to the transferred Property; provided, that (i) such transfer is permitted under Section 7.7(h), (k), or (v) and (ii) for the avoidance of doubt, this clause (h) is subject to the limitation on Investments in the last paragraph of Section 7.7;
(i)    the sale or discount, in each case without recourse and in the ordinary course of business, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);
(j)    transfers of condemned Property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such Property as part of an insurance settlement;

(k)    the Disposition of any Immaterial Subsidiary or any Unrestricted Subsidiary;
(l)    [reserved];
(m)    the transfer of Property (i) by the Borrower or any Subsidiary Guarantor to any other Loan Party or (ii) from a Non-Guarantor Subsidiary to (A) any Loan Party; provided, that the portion (if any) of such Disposition made for more than Fair Market Value shall constitute an Investment and comply with Section 7.7 or (B) any other Non-Guarantor Subsidiary that is a Restricted Subsidiary;
(n)    the Disposition of cash and Cash Equivalents (or the foreign equivalent of Cash Equivalents) in the ordinary course of business;
(o)    (i) Liens permitted by Section 7.3 (other than by reference to Section 7.5 or any clause thereof), (ii) Restricted Payments permitted by Section 7.6 (other than by reference to Section 7.5 or any clause thereof), (iii) Investments permitted by Section 7.7 (other than by reference to Section 7.5 or any clause thereof) and (iv) sale and leaseback transactions permitted by Section 7.10 (other than by reference to Section 7.5 or any clause thereof);
(p)    Dispositions of Investments in joint ventures and other non-wholly owned entities to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements, shareholder agreements and similar binding arrangements; provided that the requirements of Section 2.12(b), to the extent applicable, are complied with in connection therewith;
(q)    [reserved];
(r)    the unwinding of Hedge Agreements permitted hereunder pursuant to their terms;
(s)    the Disposition of assets acquired pursuant to or in order to effectuate a Permitted Acquisition which assets are (i) obsolete or (ii) not used or useful to the core or principal business of the Borrower and the Restricted Subsidiaries;
(t)    Dispositions made on the Closing Date to consummate the Transactions or made from and after the Closing Date in connection with or as part of a Specified Transaction;
(u)    Dispositions involving the spin-off of a line of business so long as (i) after giving pro forma effect thereto, determined as of the last day of the fiscal quarter most recently then ended for which financial statements have been delivered pursuant to Section 6.1, the Consolidated Net Total Leverage Ratio of the Borrower and its Restricted Subsidiaries shall be no greater than 3.00 to 1.00, and (ii) no more than 7.0% of Consolidated EBITDA in the aggregate for all such Dispositions, determined as of the last day of the fiscal quarter most recently then ended for which financial statements have been delivered pursuant to Section 6.1, is disposed pursuant to this clause (u);
(v)    the Specified Dispositions; provided, that the requirements of Section 2.12(b), to the extent applicable, are complied with in connection therewith;
(w)    the sale of services, or the termination of any other contracts, in each case in the ordinary course of business;
(x)    [reserved];

(y)    Dispositions of Receivables and Related Assets in connection with any Receivables Facility or in connection with factoring arrangements permitted under Section 7.2(t);
(z)    Dispositions of Property to the extent that (i)(A) such Property is exchanged for credit against the purchase price of similar replacement Property or (B) the proceeds of such Disposition are applied to the purchase price of such replacement Property and (ii) to the extent such Property constituted Collateral, such replacement Property constitutes Collateral as well;
(aa)    any Disposition of Property that represents a surrender or waiver of a contract right or settlement, surrender or release of a contract or tort claim; and
(bb)    Dispositions of Property between or among the Borrower and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (a) through (aa) above.
It is further understood and agreed that, notwithstanding anything in this Agreement to the contrary (i) to the extent any equity interests of any Loan Party are permitted to be Disposed under this Section 7.5, such Disposition shall be of no less than all of the Equity Interests of any such Loan Party, (ii) neither Holdings, the Borrower or any Subsidiary may sell, assign, convey, transfer or otherwise dispose of any BrandoCo Entity and (iii) each of the Borrower and its Restricted Subsidiaries that are Loan Parties shall not sell, assign, convey, transfer or otherwise dispose of its Intellectual Property (as defined in the BrandCo Upper Tier Contribution Agreement) to any Affiliate (other than a portfolio company of the Sponsor and so long as any such transaction is for Fair Market Value and is upon terms no less favorable when taken as a whole to the Borrower or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate) or Restricted Subsidiary that in each case is not a Loan Party (other than any BrandCo Entity), nor shall it permit any of its Intellectual Property (as defined in the BrandCo Upper Tier Contribution Agreement) (whether now owned or hereafter acquired) to be owned, held or exclusively licensed by any Affiliate (other than a portfolio company of the Sponsor and so long as any such transaction is for Fair Market Value and is upon terms no less favorable when taken as a whole to the Borrower or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate) or Restricted Subsidiary that in each case is not a Loan Party (other than any BrandCo Entity), except in each case for this clause (iii) to the extent any of the following applies: (A) Intellectual Property (as defined in the BrandCo Upper Tier Contribution Agreement) that is not material to, nor required for the operation of, the Business, (B) Intellectual Property owned or exclusively licensed by a non-Loan Party (including Affiliates) as of the Closing Date, (C) Foreign Restricted Subsidiaries that are not Loan Parties may own or hold an exclusive license to Intellectual Property (as defined in the BrandCo Upper Tier Contribution Agreement) in the foreign jurisdictions in which they operate and (D) Intellectual Property (as defined in in the BrandCo Upper Tier Contribution Agreement) conveyed, transferred or licensed in accordance with or as permitted by the BrandCo Contribution Agreements or the BrandCo License Documents.
7.6    Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any of its Restricted Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or Property or in obligations of the Borrower or such Restricted Subsidiary (collectively, “Restricted Payments”), except that:

(a)    (i) any Restricted Subsidiary may make Restricted Payments to any Loan Party and (ii) Non-Guarantor Restricted Subsidiaries may make Restricted Payments to other Non-Guarantor Restricted Subsidiaries;
(b)    the Borrower or any Restricted Subsidiary may make Restricted Payments in an aggregate amount not to exceed the Available Amount; provided, that (A) no Event of Default is continuing or would result therefrom and (B) the Consolidated Net Total Leverage Ratio shall not exceed 5.00 to 1.00 on a pro forma basis as of the end of the most recently ended Test Period at the time of such Restricted Payment;
(c)    the Borrower or any Restricted Subsidiary may make, without duplication, (i) Tax Payments and (ii) Restricted Payments to Holdings or any Parent Company to permit Holdings or such Parent Company to pay (A) franchise and similar taxes and other fees and expenses in connection with the maintenance of its (or any Parent Company’s) existence and its (or any Parent Company’s indirect) ownership of the Borrower, (B) so long as the Borrower and Holdings are members of a consolidated, combined, unitary or similar group with any Parent Company for U.S. federal, state or local income tax purposes, such Parent Company’s federal, state or local income taxes, as applicable, but only to the extent such income taxes are (x) attributable to the income of the Borrower and its Subsidiaries that are members of such group, determined by taking into account any available net operating loss carryovers or other tax attributes of the Borrower and such Subsidiaries and (y) not covered by Tax Payments; provided, that in each case the amount of such payments with respect to any fiscal year does not exceed the amount that the Borrower and such Subsidiaries would have been required to pay in respect of such income taxes for such fiscal year were the Borrower and such Subsidiaries a consolidated or combined group of which the Borrower was the common parent, less any amounts paid directly by Borrower and such Subsidiaries with respect to such Taxes; (C) customary fees, salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, their current and former officers and employees and members of their Board of Directors, (D) ordinary course corporate operating expenses and other fees and expenses required to maintain its corporate existence, (E) fees and expenses to the extent permitted under Section 7.9(i), (F) reasonable fees and expenses incurred in connection with any debt or equity offering by Holdings or any Parent Company, to the extent the proceeds thereof are (or, in the case of an unsuccessful offering, were intended to be) used for the benefit of the Borrower and its Restricted Subsidiaries, whether or not completed and (G) reasonable fees and expenses in connection with compliance with reporting and public and limited company obligations under, or in connection with compliance with, federal or state laws (including securities laws, rules and regulations, securities exchange rules and similar laws, rules and regulations) or under this Agreement or any other Loan Document;
(d)    the Borrower may make Restricted Payments in the form of Capital Stock of the Borrower;
(e)    the Borrower and any of its Restricted Subsidiaries may make Restricted Payments to, directly or indirectly, purchase the Capital Stock of Holdings, the Borrower, any Parent Company or any Subsidiary from present or former officers, directors, consultants, agents or employees (or their estates, trusts, family members or former spouses) of Holdings, the Borrower, any Parent Company or any Subsidiary upon the death, disability, retirement or termination of the applicable officer, director, consultant, agent or employee or pursuant to any equity subscription agreement, stock option or equity incentive award agreement, shareholders’ or members’ agreement or similar agreement, plan or arrangement; provided, that the aggregate amount of payments under this clause (e) in any fiscal year of the Borrower shall not exceed the sum of (i) $25,000,000 in any fiscal year, plus (ii) any proceeds received from key man life insurance policies, plus (iii) any proceeds received by Holdings, the Borrower, or any Parent Company during such fiscal year from sales of the Capital Stock of Holdings, the Borrower or any Parent Company to directors, officers, consultants or employees of Holdings, the Borrower, any Parent Company or any Subsidiary in connection with permitted employee compensation and incentive arrangements; provided, that any Restricted Payments permitted (but not made) pursuant to sub-clause (i), (ii) or (iii) of this clause (e) in any prior fiscal year may be carried forward to any subsequent fiscal year (subject to an annual cap of no greater than $50,000,000), and provided, further, that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary by any member of management of Holdings, any Parent Company, the Borrower or any Subsidiary in connection with a repurchase of the Capital Stock of the Borrower, Holdings or any Parent Company will not be deemed to constitute a Restricted Payment for purposes of this Section 7.6;
(f)    the Borrower and its Restricted Subsidiaries may make Restricted Payments to make, or to allow Holdings or any Parent Company to make, (i) non-cash repurchases of Capital Stock deemed to occur upon exercise of stock options or similar equity incentive awards, if such Capital Stock represents a portion of the exercise price of such options or similar equity incentive awards, (ii) tax payments on behalf of present or former officers, directors, consultants, agents or employees (or their estates, trusts, family members or former spouses) of Holdings, the Borrower, any Parent Company or any Subsidiary in connection with noncash repurchases of Capital Stock pursuant to any equity subscription agreement, stock option or equity incentive award agreement, shareholders’ or members’ agreement or similar agreement, plan or arrangement of Holdings, the Borrower, any Parent Company or any Subsidiary, (iii) make-whole or dividend-equivalent payments to holders of vested stock options or other Capital Stock or to holders of stock options or other Capital Stock at or around the time of vesting or exercise of such options or other Capital Stock to reflect dividends previously paid in respect of Capital Stock of the Borrower, Holdings or any Parent Company and (iv) payments under a Dutch Auction conducted in accordance with the procedures set forth in this Agreement;
(g)    the Borrower may make Restricted Payments with the cash proceeds contributed to its common equity from the Net Cash Proceeds of any Equity Issuance Not Otherwise Applied, so long as, with respect to any such Restricted Payments, no Event of Default shall have occurred and be continuing or would result therefrom;
(h)    the Borrower may make Restricted Payments to make, or to allow Holdings or any Parent Company to make, payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Capital Stock of any such Person;
(i)    so long as no Event of Default under Section 8.1(a) or 8.1(f) has occurred and is continuing, the Borrower may make Restricted Payments to Holdings or any Parent Company to enable it to make payments to the Sponsor or its Affiliates in respect of expenses or indemnification payments on terms reasonably acceptable to the Administrative Agent;
(j)    to the extent constituting Restricted Payments, the Borrower and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted (other than by reference to Section 7.6 or any clause thereof) by any provision of Sections 7.4, 7.5, 7.7 and 7.9;
(k)    (i) any non-wholly owned Restricted Subsidiary of the Borrower may declare and pay cash dividends to its equity holders generally so long as the Borrower or its respective Subsidiary which owns the equity interests in the Restricted Subsidiary paying such dividend receives at least its proportional share thereof (based upon its relative holding of the equity interests in the Restricted Subsidiary paying such dividends and taking into account the relative preferences, if any, of the various classes of equity interest of such Restricted Subsidiary), and (ii) any non-wholly owned Restricted Subsidiary of the Borrower may make

Restricted Payments to one or more of its equity holders (which payments need not be proportional) in lieu of or to effect an earnout so long as (x) such payment is in the form of such Restricted Subsidiary’s Capital Stock and (y) such Restricted Subsidiary continues to be a Restricted Subsidiary after giving effect thereto;
(l)    the Borrower and its Restricted Subsidiaries may make Restricted Payments on or after the Closing Date to consummate the Transactions or in connection with a Specified Transaction;
(m)    [reserved];
(n)    the payment of dividends and distributions within 60 days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have been permitted pursuant to another clause of this Section 7.6;
(o)    provided that no Event of Default is continuing or would result therefrom the Borrower and its Restricted Subsidiaries may make any Restricted Payments (but not, for the avoidance of doubt, prepayments of Junior Financing), in an amount not to exceed $25,000,000 less the aggregate amount of any Investment made pursuant to Section 7.7(v)(iii) using amounts under this clause (o);
(p)    the Borrower and its Restricted Subsidiaries may make Restricted Payments (to the extent such payments would constitute Restricted Payments) pursuant to and in accordance with any Hedge Agreement in connection with a convertible debt instrument; provided, that, the aggregate amount of all such Restricted Payments minus cash received from counterparties to such Hedge Agreements upon entering into such Hedge Agreements shall not exceed $50,000,000;
(q)    provided that no Event of Default is continuing or would result therefrom, the Borrower may make Restricted Payments in respect of reasonable fees and expenses incurred in connection with any successful or unsuccessful debt or equity offering or any successful or unsuccessful acquisition or strategic transaction of Holdings or any Parent Company; and
(r)    BrandCo may make cash distributions to Holdings, the Borrower and the other Restricted Subsidiaries so long as at such time of distribution the following conditions are satisfied: (i) Liquidity of the Borrower and its Restricted Subsidiaries shall be no less than $75,000,000 (or, after the first anniversary of the Closing Date, $50,000,000 or, after the second anniversary of the Closing Date, $25,000,000) at such time of distribution, (ii) no Event of Default shall have occurred or be continuing, (iii) Net Sales of Licensed Products (as defined in the BrandCo License Agreement) as of the Test Period most recently ended shall be no less than $73,500,000, (iv) no GMR Payment (as defined in the BrandCo License Agreement) was due and payable as of the most recent calendar year end and (v) the Borrower shall deliver a Responsible Officer certificate certifying compliance with the foregoing clauses (i) through(iv) to the Administrative Agent immediately prior to such distribution.
7.7    Investments. Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or all or substantially all of the assets constituting an ongoing business from, or make any other similar investment in, any other Person (all of the foregoing, “Investments”), except:
(a)    (i) extensions of trade credit in the ordinary course of business, (ii) loans, advances and promotions made to distributors, customers, vendors and suppliers in the ordinary course of business or in accordance with market practices, (iii) purchases and acquisitions of inventory, supplies, materials and equipment, purchases of contract rights, accounts and chattel paper, purchases of put and call foreign exchange options to the extent necessary to hedge foreign exchange exposures or foreign exchange spot and forward contracts, purchases of notes receivable or licenses or leases of Intellectual Property, in each case in the ordinary course of business, to the extent such purchases and acquisitions constitute Investments, (iv) Investments among the Borrower and its Restricted Subsidiaries in connection with the sale of inventory and parts in the ordinary course of business and (v) purchases and acquisitions of Intellectual Property or purchases of contract rights or licenses or leases of Intellectual Property, in each case, in the ordinary course of business, to the extent such purchases and acquisitions constitute Investments;
(b)    Investments in Cash Equivalents (or the foreign equivalent of Cash Equivalents) and Investments that were Cash Equivalents (or the foreign equivalent of Cash Equivalents) when made;
(c)    Investments arising in connection with (i) the incurrence of Indebtedness permitted by Section 7.2 (other than by reference to Section 7.7 or any clause thereof) to the extent arising as a result of Indebtedness among the Borrower or any of its Restricted Subsidiaries and Guarantee Obligations permitted by Section 7.2 (other than by reference to Section 7.7 or any clause thereof) and payments made in respect of such Guarantee Obligations, (ii) the forgiveness or conversion to equity of any Indebtedness permitted by Section 7.2 (other than by reference to Section 7.7 or any clause thereof) and (iii) guarantees by the Borrower or any of its Restricted Subsidiaries of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;
(d)    loans and advances to employees, consultants or directors of any Parent Company, Holdings or any of its Restricted Subsidiaries in the ordinary course of business in an aggregate amount (for the Borrower and all of its Restricted Subsidiaries) not to exceed $10,000,000 (excluding (for purposes of such cap) tuition advances, travel and entertainment expenses, but including relocation advances) at any one time outstanding;
(e)    Investments (i) (other than those relating to the incurrence of Indebtedness permitted by Section 7.7(c)) by the Borrower or any of its Restricted Subsidiaries in the Borrower or any Person that, prior to such Investment, is a Loan Party (or is a Subsidiary that becomes a Loan Party in connection with such Investment), (ii) by the Borrower or any Subsidiary Guarantor in any Non-Guarantor Subsidiaries so long as such Investment is part of a series of Investments by Restricted Subsidiaries in other Restricted Subsidiaries that result in the proceeds of the initial Investment being invested in one or more Loan Parties, (iii) comprised solely of equity purchases or contributions by the Borrower or any of its Restricted Subsidiaries in any other Restricted Subsidiary made for tax purposes, so long as the Borrower provides to the Administrative Agent evidence reasonably acceptable to the Administrative Agent and the Required Lenders that, after giving pro forma effect to such Investments, the granting, perfection, validity and priority of the security interest of the Secured Parties in the Collateral, taken as a whole, is not impaired in any material respect by such Investment and (iv) existing on the Closing Date in any Non-Guarantor Subsidiary;
(f)    Permitted Acquisitions to the extent that any Person or Property acquired in such acquisition becomes a Restricted Subsidiary or a part of a Restricted Subsidiary; provided, that immediately before and after giving effect to any such Permitted Acquisition, no Event of Default shall have occurred and be continuing;
(g)    loans by the Borrower or any of its Restricted Subsidiaries to the employees, officers or directors of any Parent Company, Holdings or any of its Restricted Subsidiaries in connection with management incentive plans (provided, that such loans represent cashless transactions pursuant to which such employees, officers or directors directly (or indirectly) invest the proceeds of such loans in the Capital Stock of Holdings or a Parent Company);
(h)    Investments by the Borrower and its Restricted Subsidiaries in Unrestricted Subsidiaries, joint ventures or similar arrangements in an aggregate amount outstanding (for the Borrower and all of its Restricted Subsidiaries), not to exceed the sum of (A) the greater of $100,000,000 and 3.0% of Consolidated Total Assets at the time of such Investment, plus (B) so long as (i) no Event of Default shall have occurred and be continuing and (ii) the Consolidated Net Secured Leverage Ratio shall not exceed 5.00 to 1.00 on a pro forma basis as of the end of the most recently ended Test Period, an amount equal to the Available Amount; provided that, for the avoidance of doubt, the Investments permitted by this clause (h) are subject to the provisions of the second to last sentence of this Section 7.7;
(i)    Investments (including debt obligations) received in the ordinary course of business by the Borrower or any of its Restricted Subsidiaries in connection with (w) the bankruptcy or reorganization of suppliers, vendors, distributors, clients, customers and other Persons, (x) settlement of delinquent obligations of, and other disputes with, suppliers, vendors, distributors, clients, customers and other Persons arising in the ordinary course of business, (y) endorsements for collection or deposit and (z) customary trade arrangements with suppliers, vendors, distributors, clients and customers, including consisting of Capital Stock of clients and customers issued to the Borrower or any Subsidiary in consideration for goods provided and/or services rendered;
(j)    Investments by any Non-Guarantor Restricted Subsidiary in any other Non-Guarantor Restricted Subsidiary;
(k)    Investments in existence on, or pursuant to legally binding written commitments in existence on, the Effective Date and listed on Schedule 7.7 to the 2016 Term Loan Agreement and, in each case, any extensions, renewals or replacements thereof, so long as the amount of any Investment made pursuant to this clause (k) is not increased (other than pursuant to such legally binding commitments);
(l)    Investments of the Borrower or any of its Restricted Subsidiaries under Hedge Agreements permitted hereunder;
(m)    Investments of any Person existing, or made pursuant to binding commitments in effect, at the time such Person becomes a Restricted Subsidiary or consolidates, amalgamates or merges with the Borrower or any of its Restricted Subsidiaries (including in connection with a Permitted Acquisition); provided, that such Investment was not made in anticipation of such Person becoming a Restricted Subsidiary or of such consolidation, amalgamation or merger;
(n)    Investments made (i) on or prior to or substantially concurrently with the Closing Date to consummate the Transactions or (ii) in connection with a Specified Transaction;
(o)    to the extent constituting Investments, transactions expressly permitted (other than by reference to this Section 7.7 or any clause thereof) under Sections 7.4, 7.5, 7.6 and 7.8;
(p)    Subsidiaries of the Borrower may be established or created, if (i) to the extent such new Subsidiary is a Domestic Subsidiary, the Borrower and such Subsidiary comply with the provisions of Section 6.8(c) and (ii) to the extent such new Subsidiary is a Foreign Subsidiary, the Borrower complies with the provisions of Section 6.8(d); provided, that, in each case, to the extent such new Subsidiary is created solely for the purpose of consummating a merger, consolidation, amalgamation or similar transaction pursuant to an acquisition permitted by this Section 7.7, and such new Subsidiary at no time holds any assets or liabilities other than any consideration contributed to it substantially contemporaneously with the closing of such transactions, such new Subsidiary shall not be required to take the actions set forth in Section 6.8(c) or 6.8(d), as applicable, until the respective acquisition is consummated (at which time the surviving entity of the respective transaction shall be required to so comply within ten Business Days or such longer period as the Administrative Agent shall agree);
(q)    Investments arising directly out of the receipt by the Borrower or any of its Restricted Subsidiaries of non-cash consideration for any sale of assets permitted under Section 7.5 (other than by reference to Section 7.7 or any clause thereof);
(r)    (i) Investments resulting from pledges and deposits referred to in Sections 7.3(c) and (d) and (ii) cash earnest money deposits made in connection with Permitted Acquisitions or other Investments permitted under this Section 7.7;
(s)    Investments consisting of (i) the licensing, sublicensing, cross-licensing, pooling or contribution of, or similar arrangements with respect to, Intellectual Property, and (ii) the transfer or licensing of non-U.S. Intellectual Property to a Foreign Subsidiary;
(t)    any Investment in a Non-Guarantor Subsidiary or in a joint venture to the extent such Investment is substantially contemporaneously repaid in full with a dividend or other distribution from such Non-Guarantor Subsidiary or joint venture;
(u)    Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers;
(v)    Investments in an aggregate amount not to exceed the sum of (i) the greater of $300,000,000 and 9.0% of Consolidated Total Assets at the time of such Investment, plus (ii) so long as no Event of Default shall have occurred and be continuing, an amount equal to the Available Amount, plus (iii) the amount, if any, that is then available for Restricted Payments pursuant to Section 7.6(o);
(w)    advances of payroll payments to employees, or fee payments to directors or consultants, in the ordinary course of business;
(x)    Investments constituting loans or advances in lieu of Restricted Payments permitted pursuant to Section 7.6;
(y)    [reserved];
(z)    (i)     Investments by the Borrower or any Subsidiary Guarantor in any Non-Guarantor Subsidiary that is a Restricted Subsidiary of Capital Stock, Property and cash with an aggregate value not to exceed the aggregate value of any Capital Stock, Property and cash previously transferred to the Borrower or any Subsidiary Guarantor that is a Restricted Subsidiary pursuant to any Investment made in, or any dividend or similar distribution paid to, the Borrower or any Subsidiary Guarantor by any Non-Guarantor Subsidiary that is a Restricted Subsidiary on and after the Closing Date; provided, that the aggregate amount of any such Investments made in cash by the Borrower or any Subsidiary Guarantor in any Non-Guarantor Subsidiary pursuant to this clause (i) shall not exceed the aggregate amount of Investments in cash previously made by any such Non-Guarantor Subsidiary in the Borrower or any Subsidiary Guarantor and cash dividends and similar cash distributions received by the Borrower or any Subsidiary Guarantor from any such Non-Guarantor Subsidiary, in each case, on and after the Closing Date; provided, further, that (x) to the extent that any such Investment by any such Non-Guarantor Subsidiary in the Borrower or any

Subsidiary Guarantor is made in the form of Indebtedness owing by the Borrower or any Subsidiary Guarantor to a Non-Guarantor Subsidiary, the amount of any payment of principal and interest and other amounts paid in respect of such Indebtedness shall be treated as an Investment in the applicable Non-Guarantor Subsidiary and shall be included for purposes of determining compliance with the limitations on Investments by the Borrower or Subsidiary Guarantors in Non-Guarantor Subsidiaries, and (y) any such Investment consisting of loans or advances made by any such Non-Guarantor Subsidiary to the Borrower or any Subsidiary Guarantor shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent; provided, however, that the terms of such subordination shall not provide for any restrictions on repayment of such intercompany Investments unless an Event of Default has occurred and is continuing hereunder; and
(ii)     other Investments by the Borrower or any Subsidiary Guarantor in any Non-Guarantor Subsidiary that is a Restricted Subsidiary; provided, that (x) if such Investment is made in cash as an advance, loan or other extension of credit, such Investment shall be evidenced by an intercompany note which, in the case of any such note held by the Borrower or any Subsidiary Guarantor, shall be promptly pledged to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the Security Documents and (y) if such Investment is made in cash as a capital contribution, such Investment shall only be made in a Foreign Subsidiary:
(a)     in an aggregate amount such that after giving effect thereto, such Foreign Subsidiary:
(1)     is in compliance with all material Requirements of Law applicable to it with respect to capitalization;
(2)     has sufficient capital with which to conduct its business in accordance with past practice; and
(3)     is not undercapitalized to such an extent that, solely as a result of such undercapitalization, any creditor of such Foreign Subsidiary would be deemed under the laws of any relevant jurisdiction to owe a fiduciary duty to any other creditor of such Foreign Subsidiary;
(b)     to the extent that on the date of such contribution, the cash contributed to the capital of the applicable Foreign Subsidiary, if loaned or advanced through an intercompany loan evidenced by a note, would either:
(1)     not cause the Company or the Domestic Subsidiary of the Company acquiring such note to be deemed to be doing business in any jurisdiction outside of the United States or otherwise subject to taxation or regulation in such jurisdiction; or
(2)     not require the Foreign Subsidiary issuing such note to withhold from any payment made in respect thereof any amount now or hereafter imposed, levied, collected or assessed by any relevant jurisdiction, or any political subdivision or taxing authority thereof or therein;
(c)     in connection with any sale, transfer or other disposition of capital stock or other equity interests or assets of such Foreign Subsidiary permitted hereunder, to the extent that the aggregate amount of such capital contribution does not exceed the aggregate amount outstanding of any Indebtedness and other obligations of such Foreign Subsidiary owing to the Borrower or any of its Domestic Subsidiaries that was in each case created or otherwise incurred on or prior to the date of such sale, transfer or other disposition and which Indebtedness and other obligations are outstanding immediately prior to such sale, transfer or other disposition; or
(d)     in connection with the formation or organization of such Foreign Subsidiary, to the extent that the aggregate amount of such capital contributions pursuant to this Section 7.7(z)(ii)(d) does not exceed $100,000,000;
(aa)    Investments to the extent that payment for such Investments is made solely by the issuance of Capital Stock (other than Disqualified Capital Stock) of Holdings (or any Parent Company) to the seller of such Investments;
(bb)    [reserved];
(cc)    Investments in any Escrow Entity in amounts necessary to fund any interest, fees and related obligations in respect of any bonds, notes, term loans, debentures or other debt issued by such Escrow Entity;
(dd)    the Borrower or any of its Restricted Subsidiaries may make Investments in the amount of any cash or other property received by the Borrower after the Closing Date as capital contributions and Not Otherwise Applied, so long as, with respect to any such Investments, no Event of Default shall have occurred and be continuing or would result therefrom;
(ee)    the Borrower or any of its Restricted Subsidiaries may make Investments in the form of Capital Stock or notes received from a Receivables Subsidiary as consideration for the sale of Receivables and Related Assets to such Receivables Subsidiary;
(ff)    the Borrower or any of its Restricted Subsidiaries may make Investments in prepaid expenses, negotiable instruments held for collection and lease and utility and worker’s compensation deposits provided to third parties in the ordinary course of business;
(gg)    [reserved]; and
(hh)    Investments in (i) open-market purchases of common stock of Revlon and (ii) any other Investment available to highly compensated employees under any “excess 401-(k) plan” of the Borrower (or any of its Domestic Subsidiaries, as applicable), in each case to the extent necessary to permit the Borrower (or such Domestic Subsidiary, as applicable) to satisfy its obligations under such “excess 401-(k) plan” for highly compensated employees; provided, however, that the aggregate amount of such purchases and other Investments under this Section 7.7(hh) together with any Restricted Payments made as permitted under Section 7.6(e) does not exceed the amounts set forth in such section.
It is further understood and agreed that for purposes of determining the value of any Investment outstanding for purposes of this Section 7.7 and the definition “Available Amount”, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired without giving effect to any returns on such Investment; provided that for purposes of determining the amount of any Investment that is permitted under the following paragraph, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired less any returns or repayments on such Investment (not to exceed the original amount invested).

Notwithstanding anything in this Agreement to the contrary and in addition to the foregoing, from and after the Closing Date, Investments by Loan Parties in Subsidiaries (other than a BrandCo Entity) that are not Guarantors (including at the time of designation as a non-Loan Party) shall not exceed at any time (x) $50,000,000; provided that (i) to the extent any such Investment is not in cash, the Fair Market Value of such investment shall be determined by a third party financial advisor reasonably acceptable to the Administrative Agent and (ii) this paragraph shall not apply to Investments in connection with the sale of inventory and parts in the ordinary course of business and consistent with past practice plus (y) other Investments in the ordinary course of business and consistent with past practice in an amount at any time not to exceed $10,000,000. For the avoidance of doubt, this paragraph shall not restrict Investments in existence on the Closing Date.
7.8    Prepayments, Etc. of Indebtedness; Amendments.
(a)    Optionally prepay, redeem, purchase, defease or otherwise satisfy prior to the day that is 90 days before the scheduled maturity thereof in any manner the principal amount of (x) any Indebtedness that is expressly subordinated by contract in right of payment to the Obligations or (y) (I) any Indebtedness incurred pursuant to Section 7.2 (a), (g), (i), (t) and (v) that is secured by all or any part of the Collateral or (II) any other Indebtedness incurred pursuant to Section 7.2 that is secured by all or a material part of the Collateral, in each case of clauses (I) and (II), on a junior basis relative to the Obligations, but is not also secured by any substantial part of the Collateral on a pari passu or senior basis relative to the Obligations (collectively, “Junior Financing”) (it being understood, for the avoidance of doubt, that (1) payments of regularly scheduled interest and principal on all of the foregoing shall be permitted and (2) the term “Junior Financing” does not include any Indebtedness under any Existing Notes Financing, the 2016 Term Loan Agreement, the ABL Facility Agreement or any other Indebtedness subject to the ABL Intercreditor Agreement), or make any payment in violation of any subordination terms of any Junior Financing Documentation, except:
(i)    a prepayment, redemption, purchase, defeasement or other satisfaction of Junior Financing made in an amount not to exceed the Available Amount; provided, that immediately before and immediately after giving pro forma effect to such prepayment, redemption, purchase, defeasement or other satisfaction, no Event of Default shall have occurred and be continuing; provided, further, that use of the Available Amount pursuant to this clause (i) shall be subject to the requirement that immediately after giving effect to any such prepayment, redemption, purchase, defeasement or other satisfaction, the Consolidated Net Total Leverage Ratio shall not exceed 5.00 to 1.00 on a pro forma basis as of the end of the most recently ended Test Period;
(ii)    the conversion of any Junior Financing to Capital Stock (other than Disqualified Capital Stock) or the prepayment, redemption, purchase, defeasement or other satisfaction of Junior Financing with the proceeds of an Equity Issuance Not Otherwise Applied (other than Disqualified Capital Stock);
(iii)    the prepayment, redemption, purchase, defeasement or other satisfaction of any Junior Financing with any Permitted Refinancing thereof;
(iv)    the prepayment, redemption, purchase, defeasement or other satisfaction prior to the day that is 90 days before the scheduled maturity of any Junior Financing, in an aggregate amount not to exceed the greater of $75,000,000 and 2.0% of Consolidated Total Assets at the time such prepayment, redemption, purchase, defeasement or other satisfaction is made;

(v)    the prepayment, redemption, purchase, defeasance or other satisfaction of any Indebtedness incurred or assumed pursuant to Section 7.2(t);
(vi)    the prepayment, redemption, purchase, defeasance or other satisfaction of any Indebtedness to consummate the Transactions; and
(vii)    the prepayment, redemption, purchase, defeasance or other satisfaction of any intercompany indebtedness (A) owing by a Loan Party to another Loan Party, (B) owing by a Restricted Subsidiary that is Non-Guarantor Subsidiary to a Restricted Subsidiary that is Non-Guarantor Subsidiary and (C) owing by a Restricted Subsidiary that is Non-Guarantor Subsidiary to a Loan Party; or
(b)    amend or modify the documentation in respect of any Junior Financing in a manner, taken as a whole (as shall be determined by the Borrower in good faith), that would be materially adverse to the Lenders; provided, that nothing in this Section 7.8(b) shall prohibit the refinancing, replacement, extension or other similar modification of any Indebtedness to the extent otherwise permitted by Section 7.2.
7.9    Transactions with Affiliates. Enter into any transaction or series of transactions, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate thereof (other than among Loan Parties or among non-Loan Parties (but, for the avoidance of doubt, subject to Section 7.6(r))) involving aggregate payments or consideration in excess of $20,000,000 unless such transaction is (a) otherwise not prohibited under this Agreement and (b) upon terms materially no less favorable when taken as a whole to the Borrower or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided with respect to any such transaction involving aggregate payments or consideration in excess of $25,000,000, the Borrower shall deliver to the Administrative Agent a letter from a nationally recognized investment banking firm stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view. Notwithstanding the foregoing, the Borrower and its Restricted Subsidiaries may:
(i)    pay to Holdings or any Parent Company and any of their Affiliates fees, indemnities and expenses permitted by Section 7.6(i) and/or fees and expenses in connection with the Transactions and disclosed to the Administrative Agent prior to the Closing Date;
(ii)    enter into any transaction with an Affiliate that is not prohibited by the terms of this Agreement to be entered into by Holdings, the Borrower or its Restricted Subsidiaries;
(iii)    make any Restricted Payment permitted pursuant to Section 7.6 (other than by reference to Section 7.9 or any clause thereof) or any Investment permitted pursuant to Section 7.7;
(iv)    perform their obligations pursuant to the Transactions and payments required to be made pursuant to any Specified Transaction in an amount not to exceed 5% of the aggregate consideration of any such Specified Transaction;
(v)    enter into transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business subject to compliance with Section 7.9(b);

(vi)    without being subject to the terms of this Section 7.9, enter into any transaction with any Person which is an Affiliate of Holdings or the Borrower only by reason of such Person and Holdings or the Borrower, as applicable, having common directors;
(vii)    issue Capital Stock to the Sponsor, any other direct or indirect owner of Holdings (including any Parent Company), or any director, officer, employee or consultant thereof;
(viii)    enter into the transactions allowed pursuant to Section 10.6;
(ix)    enter into transactions set forth on Schedule 7.9 to the 2016 Term Loan Agreement and any amendment thereto or replacement thereof so long as such amendment or replacement is not materially more disadvantageous to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date as reasonably determined in good faith by the Borrower;
(x)    enter into joint purchasing arrangements with the Sponsor in the ordinary course of business or otherwise consistent with past practice subject to compliance with Section 7.9(b);
(xi)    enter into and perform their respective obligations under the terms of the Company Tax Sharing Agreement in effect on the Closing Date, or any amendments thereto that do not materially increase the Borrower’s or any Subsidiary Guarantor’s obligations thereunder in consultation with the Administrative Agent at the direction of the Required Lenders;
(xii)    enter into any transaction with an officer, director, manager, employee or consultant of Holdings, any Parent Company, the Borrower or any of its Subsidiaries (including compensation or employee benefit arrangements with any such officer, director, manager, employee or consultant) in the ordinary course of business and not otherwise prohibited by the terms of this Agreement;
(xiii)    make payments to Holdings, any Parent Company, the Borrower, any Restricted Subsidiary or any Affiliate of any of the foregoing for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments, to the extent the amount thereof either individually or collectively with any related payments exceeds $20,000,000, shall be subject to compliance with Section 7.9(b) and the opinion delivery requirement of the proviso in the first paragraph of this Section 7.9;
(xiv)    enter into any transaction in which the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from a nationally recognized investment banking firm stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view and meets the requirements of Sections 7.9(a) and (b);
(xv)    enter into any transaction with an Affiliate in which the consideration paid by the Borrower or any Restricted Subsidiary consists only of Capital Stock of Holdings;
(xvi)    enter into transactions with customers, clients, suppliers, or purchasers or sellers of goods or services that are Affiliates, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower and its Restricted Subsidiaries, as determined in good faith by the Board of Directors or the senior management of the Borrower or Holdings, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(xvii)    engage in any transaction pursuant to which Mafco, or any wholly owned subsidiary of Mafco, Holdings, any Parent Company or any Affiliate of any of the foregoing will provide the Borrower and the Subsidiaries, at their request, and at the cost to Mafco or such wholly owned subsidiary or Holdings, such Parent Company or such Affiliate (as applicable), with certain allocated services to be purchased from third party providers in the ordinary course of business, such as legal and accounting services, tax, consulting, financial advisory, corporate governance, insurance coverage and other services; and
(xviii)    engage in any transaction in the ordinary course of business between the Borrower or a Subsidiary and its own employee stock option plan that is approved by the Borrower or such Subsidiary in good faith.
For the avoidance of doubt, this Section 7.9 shall not restrict or otherwise apply to employment, benefits, compensation, bonus, retention and severance arrangements with, and payments of compensation or benefits (including customary fees, expenses and indemnities) to or for the benefit of, current or former employees, consultants, officers or directors of Holdings or the Borrower or any of its Restricted Subsidiaries in the ordinary course of business.
For purposes of this Section 7.9, any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in clause (b) of the first sentence hereof if such transaction is approved by a majority of the Disinterested Directors of the Board of Directors of the Borrower or such Restricted Subsidiary, as applicable. “Disinterested Director”: with respect to any Person and transaction, a member of the Board of Directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Borrower, Holdings or any Parent Company or any options, warrants or other rights in respect of such Capital Stock.
7.10    Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Borrower or any of its Restricted Subsidiaries of real or personal Property which is to be sold or transferred by the Borrower or any of its Restricted Subsidiaries (a) to such Person or (b) to any other Person to whom funds have been or are to be advanced by such Person on the security of such Property or rental obligations of the Borrower or any of its Restricted Subsidiaries, except for (i) any such arrangement entered into in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries, (ii) sales or transfers by the Borrower or any of its Restricted Subsidiaries to any Loan Party, (iii) sales or transfers by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary that is a Restricted Subsidiary and (iv) any such arrangement to the extent that the Fair Market Value of such Property does not exceed the greater of (i) $100,000,000 and (ii) 3.0% of Consolidated Total Assets at the time of such event, in the aggregate for all such arrangements.
7.11    Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31; provided, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

7.12    Negative Pledge Clauses. Enter into any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Subsidiary Guarantor, its obligations under the Guarantee and Collateral Agreement, other than:
(a)    this Agreement, the other Loan Documents and any Intercreditor Agreement;
(b)    any agreements governing Indebtedness and/or other obligations secured by a Lien permitted by this Agreement (in which case, any prohibition or limitation shall only be effective against the assets subject to such Liens permitted by this Agreement);
(c)    software and other Intellectual Property licenses pursuant to which such Loan Party is the licensee of the relevant software or Intellectual Property, as the case may be (in which case, any prohibition or limitation shall relate only to the assets subject to the applicable license);
(d)    Contractual Obligations incurred in the ordinary course of business which (i) limit Liens on the assets that are the subject of the applicable Contractual Obligation or (ii) contain customary provisions restricting the assignment, transfer or pledge of such agreements;
(e)    any agreements regarding Indebtedness or other obligations of any Non-Guarantor Subsidiary not prohibited under Section 7.2 (in which case, any prohibition or limitation shall only be effective against the assets of such Non-Guarantor Subsidiary and its Subsidiaries);
(f)    prohibitions and limitations in effect on the Closing Date and listed on Schedule 7.12 to the 2016 Term Loan Agreement;
(g)    customary provisions contained in joint venture agreements, shareholder agreements and other similar agreements applicable to joint ventures and other non-wholly owned entities not prohibited by this Agreement;
(h)    customary provisions restricting the subletting, assignment, pledge or other transfer of any lease governing a leasehold interest;
(i)    customary restrictions and conditions contained in any agreement relating to any Disposition of Property, leases, subleases, licenses, sublicenses, cross license, pooling and similar agreements not prohibited hereunder;
(j)    any agreement in effect at the time any Person becomes a Subsidiary of the Borrower or is merged with or into the Borrower or a Subsidiary of the Borrower, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary of the Borrower or a party to such merger;
(k)    restrictions imposed by applicable law or regulation or license requirements;
(l)    restrictions in any agreements or instruments relating to any Indebtedness permitted to be incurred by this Agreement (including indentures, instruments or agreements governing any Permitted Refinancing Obligations and indentures, instruments or agreements governing any Permitted Refinancings of each of the foregoing) (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially more restrictive on the Restricted Subsidiaries than the encumbrances contained in this Agreement (as determined in good faith by the Borrower) or (ii) if such encumbrances and restrictions are customary for similar financings in light of prevailing market conditions at the time of incurrence thereof (as determined in good faith by the Borrower) and the Borrower determines in good faith that such encumbrances and restrictions would not reasonably be expected to materially impair the Borrower’s ability to create and maintain the Liens on the Collateral pursuant to the Security Documents;
(m)    restrictions in respect of Indebtedness secured by Liens permitted by Sections 7.3(g) and 7.3(y) relating solely to the assets or proceeds thereof secured by such Indebtedness;
(n)    customary provisions restricting assignment of any agreement entered into in the ordinary course of business;
(o)    restrictions arising in connection with cash or other deposits not prohibited hereunder and limited to such cash or other deposit;
(p)    the ABL Facility and the ABL Documents;
(q)    restrictions and conditions that arise in connection with any Dispositions permitted by Section 7.5; provided, however, that such restrictions and conditions shall apply only to the property subject to such Disposition;
(r)    the 2016 Term Facility and the 2016 Term Loan Documents; and
(s)    the foregoing shall not apply to any restrictions or conditions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or other obligations referred to in clauses (a) through (r) above, provided, that the restrictions and conditions contained in such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in good faith judgment of the Borrower no more restrictive than those restrictions and conditions in effect immediately prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing under the applicable contract, instrument or other obligation.
7.13    Clauses Restricting Subsidiary Distributions. Enter into any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any of its Restricted Subsidiaries or (b) make Investments in the Borrower or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of or consisting of:
(i)    this Agreement or any other Loan Documents and under any Intercreditor Agreement, or any other agreement entered into pursuant to any of the foregoing;
(ii)    provisions limiting the Disposition of assets or property in asset sale agreements, stock sale agreements and other similar agreements, which limitation is in each case applicable only to the assets or interests the subject of such agreements but which may include customary restrictions in respect of a Restricted Subsidiary in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary;
(iii)    customary net worth provisions contained in Real Property leases entered into by the Borrower and its Restricted Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower to meet its ongoing payment obligations hereunder or, in the case of any Subsidiary Guarantor, its obligations under the Guarantee and Collateral Agreement;
(iv)    agreements related to Indebtedness permitted by this Agreement (including indentures, instruments or agreements governing any Permitted Refinancing Obligations and indentures, instruments or agreements governing any Permitted Refinancings of each of the foregoing) to the extent that (x) the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially more restrictive on the Restricted Subsidiaries than the encumbrances and restrictions contained in this Agreement (as determined in good faith by the Borrower) or (y) such encumbrances and restrictions are customary for similar financings in light of prevailing market conditions at the time of incurrence thereof (as determined in good faith by the Borrower) and the Borrower determines in good faith that such encumbrances and restrictions would not reasonably be expected to materially impair the Borrower’s ability to pay the Obligations when due;
(v)    licenses, sublicenses, cross-licensing or pooling by the Borrower and its Restricted Subsidiaries of, or similar arrangements with respect to, Intellectual Property in the ordinary course of business (in which case such restriction shall relate only to such Intellectual Property);
(vi)    Contractual Obligations incurred in the ordinary course of business which include customary provisions restricting the assignment, transfer or pledge thereof;
(vii)    customary provisions contained in joint venture agreements, shareholder agreements and other similar agreements applicable to joint ventures and other non-wholly owned entities not prohibited by this Agreement;
(viii)    customary provisions restricting the subletting or assignment of any lease governing a leasehold interest;
(ix)    customary restrictions and conditions contained in any agreement relating to any Disposition of Property, leases, subleases, licenses and similar agreements not prohibited hereunder;
(x)    any agreement in effect at the time any Person becomes a Restricted Subsidiary or is merged with or into the Borrower or any Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary or a party to such merger;
(xi)    encumbrances or restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;
(xii)    encumbrances or restrictions imposed by applicable law, regulation or customary license requirements;
(xiii)    restrictions and conditions contained in the documentation governing the Existing Notes Financing;
(xiv)    any agreement in effect on the Effective Date and described on Schedule 7.13 to the 2016 Term Loan Agreement;

(xv)    restrictions or conditions imposed by any obligations secured by Liens permitted pursuant to Section 7.3 (other than obligations in respect of Indebtedness), if such restrictions or conditions apply only to the property or assets securing such obligations and such encumbrances and restrictions are customary for similar obligations in light of prevailing market conditions at the time of incurrence thereof (as determined in good faith by the Borrower) and the Borrower determines in good faith that such encumbrances and restrictions would not reasonably be expected to materially impair the Borrower’s ability to pay the Obligations when due;
(xvi)    the ABL Documents and the 2016 Term Loan Documents;
(xvii)    restrictions created in connection with any Receivables Facility solely applicable to the Receivables and Related Assets and the Receivables Subsidiary subject thereto;
(xviii)    restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase or other agreement to which the Borrower or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided, that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Borrower or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary; and
(xix)    the foregoing shall not apply to any restrictions or conditions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or other obligations referred to in clauses (i) through (xviii) above, provided, that the restrictions and conditions contained in such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in good faith judgment of the Borrower no more restrictive than those restrictions and conditions in effect immediately prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing under the applicable contract, instrument or other obligation.
7.14    Limitation on Hedge Agreements. Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes.
7.15    Amendment of Company Tax Sharing Agreement. Amend, modify, change, waive, cancel or terminate any term or condition of the Company Tax Sharing Agreement or Prior Tax Sharing Agreement in a manner materially adverse to the interests of the Company or the Lenders without the prior written consent of the Required Lenders.
7.16    Financial Covenants.
(a)    Funded Debt. The Borrower shall not permit both of (I) and (II) to occur: (I)(i) the aggregate principal amount of all senior secured Funded Debt of the Borrower and its Restricted Subsidiaries plus (ii) without duplication, all Funded Debt of the Excluded Subsidiaries on any date to be in excess of $2,500,000,000 (excluding Indebtedness outstanding pursuant to the 2021 Notes Refinancing Basket and the Additional General Debt Basket) and (II) the Consolidated Secured Structural Senior Leverage Ratio on any date to be greater than 5.00 to 1.00. If on any date the Borrower has violated both clauses (I) and (II) of this Section 7.16(a), no later than 10 days after the date of such dual non-compliance, Holdings or any other Person designated by the Borrower and acceptable to the Administrative Agent (it being understood and agreed that Mafco shall be an acceptable other Person) shall have a one-time right for the life of this Agreement to make a direct or indirect equity investment in the Borrower in cash in the form of common Capital Stock and upon the receipt by the Borrower of net cash proceeds pursuant to the exercise of this right, the Consolidated Secured Structural Senior Leverage Ratio contained in Section 7.16(a)(II) shall be recalculated giving effect to a pro forma reduction in Funded Debt (and such cash contribution shall not be restricted by the $50,000,000 limitation set forth in clause (i)(z) of the definition of the Consolidated Secured Structural Senior Leverage Ratio); provided that such pro forma reduction in Funded Debt shall be given solely for the purpose of determining the existence of a Default or an Event of Default caused by a violation of Section 7.16(a).
(b)    Minimum EBITDA. The Borrower and its Restricted Subsidiaries shall not permit Consolidated EBITDA to be less than $250,000,000 for any Test Period ending on or after March 31, 2021.
SECTION 7A. HOLDINGS NEGATIVE COVENANTS
Holdings hereby covenants and agrees with each Lender that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or any Agent hereunder (other than contingent or indemnification obligations not then due), unless the Required Lenders shall otherwise consent in writing, (a) Holdings will not create, incur, assume or permit to exist any Lien on any Capital Stock of the Borrower held by Holdings other than Liens created under the Loan Documents or Liens not prohibited by Section 7.3 and (b) Holdings shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence; provided, that Holdings may merge with any other person so long as no Default has occurred and is continuing or would result therefrom and (i) Holdings shall be the surviving entity or (ii) if the surviving entity is not Holdings (such other person, “Successor Holdings”), (A) Successor Holdings shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) Successor Holdings shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and the Required Lenders, and (C) Successor Holdings shall have delivered to the Administrative Agent (x) an officer’s certificate stating that such merger or consolidation does not violate this Agreement or any other Loan Document and (y) an opinion of counsel to the effect that such merger or consolidation does not violate this Agreement or any other Loan Document and covering such other matters as are contemplated by the opinions of counsel delivered on the Closing Date pursuant to Section 5.1(e) (it being understood that if the foregoing are satisfied, Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement).
SECTION 7B. BRANDCO ENTITIES PASSIVE COVENANT
(a)    BrandCo Cayman Holdings shall not (i) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness and obligations under the BrandCo Transaction Documents to which it is a party and customary corporate expenses, including franchiese taxes and related expenses for maintaining its existence in the ordinary course, (ii) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired, leased or licensed by it other than BrandCo Permitted Liens, (iii) engage in any business or activity or own any assets other than (A) holding 100% of the Capital Stock of BrandCo, (B) performing its obligations and activities incidental thereto under the Loan Documents and (C) making Restricted Payments to the extent permitted by this Agreement, (iv) consolidate with or merge with or into, or convey, transfer, lease or license all or substantially all its assets to, any Person, (v) sell or otherwise dispose of any Capital Stock of BrandCo, (vi) create or acquire any Subsidiary or make or own any Investment in any Person other than BrandCo or (vii) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.
(b)    BrandCo shall not (i) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness and obligations under the BrandCo Transaction Documents to which it is a party and customary corporate expenses, including franchise taxes and related expenses for maintaining its existence in the ordinary course, (ii) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired, leased or licensed by it other than BrandCo Permitted Liens, (iii) engage in any business or activity or own any assets other than (A) performing its obligations and activities incidental thereto under the Loan Documents and (B) making Restricted Payments to the extent permitted by this Agreement, (iv) consolidate with or merge with or into, or convey, transfer, lease or license all or substantially all its assets to, any Person, except to the extent permitted by the BrandCo Transaction Documents or Section 7C of this Agreement, (v) sell or otherwise Dispose of the Transferred Assets (as defined in the BrandCo Lower Tier Contribution Agreement), (vi) create or acquire any Subsidiary or make or own any Investment in any Person or (vii) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.
SECTION 7C. BRANDCO REPRESENTATIONS AND COVENANTS
(a)    No Loan Party shall nor shall it permit any of the BrandCo Entities to (i) fail to perform any of the “separateness covenants” under the organizational documents of BrandCo Cayman Holdings or BrandCo or (ii) agree to any amendment or other modification to, or waiver or termination of, or take any action in respect of any consent, act, decision or vote that is required or available to be exercised by BrandCo under, any of the BrandCo Contributions Agreements or BrandCo License Documents.
(b)    Each Loan Party shall (i) automatically vest in BrandCo or immediately transfer or assign to BrandCo, or cause the transfer or assignment to BrandCo of, all right, title and interest in and to all such Additional Transferred Assets (as defined in the BrandCo Upper Tier Contribution Agreement) and in connection therewith shall, concurrently with the delivery of quarterly financial statements by Borrower hereunder, give the Collateral Agent written notice of such Additional Transferred Assets (as defined in the BrandCo Upper Tier Contribution Agreement) during the quarter for which such financial statements are delivered, (ii) notify the Administrative Agent promptly if it knows or has reason to know that any application or registration relating to any material Intellectual Property (as defined in the BrandCo Upper Tier Contribution Agreement) owned by or licensed to or by BrandCo might become forfeited, abandoned, or dedicated to the public or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office, or any court or tribunal in any country but excluding office actions in the course of prosecution and any non-final determinations (other than in an adversarial proceeding)) regarding BrandCo’s ownership or licensing of, or the validity of, any material Intellectual Property (as defined in the BrandCo Upper Tier Contribution Agreement) or BrandCo’s right to register the same or to own, license, and maintain the same (except for the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any Intellectual Property (as defined in the BrandCo Upper Tier Contribution Agreement) that is not useful to the business or no longer commercially desirable)

and (iii) promptly provide copies to Administrative Agent of any notices, reports or updated schedules or attachments received by BrandCo pursuant to BrandCo License Agreement.
SECTION VIII.    EVENTS OF DEFAULT
8.1    Events of Default. If any of the following events shall occur and be continuing:
(a)    The Borrower shall fail to pay (i) any principal of any Loan when due in accordance with the terms hereof or (ii) any interest owed by it on any Loan, or any other amount payable by it hereunder or under any other Loan Document, within five Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or the licensee under the BrandCo License Agreement shall fail to pay any amounts when due to BrandCo within five Business Days after such amount becomes due in accordance with the terms thereof;
(b)    Any representation or warranty made or deemed made by (i) any BrandCo Entity under any Loan Document to which it is a party or (ii) any Loan Party herein or in any other Loan Document or that is contained in any certificate or other document furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall in either case prove to have been inaccurate in any material respect (or if qualified by materiality, in any respect) and such inaccuracy is adverse to the Lenders on or as of the date made or deemed made or furnished;
(c)    The Borrower, any BrandCo Entity or any Subsidiary Guarantor shall default in the observance or performance of any agreement contained in Section 6.4(a) (solely with respect to maintaining the existence of the Borrower), Section 7 (but subject to the cure right specified in Section 7.16(a)), Section 7B or Section 7C or Holdings shall default in the observance or performance of any agreement contained in Section 7A;
(d)    Any Loan Party or BrandCo Entity shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8.1), and such default shall continue unremedied (i) for a period of six Business Days if such breach relates to the terms or provisions of Section 6.7(a), (ii) for a period of ten Business Days if such breach relates to the terms or provisions of Sections 5.2, 5.3, 5.5.2 and 6 of the BrandCo License Agreement or Section 5 of the BrandCo Non-Exclusive License or (iii) for a period of 30 days, in each case after such Loan Party or BrandCo Entity receives from the Administrative Agent or the Required Lenders notice of the existence of such default;
(e)    The Borrower or any of its Restricted Subsidiaries shall:
(i)     default in making any payment of any principal of any Indebtedness for Borrowed Money (excluding the Loans) on the scheduled or original due date with respect thereto beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness for Borrowed Money was created;
(ii)     default in making any payment of any interest on any such Indebtedness for Borrowed Money beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness for Borrowed Money was created; or
(iii)     default in the observance or performance of any other agreement or condition relating to any such Indebtedness for Borrowed Money or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event of default shall occur, the effect of which payment or other default or other event of default is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness for Borrowed Money to become due prior to its Stated Maturity or to become subject to a mandatory offer to purchase by the obligor thereunder;
provided, that:
(A)     a default, event or condition described in this paragraph shall not at any time constitute an Event of Default unless, at such time, one or more defaults or events of default of the type described in this paragraph shall have occurred and be continuing with respect to Indebtedness for Borrowed Money the outstanding principal amount of which individually exceeds $50,000,000, and in the case of Indebtedness for Borrowed Money of the types described in clauses (i) and (ii) of the definition thereof, with respect to such Indebtedness which exceeds such amount either individually or in the aggregate; and
(B)     this paragraph (e) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer, destruction or other disposition of the Property or assets securing such Indebtedness for Borrowed Money if such sale, transfer, destruction or other disposition is not prohibited hereunder and under the documents providing for such Indebtedness, or (ii) any Guarantee Obligations except to the extent such Guarantee Obligations shall become due and payable by any Loan Party and remain unpaid after any applicable grace period or period permitted following demand for the payment thereof;
provided, further, that no Event of Default under this clause (e) shall arise or result from:
(1) any default under any financial maintenance covenant contained in the ABL Facility Agreement to the extent that such default does not also result in the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) causing with the giving of notice if required, such Indebtedness to become due prior to its Stated Maturity;
(2) any change of control (or similar event) under any other Indebtedness for Borrowed Money that is triggered due to the Permitted Investors (as defined herein) obtaining the requisite percentage contemplated by such change of control provision, unless both (x) such Indebtedness for Borrowed Money shall become due and payable or shall otherwise be required to be repaid, repurchased, redeemed or defeased, whether at the option of any holder thereof or otherwise and (y) at such time, the Borrower and/or its Restricted Subsidiaries would not be permitted to repay such Indebtedness for Borrowed Money in accordance with the terms of this Agreement; or
(3) any event or circumstance related to any Immaterial Subsidiary;
(f)    (i)     Holdings or the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary (whether or not then designated as such)) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings or the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary (whether or not then designated as such)) shall make a general assignment for the benefit of its creditors;
(ii)     there shall be commenced against Holdings or the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary (whether or not then designated as such)) any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days;
(iii)     there shall be commenced against Holdings or the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary (whether or not then designated as such)) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against substantially all of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof;
(iv)     Holdings or the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary (whether or not then designated as such)) shall consent to or approve of, or acquiesce in, any of the acts set forth in clause (i), (ii), or (iii) above; or
(v)     Holdings or the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary (whether or not then designated as such)) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;
(g)    (i)     the Borrower or any of its Restricted Subsidiaries shall incur any liability in connection with any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan;
(ii)     a failure to meet the minimum funding standards (as defined in Section 302(a) of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Lien shall arise on the assets of the Borrower or any of its Restricted Subsidiaries;
(iii)     a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA;
(iv)     any Single Employer Plan shall terminate in a distress termination under Section 4041(c) of ERISA or in an involuntary termination by the PBGC under Section 4042 of ERISA;
(v)     the Borrower or any of its Restricted Subsidiaries shall, or is reasonably likely to, incur any liability as a result of a withdrawal from, or the Insolvency of, a Multiemployer Plan; or
(vi)     any other event or condition shall occur or exist with respect to a Plan or a Commonly Controlled Plan;

and in each case in clauses (i) through (vi) above, which event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in a direct obligation of the Borrower or any of its Restricted Subsidiaries to pay money that would reasonably be expected to have a Material Adverse Effect;
(h)    One or more final judgments or decrees shall be entered against the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary (whether or not then designated as such)) pursuant to which the Borrower and any such Restricted Subsidiaries taken as a whole has a liability (not paid or fully covered by third-party insurance or effective indemnity) of $50,000,000 or more (net of any amounts which are covered by insurance or an effective indemnity), and all such judgments or decrees shall not have been vacated, discharged, dismissed, stayed or bonded within 60 days from the entry thereof;
(i)    Subject to Schedule 6.10, any limitations expressly set forth herein and the exceptions set forth in the applicable Security Documents:
(i)     any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof in accordance with the terms thereof or hereof) to be in full force and effect or shall be asserted in writing by the Borrower or any Guarantor not to be a legal, valid and binding obligation of any party thereto;
(ii)     any security interest purported to be created by any Security Document with respect to any material portion of the Collateral of the Loan Parties on a consolidated basis shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby, except to the extent that (x) any such loss of perfection or priority results from limitations of foreign laws, rules and regulations as they apply to pledges of Capital Stock in Foreign Subsidiaries or the application thereof, or from the failure of the applicable collateral agent in accordance with the Intercreditor Agreements to maintain possession of certificates actually delivered to it representing securities pledged under the Guarantee and Collateral Agreement or otherwise or to file UCC continuation statements or (y) such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer; or
(iii)     the Guarantee Obligations pursuant to the Security Documents by any Loan Party of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms hereof or thereof), or such Guarantee Obligations shall be asserted in writing by any Loan Party not to be in effect or not to be legal, valid and binding obligations;
(iv)     any security interest purported to be created by any Security Document with respect to any material portion of the Collateral of the BrandCo Entities shall cease to be, or shall be asserted in writing by any BrandCo Entity not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the BrandCo Security Agreement or otherwise;
(v)     the Guarantee Obligations pursuant to the Security Documents by any BrandCo Entity of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms hereof or thereof), or such Guarantee Obligations shall be asserted in writing by any BrandCo Entity not to be in effect or not to be legal, valid and binding obligations; or
(j)    (i)     Holdings shall cease to own, directly or indirectly, 100% of the Capital Stock of the Borrower; or
(ii)     for any reason whatsoever, (A) any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date, but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and excluding the Permitted Investors) shall become the “beneficial owner” (within the meaning of Rule 13d-3 and 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, of more than the greater of (x) 35% of the then outstanding voting securities having ordinary voting power of Holdings and (y) the percentage of the then outstanding voting securities having ordinary voting power of Holdings owned, directly or indirectly, beneficially (within the meaning of Rule 13d-3 and 13d-5 of the Exchange Act as in effect on the Closing Date) by the Permitted Investors (it being understood that if any such person or group includes one or more Permitted Investors, the outstanding voting securities having ordinary voting power of Holdings directly or indirectly owned by the Permitted Investors that are part of such person or group shall not be treated as being owned by such person or group for purposes of determining whether this clause (y) is triggered) and (B)(i) BrandCo is no longer a direct wholly-owned Subsidiary of BrandCo Cayman Holdings or (ii) BrandCo Cayman Holdings is no longer a direct wholly-owned Subsidiary of Beautyge Brands USA, Inc. (any of the foregoing, a “Change of Control”);
then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including the Applicable Premium and Exit Fee) to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 8.1 or otherwise in any Loan Document, presentment, demand and protest of any kind are hereby expressly waived by the Borrower.

SECTION IX.    THE AGENTS
9.1    Appointment. Each Lender hereby irrevocably designates and appoints each Agent as the agent of such Lender under the Loan Documents and each such Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of the applicable Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of the applicable Loan Documents, together with such other powers as are reasonably incidental thereto, including the authority to enter into any Intercreditor Agreement (or joinder thereto) and any Extension Amendment. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agents and the duties of the Agents shall be mechanical and administrative in nature. Without limiting the generality of the foregoing, the Lenders hereby irrevocably authorize and instruct each Agent to, without any further consent of any Secured Party, enter into (or acknowledge and consent to) or amend, renew, extend, supplement, restate, replace, waive or otherwise modify the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement and any Other Intercreditor Agreement with the collateral agent or other representatives of the holders of Indebtedness that is expressly permitted to be secured by a Lien on the Collateral (but not the BrandCo Collateral) on a pari passu or junior basis under this Agreement and, to the extent applicable, the ABL Intercreditor Agreement or Pari Passu Intercreditor Agreement, and to subject the Liens on the Collateral securing the Secured Obligations to the provisions thereof. The Lenders irrevocably agree that (x) the Agents may rely exclusively on a certificate of a Responsible Officer of the Borrower as to whether any such other Liens are permitted and (y) the ABL Intercreditor Agreement and any Other Intercreditor Agreement entered into by either Agent shall be binding on the Lenders, and each Lender hereby agrees that it will take no actions contrary to the provisions of any Intercreditor Agreement.
9.2    Delegation of Duties. Each Agent may execute any of its duties under the applicable Loan Documents by or through any of its branches, agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither Agent shall be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care. Each Agent and any such agent or attorney-in-fact may perform any and all of its duties by or through their respective Related Persons. The exculpatory provisions of this Section shall apply to any such agent or attorney-in-fact and to the Related Persons of each Agent and any such agent or attorney-in-fact, and shall apply to their respective activities as Agent.
9.3    Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys in fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder or the creation, perfection or priority of any Lien purported to be created by the Security Documents or the value or the sufficiency of any Collateral. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party, nor shall any Agent be required to take any action that, in its opinion or the opinion of its counsel, may expose it to liability that is not subject to indemnification under Section 10.5 or that is contrary to any Loan Document or applicable law. If either Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Lenders; and such Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Term Note shall have any right of action whatsoever against either Agent as a result of such Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders.
9.4    Reliance by the Agents. The Agents shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Agents. Each Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under the applicable Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or the Majority Facility Lenders in respect of any Facility) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Agents shall in all cases be fully protected in acting, or in refraining from acting, under the applicable Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or the Majority Facility Lenders in respect of any Facility), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans. In determining compliance with any conditions hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Agents may presume that such condition is satisfactory to such Lender unless the Agents shall have received notice to the contrary from such Lender prior to the making of such Loan.
9.5    Notice of Default. Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that an Agent receives such a notice, such Agent shall give notice thereof to the Lenders. The Agents shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or the Majority Facility Lenders in respect of any Facility); provided, that unless and until such Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6    Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys in fact or Affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, Property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the applicable Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, Property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agents hereunder, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, Property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of either Agent or any of its officers, directors, employees, agents, attorneys in fact or Affiliates.
9.7    Indemnification. The Lenders severally agree to indemnify each Agent, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct. The agreements in this Section 9.7 shall survive the payment of the Loans and all other amounts payable hereunder. Notwithstanding anything to the contrary set forth herein, no Agent shall be required to take, or to omit to take, any action hereunder or under the Loan Documents unless, upon demand, such Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to such Agent, any other Secured Party) against all liabilities, costs and expenses that, by reason of such action or omission, may be imposed on, incurred by or asserted against such Agent or any of its directors, officers, employees and agents.
9.8    Agent in Its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under the applicable Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.
9.9    Successor Agents.
(a)    Subject to the appointment of a successor as set forth herein, any Agent may resign upon 30 days’ notice to the Lenders, the other Agent, and, unless a Default or Event of Default then exists, the Borrower, effective upon appointment of a successor Agent, or in accordance with Section 9.9(b) below. Upon receipt of any such notice of resignation, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be a bank that has an office in New York, New York with a combined capital and surplus of at least $500,000,000 and shall (unless an Event of Default under Section 8.1(a) or Section 8.1(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of such retiring Agent, and the retiring Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such retiring Agent or any of the parties to this Agreement or any holders of the Loans. If no successor Agent shall have been so appointed by the Required Lenders with such consent of the Borrower and shall have accepted such appointment within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders and with the consent of the Borrower (such consent not to be unreasonably withheld or delayed) appoint a successor Administrative Agent and/or Collateral Agent, as the case may be, with the qualifications set forth above. After any retiring Agent’s resignation as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.
(b)    If no successor Agent has been appointed pursuant to clause (a) above by the 45th day after the date such notice of resignation was given by such Agent, such Agent’s resignation shall become effective and all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Agent in accordance with Section 9.9(a) above; provided that in the case of any original Collateral held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such original Collateral until such time as a successor Agent is appointed pursuant to this Section 9.9.
(c)    Any resignation by the Administrative Agent pursuant to this Section 9 shall also constitute its resignation as Collateral Agent. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Collateral Agent and (ii) the retiring Collateral Agent shall be discharged from all of its respective duties and obligations hereunder or under the other Loan Documents.
(d)    Upon a resignation of an Agent pursuant to this Section 9.9, such Agent shall remain indemnified to the extent provided in this Agreement and the other Loan Documents and the provisions of this Section 9 (and the analogous provisions of the other Loan Documents) shall continue in effect for the benefit of such Agent for all of its actions and inactions while serving as Agent.
9.10    Certain Collateral Matters. The Agents are hereby irrevocably authorized by each of the Lenders to effect any release or subordination of Liens or Guarantee Obligations contemplated by Section 10.15.

(a)    Each Lender authorizes and directs the Collateral Agent to enter into or join (x) the Security Documents, the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement and any Other Intercreditor Agreement for the benefit of the Lenders and the other Secured Parties and (y) any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to the Security Documents, the ABL Intercreditor Agreement, the Pari Passu Intercreditor Agreement and any Other Intercreditor Agreement in connection with the incurrence by any Loan Party or BrandCo Entity of Indebtedness pursuant to this Agreement, as applicable or to permit such Indebtedness to be secured by a valid, perfected lien.
(b)     Each Lender hereby agrees, and each holder of any Term Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents and in the case of the ABL Intercreditor Agreement and/or the Pari Passu Intercreditor Agreement (or any Other Intercreditor Agreement) to take all actions (and execute all documents) required or deemed advisable by it in accordance with the terms thereof.
(c)    The Agents, at their option and at their discretion, are hereby irrevocably authorized by each of the Lenders to effect any release or subordination of Liens or Guarantee Obligations contemplated by Section 10.15. Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.10(c).
(d)    The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 9.10 or in any of the Security Documents, it being understood and agreed that in respect of this Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
9.11    Agents May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, to the maximum extent permitted by applicable law, each Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether either Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise,
(a)    to file a proof of claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel and all other amounts due the Lenders and the Agents under Sections 2.9 and 10.5) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agents and, if either Agent shall consent to the making of such payments directly to the Lenders, to pay to such Agent any amount due for the reasonable compensation, expenses, disbursements and advances of such Agent and its agents and counsel, and any other amounts due to such Agent under Sections 2.9 and 10.5.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize such Agent to vote in respect of the claim of any Lender or in any such proceeding.
SECTION X.    MISCELLANEOUS
10.1    Amendments and Waivers.
(a)    Except to the extent otherwise expressly set forth in this Agreement (including Sections 2.26, 7.11 and 10.16) or the applicable Loan Documents, neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.
The Required Lenders and each Loan Party party to the relevant Loan Document may, subject to the acknowledgment of the Administrative Agent, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding, deleting or otherwise modifying any provisions to this Agreement or the other Loan Documents or changing in any manner the rights or obligations of the Agents or the Lenders or of the Loan Parties or their Subsidiaries hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(A)     forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date or reduce the amount of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest, fee or premium payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial ratios in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly and adversely affected thereby, which such consent of each Lender directly and adversely affected thereby shall be sufficient to effect such waiver without regard for a Required Lender consent;
(B)     amend, modify or waive any provision of paragraph (a) of this Section 10.1 without the written consent of all Lenders;
(C)     reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents (except as provided in Section 7.4(j)), release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders (except as expressly permitted hereby (including pursuant to Section 7.4 or 7.5) or by any Security Document);
(D)     amend, modify or waive any provision of paragraph (a) or (c) of Section 2.18 or Section 6.6 of the Guarantee and Collateral Agreement without the written consent of all Lenders directly and adversely affected thereby;
(E)     amend, modify or waive any provision of paragraph (b) of Section 2.18 without the written consent of the Majority Facility Lenders in respect of each Facility directly and adversely affected thereby, which such Majority Facility Lenders consent under each applicable Facility shall be sufficient to effect such waiver as to the applicable Facility without regard for a Required Lender consent;
(F)     reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility, which consent shall be sufficient to effect such waiver under the applicable Facility without regard for a Required Lender consent; or
(G)     amend, modify or waive any provision of Section 9 with respect to any Agent without the written consent of such Agent;
provided, further, that the consent of the applicable Majority Facility Lenders shall be required with respect to any amendment that by its terms adversely affects the rights of Lenders under such Facility in respect of payments hereunder in a manner different from such amendment that affects other Facilities.
Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing unless limited by the terms of such waiver; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
Notwithstanding anything to the contrary herein, any amendment, modification, waiver or other action which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Other Affiliates (other than Debt Fund Affiliates), except that (x) the maturity of the Loans of any such Other Affiliate may not be extended, the rate of interest on any of such Loans may not be reduced and the principal amount of any of such Loans may not be forgiven, in each case without the consent of such Other Affiliate and (y) any amendment, modification, waiver or other action that by its terms adversely affects any such Other Affiliate in its capacity as a Lender in a manner that differs in any material respect from, and is more adverse to such Other Affiliate than it is to, other affected Lenders shall require the consent of such Other Affiliate.
(b)    Notwithstanding the foregoing, this Agreement may be amended with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement (it being understood that no Lender shall have any obligation to provide or to commit to provide all or any portion of any such additional credit facility) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately, after the effectiveness of any such amendment (or amendment and restatement), the Lenders holding such credit facilities in any determination of the Required Lenders, the Required Prepayment Lenders and Majority Facility Lenders, as applicable.
(c)    In addition, notwithstanding the foregoing, this Agreement may be amended, with the written consent of the Administrative Agent (not to be unreasonably withheld, delayed or conditioned), the Borrower and the Lenders providing the relevant Refinancing Term Loans (as defined below), as may be necessary or appropriate, in the opinion of the Borrower and the Required Lenders, to provide for the incurrence of Permitted Refinancing Obligations under this Agreement in the form of a new tranche of Term Loans hereunder (“Refinancing Term Loans”), which Refinancing Term Loans will be used to refinance all or any portion of the outstanding Term Loans of any Tranche (“Refinanced Term Loans”); provided, that:
(i)    the aggregate principal amount of such Refinancing Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans (plus accrued interest, fees, discounts, premiums and expenses);
(ii)    except as otherwise permitted by this clause (c) and the definition of the term “Permitted Refinancing Obligations” (including with respect to maturity and amortization), all terms applicable to such Refinancing Term Loans shall be substantially identical to, or (when taken as a whole, as shall be determined in good faith by the Borrower) less favorable to the Lenders providing such Refinancing Term Loans than, those applicable to such Refinanced Term Loans, other than for any covenants and other terms applicable solely to any period after the Latest Maturity Date; and
(iii)    The Borrower shall notify the Administrative Agent of the date on which the Borrower proposes that such Refinancing Term Loans shall be made, which shall be a date not less than 10 Business Days (or such shorter period as the Administrative Agent may agree to) after the date on which such notice is delivered to the Administrative Agent; provided, that no such

Refinancing Term Loans shall be made, and no amendments relating thereto shall become effective, unless the Borrower shall deliver or cause to be delivered, to the extent reasonably requested by the Administrative Agent, customary legal opinions and certified copies of the resolutions or other applicable corporate action of each applicable Loan Party approving its entry into the relevant documents and the transactions contemplated thereby.
(d)    [Reserved].
(e)    Furthermore, notwithstanding the foregoing, if following the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an ambiguity, mistake, omission, defect, or inconsistency, in each case, in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to this Agreement or any other Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof; it being understood that posting such amendment electronically on the Platform to the Required Lenders shall be deemed adequate receipt of notice of such amendment.
(f)    Furthermore, notwithstanding the foregoing, this Agreement may be amended, supplemented or otherwise modified in accordance with Sections 2.26, 7.11 and 10.16.
(g)    Notwithstanding anything to the contrary herein, in connection with any amendment, modification, waiver or other action requiring the consent or approval of the Required Lenders, Lenders that are Debt Fund Affiliates shall not be permitted, in the aggregate, to account for more than 49% of the amounts actually included in determining whether the threshold in the definition of Required Lenders has been satisfied. The voting power of each Lender that is a Debt Fund Affiliate shall be reduced, pro rata, to the extent necessary in order to comply with the immediately preceding sentence.
(h)    The Lenders hereby agree that the Borrower may elect at any time after the Closing Date to replace the ABL Facility Agreement with a revolving credit facility or other debt agreement (a “Pari Passu Replacement Agreement”) that would be treated as an “ABL Facility Agreement” (as defined in and for the purposes of the applicable provisions of this Agreement) but that would not be asset-based and would be secured by all the Collateral on a pari passu basis with the Secured Obligations that are secured on a first-lien basis pursuant to an Other Intercreditor Agreement, provided that the aggregate principal amount thereunder is permitted by Section 7.2(aa). The Lenders hereby further agree that in connection with the establishment of a Pari Passu Replacement Agreement, this Agreement, the Guarantee and Collateral Agreement and the other Loan Documents may be amended, amended and restated, modified or supplemented to reflect such Pari Passu Replacement Agreement, in each case by the Administrative Agent (or Collateral Agent, as applicable) and the Borrower, but without the consent of any Lender.
10.2    Notices; Electronic Communications.
(a)    All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered or posted to the Platform, or three Business Days after being deposited in the mail, postage prepaid, hand delivered or, in the case of telecopy notice, when sent (except in the case of a telecopy notice not given during normal business hours (New York time) for the recipient, which shall be deemed to have been given at the opening of business on the next Business Day for the recipient), addressed as follows in the case of the Borrower or the Agents, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such Person or at such other address as may be hereafter notified by the respective parties hereto:

The Borrower:
Revlon Consumer Products Corporation
One New York Plaza
New York, New York 10004
Attention: Michael T. Sheehan, Senior Vice President, Deputy General Counsel and Secretary
Telephone: (212) 527-5539
Email: Michael.Sheehan@revlon.com

Attention: Eric Warren Email: Eric.Warren@revlon.com Attention: Donald Eng Email: Donald.Eng@revlon.com
With a copy (which shall not constitute notice) to:	Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 Attention: Thomas V. de la Bastide III Telephone: (212) 373-3031 Email: tdelabastide@paulweiss.com
Agents:	Wilmington Trust, National Association, as Collateral Agent 10 S. Riverside Plaza, Suite 875 Chicago, IL 60606 Fax: (612) 217-5651 Email: mmccauley@wilmingtontrust.com Attn: Meghan H. McCauley

With a copy (which shall not constitute notice) to:	Covington & Burling LLP The New York Times Building 620 8th Avenue New York, NY 10018 Attention: Ronald A. Hewitt Telephone: 212-841-1120 Email: rhewitt@cov.com provided, that any notice, request or demand to or upon the Agents, the Lenders or the Borrower shall not be effective until received.
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by posting to the Platform or by any electronic communications pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. Any Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.
(c)    [Reserved].

(d)    THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Persons (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party or any of its Related Persons; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(e)    Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to such other Person. Each Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
(f)    The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices of borrowing) believed in good faith by the Administrative Agent to be given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
10.3    No Waiver; Cumulative Remedies.
(a)    No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
(b)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or a BrandCo Entity or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.1 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (i) each Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (ii) any Lender from exercising setoff rights in accordance with Section 10.7(b) (subject to the terms of Section 10.7(a)), or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party or BrandCo Entity under any Debtor Relief Law.
10.4    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
10.5    Payment of Expenses; Indemnification. Except with respect to Taxes which are addressed in Section 2.20, the Borrower agrees:
(a)    to pay or reimburse each Agent and Lender for all of its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation, execution and delivery of this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith and any amendment, supplement or modification hereto or thereto, and, as to the Agents only, the administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements and other charges of a single firm of counsel to the Agents (plus one firm of special regulatory counsel and one firm of local counsel per material jurisdiction as may reasonably be necessary in connection with collateral matters) in connection with all of the foregoing;
(b)    to pay or reimburse each Lender and each Agent for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents and any such other documents referred to in Section 10.5(a) above (including all such costs and expenses incurred in connection with any legal proceeding, including any proceeding under any Debtor Relief Law or in connection with any workout or restructuring), including the documented fees and disbursements of (i) a single firm of counsel and, if necessary, a single firm of special regulatory counsel and a single firm of local counsel per material jurisdiction as may reasonably be necessary, for the Agents and (ii) a single firm of counsel and, if necessary, a single firm of special regulatory counsel and a single firm of local counsel per material jurisdiction as may reasonably be necessary, for the Lenders, taken as a whole and, in the event of an actual or perceived conflict of interest, where the Agent or Lender affected by such conflict informs the Borrower and thereafter retains its own counsel, one additional counsel for each Lender or Agent or group of Lenders or Agents subject to such conflict; and
(c)    to pay, indemnify or reimburse each Lender, each Agent and their respective Affiliates, and their respective partners that are natural persons, members that are natural persons, officers, directors, employees, trustees, advisors, agents and controlling Persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, costs, expenses or disbursements arising out of any actions, judgments or suits of any kind or nature whatsoever, arising out of or in connection with any claim, action or proceeding (any of the foregoing, a “Proceeding”) relating to or otherwise with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents referred to in Section 10.5(a) above and the transactions contemplated hereby and thereby, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or any of the

Properties and the reasonable fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower hereunder (all the foregoing in this clause (c), collectively, the “Indemnified Liabilities”);
provided, that, the Borrower shall not have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities have resulted from (i) the gross negligence or willful misconduct of such Indemnitee or its Related Persons as determined by a court of competent jurisdiction in a final non-appealable decision (or settlement tantamount thereto), (ii) a material breach of the Loan Documents by such Indemnitee or its Related Persons (but not an Agent Indemnitee or Related Person of an Agent Indemnitee) as determined by a court of competent jurisdiction in a final non-appealable decision (or settlement tantamount thereto) or (iii) disputes solely among Indemnitees or their Related Persons and not arising from any act or omission by any Parent Company, Holdings, Borrower or any of its Subsidiaries (it being understood that this clause (iii) shall not apply to the indemnification of an Agent or an Arranger in a suit involving an Agent or an Arranger, in each case, in its capacity as such, unless such suit has resulted from the gross negligence or willful misconduct of such Agent or Arranger as determined by a court of competent jurisdiction in a final non-appealable decision (or settlement tantamount thereto)) or (iii) any settlement of any Proceeding effected without the Borrower’s consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with the Borrower’s written consent or if there is a judgment by a court of competent jurisdiction in any such Proceeding, the Borrower shall indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 10.5.
No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other material distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
For purposes hereof, a “Related Person” of an Indemnitee means (i) if the Indemnitee is any Agent or any of its Affiliates or their respective partners that are natural persons, members that are natural persons, officers, directors, employees, agents and controlling Persons, any of such Agent and its Affiliates and their respective officers, directors, employees, agents and controlling Persons; provided, that solely for purposes of Section 9, references to each Agent’s Related Persons shall also include such Agent’s trustees and advisors, and (ii) if the Indemnitee is any Lender or any of its Affiliates or their respective partners that are natural persons, members that are natural persons, officers, directors, employees, agents and controlling Persons, any of such Lender and its Affiliates and their respective officers, directors, employees, agents and controlling Persons. All amounts due under this Section 10.5 shall be payable promptly after receipt of a reasonably detailed invoice therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the Borrower at the address thereof set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent.
The agreements in this Section 10.5 shall survive repayment of the Obligations.

10.6    Successors and Assigns; Participations and Assignments.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder (other than in accordance with Section 7.4(j)) without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) subject to Sections 2.24 and 2.26(e), no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.6.
(b)    (%3)    Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may, in compliance with applicable law, assign (other than to any Disqualified Institution or a natural person) to one or more assignees including an Other Affiliate, Holdings or any Subsidiary to the extent contemplated by Sections 10.6(g) and (h) (each, an “Assignee”), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed, it being understood that it shall be deemed reasonable for the Borrower to withhold such consent in respect of a prospective Lender if the Borrower reasonably believes such prospective Lender would constitute a Disqualified Institution) of:
(1)    the Borrower; provided, that no consent of the Borrower shall be required for an assignment of (x) Term Loans to a Lender, an Affiliate of a Lender, or an Approved Fund or (y) any Loan or Commitment if an Event of Default under Section 8.1(a) or 8.1(f) has occurred and is continuing, any other Person; provided, further, that a consent under this clause (1) shall be deemed given if the Borrower shall not have objected in writing to a proposed assignment within ten Business Days after receipt by it of a written notice thereof from the Administrative Agent; and
(2)    the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.
(i)    Subject to Sections 2.24 and 2.26(e), assignments shall be subject to the following additional conditions:
(1)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of (I) the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or (II) if earlier, the “trade date” (if any) specified in such Assignment and Assumption) shall not be less than $1,000,000, in the case of the Initial Term B Facility, unless the Borrower and the Administrative Agent otherwise consent; provided, that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8.1(a) or 8.1(f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(2)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption or Affiliate Lender Assignment and Assumption, as applicable, via an electronic settlement system acceptable to the Administrative Agent and the Borrower (or, at the Borrower’s request, manually) together with a processing and recordation fee of $3,500 to be paid by either the applicable assignor or assignee (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided, that only one such fee shall be payable in the case of contemporaneous assignments to or by two or more related Approved Funds; and
(3)    the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire and all applicable tax forms.
For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (I) a Lender, (II) an Affiliate of a Lender, (III) an entity or an Affiliate of an entity that administers or manages a Lender or (IV) an entity or an Affiliate of an entity that is the investment advisor to a Lender. Notwithstanding the foregoing, no Lender shall be permitted to make assignments under this Agreement to any Disqualified Institutions without the written consent of the Borrower.
(ii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(v) below, from and after the effective date specified in each Assignment and Assumption or Affiliate Lender Assignment and Assumption, as applicable, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption or Affiliate Lender Assignment and Assumption, as applicable, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption or Affiliate Lender Assignment and Assumption, as applicable, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption or Affiliate Lender Assignment and Assumption, as applicable, covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be subject to the obligations under and entitled to the benefits of Sections 2.20, 2.21, 10.5 and 10.14). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.6 (and will be required to comply therewith), other than any sale to a Disqualified Institution, which shall be null and void.
(iii)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement (and the entries in the Register shall be conclusive absent demonstrable error for such purposes), notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(iv)    Upon its receipt of a duly completed Assignment and Assumption or Affiliate Lender Assignment and Assumption, as applicable, executed by an assigning Lender and an Assignee (except as contemplated by Sections 2.24 and 2.26(e)), the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder) and all applicable tax forms, the processing and recordation fee referred to in paragraph (b) of this Section 10.6 (unless waived by the Administrative Agent) and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and promptly record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(d)    (%3)    Any Lender may, without the consent of any Person, in compliance with applicable law, sell participations (other than to any Disqualified Institution) to one or more banks or other entities (including Other Affiliates) (a “Participant”), in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section 10.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.20 and 2.21 (if such Participant agrees to have related obligations thereunder (it being understood that the documentation required under Section 2.20 shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.6. Notwithstanding the foregoing, no Lender shall be permitted to sell participations under this Agreement to any Disqualified Institutions without the written consent of the Borrower.
(i)    A Participant shall not be entitled to receive any greater payment under Section 2.20 or 2.21 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent to such greater amounts. No Participant shall be entitled to the benefits of Section 2.20 unless such Participant complies with Section 2.20(e), (g) or (j), as (and to the extent) applicable, as if such Participant were a Lender (it being understood that the documentation required under Section 2.20 shall be delivered to the participating Lender).
(ii)    Each Lender that sells a participation, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a register on which it enters the name and addresses of each Participant, and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

Unless otherwise required by the IRS, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (it its capacity as such) shall have no responsibility for maintaining a Participant Register.
(f)    Any Lender may, without the consent of or notice to the Administrative Agent or the Borrower, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority, and this Section 10.6 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
(g)    The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring the same (in the case of an assignment, following surrender by the assigning Lender of all Notes representing its assigned interests).
(h)    The Borrower may prohibit any assignment if it would require the Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction and the Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee to determine whether any such filing or qualification is required or whether any assignment is otherwise in accordance with applicable law.
(i)    Notwithstanding anything to the contrary herein, any Lender may assign all or any portion of its Term Loans hereunder to any Other Affiliate (including any Debt Fund Affiliate), but only if:
(i)    no Default has occurred and is continuing or would result therefrom;
(ii)    the assigning Lender and Other Affiliate purchasing such Lender’s Term Loans, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit E hereto or such other form reasonably acceptable to the Administrative Agent and the Borrower (an “Affiliate Lender Assignment and Assumption”) in lieu of an Assignment and Assumption;
(iii)    after giving effect to such assignment, Other Affiliates (other than Debt Fund Affiliates) shall not, in the aggregate, own or hold Term Loans with an aggregate principal amount in excess of 20% of the principal amount of all Term Loans then outstanding (calculated as of the date of such purchase); and
(iv)    such Other Affiliate (other than Debt Fund Affiliates) shall (A) at the time of such assignment affirm the No Undisclosed Information Representation, (B) at all times thereafter be subject to the voting restrictions specified in Section 10.1 and (C) at the time of any sale by it of any portion of such Term Loans or Specified Refinancing Term Loans (other than a sale to another Other Affiliate), affirm the No Undisclosed Information Representation.
(j)    Notwithstanding anything to the contrary herein, any Lender may assign all or any portion of its Term Loans of any Tranche hereunder to Holdings or any of its Subsidiaries, but only if:

(i)    (A) such assignment is made pursuant to a Dutch Auction open to all Term Lenders of the same Tranche on a pro rata basis or (B) such assignment is made as an Open Market Purchase;
(ii)    no Default or Event of Default shall have occurred and be continuing before or immediately after giving effect to such assignment;
(iii)    the relevant Auction Offeror shall represent and warrant, as of the date of the launch of the Dutch Auction and on the date of any such assignment, that it does not have any material non-public information that has not been disclosed to the Term Lenders generally (other than to the extent any such Term Lender does not wish to receive material non-public information with respect to Holdings or its Subsidiaries or any of their respective securities) prior to such date; and
(iv)    immediately and automatically, without any further action on the part of Holdings or any of its Subsidiaries, any Lender, the Administrative Agent or any other Person, upon the effectiveness of such assignment of Term Loans from a Term Lender to the relevant Auction Offeror, such Term Loans and all rights and obligations as a Term Lender related thereto shall, for all purposes under this Agreement, the other Loan Documents and otherwise, be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect and such Auction Offeror shall neither obtain nor have any rights as a Term Lender hereunder or under the other Loan Documents by virtue of such assignment.
(k)    Except as provided in Sections 10.6(g) and (h), none of the Sponsor, any Other Affiliate, Holdings or any of its Subsidiaries may acquire by assignment, participation or otherwise any right to or interest in any of the Commitments or Loans hereunder (and any such attempted acquisition shall be null and void).
(l)    Notwithstanding anything to the contrary herein, (i) Other Affiliates (other than Debt Fund Affiliates) shall not have any right to attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any other Lender to which representatives of the Borrower are not then present, (ii) Other Affiliates (other than Debt Fund Affiliates) shall not have any right to receive any information or material prepared by the Administrative Agent or any other Lender or any communication by or among the Administrative Agent and one or more other Lenders, except to the extent such information or materials have been made available to the Borrower or their representatives and (iii) neither the Sponsor nor any Affiliate of the Sponsor (other than Debt Fund Affiliates) may be entitled to receive advice of counsel to the Agents or other Lenders and none of them shall challenge any assertion of attorney-client privilege by any Agent or other Lender.
(m)    Notwithstanding anything to the contrary contained herein, the replacement of any Lender pursuant to Section 2.24 or 2.26(e) shall be deemed an assignment pursuant to Section 10.6(b) and shall be valid and in full force and effect for all purposes under this Agreement.
(n)    Any assignor of a Loan or Commitment or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or purchaser of such participation in the relevant Assignment and Assumption or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Institution. None of the Agents shall have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

10.7    Adjustments; Set off.
(a)    Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that (i) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (ii) the provisions of this Section 10.7 shall not be construed to apply to any payment made by any Loan Party or BrandCo Entity pursuant to and in accordance with the express terms of this Agreement (including prepayments received pursuant to Sections 10.6(g) or (h)) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant.
(b)    In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) after the expiration of any cure or grace periods, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any Affiliate, branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff and application.
10.8    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or electronic (i.e., “pdf” or “tiff”) transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
10.9    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.10    Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof.

10.11    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
10.12    Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:
(a)    submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court” and, together with the New York Supreme Court, the “New York Courts”), and appellate courts from either of them; provided, that nothing in this Agreement shall be deemed or operate to preclude (i) any Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations (in which case any party shall be entitled to assert any claim or defense, including any claim or defense that this Section 10.12 would otherwise require to be asserted in a legal action or proceeding in a New York Court), or to enforce a judgment or other court order in favor of the Administrative Agent or the Collateral Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment and (iii) if all such New York Courts decline jurisdiction over any person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction;
(b)    consents that any such action or proceeding may be brought in the New York Courts and appellate courts from either of them, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and
(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any special, exemplary, punitive or consequential damages (provided, that such waiver shall not limit the indemnification obligations of the Loan Parties to the extent such special, exemplary, punitive or consequential damages are included in any third party claim with respect to which the applicable Indemnitee is entitled to indemnification under Section 10.5).
10.13    Acknowledgments. The Borrower hereby acknowledges that:

(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
(b)    neither the Agents nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;
(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders;
(d)    no advisory or agency relationship between it and any Agent or Lender (in their capacities as such) is intended to be or has been created in respect of any of the transactions contemplated hereby,
(e)    the Agents and the Lenders, on the one hand, and the Borrower, on the other hand, have an arms-length business relationship,
(f)    the Borrower is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents,
(g)    each of the Agents and the Lenders is engaged in a broad range of transactions that may involve interests that differ from the interests of the Borrower and none of the Agents or the Lenders has any obligation to disclose such interests and transactions to the Borrower by virtue of any advisory or agency relationship, and
(h)    none of the Agents or the Lenders (in their capacities as such) has advised the Borrower as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction (including the validity, enforceability, perfection or avoidability of any aspect of any of the transactions contemplated hereby under applicable law, including the U.S. Bankruptcy Code or any consents needed in connection therewith), and none of the Agents or the Lenders (in their capacities as such) shall have any responsibility or liability to the Borrower with respect thereto and the Borrower has consulted with its own advisors regarding the foregoing to the extent it has deemed appropriate.
To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
10.14    Confidentiality. Each of the Agents and the Lenders agree to treat any and all information, regardless of the medium or form of communication, that is disclosed, provided or furnished, directly or indirectly, by or on behalf of the Borrower or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby (including any potential amendments, modifications or waivers, or any request therefor), whether furnished before or after the Closing Date (“Confidential Information”), as strictly confidential and not to use Confidential Information for any purpose other than evaluating the Transactions and negotiating, making available and administering this Agreement (the “Agreed Purposes”). Without limiting the foregoing, each Agent and each Lender agrees to treat any and all Confidential Information with adequate means to preserve its confidentiality, and each Agent and each Lender agrees not to disclose Confidential Information, at any time, in any manner whatsoever, directly or indirectly, to any other Person whomsoever, except:
(1)     to its partners that are natural persons, members that are natural persons, directors, officers, employees, counsel, advisors, trustees and Affiliates (collectively, the “Representatives”), to the extent necessary to permit such Representatives to assist in connection with the Agreed Purposes (it being understood that the Representatives to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential, with the applicable Agent or Lender responsible for the breach of this Section 10.14 by such Representatives as if they were party hereto);
(2)     to any pledgee referred to in Section 10.6(d) and prospective Lenders and participants in connection with secondary trading of the Facilities and Commitments and Loans hereunder (excluding any Disqualified Institution), in each case who are informed of the confidential nature of the information and agree to observe and be bound by standard confidentiality terms at least as favorable to the Borrower and its Affiliates as those contained in this Section 10.14;
(3)     to any party or prospective party (or their advisors) to any swap, derivative or similar transaction under which payments are made by reference to the Borrower and the Obligations, this Agreement or payments hereunder, in each case who are informed of the confidential nature of the information and agree to observe and be bound by standard confidentiality terms at least as favorable to the Borrower and its Affiliates as those contained in this Section 10.14;
(4)     upon the request or demand of any Governmental Authority having or purporting to have jurisdiction over it;
(5)     in response to any order of any Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, provided, that in the case of clauses (4) and (5), the disclosing Agent or Lender, as applicable, agrees, to the extent practicable and not prohibited by applicable Law, to notify the Borrower prior to such disclosure and cooperate with the Borrower in obtaining an appropriate protective order (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority);
(6)     to the extent reasonably required or necessary, in connection with any litigation or similar proceeding relating to the Facilities;
(7)     information that has been publicly disclosed other than in breach of this Section 10.14;
(8)     to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or in connection with examinations or audits of such Lender;
(9)     to the extent reasonably required or necessary, in connection with the exercise of any remedy under the Loan Documents; provided, that each Agent and Lender uses commercially reasonable efforts to ensure that such information is kept confidential in connection with such exercise of remedies and the recipient is informed of the confidential nature of the information;
(10)     to the extent the Borrower has consented to such disclosure in writing;
(11)     to any other party to this Agreement;
(12)    to the extent that such information is received from a third party that is not, to such Agent or Lender’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to the Borrower and its Affiliates and their related parties;
(13)     to the extent that such information is independently developed by such Agent or Lender; or
(14)     by the Administrative Agent to the extent reasonably required or necessary to obtain a CUSIP for any Loans or Commitment hereunder, to the CUSIP Service Bureau.
Each Agent and each Lender acknowledges that (i) Confidential Information includes information that is not otherwise publicly available and that such non-public information may constitute confidential business information which is proprietary to the Borrower and/or its Affiliates and (ii) the Borrower has advised the Agents and the Lenders that it is relying on the Confidential Information for its success and would not disclose the Confidential Information to the Agents and the Lenders without the confidentiality provisions of this Agreement. All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws. Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Assumption, the provisions of this Section 10.14 shall survive with respect to each Agent and Lender until the second anniversary of such Agent or Lender ceasing to be an Agent or a Lender, respectively.
10.15    Release of Collateral and Guarantee Obligations; Subordination of Liens.
(a)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Disposition of Property permitted by the Loan Documents (including by way of merger and including any assets transferred to a Subsidiary that is not a Loan Party in a transaction permitted by this Agreement) or any Loan Party becoming an Excluded

Subsidiary or ceasing to be a Subsidiary (as used in this Section 10.15, “ceasing to be a Subsidiary” with respect to any Loan Party or BrandCo Entity shall mean that no Loan Party or Affiliate thereof shall have retained any direct or indirect voting equity interests in such Person), all Liens and Guarantees on such assets or all assets of such Excluded Subsidiary or former Subsidiary shall automatically terminate and the Collateral Agent shall (without notice to, or vote or consent of, any Lender) execute and deliver all releases reasonably necessary or desirable (i) to evidence the release of Liens created in any Collateral being Disposed of in such Disposition (including any assets of any Loan Party that becomes an Excluded Subsidiary) or of such Excluded Subsidiary or former Subsidiary, as applicable, (ii) to provide notices of the termination of the assignment of any Property for which an assignment had been made pursuant to any of the Loan Documents which is being Disposed of in such Disposition or of such Excluded Subsidiary or former Subsidiary, as applicable, and (iii) to release the Guarantee and any other obligations under any Loan Document of any Person being Disposed of in such Disposition or which becomes an Excluded Subsidiary or former Subsidiary, as applicable. Any representation, warranty or covenant contained in any Loan Document relating to any such Property so Disposed of (other than Property Disposed of to the Borrower or any of its Restricted Subsidiaries) or of a Loan Party which becomes an Excluded Subsidiary or former Subsidiary, as applicable, shall no longer be deemed to be repeated once such Property is so Disposed of. In addition, upon the reasonable request of the Borrower in connection with (A) any Lien of the type permitted by Section 7.3(g) on Excluded Collateral to secure Indebtedness to be incurred pursuant to Section 7.2(c) (or pursuant to Section 7.2(d), 7.2(j), or 7.2(v) if such Indebtedness is of the type that is contemplated by Section 7.2(c)) if the holder of such Lien so requires, (B) any Lien securing Indebtedness pursuant to Section 7.2(t)(x) if the holder of such Lien so requires and pursuant to Section 7.2(t)(y) if the holder of such Lien so requires and if the holder of the applicable Indebtedness being refinanced also so requires, and in each case to the extent constituting Excluded Collateral, (C) any Lien of the type permitted by Sections 7.3(o), 7.3(r)(i), 7.3(t) or 7.3(bb), in each case, to the extent the obligations giving rise to such permitted Lien prohibit (or require the release of) the security interest of the Collateral Agent thereon and so long as such cash subject to such Lien is not included in the definition of Qualified Cash after giving effect thereto, or 7.3(kk) to the extent constituting Excluded Collateral, or (D) the ownership of joint ventures or other entities qualifying under clause (iv) of the definition of Excluded Equity Securities, the Collateral Agent shall execute and deliver all releases necessary or desirable to evidence that no Liens exist on such Excluded Collateral under the Loan Documents.
(b)    Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than any contingent or indemnification obligations not then due) have been paid in full and all Commitments have terminated or expired, upon the request of the Borrower, all Liens and Guarantee Obligations under any Loan Documents shall automatically terminate and the Collateral Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to release its security interest in all Collateral, and to release all Guarantee Obligations under any Loan Document, whether or not on the date of such release there may be contingent or indemnification obligations not then due. Any such release of Guarantee Obligations shall be deemed subject to the provision that such Guarantee Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its Property, or otherwise, all as though such payment had not been made.
(c)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Liens permitted by the Loan Documents,

the Collateral Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to subordinate the Lien on any Collateral to any Lien permitted under Section 7.3.
10.16    Accounting Changes. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial ratios, covenants, standards or terms in this Agreement, then following notice either from the Borrower to the Administrative Agent or from the Administrative Agent to the Borrower (which the Administrative Agent shall give at the request of the Required Lenders), the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition and covenant capacities shall be the same after such Accounting Changes as if such Accounting Changes had not been made. If any such notices are given then, regardless of whether such notice is given prior to or following such Accounting Change, until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders and have become effective, all financial ratios, covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. Any amendment contemplated by the prior sentence shall become effective upon the consent of the Required Lenders, it being understood that a Lender shall be deemed to have consented to and executed such amendment if such Lender has not objected in writing within five Business Days following receipt of notice of execution of the applicable amendment by the Borrower and the Administrative Agent, it being understood that the posting of an amendment referred to in the preceding sentence electronically on the Platform to the Lenders shall be deemed adequate receipt of notice of such amendment. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC, in each case, occurring after the Closing Date, including any change to IFRS contemplated by the definition of “GAAP.” Without limiting the foregoing, for purposes of determining compliance with any provision of this Agreement, the determination of whether a lease is to be treated as an operating lease or capital lease shall be made without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of proposed Accounting Standards Update (ASU) Leases (Topic 840) issued August 17, 2010, or any successor proposal.
10.17    WAIVERS OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND FOR ANY COUNTERCLAIM THEREIN.
10.18    USA PATRIOT ACT. The Administrative Agent and each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Publ. 107 56 (signed into law October 26, 2001)) (the “USA Patriot Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of such Loan Parties and other information that will allow the Administrative Agent or such Lender to identify the Loan Parties in accordance with the USA Patriot Act, and the Borrower agrees to provide such information from time to time to any Lender or Agent reasonably promptly upon request from such Lender or Agent.
10.19    [Reserved].
10.20    Interest Rate Limitation. Notwithstanding anything in this Agreement to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.20 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
10.21    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
10.22    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other notices of borrowing, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic

Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.
10.23    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(A)    a reduction in full or in part or cancellation of any such liability;
(B)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(C)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.
REVLON CONSUMER PRODUCTS CORPORATION,

as Borrower

By:	/s/ Michael T. Sheehan Name: Michael T. Sheehan Title: Senior Vice President, Deputy General Counsel and Secretary
REVLON, INC. (solely for purposes of Section 7A),
as Holdings

By:	/s/ Michael T. Sheehan Name: Michael T. Sheehan Title: Senior Vice President, Deputy General Counsel and Secretary

4839-9832-6429v14
[Signature Page to Term Credit Agreement]

Wilmington Trust, National Association,
as Administrative Agent and Collateral Agent

By:	/s/ Meghan H. McCauley Name: Meghan H. McCauley Title: Vice President

4839-9832-6429v14
[Signature Page to Term Credit Agreement]

Ares Corporate Opportunities Fund V, L.P.,
as a Lender

By: ACOF Investment Management LLC, as Manager

By:	/s/ Dennis Gies_______________ Name: Dennis Gies Title: Authorized Signatory
ASOF Holdings II, L.P.,
as a Lender

By: ASOF Investment Management, LLC
Its: Manager

By:	/s/ Scott L. Graves Name: Scott L. Graves Title: Authorized Signatory
ASSF IV AIV B Holdings III, L.P.,
as a Lender

By: ASSF Operating Manager IV, L.P., its Manager

By:	/s/ Scott L. Graves Name: Scott L. Graves Title: Authorized Signatory

4839-9832-6429v14
[Signature Page to Term Credit Agreement]

Schedule 2.1
Omitted.

Schedule 4.8
Owned Real Property

Owner	Address
Revlon Consumer Products Corporation	1501 Williamsboro Street, Oxford, NC 27565

Schedule 4.14
Subsidiaries

Attached.

REVLON (CONSUMER) - US OPERATIONS
As of August 6, 2019

US Entity
Treated as a corporation for US tax purposes
Business entity treated as a disregarded entity for US tax purposes
Treated as a partnership for US tax purposes
Non US entity treated as corporation for local tax purposes & treated as a disregarded entity for US tax purposes
REVLON, INC. Delaware 13-3662955 (See Page 1)
REVLON CONSUMER PRODUCTS CORPORATION1 Delaware 13-3662953 (See Page 3)
ELIZABETH ARDEN, INC. (See Page 6)
ALMAY, INC. Delaware 13-3721920
CHARLES REVSON INC. New York 13-2577534
(A) REVLON PROFESSIONAL HOLDING COMPANY LLC Delaware 11-3534535
OPP PRODUCTS, INC. Delaware 27-4403060
SINFULCOLORS INC. Delaware 27-4403478
BARI COSMETICS, LTD. Delaware 45-5569710
REVLON INTERNATIONAL CORPORATION Delaware 13-6157771 (See Page 4)
REVLON PROFESSIONAL GROUP (See Page 5)
PPI TWO CORPORATION** Delaware 13-3298307
REVLON GOVERNMENT SALES, INC. Delaware 13-2893624
RIROS CORPORATION New York 13-4030700
RIROS GROUP INC. Delaware 13-4034499
REVLON DEVELOPMENT CORP Delaware 48-1283986
NORTH AMERICA REVSALE INC. New York 13-1953730
CUTEX, INC. Delaware 61-1812963

(A) Incorporated as a Limited Liability Company. Its Members are RCPC, RML, Revlon Suisse S.A., and Beautyge Beauty Group, S.L. (see page 5 for Beautyge Beauty Group, S.L.). Revlon Consumer Products Corporation owns 1,000 Class A shares and 300 Class C shares of Revlon Professional Holding Company LLC.
***: Immaterial Subsidiary.*
1: Revlon, Inc. owns 5,260 common shares and 546 shares of Series A Preferred of Revlon Consumer Products Corporation.

Note: Ownership is 100% common equity unless otherwise stated.

REVLON (CONSUMER) – US OPERATIONS

REVLON (CONSUMER) - NON US OPERATIONS
As of August 6, 2019

Treated as a corporation for US tax purposes
Business entity treated as a disregarded entity for US tax purposes
Treated as a partnership for US tax purposes
Non US entity treated as corporation for local tax purposes & treated as a disregarded entity for US tax purposes
US Entity
EMEA
Asia / Pacific
Americas / Caribbean
REVLON CONSUMER PRODUCTS CORPORATION (See Page 2)
REVLON INTERNATIONAL CORPORATION (See Page 4)
more than 99.9%
REVLON NEW ZEALAND LIMITED* (A) (NEW ZEALAND)
less than .1%
more than 99.9%
REVLON, S.A. de C.V.* (MEXICO)
less than .1%
REVLON OFFSHORE LTD.* 98-0090700 (BERMUDA)
REVLON PENSION TRUSTEE COMPANY (U.K.) LIMITED* (UNITED KINKDOM)
REVLON SOUTH AFRICA (PROPRIETARY) LIMITED* (SOUTH AFRICA)
PROMETHEAN INSURANCE LIMITED* (BERMUDA)

(A) Effective April 15, 2019, Elizabeth Arden (New Zealand) Limited amalgamated into Revlon New Zealand Limited
**: Excluded Subsidiary*
Note: Ownership is 100% common equity unless otherwise stated.

REVLON (CONSUMER) – NON US OPERATIONS

REVLON (CONSUMER) - NON US OPERATIONS
As of August 6, 2019

Treated as a corporation for US tax purposes
Business entity treated as a disregarded entity for US tax purposes
Treated as a partnership for US tax purposes
Treated as a branch for local and US income tax purposes
Non US entity treated as corporation for local tax purposes & treated as a disregarded entity for US tax purposes
US Entity
EMEA
Asia / Pacific
Americas / Caribbean
REVLON INTERNATIONAL CORPORATION (See Pages 2+3)
U.K. BRANCH
REVLON (PUERTO RICO) INC.* (PUERTO RICO)
RML, LLC* Delaware 13-4034499
1%
99%
REVLON K.K. * (JAPAN)
REVLON CHINA HOLDINGS LIMITED* (CAYMAN ISLANDS)
REVLON OVERSEAS CORPORATION, C.A.* (VENEZUELA)
.2%
99.8%
REVLON MAURITIUS LTD. * (MAURITIUS)
REVLON CANADA INC. (CANADA) (A)
RML HOLDINGS L.P.* (BERMUDA) 98-1246095
SHANGHAI REVSTAR COSMETIC MARKETING SERVICES LIMITED * (CHINA) (C)
REVLON (SHANGHAI) LIMITED* (CHINA) (C)
PRODUTOS COSMETICOS DE REVLON, S.A.* (GUATEMALA)
REVLON (SUISSE) S.A.* (SWITZERLAND)
NEW REVLON ARGENTINA, S.A.* (ARGENTINA)
90%
10%
REVLON MANUFACTURING LTD.* (BERMUDA) 13-2999726
REVLON B.V.* (NETHERLANDS) (B)
REVLON LTDA.* (BRAZIL)
99.9%
.1%
BEAUTYGE FRAGRANCES HOLDINGS LTD * (UNITED KINGDOM) 98-1244292
TAIWAN BRANCH
SINGAPORE BRANCH
35.75
64.25
99.9%
.1%
REVLON (HONG KONG) LIMITED* (HONG KONG)
99.99%
.01%
YAE PRESS 2000 (1987) LTD.* (ISRAEL)
EUROPEENNE DE PRODUITS DE BEAUTE, S.A.S. (FRANCE)
REVLON (ISRAEL) LIMITED* (ISRAEL)
21.74%
REVLON TRADING (SHANGHAI) CO., LTD.* (CHINA)
CBBEAUTY LTD * (UNITED KINGDOM) 98-1246056
BAINVEST BEAUTY LIMITED * (IRELAND) 98-1246047
25%
75%
REVLON AUSTRALIA PTY LIMITED* (AUSTRALIA)
99.8% (C)
< 1%
78.23%
< 1%
SAS & COMPANY LIMITED* (UNITED KINGDOM) 98-1246565
YAE ARTISTIC PACKINGS INDUSTRY LTD.* (ISRAEL)
REVLON BEAUTY PRODUCTS, S.L.* (SPAIN) (D)
SAS LICENSES LIMITED (UNITED KINGDOM) 98-1246568
ELIZABETH ARDEN (AUSTRALIA) PTY LTD* (AUSTRALIA) (E)

(A) Revlon Canada Inc. amalgamated with Colomer Canada, Ltd. on December 31, 2014 into a new legal entity also named Revlon Canada Inc. In addition to RIC ownership/common shares, Beautyge Participations, S.L. owns 100,000 preference shares.
(B) Class A Shares owned by Revlon BV (99.8%), Class B Shares owned by third parties (.2%)
(C) As noted in the Company's 12/30/13 Form 8-K, the Company is in the process of exiting its operations in China and plans to liquidate these entities after satisfying its liabilities and other obligations
(D) In liquidation
(E) Share transfer of Elizabeth Arden (Australia) Pty Ltd. to Revlon Australia Pty Ltd. effective as of 10/1/2018.

REVLON (CONSUMER) – NON US OPERATIONS

Note: Ownership is 100% common equity unless otherwise stated.

REVLON (PROFESSIONAL) - US AND NON US OPERATIONS
As of August 6, 2019

US Entity
EMEA
Asia / Pacific
Americas / Caribbean
Treated as a corporation for US tax purposes
Business entity treated as a disregarded entity for US tax purposes
Treated as a partnership for US tax purposes
Inactive Entity
Treated as a branch for local and US income tax purposes
REVLON CONSUMER PRODUCTS CORPORATION (See Page 2)
BEAUTYGE U.S.A., INC. (f/k/a Colomer U.S.A., Inc.) Delaware 52-2223071
BEAUTYGE PARTICIPATIONS, S.L (f/k/a The Colomer Group Participations, S.L)* (SPAIN) 98-0368146
ROUX LABORATORIES, INC. New York 13-1537427
65.08%
34.92%
BEAUTYGE NETHERLANDS B.V.* (NETHERLANDS)
BEAUTYGE SWEDEN AB* (SWEDEN)
BEAUTYGE GERMANY GmbH* (GERMANY)
PROFESSIONAL BEAUTY SERVICES S.A.* (LUXEMBOURG)
PBS BELGIUM BRANCH
REALISTIC ROUX PROFESSIONAL PRODUCTS INC. Delaware 35-2519501
ART & SCIENCE, LTD. Illinois 36-4237044
CREATIVE NAIL DESIGN, INC. California 95-3448148
BEAUTYGE U.K. LIMITED* (UNITED KINGDOM)
BEAUTYGE BEAUTY GROUP, S.L.* (SPAIN) (B) 98-0350974
BEAUTYGE ITALY S.p.A.* (ITALY)
65.63%
34.37%
BEAUTYGE PROFESSIONAL LIMITED* (IRELAND)
BEAUTYGE BRANDS USA, INC. Delaware 84-1445135
ROUX PROPERTIES JACKSONVILLE, LLC Florida 46-3691132
BEAUTYGE MEXICO, S.A. de C.V. *1 (MEXICO)
.01%
BEAUTYGE, S.L.* (SPAIN) 98-0364238
5%
BEAUTYGE BRANDS FRANCE HOLDING SAS * (FRANCE)
99.99%
95%
AMERICAN CREW DOMINICANA, S.r.L.* (DOMINICAN REPUBLIC) (A)
BEAUTYGE I (CAYMAN ISLANDS)
1: Roux Laboratories, Inc. owns 144,000 fixed shares and 552,764,201 variable shares, and Beautyge Participations, S.L. owns 1,030,524,919 variable shares of Beautyge Mexico, S.A. de C.V.
BEAUTYGE ANDINA S.A. * (PERU)
BEAUTYGE RUS* Joint Stock Company (RUSSIA)
BEAUTYGE FRANCE SAS* (FRANCE)
SWITZERLAND BRANCH
BEAUTYGE II, LLC Delaware
99.99%
COMERCIALIZADORA BRENDOLA, S.r.L.* (DOMINICAN REPUBLIC) (B)
BEAUTYGE PORTUGAL-PRODUTOS COSMETICOS e PROFISSIONAIS, LDA.* (PORTUGAL) (C)
BEAUTYGE DENMARK A/S* (DENMARK)
BEAUTYGE LOGISTICS SERVICES, S.L.* (SPAIN)
BLS FRANCE BRANCH (D)

(A) Beautyge Beauty Brands USA, Inc. owns 999 shares and Brenda Morales (Local Counsel) owns 1 share (with Share Certificate blank endorsed).
(B) Beautyge, S.L. and Professional Products, S.L. owns 999 shares and Brenda Morales (Local Counsel) owns 1 share (with Share Certificate blank endorsed).
(C) RCPC owns .01%

(D) Beautyge Logistics Services, S.L., France Branch incorporated 9/11/2018

**: Excluded Subsidiary*
Note: Ownership is 100% common equity unless otherwise stated.

REVLON (PROFESSIONAL) - US AND NON US OPERATIONS

REVLON – (ELIZABETH ARDEN) U.S. and Non-U.S. Operations

As of August 6, 2019

US Entity
EMEA
Asia / Pacific
Americas / Caribbean
Treated as a corporation for US tax purposes
Business entity treated as a disregarded entity for US tax purposes
Treated as a partnership for US tax purposes
Treated as a branch for local and US income tax purposes
Non US entity treated as corporation for local tax purposes & treated as a disregarded entity for US tax purposes
Non US entity treated as corporation for local tax purposes & treated as a partnership for US tax purposes
In liquidation
ELIZABETH ARDEN, INC. Florida 59-0914138
DF ENTERPRISES, INC. Delaware (C) 51-0406399
FD MANAGEMENT, INC. Delaware (D) 51-0406398
RDEN MANAGEMENT, INC. Delaware 90-0119805
ELIZABETH ARDEN (FINANCING), INC. Delaware 80-0048222
ELIZABETH ARDEN INTERNATIONAL HOLDING, INC. Delaware 54-2021921
ELIZABETH ARDEN TRAVEL RETAIL, INC. Delaware 31-1815389
ELIZABETH ARDEN INVESTMENTS, LLC Delaware 46-1314739
ELIZABETH ARDEN USC, LLC Delaware 46-3104862
ELIZABETH ARDEN NM, LLC Delaware 46-3169592
ELIZABETH ARDEN (SOUTH AFRICA) (PTY) LTD.* (SOUTH AFRICA)
ELIZABETH ARDEN (SWITZERLAND) HOLDING S.A.R.L.* (SWITZERLAND) 98-0361275
ELIZABETH ARDEN (CANADA) LIMITED[1] (CANADA) 98-0565605
ELIZABETH ARDEN (NETHERLANDS) HOLDINGS B.V.* (NETHERLANDS) 98-0364667
ELIZABETH ARDEN (SHANGHAI) COSMETICS & FRAGRANCES TRADING LTD. *(CHINA) 98-046442
3.2%
96.8%
60%
ELIZABETH ARDEN KOREA YUHAN HOESA* (KOREA) 98-0352927
ELIZABETH ARDEN MIDDLE EAST FZCO* (DUBAI) (E) 98-1276856
ELIZABETH ARDEN (UK) LTD (UK) 98-0342936
ELIZABETH ARDEN (SINGAPORE) PTE. LTD.* (SINGAPORE) (A) 98-0342775
ELIZABETH ARDEN (SWEDEN) AB* (SWEDEN) (B) 98-0342920
ELIZABETH ARDEN (NORWAY) AS* (NORWAY) (B) 98-0342940
ELIZABETH ARDEN (DENMARK) ApS* (DENMARK) 98-0342932
ELIZABETH ARDEN TRADING B.V.* (NETHERLANDS) 98-0464425
ELIZABETH ARDEN ESPANA S.L.* (SPAIN) 98-0342774
ELIZABETH ARDEN GmbH* (GERMANY) 98-1085907
60%
ELIZABETH ARDEN SEA PTE. LTD.* (SINGAPORE) (F) 98-1276513
ELIZABETH ARDEN SEA (HK) Ltd.* (HONG KONG) 98-1283371
ELIZABETH ARDEN (FRANCE) S.A.* (FRANCE) 98-0574892
ELIZABETH ARDEN INTERNATIONAL S.a.r.l.* Int'l Headquarters (SWITZERLAND) 98-0365251
95%
5%
ELIZABETH ARDEN COSMETICS DO BRAZIL LTDA* (BRAZIL) 98-1047786
BRANCH (TAIWAN)
REPRESENTATIVE OFFICE (JAPAN)
REVLON HOLDINGS B.V.* (NETHERLANDS) 98-1434152
REVLON FINANCE LLC* Delaware 83-1023247

1: Elizabeth Arden International Holding, Inc. owns 987,242 Common Shares and 4,000,000 Preferred shares of Elizabeth Arden (Canada) Limited

(A) Agency for Elizabeth Arden International S.a.r.l.
(B) Agency for Elizabeth Arden (Denmark) ApS
(C) Elizabeth Taylor License
(D) Elizabeth Arden trademarks
(E) The remaining 40% shares are owned by Chalhoub Group Limited
(F) The remaining 40% shares are owned by Luxasia Ventures PTE LTD

*: Excluded Subsidiary

Note: Ownership is 100% common equity unless otherwise stated.

REVLON – ELIZABETH ARDEN

Schedule 4.17
UCC Filing Jurisdictions

Name of Debtor/Grantor	UCC Filing Jurisdiction
Revlon, Inc.	Delaware
Revlon Consumer Products Corporation	Delaware
Almay, Inc.	Delaware
Art & Science, Ltd.	Illinois
Bari Cosmetics, Ltd.	Delaware
Beautyge Brands USA, Inc. (f/k/a Colomer Beauty Brands USA, Inc.)	Delaware
Beautyge U.S.A., Inc. (f/k/a Colomer U.S.A., Inc.)	Delaware
Charles Revson Inc.	New York
Creative Nail Design, Inc.	California
Cutex, Inc.	Delaware
North America Revsale Inc.	New York
OPP Products, Inc.	Delaware
Realistic Roux Professional Products Inc.	Delaware
Revlon Development Corp.	Delaware
Revlon Government Sales, Inc.	Delaware
Revlon International Corporation	Delaware
Revlon Professional Holding Company LLC	Delaware
RIROS Corporation	New York
RIROS Group Inc.	Delaware
Roux Laboratories, Inc.	New York
Roux Properties Jacksonville, LLC	Florida
SinfulColors Inc.	Delaware
DF Enterprises, Inc.	Delaware
Elizabeth Arden (Financing), Inc.	Delaware
Elizabeth Arden, Inc.	Florida
Elizabeth Arden International Holding, Inc.	Delaware
Elizabeth Arden Travel Retail, Inc.	Delaware
FD Management, Inc.	Delaware
RDEN Management, Inc.	Delaware
Elizabeth Arden Investments, LLC	Delaware
Elizabeth Arden NM, LLC	Delaware
Elizabeth Arden USC, LLC	Delaware
Elizabeth Arden (Canada) Limited	District of Columbia
Elizabeth Arden (UK) Ltd	District of Columbia
Revlon Canada Inc.	District of Columbia
Beautyge I	District of Columbia
Beautyge II, LLC	Delaware

Schedule 6.10
Post-Closing Matters

1.
The Borrower shall use commercially reasonable efforts to obtain executed Estoppel letters within 15 days after the Closing Date (or such later date as the Administrative Agent may agree, at the direction of the Required Lenders) in the form reviewed by counsel to the Lenders, with respect to the outstanding PPSA registrations in respect of the Canadian Grantors in favor of each of G.N. Johnston Equipment Co. Ltd. and GE VFS Canada Limited Partnership.

2.
To the extent not delivered on the Closing Date, Beautyge II, LLC shall deliver to the Administrative Agent on or prior to the date that is 15 days after the Closing Date (or such later date as the Administrative Agent may agree, at the direction of the Required Lenders) a fully executed account control agreement over the account designated for Royalty payments (pursuant to and as defined in the BrandCo License Agreement) in a form reasonably satisfactory to the Administrative Agent.

3.
On or prior to the date that is 30 days after the Closing Date (or such later date as the Administrative Agent may agree, at the direction of the Required Lenders), Beautyge II, LLC shall grant a perfected Lien in favor of the Collateral Agent for the benefit of the Secured Parties on the BrandCo Collateral consisting of trademarks registered in Russia.

4.
On or prior to the date that is 30 days after the Closing Date (or such later date as the Administrative Agent may agree, at the direction of the Required Lenders), the Borrower shall have recorded in the appropriate filing office a Mortgage with respect to the Mortgaged Property located at 1501 Williamsboro Street, Oxford, North Carolina in a form reasonably satisfactory to the Administrative Agent.

5.
(i) On the Closing Date (or such longer period as agreed by the Requisite Lenders in their sole discretion), the Borrower will deliver to the Administrative Agent (for delivery to the Lenders) evidence of the filing of the BrandCo UK IP Agreement with the relevant intellectual property authorities and (ii) as promptly as practicable, and in any event within fifteen (15) days after the Closing Date (or such longer period as agreed by the Requisite Lenders in their sole discretion), the Borrower will deliver to the Administrative Agent (for delivery to the Lenders) evidence of the recordation of the BrandCo UK IP Agreement with the relevant intellectual property authorities.

Schedule 7.2(d)
Existing Indebtedness (as of the Effective Date)
Intercompany Indebtedness

Debtor	Lender	Description	Currency	Amount
Revlon K.K.	Revlon Consumer Products Corp.	Loan	JPY	¥
Revlon K.K.	Revlon International Corp.	Loan	JPY	¥
Shanghai Revstar Cosmetics Services Limited	Revlon Consumer Products Corp.	Loan	USD	22,301,000
Shanghai Revstar Cosmetics Services Limited	Revlon Consumer Products Corp.	Loan	USD	6,000,000
Revlon (Shanghai) Limited	Revlon Consumer Products Corp.	Loan	USD	4,500,000
Revlon International Corp – UK Branch	Revlon Consumer Products Corp.	Loan	GBP	£
Revlon Canada Inc.	Revlon Consumer Products Corp.	Loan	CAD	C$0
Revlon B.V.	Revlon Consumer Products Corp.	Loan	USD	0
Revlon Offshore Limited	Revlon Consumer Products Corp.	Loan	EUR	€14,508,400
Beautyge S.L.	Revlon Consumer Products Corp.	Loan	USD	107,917,491
FD Management, Inc.	Elizabeth Arden (Financing), Inc.	Loan	USD	60,743,560
DF Enterprises, Inc.	Elizabeth Arden (Financing), Inc.	Loan	USD	44,070,755
Elizabeth Arden, Inc.	Elizabeth Arden International Holding, Inc.	Loan	USD	42,000,000
Elizabeth Arden, Inc.	RDEN Management Inc.	Loan	USD	1,405,713
FD Management, Inc.	Elizabeth Arden (Financing), Inc.	Loan	USD	60,743,560
DF Enterprises, Inc.	Elizabeth Arden (Financing), Inc.	Loan	USD	44,070,755
Elizabeth Arden, Inc.	Elizabeth Arden International Holding, Inc.	Loan	USD	42,000,000

Debtor	Lender	Description	Currency	Amount
Elizabeth Arden, International Holding, Inc.	Elizabeth Arden (Switzerland) Holding Sarl	Loan	USD	42,000,000
Elizabeth Arden (Switzerland) Holding Sarl	Elizabeth Arden International S.a.r.l.	Loan	USD	42,000,000
Elizabeth Arden, Inc.	RDEN Management, Inc.	Loan	USD	1,405,713
Elizabeth Arden (Netherlands) Holding B.V.	Elizabeth Arden International Sarl	Loan	USD	623,291
Elizabeth Arden Trading B.V.	Elizabeth Arden International Sarl	Loan	USD	4,605,696
Elizabeth Arden (Canada) Limited	Elizabeth Arden International Sarl	Loan	USD	6,750,000
Elizabeth Arden Middle East FZCO	Elizabeth Arden (Netherlands) Holding B.V.	Loan	USD	600,000
Elizabeth Arden SEA PTE Ltd.	Elizabeth Arden (Netherlands) Holding B.V.	Loan	SG	2,665,000
Elizabeth Arden International S.a.r.l.	Elizabeth Arden (Netherlands) Holding B.V.	Loan	USD	151,786,000

Capital Leases

Debtor	Lender	Description	Currency	Amount
Revlon Consumer Products Corporation	Meridian Leasing Corporation	Various Capital Leases	USD	1,071,742
Revlon Consumer Products Corporation	Carolina Handling, LLC	Various Capital Leases	USD	1,289,882

Schedule 7.3(f)
Existing Liens (as of the Effective Date)
Equipment, Tax and Inventory Liens:

Debtor	Secured Party	Collateral	State	Jurisdiction	Original File Date and Number	Related Filings
Elizabeth Arden, Inc.	VAR Resources, Inc. Additional Secured Parties: BMO Harris Bank N.A.; OpumHealth Bank, Inc.	Leased equipment	FL	Secured Transaction Registry	5/24/2010 #201002562080	Assignments filed 6/7/10, 1/11/11 Amendment filed 12/5/14 Continuation filed 12/8/14
Elizabeth Arden, Inc.	Cisco Systems Capital Corporation	Leased equipment	FL	Secured Transaction Registry	8/25/2010 #201003099449	Continuation filed 8/3/15
Elizabeth Arden, Inc.	Cisco Systems Capital Corporation	Leased equipment	FL	Secured Transaction Registry	7/29/2011 #201105046212	Continuation filed 6/17/16
Elizabeth Arden, Inc.	VAR Resources, Inc.	Leased equipment	FL	Secured Transaction Registry	10/13/2011 #201105485496
Elizabeth Arden, Inc.	IBM Credit LLC	Leased equipment	FL	Secured Transaction Registry	12/20/2011 #201105858578
Elizabeth Arden Inc.	Raymond Leasing Corporation	Leased equipment	FL	Secured Transaction Registry	6/12/2012 #201206921321

Debtor	Secured Party	Collateral	State	Jurisdiction	Original File Date and Number	Related Filings
Elizabeth Arden, Inc.	Wells Fargo Capital Finance, LLC, as Agent	All inventory and/or other goods sold by CEI-Roanoke, LLC to Elizabeth Arden, Inc. (Assigned to WF)	FL	Secured Transaction Registry	5/30/2013 #201309136597	Assignment filed 6/12/13
Elizabeth Arden, Inc.	Wells Fargo Capital Finance, LLC, as Agent	All inventory and/or other goods sold by Cosmetics Essence, LLC to Elizabeth Arden, Inc. (Assigned to WF)	FL	Secured Transaction Registry	5/30/2013 #201309136600	Assignment filed 6/12/13
Elizabeth Arden, Inc.	General Electric Capital Corporation	Leased equipment	FL	Secured Transaction Registry	9/25/2013 #20130990957X
Elizabeth Arden, Inc.	Canon Financial Services, Inc.	Leased equipment	FL	Secured Transaction Registry	1/27/2015 #201502986556
Elizabeth Arden Inc	NYC Department of Finance	$7025.16 city tax warrant	NY	New York County	1/24/1994 #000618379-01
Elizabeth Arden Associates	New York City Deparment of Finance	$80584.61 city tax warrant	NY	New York County	7/13/2006 #002153230-01
Revlon Consumer Products Corporation	Ricoh Americas Corporation	Leased equipment	DE	Secretary of State	10/8/2010 #2010 3525098	Continuation filed 7/8/15
Revlon Consumer Products Corporation	Macquarie Equipment Finance, LLC	Leased equipment	DE	Secretary of State	6/21/2011 #2011 2380585	Continuation filed 5/6/16
Revlon Consumer Products Corporation	Raymond Leasing Corporation	Leased equipment	DE	Secretary of State	9/22/2011 #2011 3649343	Amendments filed 10/5/11, 6/12/12

Debtor	Secured Party	Collateral	State	Jurisdiction	Original File Date and Number	Related Filings
Revlon Consumer Products Corporation	Raymond Leasing Corporation	Leased equipment	DE	Secretary of State	9/28/2011 #2011 3725622	Amendments filed 10/5/11, 6/12/12
Revlon Consumer Products Corporation	Raymond Leasing Corporation	Leased equipment	DE	Secretary of State	10/3/2011 #2011 3787135	Amendments filed 10/5/11, 6/12/12
Revlon Consumer Products Corporation	Raymond Leasing Corporation	Leased equipment	DE	Secretary of State	10/3/2011 #2011 3787168	Amendments filed 10/5/11, 6/12/12
Revlon Consumer Products Corporation	Raymond Leasing Corporation	Leased equipment	DE	Secretary of State	10/18/2011 #2011 4011691	Amendment filed 6/12/12
Revlon Consumer Products Corporation	Raymond Leasing Corporation	Leased equipment	DE	Secretary of State	11/7/2011 #2011 4284355	Amendment filed 6/12/12
Revlon Consumer Products Corporation	Raymond Leasing Corporation	Leased equipment	DE	Secretary of State	11/7/2011 #2011 4284405	Amendment filed 6/12/12
Revlon Consumer Products Corporation	Banc of America Leasing & Capital, LLC	Leased equipment	DE	Secretary of State	6/19/2012 #2012 2367342	Amendment filed 9/20/12 Assignment filed 9/21/12
Revlon Consumer Products Corporation	Corporation Service Company, as Representative	Leased equipment	DE	Secretary of State	8/14/2012 #2012 3132653
Revlon Consumer Products Corporation	Banc of America Leasing & Capital, LLC	Leased equipment	DE	Secretary of State	9/25/2012 #2012 3695436	Amendment filed 2/4/13 Assignment filed 2/19/13

Debtor	Secured Party	Collateral	State	Jurisdiction	Original File Date and Number	Related Filings
Revlon Consumer Products Corporation	Raymond Leasing Corporation	Leased equipment	DE	Secretary of State	10/3/2012 #2012 3819598
Revlon Consumer Products Corporation	Princeton Credit Corporation	Leased equipment	DE	Secretary of State	4/30/2013 #2013 1635565
Revlon Consumer Products Corporation	Banc of America Leasing & Capital, LLC	Leased equipment	DE	Secretary of State	6/19/2013 #2013 2346584	Amendment filed 10/8/13 Assignment filed 11/6/13
Revlon Consumer Products Corporation	Princeton Credit Corporation	Leased equipment	DE	Secretary of State	9/11/2013 #2013 3546794	Amendment filed 2/13/14
Revlon Consumer Products Corporation	Banc of America Leasing & Capital, LLC	Leased equipment	DE	Secretary of State	5/19/2014 #2014 1952274	Amendment filed 6/4/14 Assignments filed 6/9/14, 6/12/14
Revlon Consumer Products Corporation	Toyota Motor Credit Corporation	Specific equipment	DE	Secretary of State	6/18/2014 #2014 2478378
Revlon Consumer Products Corporation	Ricoh USA Inc.	Leased equipment	DE	Secretary of State	7/22/2014 #2014 2912111	Amendment filed 7/31/14
Revlon Consumer Products Corporation	Banc of America Leasing & Capital, LLC	Leased equipment	DE	Secretary of State	8/5/2014 #2014 3115474	Amendment filed 9/19/14 Assignment filed 9/19/14
Revlon Consumer Products Corporation	Princeton Credit Corporation	Leased equipment	DE	Secretary of State	12/29/2014 #2014 5258900	Amendment filed 2/20/15

Debtor	Secured Party	Collateral	State	Jurisdiction	Original File Date and Number	Related Filings
Revlon International Corporation	Lloyds Bank, plc	All Accounts owing by Wm Morrison Supermarkets PLC pursuant to Facility Agreement dated May 5, 2015	DE	Secretary of State	5/20/2015 #2015 2172103
RML Corp.	New York State Department of State	$1,816.08 state tax lien	NY	Department of State (Bronx County)	4/29/2004 #E-015807485-W001-2
RML Corp.	New York State Department of State	$185.65 state tax lien	NY	Department of State (Bronx County)	4/29/2004 #E-015807485-W002-6
RML Corp.	New York State Department of State	$511.56 state tax lien	NY	Department of State	6/21/2004 #E-015807485-W003-1
Roux Laboratories, Inc.	Toyota Motor Credit Corporation	Leased equipment	NY	Secretary of State	5/29/2013 #201305295584860
Roux Laboratories, Inc.	Toyota Motor Credit Corporation	Leased equipment	NY	Secretary of State	6/17/2013 #201306175654854	Amendment filed 6/19/13
Roux Laboratories, Inc.	Toyota Motor Credit Corporation	Leased equipment	NY	Secretary of State	7/15/2013 #201307155758078	Amendment filed 7/15/13
Roux Laboratories, Inc.	Toyota Motor Credit Corporation	Leased equipment	NY	Secretary of State	7/15/2013 #201307155758256	Amendment filed 7/15/13

IP Liens :

Those certain legacy liens identified on Schedule 6.10 that were recorded in the U.S. Patent and Trademark Office or the U.S. Copyright Office.

Schedule 7.7
Existing Investments (as of the Effective Date)
Joint Ventures:

Investments in Luxasia (Southeast Asia)

Elizabeth Arden SEA Private Limited is a private limited company of Singapore (the “EA Luxasia JV”), which was formed on or about July 23, 2015 and the EA Luxasia Shareholders Agreement became effective on or about September 1, 2015. EA Luxasia JV has one wholly-owned subsidiary, Elizabeth Arden SEA (HK) Ltd., a Hong Kong limited company.

EA Luxasia JV has paid capital of SGD 120,000.00 and was formed to carry on general trading activities including the sale, promotion and distribution of certain Elizabeth Arden branded beauty products (including fragrances or perfumes, makeup, skin and body care and ancillary products) in a specified territory. Most significantly, it serves as the Company’s distributor in its territory.

EA Luxasia JV’s territory (the “Luxasia Territory”) is defined to include the local markets (exclusive of duty free and travel retail shops, airlines and sealines) of Singapore, Malaysia, Indonesia, Vietnam, the Philippines, Thailand, Cambodia, Laos Myanmar (subject to prior diligence and clearance by EA Netherlands), and Hong Kong (effective January 1, 2016); China (but only as to Juicy Couture and John Varvatos fragrance brands); Taiwan (but only as to Juicy Couture, John Varvatos, Britney Spears, Mariah Carey and Justin Bieber fragrance brands); and certain duty free accounts, but only as to Britney Spears, Mariah Carey and Taylor Swift fragrance brands.

Investments in Chalhoub (UAE)

Elizabeth Arden Middle East FZCO is a Free Zone Company in the Jebel Ali Free Zone, Dubai, United Arab Emirates (the “EA Chalhoub JV”), which was formed on or about October 1, 2014 and the EA Chalhoub Shareholders Agreement became effective on or about January 1, 2015.

EA Chalhoub JV has paid in capital of $81,677.00 and was formed to carry on general trading activities including the sale, promotion and distribution of certain Elizabeth Arden branded beauty products (including fragrances or perfumes, makeup, skin and body care and ancillary products) in a specified territory. Most significantly, it serves as the Company’s distributor in its territory.

EA Chalhoub JV’s territory (the “Chalhoub Territory”) is defined to include the local markets and Duty Free Shops, airlines, sealines of the United Arab Emirates, Qatar, Bahrain, Oman, Saudi Arabia, Egypt, Kuwait, Lebanon, Iraq, Yemen, Jordan, India, Sri Lanka, Bangladesh and Nepal. Further, to the extent such countries are not prohibited by U.S. export control laws any longer and any person or entity used as a distributor in such country is not designated as a target of U.S. economic sanctions by OFAC in such country, Iran and Syria may be included as part of the territory. As a Jebel Ali Free Zone (the “JAFZ”) company, the EA Chalhoub JV requires trade licenses for its operations outside of the JAFZ.

Investment in U.S. Cosmeceutechs, LLC

Since July 2013, the Target, through a subsidiary (the “EA USC Subsidiary”), has invested $9.0 million in US Cosmeceutechs, LLC (“USC”), a skin care company that develops and sells skin care products for the professional dermatology and spa channels, and separately purchased a 30% equity interest in USC from the sole equity member for $3.6 million. The investment, which is in the form of a collateralized convertible note (the “Convertible Note”), bears interest at 1.5%. Upon conversion of the Convertible Note, the Target will own 85.45% of the fully diluted equity interests in USC (inclusive of EA USC Subsidiary’s current equity interest). The Target expects that the Convertible Note will convert into 85.45% of the fully diluted equity interests of USC by September 1, 2016.

Investment in Newton Medical, LLC

In July 2013, the Target invested $3 million for a 20% membership interest in Newton Medical, LLC, a beauty device manufacturer (the “Device Company”). In February 2015, the equity interest purchase agreement was amended to, among other things, remove both (i) the obligation the Target had to purchase an additional 20% equity interest upon the achievement of certain milestones, and (ii) the Target’s option to purchase the remaining 60% equity interest in the Device Company. The amendment also terminated Target’s exclusive license to become the worldwide manufacturer, marketer and distributor of the beauty device. The Target remains a passive investor in the Device Company.

Investment in Elizabeth Arden Salon Holdings, Inc.

Since September 2012, the Target has invested $13.7 million for a minority investment in Elizabeth Arden Salon Holdings, LLC, an unrelated party whose subsidiaries operate the Elizabeth Arden Red Door Spas and the Mario Tricoci Hair Salons (“Salon Holdings”). The investment in Elizabeth Arden Salon Holdings, LLC is in the form of a collateralized convertible note bearing interest at 2%.

Intercompany Indebtedness:

The Intercompany loans set forth on Schedule 7.2(d).

Schedule 7.9
Transactions with Affiliates (as of the Effective Date)

1.
Registration Rights Agreement between REV Holdings LLC and Revlon, Inc., dated as of March 5, 1996, as amended on July 31, 2001, as amended, restated, supplemented, modified or replaced from time to time.

2.	Joinder to Registration Rights Agreement by MacAndrews & Forbes Inc., dated February 2003, as amended, restated, supplemented, modified or replaced from time to time.

3.	Joinder to Registration Rights Agreement by MacAndrews & Forbes Holdings Inc., dated as of June 20, 2003, as amended, restated, supplemented, modified or replaced from time to time.

4.	Joinder to Registration Rights Agreement by MacAndrews & Forbes Inc., dated March 25, 2004, as amended, restated, supplemented, modified or replaced from time to time.

5.
Asset Transfer Agreement by and among Revlon Holdings LLC, Charles of the Ritz Group Ltd., National Health Care Group Inc., Revlon, Inc. and Revlon Consumer Products Corporation, dated as of June 24, 1992 (and the ancillary agreements thereto), as amended, restated, supplemented, modified or replaced from time to time.

6.
Real Property Asset Transfer Agreement by and among Revlon Holdings LLC, Revlon, Inc. and Revlon Consumer Products Corporation, dated as of June 24, 1992, as amended, restated, supplemented, modified or replaced from time to time.

7.
Benefit Plans Assumption Agreement by and among Revlon Holdings LLC, Revlon, Inc. and Revlon Consumer Products Corporation, dated as of July 1, 1992, as amended, restated, supplemented, modified or replaced from time to time.

8.
Reimbursement and Expense Allocation Agreement by and among MacAndrews & Forbes Inc., Revlon, Inc. and Revlon Consumer Products Corporation, dated May 3, 1996, as amended, restated, supplemented, modified or replaced from time to time.

9.
Reimbursement Agreement by and among MacAndrews & Forbes Inc., Revlon, Inc. and Revlon Consumer Products Corporation, dated June 24, 1992, as amended, restated, supplemented, modified or replaced from time to time.

10.
Purchase and Sale Agreement, dated July 31, 2001, by and between Revlon Holdings LLC and Revlon, Inc. related to Revlon, Inc.’s acquisition and subsequent contribution of the Charles of the Ritz business to Revlon Consumer Products Corporation (and ancillary agreements thereto), as amended, restated, supplemented, modified or replaced from time to time.

11.	Tax Sharing Agreement, dated as of June 24, 1992, among MacAndrews & Forbes Holdings Inc., Revlon, Inc., Revlon Consumer Products Corporation and certain subsidiaries of Revlon Consumer Products Corporation, as amended and restated as of January 1, 2001, as amended, restated, supplemented, modified or replaced from time to time.

12.
Tax Sharing Agreement, dated as of March 26, 2004, by and among Revlon, Inc., Revlon Consumer Products Corporation and certain subsidiaries of Revlon Consumer Products Corporation, as amended, restated, supplemented, modified or replaced from time to time.

13.	Settlement agreements in connection with litigation actions related to the 2009 Exchange Offer.

Schedule 7.12
Existing Negative Pledge Clauses (as of the Effective Date)
None

Schedule 7.13
Clauses Restricting Subsidiary Distributions (as of the Effective Date)
None

EXHIBIT A
[RESERVED]

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

Reference is made to that certain Term Credit Agreement, dated as of August 6, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Revlon Consumer Products Corporation, a Delaware corporation (the “Company” or the “Borrower”), Revlon, Inc., a Delaware corporation (“Holdings”), each of the financial institutions or other entities from time to time party thereto (the “Lenders”) and Wilmington Trust, National Association, as the administrative agent and collateral agent for the Lenders. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The undersigned hereby certifies as follows:

1.	I am the [TITLE][1] of the Company.

2.
I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

3.
Attached hereto as Annex I is (i) a description of all new Subsidiaries (if any) and of any change in the name or jurisdiction of organization of any Loan Party (if any), (ii) [a listing of any registrations of or applications for United States Intellectual Property by any Loan Party (if any), together with a listing of any intent-to-use applications for trademarks or service marks for which a statement of use or an amendment to allege use has been filed and (iii)][2] any supplements to Schedule 5 of the Guarantee and Collateral Agreement, in each case, during the period covered by this Compliance Certificate and to the extent not previously disclosed to the Administrative Agent.

4.
I have no knowledge of the occurrence and continuation of an Event of Default or Default not previously disclosed in writing to the Administrative Agent as of the date of this Compliance Certificate[, except as set forth in a separate attachment to this Compliance Certificate, describing in detail the nature of the Event of Default or Default, the period during which it has existed and the action which the Company has taken, is taking, or proposes to take with respect to each such Event of Default or Default][3].

5.	The Borrower has been in compliance with both clauses (a)(I) and (a)(II) of Section 7.16 during the fiscal quarter most recently ended[, except [ ] was in non-compliance during the period of [ ]].
__________________

1.	Must be a Responsible Officer of the Borrower.

2.	Only required if the relevant Compliance Certificate is being delivered in connection with financial statements delivered pursuant to Section 6.1(a) of the Credit Agreement.

3.	Only required to be included if an Event of Default or Default has occurred during the relevant period and has not previously been disclosed to the Administrative Agent.

The foregoing certifications, together with the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered on behalf of the Company and not individually, on [MM/DD/YY] pursuant to Section 6.2(b) of the Credit Agreement.

IN WITNESS WHEREOF, the Company has caused this certificate to be executed on its behalf by its [TITLE] as of the date first written above.
REVLON CONSUMER PRODUCTS CORPORATION
By:
Name:
Title:

Annex I to
Exhibit B

SUPPLEMENTAL INFORMATION FOR THE FISCAL [QUARTER]/[YEAR] ENDED [MM/DD/YY]

[New Subsidiaries of Loan Parties]

[Changes in the Name of Jurisdiction of Organization of Loan Parties]

[Registrations of or Applications for United States Intellectual Property by Loan Parties]

[Supplements to Schedule 5 of the Guarantee and Collateral Agreement – New Commercial Tort Claims]

EXHIBIT C
FORM OF CLOSING CERTIFICATE

August 6, 2019
Pursuant to (i) Section 5.1(g) of the Term Credit Agreement, dated as of the date hereof (the “Credit Agreement”), by and among Revlon Consumer Products Corporation, a Delaware corporation, as borrower (the “Borrower”), Revlon, Inc., a Delaware corporation (“Holdings”), each of the financial institutions or other entities from time to time a party thereto (the “Lenders”) and Wilmington Trust, National Association, as the administrative agent and collateral agent for the Lenders.
Capitalized terms used and not otherwise defined herein have the respective meanings given to those terms in the Credit Agreement.
The undersigned, [●], a Responsible Officer of the Borrower, acting in his official capacity only and not in any individual capacity, hereby certifies as follows:
(a)     Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents is true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or Material Adverse Effect), in each case on and as of the date hereof as if made on and as of the date hereof except to the extent that such representations and warranties relate to an earlier date, in which case such representations and warranties were true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or Material Adverse Effect) as of such earlier date.
(b)    Since December 31, 2018, there have not occurred any changes, events, circumstances, effects, developments, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.
(c)    No Default or Event of Default has occurred or is continuing as of the date hereof after giving effect to the extensions of credit requested as of the date hereof.
(d)    The Borrower and its Restricted Subsidiaries have not incurred any third party Indebtedness for Borrowed Money since August 1, 2019 other than amounts previously disclosed to Ares.
[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has signed this certificate on the date first written above.
REVLON CONSUMER PRODUCTS CORPORATION

By:_________________________________
Name:
Title:

EXHIBIT D
FORM OF
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). [It is understood and agreed that the rights and obligations of the [Assignors][Assignees]1 hereunder are several and not joint]2. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.    Assignor:        ______________________________

2.	Assignee: ______________________________
[and is an Affiliate/Approved Fund of [identify Lender]3]

3.	Borrower: Revlon Consumer Products Corporation, a Delaware corporation (the “Borrower”)

4.	Administrative Agent: Wilmington Trust, National Association, as the administrative agent under the Credit Agreement
__________________

1.	Select as applicable.

2.	Include bracketed language if there are either multiple Assignors or multiple Assignees.

3.	Select as applicable.

5.
Credit Agreement:    The Term Credit Agreement, dated as of August 6, 2019, among the Borrower, Revlon, Inc., a Delaware corporation, each of the financial institutions or other entities from time to time party thereto (the “Lenders”) and Wilmington Trust, National Association, as the administrative agent and collateral agent for the Lenders.

6.	Assigned Interest:

Assignor	Assignee	Facility Assigned	Aggregate Amount of Commitment / Loans for all Lenders	Amount of Commitment / Loans Assigned[3]	Percentage Assigned of Commitment/Loans	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT IN ACCORDANCE WITH THE CREDIT AGREEMENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:______________________________
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:______________________________
Name:
Title:

[Consented to and] Accepted:

WILMNINGTON TRUST, NATIONAL ASSOCIATION,
as Administrative Agent

By:_________________________________
Name:
Title:

[Consented to:

REVLON CONSUMER PRODUCTS CORPORATION,
as Borrower

By:________________________________
Name:
Title:]

ANNEX 1
The Term Credit Agreement, dated as of August 6, 2019 (as amended, restated, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Revlon Consumer Products Corporation, a Delaware corporation (the “Borrower”), Revlon, Inc., a Delaware corporation (“Holdings”), each of the financial institutions or other entities from time to time party thereto (the “Lenders”) and Wilmington Trust, National Association, as the administrative agent and collateral agent for the Lenders. Capitalized terms used but not defined herein have the meanings given to them in the Credit Agreement.

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Holdings, any Subsidiary or Affiliate thereof or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Holdings, any Subsidiary or Affiliate thereof or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) repeats each Lender representation set forth in Section 9.6 of the Credit Agreement; (b) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender and that it is not a Disqualified Institution, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and the other Loan Documents as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Non-US Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; (c) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (d) appoints and authorizes (i) the Administrative Agent, and (ii) the Collateral Agent to take such action as agent in their respective capacities on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents and any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent and the Collateral Agent, as applicable, by the terms thereof, together with such powers as are incidental thereto.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption and the rights and obligations of the parties under this Assignment and Assumption shall be governed by, and construed and interpreted in accordance with, the law of the State of New York without regard to principles of conflicts of laws to the extent that the same are not mandatorily applicable by statute and the application of the laws of another jurisdiction would be required thereby.

EXHIBIT E
FORM OF
AFFILIATE LENDER ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). [It is understood and agreed that the rights and obligations of the [Assignors][Assignees]1 hereunder are several and not joint]2. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor: ______________________________

2.	Assignee: ______________________________

3.	Borrower: Revlon Consumer Products Corporation, a Delaware corporation (the “Borrower”)

4.	Administrative Agent: Wilmington Trust, National Association, as the administrative agent under the Credit Agreement

5.
Credit Agreement:     The Term Credit Agreement, dated as of August 6, 2019, among the Borrower, Revlon, Inc., a Delaware corporation, each of the financial institutions or other entities from time to time party thereto (the “Lenders”) and Wilmington Trust, National Association, as the administrative agent and collateral agent for the Lenders.

1 Select as applicable.
2 Include bracketed language if there are either multiple Assignors or multiple Assignees.

6.	Assigned Interest:

Assignor	Assignee	Facility Assigned	Aggregate Amount of Loans for all Lenders	Amount of Loans Assigned[3]	Percentage Assigned of Loans[3]	CUSIP Number
		Initial Term B Loans	$	$	%
		[such other Tranche of Term Loans as has been established pursuant to the Credit Agreement]	$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT IN ACCORDANCE WITH THE CREDIT AGREEMENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

3 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:______________________________
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:______________________________
Name:
Title:

[Consented to and]4 Accepted:

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Administrative Agent

By:_________________________________
Name:
Title:

[Consented to:

REVLON CONSUMER PRODUCTS CORPORATION,
as Borrower

By:________________________________
Name:
Title:]5

4 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
5 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Annex I
The Term Credit Agreement, dated as of August 6, 2019 (as amended, restated, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Revlon Consumer Products Corporation, a Delaware corporation (the “Borrower”), Revlon, Inc., a Delaware corporation (“Holdings”), each of the financial institutions or other entities from time to time party thereto (the “Lenders”) and Wilmington Trust, National Association, as the administrative agent and collateral agent for the Lenders. Capitalized terms used but not defined herein have the meanings given to them in the Credit Agreement.

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Holdings, any Subsidiary or Affiliate thereof or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Holdings, any Subsidiary or Affiliate thereof or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) repeats each Lender representation set forth in Section 9.6 of the Credit Agreement; (b) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) it is an Other Affiliate pursuant to the Credit Agreement, (iv) no Default has occurred or is continuing or would result from the execution and delivery of this Assignment and Assumption or the consummation of the transactions contemplated hereby, (v) after giving effect to this Assignment and Assumption and the consummation of the transactions contemplated hereby, Other Affiliates (other than Debt Fund Affiliates) shall not, in the aggregate, own or hold Term Loans with an aggregate principal amount in excess of 20% of the principal amount of all Term Loans then outstanding (calculated as of the date of such purchase), (vi) if the Assignee is an Other Affiliate (other than a Debt Fund Affiliate), such Assignee is not in possession of any material non-public information with respect to Holdings or any of its Subsidiaries that has not been disclosed to the Lenders generally (other than those Lenders who have elected to not receive any non-public information with respect to Holdings or any of its Subsidiaries), and if so disclosed could reasonably be expected to have a material effect upon, or otherwise be material to, the market price of the applicable Loan, or the decision of an assigning Lender to sell, or of an assignee to purchase, such Loan, (vii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and the other Loan Documents as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (viii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (ix) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (x) it has independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (xi) if it is a Non-US Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; (c) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender and (iii) if the Assignee is an Other Affiliate (other than a Debt Fund Affiliate), it will at all times hereafter be subject to the voting restrictions specified in Section 10.1 of the Credit Agreement; and (d) appoints and authorizes (i) the Administrative Agent, and (ii) the Collateral Agent to take such action as agent in their respective capacities on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents and any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent and the Collateral Agent, as applicable, by the terms thereof, together with such powers as are incidental thereto.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption and the rights and obligations of the parties under this Assignment and Assumption shall be governed by, and construed and interpreted in accordance with, the law of the State of New York without regard to principles of conflicts of laws to the extent that the same are not mandatorily applicable by statute and the application of the laws of another jurisdiction would be required thereby.

EXHIBIT F
FORM OF EXEMPTION CERTIFICATE17

Reference is made to the Term Credit Agreement, dated as of August 6, 2019 (as amended, restated, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Revlon Consumer Products Corporation, a Delaware corporation (the “Borrower”), Revlon, Inc., a Delaware corporation (“Holdings”), each of the financial institutions or other entities from time to time party thereto (the “Lenders”) and Wilmington Trust, National Association, as the administrative agent and collateral agent for the Lenders. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
______________________ (the “Non-US Lender”) is providing this certificate pursuant to Section 2.20(e) of the Credit Agreement. The Non-US Lender hereby represents and warrants that:
1.The Non-US Lender is the sole record and beneficial owner of the Loans or the obligations evidenced by Note(s) in respect of which it is providing this certificate.
2.    The income from the Loans held by the Non-US Lender is not effectively connected with the conduct of a trade or business within the United States.
3.    The Non-US Lender is not a “bank” as such term is used in Section 881(c)(3)(A) of the Code.
4.    The Non-US Lender is not a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code.
5.    The Non-US Lender is not a controlled foreign corporation related to the Borrower within the meaning of Section 881(c)(3)(C) of the Code.

17 If the undersigned is an intermediary, a foreign partnership or other flow-through entity, the following adjustments shall be made:
A. The following representation shall be provided as applied to the undersigned: Record ownership under Paragraph 1.
B. The following representations shall be provided as applied to the partners, members or beneficial owners claiming the portfolio interest exemption:
• Beneficial ownership under Paragraph 1;
• Paragraph 4; and
• Paragraph 5.
C. The following representation shall be provided as applied to the undersigned as well as the partners, members or beneficial owners claiming the portfolio interest exemption: Paragraph 3.
D. The undersigned shall provide an IRS Form W-8IMY (with underlying W-8BENs, W-8BEN-Es, W-9s or other applicable forms from each of its partners, members or beneficial owners claiming the portfolio interest exemption).
E. Appropriate adjustments shall be made in the case of tiered intermediaries or tiered partnerships or flowthrough entities.
In addition, the adjustments referred to below in note 18 shall also be made if the intermediary foreign partnership or other flow-through entity is a Participant.

We have furnished you with a certificate of our non-U.S. person status on Internal Revenue Service Form W-8BEN or W-8BEN-E. By executing this certificate, the Non-US Lender agrees that (1) if the information provided on this certificate changes, the Non-US Lender shall inform the Borrower and the Administrative Agent in writing within 30 days of such change and (2) the Non-US Lender shall furnish the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower to the Non-US Lender, or in either of the two calendar years preceding such payment.18
IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-US LENDER]

By:_______________________________
Name:
Title:

Date: ____________ ____, 20___

18 If the undersigned is a Participant, the following adjustments shall be made:
A. All references to Non-US Lender in this certificate shall instead refer to Participant.
B. All references to Loans in this certificate shall instead refer to participations.
C. The Participant shall furnish this certificate to its participating Lender.
In addition, the adjustments referred to above in note 17 shall also be made if the Participant is an intermediary, a foreign partnership or other flow-through entity.

EXHIBIT G
FORM OF SOLVENCY CERTIFICATE
[Insert Date]
To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:
I, the undersigned chief financial officer of Revlon Consumer Products Corporation, a Delaware corporation (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:
1.    This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section 5.1(j) of the Credit Agreement, dated as of August 6, 2019, among the Borrower, Revlon, Inc., a Delaware corporation (“Holdings”), each of the financial institutions or other entities from time to time party thereto (the “Lenders”) and Wilmington Trust, National Association, as the administrative agent and collateral agent for the Lenders (in such capacities, the “Administrative Agent” and the “Collateral Agent” respectively) (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.
2.    For purposes of this certificate, the terms below shall have the following definitions:
(a)    “Fair Value”
The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole and after giving effect to the consummation of the Transactions would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.
(b)    “Present Fair Salable Value”
The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its Subsidiaries taken as a whole and after giving effect to the consummation of the Transactions are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.
(c)    “Liabilities”
The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d)    “Will be able to pay their Liabilities as they mature”
For the period from the date hereof through the Term Maturity Date, the Borrower and its Subsidiaries taken as a whole and after giving effect to the consummation of the Transactions will have sufficient assets and cash flow to pay their Liabilities as those Liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Borrower and its Subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.
(e)    “Do not have Unreasonably Small Capital”
The Borrower and its Subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the Term Maturity Date. I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by the Borrower and its Subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.
3.    For purposes of this certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.
(a)    I have reviewed the financial statements referred to in Section 5.1(n) of the Credit Agreement.
(b)    I have knowledge of and have reviewed to my satisfaction the Credit Agreement.
(c)    As chief financial officer of the Borrower, I am familiar with the financial condition of the Borrower and its Subsidiaries.
4.    Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value of the assets of the Borrower and its Subsidiaries taken as a whole exceeds their Liabilities, (ii) the Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceeds their Liabilities; (iii) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iv) the Borrower and its Subsidiaries taken as a whole will be able to pay their Liabilities as they mature.
* * *

IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed on its behalf by its chief financial officer as of the date first written above.
REVLON CONSUMER PRODUCTS CORPORATION
By:
Name:
Title:

EXHIBIT H
[RESERVED]

EXHIBIT I
FORM OF
PREPAYMENT OPTION NOTICE

Attention of __________________
Telecopy No. _________________

[Date]

Ladies and Gentlemen:

The undersigned, Wilmington Trust, National Association, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders referred to below, refers to the Term Credit Agreement, dated as of August 6, 2019 (as amended, restated, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Revlon Consumer Products Corporation, a Delaware corporation (the “Borrower”), Revlon, Inc., a Delaware corporation (“Holdings”), each of the financial institutions or other entities from time to time party thereto (the “Lenders”), the Administrative Agent and Wilmington Trust, National Association, as the collateral agent for the Lenders. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Administrative Agent hereby gives notice of an offer of prepayment made by the Borrower pursuant to Section 2.12(e) of the Credit Agreement of the Term Prepayment Amount (the “Prepayment Amount”). The portion of the Prepayment Amount to be allocated to the Term Loan held by you and the date on which such prepayment will be made to you (should you elect to receive such prepayment) are set forth below:

(A) Total Prepayment Amount	$__________
(B) Portion of Prepayment Amount to be received by you	$__________
(C) Prepayment Date (ten Business Days after the date of this Prepayment Option Notice)	_____________ ___, 20__

IF YOU DO NOT WISH TO RECEIVE ALL OR ANY PORTION OF THE PREPAYMENT AMOUNT TO BE ALLOCATED TO YOU ON THE PREPAYMENT DATE INDICATED IN PARAGRAPH (C) ABOVE, please sign this notice in the space provided below and indicate the percentage and the dollar amount of the Prepayment Amount otherwise payable to you which you do not wish to receive. Please return this Prepayment Option Notice as so completed via telecopy to the attention of [_______] at Wilmington Trust, National Association, no later than 5:00 P.M., New York City time, five Business Days after the date of this Prepayment Option Notice, at telecopy number [(__)___ - ____]. IF YOU DO NOT RETURN THIS NOTICE, YOU WILL RECEIVE 100% OF THE PREPAYMENT AMOUNT ALLOCATED TO YOU ON THE PREPAYMENT DATE.

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Administrative Agent

By:    ___________________________
Name:
Title:

[NAME OF LENDER]

By:    ___________________________
Name:
Title:

Percentage and Dollar Amount
of Prepayment Amount
Declined: ____%; $ _____

EXHIBIT J
FORM OF
TERM LOAN NOTE
THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$____________

________________, 20___
FOR VALUE RECEIVED, the undersigned, Revlon Consumer Products Corporation, a Delaware corporation (“RCPC”, and, together with any assignee of, or successor by merger to, RCPC’s rights and obligations under the Credit Agreement (as hereinafter defined) as provided therein, the “Borrower”), hereby unconditionally promises to pay to _________________ (the “Lender”) or its registered assigns at the Funding Office specified in the Credit Agreement in Dollars and in immediately available funds, the principal amount of (a) ____________ DOLLARS ($___________), or, if less, (b) the aggregate unpaid principal amount of all [Insert Tranche of Term Loans] owing to the Lender under the Credit Agreement. The principal amount shall be paid in the amounts and on the dates specified in Section 2.3 of the Credit Agreement. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.
This Note (a) is one of the Notes issued pursuant to the Term Credit Agreement, dated as of August 6, 2019 (as amended, restated, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Revlon, Inc., a Delaware corporation (“Holdings”), each of the financial institutions or other entities from time to time party thereto (the “Lenders”) and Wilmington Trust, National Association, as the administrative agent and collateral agent for the Lenders, (b) is subject to the provisions of the Credit Agreement, which are hereby incorporated by reference, (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement and (d) is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Credit Agreement for a statement of all the terms and conditions under which the [Insert Tranche of Term Loans] evidenced hereby are made and are to be repaid. In the event of any conflict or inconsistency between the terms of this Note and the terms of the Credit Agreement, to the fullest extent permitted by applicable law, the terms of the Credit Agreement shall govern and be controlling.
Upon the occurrence of any one or more Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as and to the extent provided in the Credit Agreement. No failure in exercising any rights hereunder or under the other Loan Documents on the part of the Lender shall operate as a waiver of such rights.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby expressly waive, to the fullest extent permitted by applicable law, presentment, demand, protest and all other similar notices or similar requirements.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.
[Remainder of page intentionally left blank]

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND THE LENDER HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

REVLON CONSUMER PRODUCTS CORPORATION
By:
Name:
Title:

EXHIBIT K
[RESERVED]

EXHIBIT L
[RESERVED]

EXHIBIT M
FORM OF MORTGAGE
See attached.

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS
AND LEASES AND FIXTURE FILING
THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING (this “Mortgage”) is dated as of [__________], 2019 by and from REVLON CONSUMER PRODUCTS CORPORATION, a Delaware corporation (“Mortgagor”), whose address is One New York Plaza, New York, New York 10004, to WILMINGTON TRUST, NATIONAL ASSOCIATION, as administrative agent and collateral agent (in such capacity, “Agent”) for the Secured Parties as defined in the Term Loan Credit Agreement (defined below), having an address at 10 S. Riverside Plaza, Suite 875, Chicago, IL 60606 (Agent, together with its successors and assigns, “Mortgagee”).
ARTICLE 1
DEFINITIONS
Section 1.1    Definitions. All capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Term Loan Credit Agreement, as the context may require. If any term is not defined in the Term Loan Credit Agreement, then such term will have the meaning ascribed to it in the applicable Intercreditor Agreement. As used herein, the following terms shall have the following meanings:
(a)     “2016 Term Loan Agreement”: The Term Credit Agreement, dated September 7, 2016, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time among Revlon Consumer Products Corporation, as the borrower (“Borrower”), Revlon, Inc. (“Holdings”), the Local Borrowing Subsidiaries from time to time party thereto and Citibank, N.A., as administrative agent and collateral agent, and the other 2016 Term Secured Parties (defined below) from time to time party thereto.
(b)     “2016 Term Loan Documents”: The Loan Documents as defined in the 2016 Term Loan Agreement.
(c)     “2016 Term Secured Parties”: The Secured Parties identified in the 2016 Term Loan Agreement.
(d)     “ABL Credit Agreement”: The Asset-Based Revolving Credit Agreement, dated September 7, 2016, as the same may be further amended, amended and restated, supplemented or otherwise modified from time to time among the Borrower, Holdings, the local borrowing subsidiaries from time to time party thereto, Citibank, N.A., as administrative agent and collateral agent, and the other ABL Secured Parties (defined below) from time to time party thereto.
(e)     “ABL Mortgage”: the First Lien Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing dated as of [____________], by and from Mortgagor to Mortgagee.
(f)     “ABL Secured Parties”: The Secured Parties identified in the ABL Credit Agreement.

(g)     “Event of Default”: An Event of Default under and as defined in the Term Loan Credit Agreement.
(h)     “Guaranty”: That certain Guarantee and Collateral Agreement by and from Mortgagor and the other grantors referred to therein for the benefit of the Secured Parties dated as of even date herewith, as the same may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time.
(i)     “Indebtedness”: The Indebtedness as defined in the Term Loan Credit Agreement.
(j)      “Intercreditor Agreements”: collectively, (i) that certain ABL Intercreditor Agreement, dated as of September 7, 2016, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, among Borrower, Holdings, the subsidiaries of Borrower from time to time party thereto, the collateral agent under the 2016 Term Loan Documents, the collateral agent under the ABL Documents and, via joinder, the Collateral Agent and (ii) that certain First Lien Pari Passu Intercreditor Agreement, dated as of August 6, 2019, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, among Borrower, Holdings, the other Loan Parties, the Collateral Agent (as such term is defined in the Term Loan Credit Agreement) and the collateral agent under the 2016 Term Loan Documents.
(k)     “Loan Documents”: The Loan Documents as defined in the Term Loan Credit Agreement.
(l)     “Mortgaged Property”: The fee interest in the real property described in Exhibit A attached hereto and incorporated herein by this reference, together with any greater estate therein as hereafter may be acquired by Mortgagor (the “Land”), and all of Mortgagor’s right, title and interest now or hereafter acquired in and to (1) all improvements now owned or hereafter acquired by Mortgagor, now or at any time situated, placed or constructed upon the Land (the “Improvements”; the Land and Improvements are collectively referred to as the “Premises”), (2) all materials, supplies, equipment, apparatus and other items of personal property now owned or hereafter acquired by Mortgagor and now or hereafter attached to, installed in or used in connection with any of the Improvements or the Land, and water, gas, electrical, telephone, storm and sanitary sewer facilities and all other utilities whether or not situated in easements, and all equipment, inventory and other goods in which Mortgagor now has or hereafter acquires any rights or any power to transfer rights and that are or are to become fixtures (as defined in the UCC, defined below) related to the Land (the “Fixtures”), (3) all goods, accounts, inventory, general intangibles, instruments, documents, contract rights and chattel paper, including all such items as defined in the UCC, now owned or hereafter acquired by Mortgagor and now or hereafter affixed to, placed upon, used in connection with, arising from or otherwise related to the Premises (the “Personalty”), (4) all reserves, escrows or impounds required under the Term Loan Credit Agreement or any of the other Loan Documents and all deposit accounts maintained by Mortgagor with respect to the Mortgaged Property (the “Deposit Accounts”), (5) all leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any Person a possessory interest in, or the right to use, all or any part of the Mortgaged Property, together with all related security and other deposits (the “Leases”), (6) all of the rents, revenues, royalties, income, proceeds, profits, accounts receivable, security and other types of deposits, and other benefits paid or payable by parties to the Leases for using, leasing, licensing possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property (the “Rents”), (7) all other agreements, such as construction contracts, architects’ agreements, engineers’ contracts, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Mortgaged Property (the “Property Agreements”), (8) all rights, privileges, tenements, hereditaments, rights‑of‑way, easements, appendages and appurtenances appertaining to the foregoing, (9) all property tax refunds payable with respect to the Mortgaged Property (the “Tax Refunds”), (10) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof (the “Proceeds”), (11) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by Mortgagor (the “Insurance”), and (12) all awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to any condemnation or other taking (or any purchase in lieu thereof) of all or any portion of the Land, Improvements, Fixtures or Personalty (the “Condemnation Awards”). Notwithstanding the foregoing, to the extent that the Mortgaged Property would include any “Excluded Collateral” (as such term is defined in the Term Loan Credit Agreement), such Excluded Collateral shall be deemed not to be a part of the Mortgaged Property. As used in this Mortgage, the term “Mortgaged Property” shall mean all or, where the context permits or requires, any portion of the above or any interest therein.
(m)     “Obligations”: The Secured Obligations as defined in the Term Loan Credit Agreement and all of the agreements, covenants, conditions, warranties, representations and other obligations of Mortgagor under this Mortgage.
(n)      “Permitted Lien”: Liens permitted pursuant to Section 7.3(a), (b), (e), (h), (dd)(i), (ee) (with respect to Section 7.3(a), (b), (e), (h), or (dd)(i)) or (hh) of the Term Loan Credit Agreement and Customary Permitted Liens (as defined in the ABL Credit Agreement).
(o)     “Term Loan Credit Agreement”: That certain Term Credit Agreement dated as of August 6, 2019, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, among Borrower, Holdings, Wilmington Trust, National Association, in its capacity as administrative agent and collateral agent (the “Term Loan Agent”), and the several banks and other financial institutions or entities from time to time parties thereto as Lenders.
(p)     “Secured Parties”: The Secured Parties identified in the ABL Credit Agreement.
(q)      “UCC”: The Uniform Commercial Code of New York or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of a state other than New York, then, as to the matter in question, the Uniform Commercial Code in effect in that state.
ARTICLE 2
GRANT
Section 2.1    Second Lien Facility Grant. To secure the full and timely payment of the Indebtedness and the full and timely performance of the Obligations, Mortgagor MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS, CONVEYS and CONFIRMS, to Mortgagee for the benefit of the Secured Parties the Mortgaged Property, subject, however, only to first lien granted under the ABL Credit Agreement and the Permitted Liens, TO HAVE AND TO HOLD the Mortgaged Property, and Mortgagor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property unto Mortgagee.
ARTICLE 3
WARRANTIES, REPRESENTATIONS AND COVENANTS
Mortgagor warrants, represents and covenants to Mortgagee as follows:

Section 3.1    Title to Mortgaged Property and Lien of this Instrument. Mortgagor owns the Mortgaged Property free and clear of any liens, claims or interests, except the first lien granted under the ABL Credit Agreement and the Permitted Liens. Upon recordation in the official real estate records in the county (or other applicable jurisdiction) in which the Mortgaged Property is located, and the payment of all taxes associated therewith, this Mortgage will constitute a valid, enforceable second priority lien and security interest against the Mortgaged Property, subject only to the first lien granted under the ABL Credit Agreement and the Permitted Liens.
Section 3.2    Lien Status. Mortgagor shall preserve and protect the second lien and security interest priority of this Mortgage. If any lien or security interest other than the first lien granted under the ABL Credit Agreement or a Permitted Lien is asserted against the Mortgaged Property, Mortgagor shall promptly, and at its expense, (a) give Mortgagee a detailed written notice of such Lien (including origin, amount and other terms) to the extent required under the Term Loan Credit Agreement, and (b) pay the underlying claim in full or take such other action so as to cause it to be released or contest the same to the extent permitted by and in compliance with the requirements of Section 6.3 of the Term Loan Credit Agreement.
Section 3.3    Payment and Performance. Mortgagor shall pay the Indebtedness when due under the Term Loan Credit Agreement and the other Loan Documents and shall perform the Obligations in full when they are required to be performed.
Section 3.4    Replacement of Fixtures and Personalty. Mortgagor shall not, without the prior written consent of Mortgagee, permit any of the Fixtures or Personalty owned or leased by Mortgagor to be removed at any time from the Land or Improvements, unless the removed item is (a) removed temporarily for its protection, maintenance and/or repair, (b) replaced by an item of similar functionality and quality, (c) obsolete or unnecessary for the then-current operation of the Premises, or is not prohibited from being removed by the Term Loan Credit Agreement.
Section 3.5    Inspection. Mortgagor shall permit Mortgagee and the other Secured Parties and their respective agents, representatives and employees, upon reasonable prior notice to Mortgagor, to inspect the Mortgaged Property and all books and records of Mortgagor located thereon, and to conduct such environmental and engineering studies as Mortgagee or the other Secured Parties may require, provided that such inspections and studies shall not materially interfere with the use and operation of the Mortgaged Property and shall be made in accordance with, and to the extent permitted by, the Term Loan Credit Agreement. Costs of any such inspections shall be paid as provided in the Term Loan Credit Agreement.
Section 3.6    Other Covenants. All of the covenants in the Term Loan Credit Agreement are incorporated herein by reference.
Section 3.7    Insurance; Condemnation Awards and Insurance Proceeds.
(a)     Insurance. Mortgagor shall (1) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the Mortgaged Property (including, without limitation, policies of fire, theft, public liability, property damage, other casualty, and business interruption) with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of the Mortgagor) of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Mortgagor and (2) cause all insurance relating to any property or business of the Mortgagor to name the Mortgagee as additional insured or loss payee, as appropriate, and, if available, to provide that no cancellation, material addition in amount or material change in coverage shall be effective until after 30 days’ notice thereof to the Mortgagee. In addition to the foregoing, if any portion of the Mortgaged Property is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (or any amendment or successor act thereto), then Mortgagor shall maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to such Act.
(b)     Condemnation Awards. Subject to the terms of the Term Loan Credit Agreement and the Intercreditor Agreements, Mortgagor assigns all Condemnation Awards to Mortgagee and authorizes Mortgagee to collect and receive such Condemnation Awards and to give proper receipts and acquittances therefor.
(c)     Insurance Proceeds. Subject to the terms of the Term Loan Credit Agreement and the Intercreditor Agreements, Mortgagor (i) assigns to Mortgagee all proceeds of any insurance policies insuring against loss or damage to the Mortgaged Property and (ii) authorizes Mortgagee to collect and receive such proceeds and authorizes and directs the issuer of each of such insurance policies to make payment for all such losses directly to Mortgagee, instead of to Mortgagor and Mortgagee jointly.
(d)     Restoration. Notwithstanding anything to the contrary in this Section 3.7, provided that no Event of Default has occurred and is continuing, subject to any obligation to make any prepayments under the Term Loan Credit Agreement with such proceeds, Mortgagee hereby agrees that Mortgagor shall be entitled to collect and retain any proceeds by reason of a casualty or condemnation and to apply such proceeds to the restoration, repair or replacement of the Mortgaged Property or to otherwise use such proceeds in accordance with the Term Loan Credit Agreement.
Section 3.8    Mortgage Tax. Mortgagor shall (i) pay when due any tax imposed upon it or upon Mortgagee or any Lender pursuant to the tax law of the state in which the Mortgaged Property is located in connection with the execution, delivery and recordation of this Mortgage and any of the other Loan Documents and (ii) prepare, execute and file any form required to be prepared, executed and filed in connection therewith.
Section 3.9    Prohibited Transfers. Except as expressly permitted by the Term Loan Credit Agreement, Mortgagor shall not, without the prior written consent of Mortgagee, sell, lease or convey all or any part of the Mortgaged Property.
ARTICLE 4
[Intentionally Omitted]
ARTICLE 5
DEFAULT AND FORECLOSURE
Section 5.1    Remedies. Subject to the terms of the Intercreditor Agreements, upon the occurrence and during the continuance of an Event of Default, Mortgagee may, at Mortgagee’s election, exercise any or all of the following rights, remedies and recourses:
(a)     Acceleration. Subject to any provisions of the Loan Documents providing for the automatic acceleration of the Indebtedness upon the occurrence of certain Events of Default, declare the Indebtedness to be immediately due and payable, without further notice, presentment, protest, notice of intent to accelerate, notice of acceleration, demand or action of any nature whatsoever (each of which hereby is expressly waived by Mortgagor), whereupon the same shall become immediately due and payable, but only to the extent provided in the Term Loan Credit Agreement.
(b)     Entry on Mortgaged Property. Enter the Mortgaged Property and take exclusive possession thereof and of all books, records and accounts relating thereto or located thereon. If Mortgagor remains in possession of the Mortgaged Property following the occurrence and during the continuance of an Event of Default and without Mortgagee’s prior written consent, Mortgagee may invoke any legal remedies to dispossess Mortgagor.
(c)     Operation of Mortgaged Property. Hold, lease, develop, manage, operate or otherwise use the Mortgaged Property upon such terms and conditions as Mortgagee may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as Mortgagee deems necessary or desirable), and apply all Rents and other amounts collected by Mortgagee in connection therewith in accordance with the provisions of Section 5.7.
(d)     Foreclosure and Sale. Institute proceedings for the complete foreclosure of this Mortgage by judicial action or by power of sale, in which case the Mortgaged Property may be sold for cash or credit in one or more parcels as Mortgagee may determine. With respect to any notices required or permitted under the UCC, Mortgagor agrees that ten (10) days’ prior written notice shall be deemed commercially reasonable. At any such sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Mortgagor, and against all other Persons claiming or to claim the property sold or any part thereof, by, through or under Mortgagor. Mortgagee or any of the other Secured Parties may be a purchaser at such sale. If Mortgagee or such other Secured Party is the highest bidder, Mortgagee or such other Secured Party may credit the portion of the purchase price that would be distributed to Mortgagee or such other Secured Party against the Indebtedness in lieu of paying cash. In the event this Mortgage is foreclosed by judicial action, appraisement of the Mortgaged Property is waived.
(e)     Receiver. If an Event of Default shall have occurred, Mortgagee, to the extent permitted by law and without regard to the value, adequacy or occupancy of the security for the indebtedness and other sums secured hereby, shall be entitled as a matter of right if it so elects to the appointment of a receiver to enter upon and take possession of the Mortgaged Property and to collect all rents, income and other benefits thereof and apply the same as the court may direct and any such receiver shall be entitled to hold, store, use, operate, manage and control the Mortgaged Property and conduct the business thereof as would Mortgagee pursuant to Sections 5.1(b) and 5.1(c) above. The expenses, including receiver’s fees, attorneys’ fees, costs and agent’s compensation, incurred pursuant to the powers herein contained shall be secured by this Mortgage. The right to enter and take possession of and to manage and operate the Mortgaged Property and to collect all rents, income and other benefits thereof, whether by a receiver or otherwise, shall be cumulative to any other right or remedy hereunder or afforded by law and may be exercised concurrently therewith or independently thereof. Mortgagee shall be liable to account only for such rents, income and other benefits actually received by Mortgagee, whether received pursuant to this Section or Sections 5.1(b) or 5.1(c). Notwithstanding the appointment of any receiver or other custodian, Mortgagee shall be entitled as pledgee to the possession and control of any cash, deposits, or instruments at the time held by, or payable or deliverable under the terms of this Mortgage to, Mortgagee.

(f)     Other. Exercise all other rights, remedies and recourses granted under the Term Loan Credit Agreement or other Loan Documents or otherwise available at law or in equity.
Section 5.2    Separate Sales. The Mortgaged Property may be sold in one or more parcels and in such manner and order as Mortgagee in its sole discretion may elect. The right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.
Section 5.3    Remedies Cumulative, Concurrent and Nonexclusive. Subject to the Intercreditor Agreements and the Guaranty, Mortgagee and the other Secured Parties shall have all rights, remedies and recourses granted in the Loan Documents and available at law or equity (including the UCC), which rights (a) shall be cumulative and concurrent, (b) may be pursued separately, successively or concurrently against Mortgagor or others obligated under the Loan Documents, or against the Mortgaged Property, or against any one or more of them, at the sole discretion of Mortgagee or such other Secured Party, as the case may be, (c) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive. No action by Mortgagee or any other Secured Party in the enforcement of any rights, remedies or recourses under the Loan Documents or otherwise at law or equity shall be deemed to cure any Event of Default.
Section 5.4    Release of and Resort to Collateral. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by the Loan Documents or their priority with respect to the Mortgaged Property. For payment of the Indebtedness, Mortgagee may resort to any other security in such order and manner as Mortgagee may elect.
Section 5.5    Waiver of Redemption, Notice and Marshalling of Assets. To the fullest extent permitted by law, Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefit that might accrue to Mortgagor by virtue of any present or future statute of limitations or law or judicial decision exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any stay of execution, exemption from civil process, redemption or extension of time for payment, (b) all notices of any Event of Default or of any election by Mortgagee to exercise or the actual exercise of any right, remedy or recourse provided for under the Loan Documents, and (c) any right to a marshalling of assets or a sale in inverse order of alienation.
Section 5.6    Discontinuance of Proceedings. If Mortgagee or any other Secured Party shall have proceeded to invoke any right, remedy or recourse permitted under the Loan Documents and shall thereafter elect to discontinue or abandon it for any reason, Mortgagee or such other Secured Party, as the case may be, shall have the unqualified right to do so and, in such an event, Mortgagor, Mortgagee and the other Secured Parties shall be restored to their former positions with respect to the Indebtedness, the Obligations, the Loan Documents, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Mortgagee and the other Secured Parties shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Event of Default which may then exist or the right of Mortgagee or any other Secured Party thereafter to exercise any right, remedy or recourse under the Loan Documents for such Event of Default.
Section 5.7    Application of Proceeds. The proceeds of any sale of, and the Rents and other amounts generated by the holding, leasing, management, operation or other use of, the Mortgaged Property in connection with Mortgagee’s exercise of remedies pursuant to Section 5.1 above shall be applied by Mortgagee (or the receiver, if one is appointed) in accordance with Section 6.6 of the Guaranty unless otherwise required by applicable law.
Section 5.8    Occupancy After Foreclosure. Any sale of the Mortgaged Property or any part thereof in accordance with Section 5.1(d) will divest all right, title and interest of Mortgagor in and to the property sold. Subject to applicable law, any purchaser at a foreclosure sale will receive immediate possession of the property purchased. If Mortgagor retains possession of such property or any part thereof subsequent to such sale, Mortgagor will be considered a tenant at sufferance of the purchaser, and will, if Mortgagor remains in possession after demand to remove, be subject to eviction and removal, forcible or otherwise, with or without process of law.
Section 5.9    Additional Advances and Disbursements; Costs of Enforcement.
(a)     Following the occurrence and during the continuance of any Event of Default, Mortgagee and each of the other Secured Parties shall have the right, but not the obligation, to cure such Event of Default in the name and on behalf of Mortgagor. All sums advanced and expenses incurred at any time by Mortgagee or any other Secured Party under this Section 5.9, or otherwise under this Mortgage or any of the other Loan Documents or applicable law, shall bear interest from the date that such sum is advanced or expense incurred, to and including the date of reimbursement, computed at the highest rate at which interest is then computed on any portion of the Indebtedness, and all such sums, together with interest thereon, shall be secured by this Mortgage.
(b)     Mortgagor shall pay all reasonable, out-of-pocket expenses (including reasonable attorneys’ fees and expenses) of or incidental to the perfection and enforcement of this Mortgage and the other Loan Documents, or the enforcement, compromise or settlement of the Indebtedness or any claim under this Mortgage and the other Loan Documents, and for the curing thereof, or for defending or asserting the rights and claims of Mortgagee in respect thereof, by litigation or otherwise, in each case to the extent required by Section 10.5 of the Term Loan Credit Agreement.
Section 5.10    No Mortgagee in Possession. Neither the enforcement of any of the remedies under this Article 5, the assignment of the Rents and Leases under Article 6, the security interests under Article 7, nor any other remedies afforded to Mortgagee under the Loan Documents, at law or in equity shall cause Mortgagee or any other Secured Party to be deemed or construed to be a mortgagee in possession of the Mortgaged Property, to obligate Mortgagee or any other Secured Party to lease the Mortgaged Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.
ARTICLE 6
ASSIGNMENT OF RENTS AND LEASES
Section 6.1    Assignment. In furtherance of and in addition to the assignment made by Mortgagor in Section 2.1 of this Mortgage, Mortgagor hereby absolutely and unconditionally assigns, sells, transfers and conveys to Mortgagee on behalf of the Secured Parties all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents. These assignments are absolute assignments and not assignments for additional security only. So long as no Event of Default shall have occurred and be continuing, Mortgagor shall have a revocable license from Mortgagee to exercise all rights extended to the landlord under the Leases, including the right to receive and collect all Rents and to hold the Rents in trust for use in the payment and performance of the Obligations and to otherwise use the same. The foregoing license is granted subject to the conditional limitation that no Event of Default shall have occurred and be continuing. Upon the occurrence and during the continuance of an Event of Default, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Obligations or solvency of Mortgagor, the license herein granted shall automatically expire and terminate, without notice to Mortgagor by Mortgagee (any such notice being hereby expressly waived by Mortgagor to the extent permitted by applicable law).
Section 6.2    Perfection Upon Recordation. Mortgagor acknowledges that Mortgagee has taken all actions necessary to obtain, and that upon recordation of this Mortgage Mortgagee shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases. Mortgagor acknowledges and agrees that upon recordation of this Mortgage Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Mortgagor and to the extent permitted under applicable law, all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.
Section 6.3    Bankruptcy Provisions. Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.
Section 6.4    No Merger of Estates. So long as part of the Indebtedness and the Obligations secured hereby remain unpaid and undischarged, the fee and leasehold estates to the Mortgaged Property shall not merge, but shall remain separate and distinct, notwithstanding the union of such estates either in Mortgagor, Mortgagee, any tenant or any third party by purchase or otherwise.
ARTICLE 7
SECURITY AGREEMENT
Section 7.1    Security Interest. This Mortgage constitutes a “security agreement” on personal property within the meaning of the UCC and other applicable law and with respect to the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards. To this end, Mortgagor grants to Agent for the benefit of the Secured Parties a first and prior security interest in the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and all other Mortgaged Property which is personal property to secure the payment of the Indebtedness and performance of the Obligations subject, in each case, to the liens granted under the ABL Credit Agreement and the Permitted Liens, and agrees that Agent shall have all the rights and remedies of a secured party under the UCC with respect to such property. Any notice of sale, disposition or other intended action by Mortgagee with respect to the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards sent to Mortgagor at least ten (10) days prior to any action under the UCC shall constitute reasonable notice to Mortgagor. In the event of any conflict or inconsistency between the terms of this Mortgage and the terms of the Guaranty with respect to the collateral covered both therein and herein, the Guaranty shall control and govern to the extent of any such conflict or inconsistency.
Section 7.2    Financing Statements. Mortgagor shall prepare and deliver to Mortgagee such financing statements, and shall execute and deliver to Mortgagee such other documents, instruments and further assurances, in each case in form and substance satisfactory to Mortgagee, as Mortgagee may, from time to time, reasonably consider necessary to create, perfect and preserve Mortgagee’s security interest hereunder. Mortgagor hereby irrevocably authorizes Mortgagee to cause financing statements (and amendments thereto and continuations thereof) and any such documents, instruments and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve such security interest. Mortgagor represents and warrants to Mortgagee that Mortgagor’s jurisdiction of organization is the State of Delaware.
Section 7.3    Fixture Filing. This Mortgage shall also constitute a “fixture filing” for the purposes of the UCC against all of the Mortgaged Property which is or is to become fixtures. The information provided in this Section 7.3 is provided so that this Mortgage shall comply with the requirements of the UCC for a mortgage instrument to be filed as a financing statement. Mortgagor is the “Debtor” and its name and mailing address are set forth in the preamble of this Mortgage immediately preceding Article 1. Mortgagee is the “Secured Party” and its name and mailing address from which information concerning the security interest granted herein may be obtained are also set forth in the preamble of this Mortgage immediately preceding Article 1. A statement describing the portion of the Mortgaged Property comprising the fixtures hereby secured is set forth in the definition of “Mortgaged Property” in Section 1.1 of this Mortgage. Mortgagor represents and warrants to Mortgagee that Mortgagor is the record owner of the Mortgaged Property, the employer identification number of Mortgagor is [_____________] and the organizational identification number of Mortgagor is [____________].
ARTICLE 8
[Intentionally Omitted]
ARTICLE 9
MISCELLANEOUS
Section 9.1    Notices. Any notice required or permitted to be given under this Mortgage shall be given in accordance with the provisions in the Term Loan Credit Agreement.
Section 9.2    Covenants Running with the Land. All Obligations contained in this Mortgage are intended by Mortgagor and Mortgagee to be, and shall be construed as, covenants running with the Land. As used herein, “Mortgagor” shall refer to the party named in the first paragraph of this Mortgage and to any subsequent owner of all or any portion of the Mortgaged Property. All Persons who may have or acquire an interest in the Mortgaged Property shall be deemed to have notice of, and be bound by, the terms of the Term Loan Credit Agreement and the other Loan Documents; provided, however, that no such party shall be entitled to any rights thereunder without the prior written consent of Mortgagee.
Section 9.3    Attorney‑in‑Fact. Mortgagor hereby irrevocably appoints Mortgagee as its attorney‑in‑fact, which agency is coupled with an interest and with full power of substitution, with full authority in the place and stead of Mortgagor and in the name of Mortgagor or otherwise (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Mortgagee deems appropriate to protect Mortgagee’s interest, if Mortgagor shall fail to do so within ten (10) days after written request by Mortgagee, (b) upon the issuance of a deed pursuant to the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to the Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare and file or record financing statements and continuation statements, and to prepare, execute and file or record applications for registration and like papers necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the Mortgaged Property, and (d) after the occurrence and during the continuance of any Event of Default, to perform any obligation of Mortgagor hereunder; provided, however, that (1) Mortgagee shall not under any circumstances be obligated to perform any obligation of Mortgagor; (2) any sums advanced by Mortgagee in such performance shall be added to and included in the Indebtedness and shall bear interest at the rate or rates at which interest is then computed on the Indebtedness; (3) Mortgagee as such attorney‑in‑fact shall only be accountable for such funds as are actually received by Mortgagee; and (4) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to take any action which it is empowered to take under this Section 9.3.
Section 9.4    Successors and Assigns. This Mortgage shall be binding upon and inure to the benefit of Mortgagee, the other Secured Parties and Mortgagor and their respective successors and assigns. Mortgagor shall not, without the prior written consent of Mortgagee, assign any rights, duties or obligations hereunder.
Section 9.5    No Waiver. Any failure by Mortgagee or the other Secured Parties to insist upon strict performance of any of the terms, provisions or conditions of the Loan Documents shall not be deemed to be a waiver of same, and Mortgagee and the other Secured Parties shall have the right at any time to insist upon strict performance of all of such terms, provisions and conditions.
Section 9.6    Term Loan Credit Agreement. If any conflict or inconsistency exists between this Mortgage and the Term Loan Credit Agreement, the Term Loan Credit Agreement shall control and govern to the extent of any such conflict or inconsistency.
Section 9.7    Release or Reconveyance. (1) Upon payment in full of the Indebtedness and performance in full of the Obligations, and subject to the terms of the Term Loan Credit Agreement, (2) upon the Mortgaged Property becoming subject to the release provisions set forth in the Term Loan Credit Agreement (including upon a sale or other disposition of the Mortgaged Property permitted by the Term Loan Credit Agreement), and/or (3) to the extent the Mortgaged Property is Excluded Collateral, then Mortgagee, at Mortgagor’s request and expense, shall release the liens and security interests created by this Mortgage or reconvey the Mortgaged Property to Mortgagor.
Section 9.8    Waiver of Stay, Moratorium and Similar Rights. Mortgagor agrees, to the full extent that it may lawfully do so, that it will not at any time insist upon or plead or in any way take advantage of any stay, marshalling of assets, extension, redemption or moratorium law now or hereafter in force and effect so as to prevent or hinder the enforcement of the provisions of this Mortgage or the Indebtedness or Obligations secured hereby, or any agreement between Mortgagor and Mortgagee or any rights or remedies of Mortgagee or any other Secured Party.
Section 9.9    Applicable Law. The provisions of this Mortgage regarding the creation, perfection and enforcement of the liens and security interests herein granted shall be governed by and construed under the laws of the state in which the Mortgaged Property is located. All other provisions of this Mortgage shall be governed by the laws of the State of New York (including, without limitation, Section 5‑1401 of the General Obligations Law of the State of New York) without regard for its conflicts of laws provisions.
Section 9.10    Headings. The Article, Section and Subsection titles hereof are inserted for convenience of reference only and shall in no way alter, modify or define, or be used in construing, the text of such Articles, Sections or Subsections.

Section 9.11    Severability. If any provision of this Mortgage shall be held by any court of competent jurisdiction to be unlawful, void or unenforceable for any reason, such provision shall be deemed severable from and shall in no way affect the enforceability and validity of the remaining provisions of this Mortgage.
Section 9.12    Entire Agreement. This Mortgage and the other Loan Documents embody the entire agreement and understanding between Mortgagor and Mortgagee relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.
Section 9.13    Mortgagee as Agent; Successor Agents.
(a)     Agent has been appointed to act as Agent hereunder by the other Secured Parties. Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of the Mortgaged Property) and shall have all rights, protections, privileges, benefits, indemnities and immunities accorded in accordance with the terms of the Term Loan Credit Agreement, any related agency agreement among Agent and the other Secured Parties (collectively, as amended, amended and restated, supplemented or otherwise modified or replaced from time to time, the “Agency Documents”) and this Mortgage. Mortgagor and all other Persons shall be entitled to rely on releases, waivers, consents, approvals, notifications and other acts of Agent, without inquiry into the existence of required consents or approvals of the Secured Parties therefor.
(b)     Mortgagee shall at all times be the same Person that is Agent under the Agency Documents. Written notice of resignation by Agent pursuant to the Agency Documents shall also constitute notice of resignation as Agent under this Mortgage. Removal of Agent pursuant to any provision of the Agency Documents shall also constitute removal as Agent under this Mortgage. Appointment of a successor Agent pursuant to the Agency Documents shall also constitute appointment of a successor Agent under this Mortgage. Upon the acceptance of any appointment as Agent by a successor Agent under the Agency Documents, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent as the Mortgagee under this Mortgage, and the retiring or removed Agent shall promptly (i) assign and transfer to such successor Agent all of its right, title and interest in and to this Mortgage and the Mortgaged Property, and (ii) execute and deliver to such successor Agent such assignments and amendments and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Agent of the liens and security interests created hereunder, whereupon such retiring or removed Agent shall be discharged from its duties and obligations under this Mortgage. After any retiring or removed Agent’s resignation or removal hereunder as Agent, the provisions of this Mortgage and the Agency Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Mortgage while it was Agent hereunder.
Section 9.14    Subrogation. If any or all of the proceeds of the Indebtedness are used to extinguish, extend or renew any indebtedness heretofore existing against the Mortgaged Property, then, to the extent of the funds so used, Mortgagee and the other Secured Parties shall be subrogated to all of the rights, claims, liens, titles, and interests existing against the Mortgaged Property heretofore held by, or in favor of, the holder of such indebtedness and such former rights, claims, liens, titles, and interests, if any, are not waived but rather are continued in full force and effect in favor of Mortgagee and the other Secured

Parties and are merged with the lien and security interest created herein as cumulative security for the repayment of the Indebtedness and the performance of the Obligations.
Section 9.15    Waiver of Jury Trial. MORTGAGOR AND MORTGAGEE EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS MORTGAGE ANY SUCH DISPUTE SHALL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

Section 9.16    Counterparts. This Mortgage is being executed in several counterparts, all of which are identical, except that to facilitate recordation, if the Mortgaged Property is situated offshore or in more than one county, descriptions of only those portions of the Mortgaged Property located in the county in which a particular counterpart is recorded shall be attached as Exhibit A thereto. Each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.
ARTICLE 10
LOCAL LAW PROVISIONS
[To Come]
ARTICLE 11
INTERCREDITOR AGREEMENTS
Notwithstanding anything contained herein to the contrary, the liens and security interests granted to Mortgagee for the benefit of the Secured Parties pursuant to this Mortgage and the exercise of any right or remedy by Mortgagee and/or Agent for the benefit of the Secured Parties hereunder are subject to the provisions of the Intercreditor Agreements. In the event of any conflict between the terms of the Intercreditor Agreements and this Mortgage in respect of the relative rights of the Agent and the Secured Parties, on the one hand, and the ABL Agent and the ABL Secured Parties or the 2016 Term Agent and 2016 Term Secured Parties, on the other hand, the terms of the Intercreditor Agreements shall govern and control.
ARTICLE 12
SECOND LIEN STATUS

This Mortgage and the liens created hereby and hereunder are hereby expressly subordinate to the ABL Mortgage and any liens created thereby or thereunder. Mortgagor shall preserve and protect the second priority lien and security interest status of this Mortgage and the other Loan Documents to the extent related to the Mortgaged Property. If any lien or security interest other than a Permitted Lien is asserted against the Mortgaged Property, Mortgagor shall, to the extent required under the Term Loan Credit Agreement, promptly, and at its expense, (a) give Mortgagee a detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action so as to cause it to be released.

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IN WITNESS WHEREOF, Mortgagor has on the date set forth in the acknowledgement hereto, effective as of the date first above written, caused this instrument to be duly EXECUTED AND DELIVERED by authority duly given.

REVLON CONSUMER PRODUCTS CORPORATION,
a Delaware corporation
WITNESSES:
By:
Print Name:	Name:
Title:

Print Name:	Address of Mortgagor:
One New York Plaza
New York, New York 10004
Attention: _______________________

STATE OF ___________    )
) ss.:
COUNTY OF __________    )
The foregoing instrument was acknowledged before me this _____ day of ___________, ____ by _____________________, as __________________ of REVLON CONSUMER PRODUCTS CORPORATION, a Delaware corporation, on behalf of the corporation. He/she is personally known to me or has produced ____________________ as identification.
______________________________
Printed Name:
Notary Public, State of ____________
Commission No. _______________________
My commission Expires: ________________
(Notarial Seal)

EXHIBIT A
LEGAL DESCRIPTION
Legal Description of premises located at [___________________________]:
[See Attached Page(s) For Legal Description]

Exhibit A-1